As filed with the Securities and Exchange Commission on January 26, 2018 .

Registration No. 333-220372

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hancock Jaffe Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	33-0936180
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

70 Doppler

Irvine, California 92618

(949) 261-2900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Benedict Broennimann, M.D.

Co-Chief Executive Officer

Hancock Jaffe Laboratories, Inc.

70 Doppler

Irvine, California 92618

(949) 261-2900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael A. Hedge K&L Gates LLP 1 Park Plaza Twelfth Floor Irvine, California 92614 (949) 253-0900	Peter DiChiara Carmel, Milazzo & DiChiara LLP 55 West 39th Street, 18th Floor New York, New York (212) 658-0458

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(6)
Common Stock, $0.00001 par value per share	1,265,000	(1)	$8.00	$10,120,000	$1,260
Underwriters’ Warrants(3)(4)	63,250		—	—	—
Shares of Common Stock underlying Underwriters’ Warrants	63,250		$10.00	$632,500	$79
Common Stock, $0.00001 par value per share(5)	2,137,742		$8.00	$17,101,936	$2,130
Total:	3,529,242		—	$27,854,436	$3,469

(1)	Includes 165,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act.
(3)	Registers warrants to be granted to the underwriters, or designees, for an amount equal to 5% of the number of the shares of common stock sold to the public, and assuming a per share exercise price equal to 125% of the price per share in this offering. See “Underwriting” on page 115 of the first appearing prospectus contained within this registration statement for information on underwriting arrangements.
(4)	No registration fee required pursuant to Rule 457(g) under the Securities Act.
(5)

Represents 1,171,641 shares of common stock that the Registrant expects could be issuable upon the conversion of certain convertible notes, 958,601 shares of common stock that the Registrant expects could be issuable upon exercise of certain warrants to purchase shares of common stock and 7,500 shares of common stock held by a selling stockholder, each of which are being registered for resale as described in this registration statement.

(6)	The Registrant previously paid $3,298 .

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two forms of prospectuses. The first appearing prospectus is for the initial public offering of our common stock, which we refer to as the Prospectus, consisting of an aggregate of (i) 1,265,000 shares of our common stock (including 165,000 shares of common stock, which may be sold upon exercise of the underwriters’ over-allotment option to cover over-allotments, if any) through the underwriters named on the cover page of this Prospectus, (ii) warrants to be granted to the underwriters, or designees, for an amount equal to 5% of the number of the shares of our common stock sold to the public, which we refer to as the Underwriters’ Warrants, and (iii) the shares of our common stock issuable upon exercise of the Underwriters’ Warrants.

The second appearing prospectus is to be used in connection with the resale by certain stockholders of our company, which we refer to as the Selling Stockholders, of an aggregate of 2,137,742 shares of our common stock, which we refer to as the Selling Stockholder Prospectus, consisting of (i) 571,229 shares of our common stock, which we refer to as the 2017 Note Shares, issuable upon conversion of our outstanding amended and restated convertible notes, which we refer to as the 2017 Notes, (ii) 600,412 shares of our common stock, which we refer to as the 2018 Note Shares and together with the 2017 Note Shares, the Note Shares, issuable upon conversion of our outstanding convertible notes, which we refer to as the 2018 Notes and together with the 2017 Notes, the Notes, (iii) 958,601 shares of our common stock, which we refer to as the Warrant Shares, issuable upon exercise of outstanding warrants, which we refer to as the Warrants, and (iv) 7,500 shares of our common stock held by COVA Capital Partners, LLC, in each case calculated using the midpoint of the price range listed on the cover page of this Prospectus.

The Prospectus and Selling Stockholder Prospectus are identical in all respects except for the alternate pages for the Selling Stockholder Prospectus included herein, which are labeled “Alternate Pages for Selling Stockholder Prospectus,” and are set forth below:

●	they contain different outside and inside front covers;

●	they contain different “Prospectus Summary” sections;

●	they contain different “Use of Proceeds” sections;

●	the “Capitalization” section does not appear in the Selling Stockholder Prospectus;

●	a “Selling Stockholder” section is included at the beginning of the Selling Stockholder Prospectus;

●	the Underwriting section set forth in the Prospectus does not appear in the Selling Stockholder Prospectus and instead, a “Plan of Distribution” section is inserted in its place in the Selling Stockholder Prospectus; and

●	the “Legal Matters” section in the Selling Stockholder Prospectus does not reference counsel for the underwriters.

We have included in this Registration Statement, after the financial statements, the Alternate Pages for the Selling Stockholder Prospectus, which reflect the foregoing differences of the Selling Stockholder Prospectus as compared to the Prospectus.

The sales of the shares of our common stock registered in the Prospectus and the Selling Stockholder Prospectus may result in two offerings taking place concurrently, which could affect the price and liquidity of, and demand for, shares of our common stock. This risk and other risks are included in “Risk Factors” beginning on page 10 of the Prospectus.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 26, 2018

PRELIMINARY PROSPECTUS

1,100,000 Shares of

Common Stock

This is the initial public offering of our common stock. Prior to this offering there has been no public market for our common stock. We are offering 1,100,000 shares of common stock. We currently expect the initial public offering price to be between $6.00 and $8.00 per share.

Our common stock has been approved for listing on the Nasdaq Capital Market, or Nasdaq, under the symbol “HJLI.”

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to take advantage of certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 10 of this prospectus.

		Per Share		Total
Public offering price	$		$
Underwriting discounts and commissions(1)	$		$
Proceeds to us, before expenses	$		$

(1)	See “Underwriting” beginning on page 115 of this prospectus for a description of the compensation payable to the underwriters.

We have granted to the underwriters an option to purchase up to 165,000 additional shares of common stock at the public offering price, less the underwriting discounts and commissions, for 45 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock is expected to be made on or about           , 201 8 .

Co-book Running Managers

WallachBeth Capital, LLC	WestPark Capital	Network 1 Financial Securities

ViewTrade Securities

The date of this prospectus is               , 2018

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus or any applicable free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus and any applicable free writing prospectus must inform themselves of, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

Through and including            , 2018 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We use our registered trademarks and trade names, such as VenoValve® and CoreoGraft™, in this prospectus. This prospectus also includes trademarks, trade names and service marks that are the property of other organizations, such as ProCol Vascular Bioprosthesis®. Solely for convenience, trademarks and trade names referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus, and does not contain all of the information that you should consider before investing in our common stock. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read this entire prospectus carefully, including the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto contained in this prospectus, before making an investment decision. Unless the context requires otherwise, references in this prospectus to “we,” “us,” “our,” “our company,” or similar terminology refer to Hancock Jaffe Laboratories, Inc.

Overview

We are a development stage medical device company developing biologic-based solutions that are designed to be life-enhancing for patients with cardiovascular disease, peripheral arterial and venous disease, and end stage renal disease, or ESRD. Each product candidate we are developing is designed to allow vascular and cardiothoracic surgeons to achieve effectiveness while improving current procedures and healthcare for a variety of patients. We are in the process of developing and obtaining U.S. Food and Drug Administration, or FDA, approval for the following three product candidates: the Bioprosthetic Heart Valve, which we refer to as BHV, the Bioprosthetic Coronary Artery Bypass Graft, which we refer to as CoreoGraft, and the Bioprosthetic Venous Valve, which we refer to as the VenoValve. We have previously manufactured, developed and obtained FDA pre-market approval for the ProCol Vascular Bioprosthesis, a product for hemodialysis vascular access in patients with ESRD, which we sold to LeMaitre Vascular, Inc., or LMAT, in March 2016.

Each of our product candidates will be required to successfully complete significant clinical trials to demonstrate the safety and efficacy of the product candidate before it will be able to be approved by the FDA. The completion of these clinical trials will require a significant amount of capital and the hiring of additional personnel.

Our Product Candidates

We are in the process of developing the following bioprosthetic implantable devices for cardiovascular disease:

●	The Bioprosthetic Heart Valve: the BHV is a bioprosthetic, porcine, or pig, heart valve designed to function like a native heart valve, and designed to provide a patient greater functional performance than currently available devices. Early pre-clinical testing has demonstrated improved function over existing surgically implanted devices and, due to these study results, we believe BHV may be suitable for the pediatric population, as it accommodates its performance concomitant with the growth of the patient. Most of the data and studies have been performed to support our submission to the FDA for either a first-in-human study or for an investigational device exemption, or IDE, which we plan to submit in 2018. If we receive approval for an IDE, we plan to proceed with a clinical trial through the FDA standard ISO 5840, which is the international standard for bioprosthetic heart valve testing.

●

The CoreoGraft: the CoreoGraft is an “off the shelf” bioprosthetic, bovine, or cow, derived coronary artery bypass graft with a 3 millimeter, or mm, diameter for use as a coronary vascular conduit in coronary artery bypass procedures. The CoreoGraft is designed to eliminate the need for harvesting the patient’s saphenous vein and/or radial artery and to facilitate a more complete revascularization of the injured heart muscle. The CoreoGraft is intended to allow for effective coronary bypass procedures for a significant number of patients who have no adequate vessels for grafting, especially patients undergoing redo procedures. We believe we will need to proceed with both animal and human studies in order to obtain FDA approval. If we complete these studies, we plan to proceed with a human trial in the United States to evaluate this graft in patients in need of cardiac revascularization without any autologous tissue. We would be conducting a one-year study to evaluate patient survival and the graft being open by coronary angiography. We intend to start these studies in the United States in 2018.

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●	The Venous Valve: the VenoValve is a bioprosthetic, porcine venous valve for patients with lower limb chronic venous insufficiency, or CVI, which occurs because of damage to the valves of the veins in the legs after patients develop blood clots in the deep venous system. An estimated 4.5 million people experience lower limb CVI in the United States and we believe the VenoValve, which is surgically implanted, will result in improvement in venous valve function in the legs of these patients. The VenoValve would replace dysfunctional valves in the deep venous system in individuals suffering from lower limb CVI. The VenoValve could allow for surgical insertion into the femoral vein or popliteal vein, thereby re-establishing competence and antegrade venous flow back to the heart and improvement in symptoms. Preclinical prototype testing, including in vivo animal studies by us, and in vitro hemodynamic studies, have demonstrated that the VenoValve mimics the function of a normal functioning venous valve. In preclinical studies, the VenoValve has passed the following areas: hemolysis, complement activation, platelet/leukocyte, thrombogenicity, cytotoxicity, and corrosion resistance. Moreover, the VenoValve has functioned normally in acute animal implant as shown by venograms, and has also functioned normally under various conditions in hydrodynamic testing. Ascending and descending venography of the VenoValve in sheep demonstrated competency of the valve as well as being open in appropriate flow patterns. Results of eight pre-clinical tests were submitted to the FDA in the third quarter of 2017 in order to commence first-in-human trials in the United States. If we commence a first-in-human trial, we will seek to obtain reimbursement approval for this product candidate. In the fourth quarter of 2017, we and the FDA discussed the pre-clinical tests submitted by us in the third quarter of 2017 and the FDA recommended we perform an additional 90-day animal study before commencing a first-in-human trial, which we are in the process of preparing to commence.

In addition, we previously manufactured, developed and obtained FDA pre-market approval, or PMA, for the ProCol Vascular Bioprosthesis, a Class III product for hemodialysis vascular access in patients with ESRD. It is a biological graft derived from a bovine mesenteric vein. The ProCol Vascular Bioprosthesis received a PMA for commercial sale in the United States for use as a vascular access bridge graft in patients who require graft placement or repair subsequent to at least one failed prosthetic graft implant.

In March 2016, LMAT, a provider of peripheral vascular devices and implants, acquired our ProCol Vascular Bioprosthesis for its dialysis access line of products for an upfront payment and a three-year royalty of up to $5 million. We continue to provide manufacturing transition services to LMAT from our facility in Irvine, California, and are obligated to do so under an agreement with LMAT until 2019. Our ongoing revenue stream is derived from the sub-contract manufacturing services and royalties earned on LMAT sales pursuant to our agreement with LMAT.

Our Industry and Market

Our three product candidates currently under development are designed to address three different cardiovascular diseases. The BHV is designed to address diseases relating to the aortic and mitral valves. The CoreGraft is designed to address coronary artery bypass graft surgery, or CABG, and the VenoValve is designed to address lower limb CVI.

Aortic and Mitral Valve Diseases

Bioprosthetic heart valves are used for diseases relating to the aortic and mitral valves. They have been shown to be effective, safe and durable. Heart valve replacement can be done with either a mechanical or bioprosthetic (tissue) prosthesis. Patients with mechanical heart valves are at increased risk for embolic stroke and thrombosis of the valve itself, and, therefore, require long-term anticoagulation. Even with anticoagulation, the risk of stroke or valve thrombosis is ~0.9% per year with mechanical mitral valves, ~0.5% per year for mechanical aortic valves, and ~1.2% per year in those with two mechanical valves.

We believe that pediatric patients requiring the smallest valve sizes, typically 19 to 21 mm in diameter, are not adequately treated by current market devices. The primary challenge for these patients is to provide adequate blood flow during growth and development. Typically, this requires more complex procedures or multiple interventions to provide a larger valve replacement. The patient outgrows the valve size several times between ages two and twenty, requiring several surgeries before adulthood, also referred to as patient prosthetic mismatch.

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Congenital heart defects are serious and common conditions that have significant impact on morbidity, mortality, and healthcare costs in children and adults. The most commonly reported incidence of congenital heart defects in the United States is between 4 and 10 per 1,000, clustering around 8 per 1,000 live births. We believe these patients would benefit from a bioprosthetic heart valve that is safer, more cost effective, and more likely to reduce reoperations.

Coronary Artery Bypass Graft Surgery

The current standard procedure for CABG employs the use of the patient’s saphenous vein internal mammary artery and/or radial artery as conduits to re-establish blood flow. While balloon angioplasty with or without stent placement is another option and has been effective for many patients, this procedure is not always appropriate for multiple vessel disease. CABG remains the most effective procedure to re-vascularize cardiac muscle subsequent to a heart attack. By the end of the last decade, more than 160,000 CABG procedures requiring almost one hundred thousand harvested autologous grafts were performed annually in the United States. In 2015, 150,000 CABG procedures were performed, which accounts for 375,000 bypass grafts.

We believe that the recent trend toward off pump coronary graft surgery (surgical intervention on a beating heart as opposed to surgery on a stopped heart with extra-corporal circulation, which decreases the surgery time by one hour) and minimally invasive CABG procedures has had considerable bearing on both perioperative and procedural safety and efficacy and has had a significant impact on the future of the procedure and attendant utility of prosthetic bypass grafts. Bypass graft harvest remains the most invasive and complication prone aspect of the minimally invasive bypass procedure. Present standard-of-care complications are described in recent published reports in major medical journals. The percentage of complications can be as high as 43%.

Saphenous vein graft obstruction is progressive, with failure as high as 50% at 10 years. Acute thrombosis, neointimal hyperplasia, and accelerated atherosclerosis are the three mechanisms that lead to venous graft failure. Also, a significant cost of CABG procedures is associated with graft harvest and the extended recovery and complications related to the harvest procedure.

Lower limb CVI

Lower limb CVI is a disease affecting 4.5 million people in the United States, which includes over 600,000 people having ulcers or wounds on their legs, which is generally considered the most severe type of CVI. People with CVI are plagued with marked disability, either from leg swelling, development of non-healing leg ulcers and often the inability to ambulate. Approximately 1 million people in the United States each year develop blood clots in their legs and many of these patients will go on to develop symptoms of CVI.

Once the venous valves are damaged from episodes of blood clots in the legs, the poor functioning of the valves prevents blood from returning to the heart from the legs and the cascade of symptoms of CVI begins. Presently, no medical or nonsurgical treatment is available other than compression “garments” or constant leg elevation. When the disease is isolated to the superficial veins, ablation or surgical excision of the affected saphenous vein is an option. For the deep system, valve transplants have been used but with very-poor results. Additionally, the creation of valves using fibrous tissue is only performed in few centers worldwide. Reestablishment of proper direction of venous flow to the heart is the only reasonable remedy to the problem of CVI. Currently, however, there is no known device or medicine available that would restore venous flow in the deep venous system.

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Our Strategy

Our business strategy is focused primarily on the research, development and manufacturing of our biomedical device product candidates for use in cardiovascular surgical procedures. We have targeted the relatively large device markets where our biologic technological advances and achievements could provide an opportunity to address patient needs that are not currently being satisfied.

Our Competitive Strengths

We believe we will offer the cardiovascular device market a compelling value proposition with the launch of our three product candidates, if approved, for the following reasons:

●	We have extensive experience of proprietary processing and manufacturing methodology specifically applicable to the design, processing, manufacturing and sterilization of our biologic tissue devices. We believe our patents pertaining to unique design advantages and processing methods of biologic valvular tissue as a “bioprosthetic” device provides intellectual advantage over potential competitors.

●	We operate a 14,507 square foot manufacturing facility in Irvine, California. Our facility is designed expressly for the manufacture of Class III medical devices and is equipped for research and development, prototype fabrication, current good manufacturing practices, or cGMP, and manufacturing and shipping for Class III medical devices, including biologic cardiovascular devices.

●	We have attracted senior executives who are experienced in research and development and who have the expertise to obtain FDA approval for product candidates like ours that are intended to satisfy patient needs. We also have the advantage of seasoned marketing and business development experience within senior management and members of our board of directors who will provide guidance as we move towards market launch.

Intellectual Property

We possess an extensive proprietary processing and manufacturing methodology specifically applicable to the design, processing, manufacturing and sterilization of biologic devices. This includes FDA compliant quality control and assurance programs, proprietary tissue processing technologies demonstrated to eliminate recipient immune responses, decades long and trusted relationship with abattoir suppliers, and a combination of tissue preservation and gamma irradiation that enhances device functions and guarantees sterility. Our patents pertaining to the unique design advantages and processing methods of valvular tissue as a bioprosthetic device provide further intellectual advantage over potential competitors. The critical design components and function relationships unique to the BHV are protected by U.S. Patent No. 7,815,677, issued on October 19, 2010 and expiring on July 9, 2027. Two patent applications have been filed for the VenoValve with the U.S. Patent and Trademark Office.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. These provisions include, but are not limited to:

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●	being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

●	an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

●	reduced disclosure about executive compensation arrangements in our periodic reports, registration statements and proxy statements; and

●	exemptions from the requirements to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are not choosing to “opt out” of this provision. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year following the fifth anniversary of the completion of this offering, (ii) the first fiscal year after our annual gross revenues exceed $1.07 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

Summary Risks Related to Our Business

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our common stock. These risks are discussed more fully in “Risk Factors” beginning on page 10 of this prospectus. These risks include, but are not limited to, the following:

●	We have incurred significant losses since our inception, expect to incur significant losses in the future and may never achieve or sustain profitability.

●	We currently depend entirely on the successful and timely regulatory approval and commercialization of our three product candidates, which may not receive regulatory approval or, if any of our product candidates do receive regulatory approval, we may not be able to successfully commercialize them.

●	If we are unable to successfully raise additional capital, our future clinical trials and product development could be limited and our long term viability may be threatened.

●	As a result of our current lack of financial liquidity, our independent registered accounting firm has expressed substantial doubt regarding our ability to continue as a going concern.

●	We will need to increase the size of our organization, and we may experience difficulties in managing this growth.

●	Our business and product candidates are subject to extensive governmental regulation and oversight, and our failure to comply with applicable regulatory requirements could harm our business.

●	The FDA regulatory approval, clearance and license process is complex, time-consuming and unpredictable.

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●	We are currently, and in the future our contract manufacturers may be, subject to various governmental regulations related to the manufacturing of our product candidates, and we may incur significant expenses to comply with, experience delays in our product commercialization as a result of, and be subject to material sanctions if we or our contract manufacturers violate these regulations.

●	If we are unable to adequately protect our proprietary technology or maintain issued patents that are sufficient to protect our product candidates, others could compete against us more directly, which could harm our business, financial condition and results of operations.

●	Our collaborations with outside scientists and consultants may be subject to restriction and change.

●	Our principal stockholders and management own a significant percentage of our capital stock and will be able to exert a controlling influence over our business affairs and matters submitted to stockholders for approval.

Corporate Information

We were incorporated in Delaware on December 22, 1999. Our principal executive offices are located at 70 Doppler, Irvine, California, 92618, and our telephone number is (949) 261-2900. Our corporate website address is www.hancockjaffe.com. The information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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THE OFFERING

Common stock offered by us	1,100,000 shares

Underwriters’ option to purchase additional shares of common stock from us	We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase an additional 165,000 shares of common stock.

Common stock to be outstanding after this offering	10,101,127 shares

Use of proceeds	We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, to fund our research and development activities and the regulatory review process for our product candidates, and the remainder for working capital and other general corporate purposes. See “Use of Proceeds” on page 48.

Risk Factors	See “Risk Factors” on page 10 for a discussion of certain of factors to consider carefully before deciding to purchase any shares of our common stock.

Nasdaq Capital Market symbol	HJLI

The number of shares of our common stock to be outstanding after this offering is based on 9,001,127 shares of common stock outstanding as of January 19 , 2018, and excludes:

●	1,125,202 shares of our common stock issuable upon the exercise of warrants outstanding as of January 19 , 2018, at a weighted average exercise price of $12.56 per share;

●	55,000 shares of our common stock that may be issued upon exercise of the Underwriters’ Warrants at an exercise price of $8.75, which represents 5% of the shares of common stock being offered hereby and 125% of an assumed public offering price of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus;

●	4,153 shares of our common stock issuable upon the conversion of certain unconverted 2017 Notes outstanding as of January 19 , 2018, which number of shares was determined by dividing the total of the aggregate principal and the estimated accrued interest amount s of the outstanding 2017 Notes by 70% of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus;

●	1,422,000 shares of our common stock issuable upon the exercise of outstanding stock options under our 2016 Omnibus Incentive Plan, or the 2016 plan, as of January 19 , 2018; and

●	1,078,000 shares of our common stock reserved for future issuance under the 2016 plan.

Unless otherwise indicated, all information contained in this prospectus assumes:

●	no exercise by the underwriters of their option to purchase additional shares of our common stock;

●	the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 1,699,961 shares of our common stock, which includes 82,025 shares of common stock in payment of accrued dividends as of January 19 , 2018, which will occur immediately prior to the closing of this offering;

●	the automatic conversion of the 2018 Notes outstanding as of January 19 , 2018 into 600,412 shares of our common stock, which number of shares was determined by dividing the total of the aggregate principal amount and the estimated accrued interest of the 2018 Notes by 70% of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus;

●	the conversion of certain 2017 Notes outstanding as of January 19 , 2018 into 567,075 shares of our common stock, which number of shares was determined by dividing the total of the aggregate principal and the estimated accrued interest amount s of those converting 2017 Notes by 70% of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus;

●	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws immediately prior to the closing of this offering; and

●	a one-for-two reverse stock split of our common stock effected on December 14, 2017.

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SUMMARY FINANCIAL DATA

The following tables set forth a summary of our historical financial data as of, and for the periods ended on, the dates indicated. The statements of operations data for the years ended December 31, 2016 and 2015 are derived from our audited financial statements included elsewhere in this prospectus. The statements of operations data for the nine month periods ended September 30, 2017 and 2016 and the balance sheet data as of September 30, 2017 are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements were prepared on the same basis as the audited financial statements. Our management believes that the unaudited financial statements reflect all adjustments necessary for the fair presentation of the financial condition and results of operations for such periods.

The following summary financial information should be read in connection with, and is qualified by reference to, our financial statements and related notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results are not necessarily indicative of results to be expected in any future period.

A one-for-two reverse stock split of our common stock was effected on December 14, 2017, or the reverse stock split. With the exception of the securities that are not affected by the reverse stock split, all share and per share information has been retroactively adjusted to give effect to the reverse stock split for all periods presented, unless otherwise indicated.

	For The Years Ended		For The Nine Months Ended
	December 31,		September 30,
	2016	2015	2017	2016
Statement of Operations Data:			(unaudited)
Revenues	785,912	—	246,988	481,053
Cost of goods sold	810,294	—	321,675	598,295
Gross Loss	(24,382)	—	(74,687)	(117,242)
Selling, general and administrative expenses	4,634,801	1,289,851	3,799,211	3,406,367
Research and development expenses	—	—	300,648	—
Loss from Operations	(4,659,183)	(1,289,851)	(4,174,546)	(3,523,609)

Other Expense (Income):	929,075	88,347	492,884	524,395

Loss from Continuing Operations	(5,588,258)	(1,378,198)	(4,667,430)	(4,048,004)
Discontinued Operations:
Loss from discontinued operations, net of tax	(298,286)	(225,815)	—	(298,286)
Gain on sale of discontinued operations, net of tax	2,499,054	—	—	2,499,054
Income (Loss) from Discontinued Operations, net of tax	2,200,768	(225,815)	—	2,200,768

Net Loss	(3,387,490)	(1,604,013)	(4,667,430)	(1,847,236)
Deemed dividend to preferred stockholders	(342,859)	(4,352)	(331,607)	(243,938)
Net Loss Attributable to Common Stockholders	(3,730,349)	(1,608,365)	(4,999,037)	(2,091,174)

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	As of September 30, 2017
	Actual	Pro Forma(1)		Pro Forma as Adjusted(2)(3)
	(unaudited)
Balance Sheet Data:
Cash	$311,483		$3,455,697		$9,899,755
Working capital deficit	$(4,976,567)	$	(1,168,185)	$	(7,612,243)
Total assets	$1,931,225		$5,075,439		$5,075,439
Total liabilities	$5,525,525		$2,674,987		$2,674,987
Accumulated deficit	$(32,395,780)	$	(33,940,246)	$	(33,940,246)
Total stockholders’ deficiency	$(8,160,708)	$	(2,400,452)		$8,844,510

(1)

Gives effect to the (i) issuance of $2,897,500 of 2018 Notes subsequent to September 30, 2017 for net proceeds of $2,603,750, and the subsequent automatic conversion of the aggregate principal amount and the interest accrued through February 12, 2018 on the 2018 Notes into 600,412 shares of our common stock, which number of shares was determined by dividing the total of the aggregate principal amount and the estimated accrued interest of the 2018 Notes by 70% of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus, (ii) conversion of $2,730,500 of aggregate principal amount and $48,218 of interest accrued through February 12, 2018 on certain converting 2017 Notes into 567,075 shares of our common stock, which number of shares was determined by dividing the total of the aggregate principal amount and the estimated accrued interest of the converting 2017 Notes by 70% of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus, (iii) automatic conversion of all outstanding shares of our preferred stock into an aggregate of 1,617,936 shares of our common stock, which will occur immediately prior to the closing of this offering, (iv) issuance of an estimated 82,025 shares of common stock in payment of accrued but unpaid dividends on shares of our preferred stock based on dividends accruing through January 19, 2018, (v) sale of 126,667 additional shares of our Series B preferred stock subsequent to September 30, 2017 for net proceeds of $660,502, (vi) issuance of a 2017 Note for the aggregate principal amount of $150,000 subsequent to September 30, 2017, (vii) repayment of the Leman Note, defined below in the amount of $270,038, and (viii) filing and effectiveness of our amended and restated certificate of incorporation, each of which will occur immediately prior to the closing of this offering.

(2)	Reflects, in addition to the pro forma adjustment set forth in footnote 1, the sale of 1,100,000 shares of our common stock in this offering at an assumed initial public offering price of $7.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)

A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) each of cash, total assets and total stockholders’ (deficit) equity by $1.0 million, assuming the number of shares offered by us as stated on the cover page of this prospectus remains unchanged and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a 100,000 share increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) each of cash and cash equivalents, total assets and total stockholders’ (deficit) equity by $630,000 , assuming the assumed initial public offering price of $7.00 per share, the mid-point of the price range set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, including our financial statements, the notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our common stock. The occurrence of any of the following risks could have a material and adverse effect on our business, reputation, financial condition, results of operations and future growth prospects, as well as our ability to accomplish our strategic objectives. As a result, the trading price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and stock price.

Risks Related to Our Business and Strategy

We have incurred significant losses since our inception, expect to incur significant losses in the future and may never achieve or sustain profitability.

We have historically incurred substantial net losses, including net losses of $4,667,430 for the nine months ended September 30, 2017, $3,387,490 for the year ended December 31, 2016 and $1,604,013 for the year ended December 31, 2015. As a result of our historical losses, we had an accumulated deficit of $32,395,780 as of September 30, 2017. Our losses have resulted primarily from costs related to our research programs and the development of our product candidates, as well as general and administrative expenses relating to our operations. Currently, we are not generating significant revenue from operations, and we expect to incur losses for the foreseeable future as we seek to obtain regulatory approval for our product candidates. Additionally, we expect that our general and administrative expenses will increase due to the additional operational and reporting costs associated with being a public company as well as the projected expansion of our operations. We do not expect to generate significant revenue until any of our product candidates are approved, if ever. We may never generate significant revenue or become profitable. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. Our failure to achieve and subsequently sustain profitability could harm our business, financial condition, results of operations and cash flows.

We currently depend entirely on the successful and timely regulatory approval and commercialization of our three product candidates, which may not receive regulatory approval or, if any of our product candidates do receive regulatory approval, we may not be able to successfully commercialize them.

We currently have three product candidates, the Bioprosthetic Heart Valve, the CoreoGraft, and the VenoValve, and our business presently depends entirely on our ability to obtain regulatory approval for and to successfully commercialize each of our product candidates in a timely manner. Our product candidates are based on technologies that have not been used previously in the manner we propose and must compete with more established treatments currently accepted as the standards of care. Market acceptance of our product candidates will largely depend on our ability to demonstrate their relative safety, efficacy, cost-effectiveness and ease of use. We may not be able to successfully develop and commercialize our product candidates. If we fail to do so, we will not be able to generate substantial revenues, if any.

We are subject to rigorous and extensive regulation by the FDA in the United States and by comparable agencies in other jurisdictions, including the European Medicines Agency, or EMA, in the European Union, or EU. Our product candidates are currently in development and we have not received FDA approval for our product candidates. Our product candidates may not be marketed in the United States until they have been approved by the FDA and may not be marketed in other jurisdictions until they have received approval from the appropriate foreign regulatory agencies. Each product candidate requires significant research, development, preclinical testing and extensive clinical investigation before submission of any regulatory application for marketing approval.

Obtaining regulatory approval requires substantial time, effort and financial resources, and we may not be able to obtain approval of any of our product candidates on a timely basis, or at all. The number, size, design and focus of preclinical and clinical trials that will be required for approval by the FDA, the EMA or any other foreign regulatory agency varies depending on the device, the disease or condition that the product candidates are designed to address and the regulations applicable to any particular products. Preclinical and clinical data can be interpreted in different ways, which could delay, limit or preclude regulatory approval. The FDA, the EMA and other foreign regulatory agencies can delay, limit or deny approval of a product for many reasons, including, but not limited to:

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●	a product candidate may not be shown to be safe or effective;

●	the clinical and other benefits of a product candidate may not outweigh its safety risks;

●	clinical trial results may be negative or inconclusive, or adverse medical events may occur during a clinical trial;

●	the results of clinical trials may not meet the level of statistical significance required by regulatory agencies for approval;

●	regulatory agencies may interpret data from pre-clinical and clinical trials in different ways than we do;

●	regulatory agencies may not approve the manufacturing process or determine that the manufacturing is not in accordance with cGMPs;

●	a product candidate may fail to comply with regulatory requirements;

●	regulatory agencies might change their approval policies or adopt new regulations.

If our product candidates are not approved at all or quickly enough to provide net revenues to defray our operating expenses, our business, financial condition, operating results and prospects could be harmed.

If we are unable to successfully raise additional capital, our future clinical trials and product development could be limited and our long-term viability may be threatened.

We have experienced negative operating cash flows since our inception and have funded our operations primarily from proceeds received from sales of our capital stock, the issuance of the convertible and non-convertible notes, and the sale of our ProCol Vascular Bioprosthesis, a product for hemodialysis vascular access in patients with ESRD, which we sold to LMAT in March 2016. We will seek to obtain additional funds in the future through equity or debt financings, or strategic alliances with third parties, either alone or in combination with equity financings. These financings could result in substantial dilution to the holders of our common stock, or require contractual or other restrictions on our operations or on alternatives that may be available to us. If we raise additional funds by issuing debt securities, these debt securities could impose significant restrictions on our operations. Any such required financing may not be available in amounts or on terms acceptable to us, and the failure to procure such required financing could have a material and adverse effect on our business, financial condition and results of operations, or threaten our ability to continue as a going concern.

Our present and future capital requirements will be significant and will depend on many factors, including:

●	the progress and results of our development efforts for our product candidates;

●	the costs, timing and outcome of regulatory review of our product candidates;

●	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;

●	the effect of competing technological and market developments;

●	market acceptance of our product candidates;

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●	our rate of progress in establishing coverage and reimbursement arrangements with domestic and international commercial third-party payors and government payors;

●	our ability to achieve revenue growth and improve gross margins;

●	the extent to which we acquire or in-license other products and technologies; and

●	legal, accounting, insurance and other professional and business-related costs.

We may not be able to acquire additional funds on acceptable terms, or at all. If we are unable to raise adequate funds, we may have to liquidate some or all of our assets or delay, reduce the scope of or eliminate some or all of our development programs.

If we do not have, or are not able to obtain, sufficient funds, we may be required to delay development or commercialization of our product candidates or license to third parties the rights to commercialize our product candidates or technologies that we would otherwise seek to commercialize ourselves. We also may have to reduce marketing, customer support or other resources devoted to our product candidates or cease operations. Any of these factors could harm our operating results.

As a result of our current lack of financial liquidity, our independent registered accounting firm has expressed substantial doubt regarding our ability to continue as a going concern.

As a result of our current lack of financial liquidity, the report of our independent registered accounting firm that accompanies our audited financial statements for the years ended December 31, 2016 and 2015, which are included as part of this prospectus, contains going concern qualifications, and our independent registered public accounting firm expressed substantial doubt regarding our ability to continue as a going concern, meaning that we may be unable to continue in operation for the foreseeable future or realize assets and discharge liabilities in the ordinary course of operations. Our lack of sufficient liquidity could make it more difficult for us to secure additional financing or enter into strategic relationships on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we may obtain and our public stock price generally.

In order to continue as a going concern, we will need to, among other things, achieve positive cash flow from operations and, if necessary, seek additional capital resources to satisfy our cash needs. Our plans to achieve positive cash flow include engaging in offerings of equity and debt securities and negotiating up-front and milestone payments on our product candidates and royalties from sales of our product candidates that secure regulatory approval and any milestone payments associated with such approved product candidates. Our failure to obtain additional capital would have an adverse effect on our financial position, results of operations, cash flows, and business prospects, and ultimately on our ability to continue as a going concern.

We are subject to certain covenants set forth in the Notes. U pon an event of default, including a breach of a covenant, we may not be able to make such accelerated payments under the Notes. In addition, upon an event of default, the principal amount of the 2018 Notes will increase by 20% and the Warrant Shares will increase from 50% to 75% coverage. Moreover, if we do not consummate our initial public offering prior to February 28, 2018, the Warrant Shares underlying the Warrants issued in connection with the 2018 Notes will increase from 50% to 75% coverage.

Under the Notes, so long as at least 33% of the principal amount of either 2017 Notes or 2018 Notes remains outstanding, we are subject to the following covenants, which we refer to as the covenants: we cannot amend our organizational documents in a manner that materially and adversely affects any rights of the holders, pay cash dividends or distributions upon any of our equity securities, enter into a transaction with an affiliate of our company, or enter into an agreement with respect to any of the foregoing. These covenants could limit the operation of our business.

In addition, under the Notes, an event of default occurs upon any of the following: (i) any default in the payment of the principal amount of any Note or of interest or other amounts owed to such holder when due and not cured within 15 trading days, (ii) our failure to perform a covenant or agreement, which failure is not cured in 15 trading days, (iii) a material representation or warranty made in the Notes or related transaction document is untrue in any material respect when made, that would cause a material adverse effect, (iv) we become subject to a bankruptcy event, or (v) the Note Shares become ineligible for listing on a trading market.

Upon an event of default under the Notes, the outstanding principal amount of the Notes plus any other amounts owed to such holder will become immediately due and payable. Under the 2018 Notes, within 15 trading days after an event of default, the aggregate principal amount of the 2018 Notes will increase by 20% and the Warrant Shares will increase from 50% to 75% coverage. If an event of default occurs and the holders accelerate the amounts due, we may not be able to make accelerated payments. Further, we may be unable to arrange for additional financing to make the accelerated payments. The occurrence of any one of these events could adversely impact our business, financial condition or results of operations.

In addition to an event of default under the Notes, under the securities purchase agreement pursuant to which we issued and sold the 2018 Notes and Warrants, if we do not consummate our initial public offering prior to February 28 , 2018, the coverage of each Warrant shall increase from 50% to 75%. If this were to occur, existing holders of our common stock will be further diluted.

All of the 2018 Notes and substantially all of the 2017 Notes will convert upon the completion of this offering.

We will need to increase the size of our organization, and we may experience difficulties in managing this growth.

As of January 19 , 2018, we had nine full-time employees and three independent contractors. We will need to continue to expand our managerial, operational, finance and other resources to manage our operations, commence clinical trials, obtain approval for and commercialize our product candidates, and continue our development activities. Our management and personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively execute our growth strategy requires that we:

●	manage any of our future clinical trials effectively;

●	identify, recruit, retain, incentivize and integrate additional employees;

●	manage our internal development efforts effectively while carrying out our contractual obligations to third parties; and

●	continue to improve our operational, financial and management controls, reporting systems and procedures.

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Due to our limited financial resources and our limited experience in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our development and strategic objectives, or disrupt our operations.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operations and access to capital. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. In addition, our internal financial and accounting team is leanly staffed, which can lead to inefficiencies with respect to segregation of duties. If we fail to properly and efficiently maintain an effective internal control over financial reporting, we could fail to report our financial results accurately.

We presently rely on our supply agreement with LMAT for substantially all of our revenue, and once the supply agreement is terminated, a material and adverse effect on our revenue and results of operations could result.

In March 2016, we entered into a post-acquisition supply agreement with LMAT, or the supply agreement, to be the contract manufacturer of the ProCol Vascular Bioprosthesis for Hemodialysis Vascular Access concomitant with ESRD. We have generated almost all of our total revenue since March 2016 pursuant to the supply agreement. The supply agreement will terminate upon the earlier of (i) March 18, 2019 and (ii)(A) upon seven days written notice of LMAT to our company for any reason, or (B) upon thirty-five days written notice of our company to LMAT if LMAT is in material breach of any of its representations, warranties or covenants under the supply agreement, and the breach cannot be cured or is not cured by LMAT within thirty calendar days of receipt of such notice of breach. When the supply agreement is terminated, or if either party becomes unable to perform their respective obligations under the supply agreement, we will no longer be able to generate revenue until one of our product candidates is approved, if ever. As a result, once the supply agreement is terminated, a material and adverse effect on our revenue and results of operations could result.

We may never be able to generate sufficient revenue from the commercialization of our product candidates to achieve and maintain profitability.

Our ability to operate profitably in the future will depend upon, among other items, our ability to (i) fully develop our product candidates, (ii) scale up our business and operational structure, (iii) obtain regulatory approval of our product candidates from the FDA, (iv) market and sell our product candidates, (v) successfully gain market acceptance of our product candidates, and (vi) obtain sufficient and on-time supply of components from our third-party suppliers. If we fail to successfully commercialize any of our product candidates, we may never receive a return on our investments in product development, sales and marketing, regulatory compliance, manufacturing and quality assurance, which may cause us to fail to generate revenue and gain economies of scale from such investments.

In addition, potential customers may decide not to purchase our product candidates and, even if we succeed in increasing adoption of our product candidates by physicians, hospitals and other healthcare providers, creating and maintaining relationships with customers and developing and commercializing new features or indications for our products, we may not be able to generate sufficient revenue to achieve or maintain profitability.

We utilize a third-party, single-source supplier for some components and materials used in the ProCol Vascular Bioprosthesis and the loss of this supplier could have an adverse impact on our business.

We rely on a third-party, single source supplier to supply the cow tissue used in the ProCol Vascular Bioprosthesis to fulfill our sub-manufacturing requirement, pursuant to that certain Services and Material Supply Agreement, dated as of March 4, 2016, or the supply agreement, by and between us and ATSCO, Inc., or ATSCO. We intend to use ATSCO to supply pig and cow tissue for our three product candidates. Our ability to supply the ProCol Vascular Bioprosthesis to LMAT and our future product candidates, if approved, commercially depends, in part, on our ability to obtain this pig and cow tissue in accordance with our specifications and with regulatory requirements and in sufficient quantities to meet demand. Our ability to obtain pig and cow tissue may be affected by matters outside our control, including that ATSCO may cancel our arrangements on short notice, we may be relatively less important as a customer to ATSCO and ATSCO may have disruptions to its operations.

Pursuant to the supply agreement, ATSCO exclusively provides us with bovine veins, a key component for the manufacturing of ProCol Vascular Bioprosthesis. ATSCO trains its staff to collect materials from audited abattoirs under our specifications and procedures. In exchange, we agreed to purchase at least 700 units every month. The supply agreement terminates on March 3, 2019, but may be extended upon mutual agreement between us and ATSCO. The supply agreement may be terminated by either party with reasonable cause upon 90 days written notice if (i) we fail to pay without cure in limited situations, (ii) ATSCO willfully fails to follow procedures set forth therein, (iii) upon our mutual agreement with ATSCO without penalty, and (iv) if we cease manufacturing the ProCol Vascular Bioprosthesis for LMAT.

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If we are required to establish additional or replacement suppliers for the pig and cow tissue, it may not be accomplished quickly and our operations could be disrupted. Even if we are able to find replacement suppliers, the replacement suppliers would need to be qualified and may require additional regulatory authority approval, which could result in further delay. In the event of a supply disruption, our product inventories may be insufficient to supply our customers. If ATSCO fails to deliver the required commercial quantities of pig tissue on a timely basis and at commercially reasonable prices, and we are unable to find one or more replacement suppliers capable of production at a substantially equivalent cost in substantially equivalent volumes and quality on a timely basis, the continued commercialization of the ProCol Vascular Bioprosthesis and any of our product candidates, if approved, the supply of ProCol Vascular Bioprosthesis to customers and the development of any future product candidates would be delayed, limited or prevented, which could have an adverse impact on our business.

We depend upon third-party suppliers for certain components of our product candidates, making us vulnerable to supply problems and price fluctuations, which could harm our business.

We rely on a number of third-party suppliers to provide certain components of our product candidates. We do not have long-term supply agreements with most of our suppliers, and, in many cases, we purchase finished goods on a purchase order basis. Our suppliers may encounter problems during manufacturing for a variety of reasons, including unanticipated demand from larger customers, failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction, quality or yield problems and environmental factors, any of which could delay or impede their ability to meet our demand. Our reliance on these third-party suppliers also subjects us to other risks that could harm our business, including:

●	interruption of supply resulting from modifications to, or discontinuation of, a supplier’s operations;

●	delays in product shipments resulting from defects, reliability issues or changes in components from suppliers;

●	price fluctuations due to a lack of long-term supply arrangements for key components with our suppliers;

●	errors in manufacturing components, which could negatively impact the effectiveness or safety of our product candidates or cause delays in shipment of our product candidates;

●	discontinued production of components, which could significantly delay our production and sales and impair operating margins;

●	inability to obtain adequate supplies in a timely manner or on commercially reasonable terms;

●	difficulty locating and qualifying alternative suppliers, especially with respect to our sole-source supplies;

●	delays in production and sales caused by switching components, which may require product redesign and/or new regulatory submissions;

●	delays due to evaluation and testing of devices from alternative suppliers and corresponding regulatory qualifications;

●	non-timely delivery of components due to our suppliers manufacturing products for a range of customers;

●	the failure of our suppliers to comply with strictly enforced regulatory requirements, which could result in disruption of supply or increased expenses; and

●	inability of suppliers to fulfill orders and meet requirements due to financial hardships.

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In addition, there are a limited number of suppliers and third-party manufacturers that operate under the FDA’s Quality System Regulation, or QSR, requirements, maintain certifications from the International Organization for Standardization that are recognized as harmonized standards in the European Economic Area, or EEA, and that have the necessary expertise and capacity to manufacture components for our product candidates. As a result, it may be difficult for us to locate manufacturers for our anticipated future needs, and our anticipated growth may strain the ability of our current suppliers to deliver products, materials and components to us. If we are unable to arrange for third-party manufacturing of components for our product candidates, or to do so on commercially reasonable terms, we may not be able to complete development of, market and sell our current or new product candidates. Further, any supply interruption from our suppliers or failure to obtain additional suppliers for any of the components used in our product candidates would limit our ability to manufacture our product candidates. Failure to meet these commitments could result in legal action by our customers, loss of customers or harm to our ability to attract new customers, any of which could have a material and adverse effect on our business, financial condition, results of operations and growth.

We must demonstrate to surgeons and hospitals the merits of our product candidates to facilitate adoption of our product candidates.

Surgeons continue to play a significant role in determining the devices used in the operating room and in assisting in obtaining approval by the relevant value analysis committee, or VAC. Educating surgeons on the benefits of our product candidates will require a significant commitment by our marketing team and sales organization. Surgeons and hospitals may be slow to change their practices because of familiarity with existing devices and/or treatments, perceived risks arising from the use of new devices, lack of experience using new devices, lack of clinical data supporting the benefits of such devices or the cost of new devices. There may never be widespread adoption of our product candidates by surgeons and hospitals. If we are unable to educate surgeons and hospitals about the advantages of our product candidates incorporating our technology, as compared to surgical methods which do not incorporate such technology, we may face challenges in obtaining approval by the relevant VAC, and we will not achieve significantly greater market acceptance of our product candidates, gain momentum in our sales activities, significantly grow our market share or grow our revenue and our business and financial condition will be adversely affected.

We operate in a very competitive business environment and if we are unable to compete successfully against our existing or potential competitors, our sales and operating results may be negatively affected.

The medical device industry is intensely competitive and subject to rapid and significant technological change, as well as the introduction of new products or other market activities of industry participants. Our ability to compete successfully will depend on our ability to develop future product candidates that reach the market in a timely manner, are well adopted by customers and receive adequate coverage and reimbursement from third-party payors.

We have numerous competitors, many of whom have substantially greater name recognition, commercial infrastructure and financial, technical and personnel resources than us. Our competitors develop and patent competing products or processes earlier than we can or obtain regulatory clearance or approvals for competing products more rapidly than we can, which could impair our ability to develop and commercialize similar products or processes. Additionally, our competitors may, in the future, develop medical devices that render our product candidates obsolete or uneconomical.

Many of our current and potential competitors are publicly traded, or are divisions of publicly-traded, major medical device or technology companies that enjoy several competitive advantages. We face a challenge overcoming the long-standing preferences of some specialists for using the products of our larger, more established competitors. Specialists who have completed many successful procedures using the products made by these competitors may be reluctant to try new products from a source with which they are less familiar. If these specialists do not try and subsequently adopt our product candidates, we may be unable to generate sufficient revenue or growth. In addition, many of our competitors enjoy other advantages such as:

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●	greater financial resources for marketing and aggressive discounting;

●	large and established sales, marketing and distribution networks with greater reach in both domestic and international markets;

●	significantly greater brand recognition;

●	established business and financial relationships with specialists, referring physicians, hospitals and medical schools;

●	greater existing market share in our markets;

●	greater resources devoted to research and development of competing products and greater capacity to allocate additional resources;

●	greater experience in obtaining and maintaining regulatory clearances and approvals for new products and product enhancements;

●	products supported by long-term clinical data;

●	more expansive patent portfolios and other intellectual property rights; and

●	broader product portfolios affording them greater ability to cross-sell their products or to incentivize hospitals or surgeons to use their products.

As a result of this increased competition, we believe there will be increased pricing pressure in the future. The entry of multiple new products and competitors may lead some of our competitors to employ pricing strategies that could adversely affect the pricing of our product candidates and pricing in our markets generally. Additionally, because we expect that potential hospital and other healthcare provider customers will bill various third-party payors to cover all or a portion of the costs and fees associated with the procedures in which our product candidates will be used, including the cost of the purchase of our product candidates, changes in the amount such payors are willing to reimburse our customers for procedures using our product candidates could create pricing pressure for us. If competitive forces drive down the prices we are able to charge for our product candidates, our profit margins will shrink, which will adversely affect our ability to invest in and grow our business.

Our competitors may not seek to obtain agreements, exclusive or otherwise, with the same partners or licensees that we intend to approach in order to develop and market our product candidates. In addition, our competitors may be able to meet these requirements and develop products that are comparable or superior to our product candidates or that would render our product candidates obsolete or non-competitive.

Our long-term growth depends on our ability to develop and commercialize additional product candidates.

The medical device industry is highly competitive and subject to rapid change and technological advancements. Therefore, it is important to our business that we continue to enhance our product candidate offerings and introduce new product candidates. Developing new product candidates is expensive and time-consuming. Even if we are successful in developing additional product candidates, the success of any new product candidates or enhancements to existing product candidates will depend on several factors, including our ability to:

●	properly identify and anticipate surgeon and patient needs;

●	develop and introduce new product candidates or enhancements in a timely manner;

●	develop an effective and dedicated sales and marketing team;

●	avoid infringing upon the intellectual property rights of third-parties;

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●	demonstrate, if required, the safety and efficacy of new product candidates with data from preclinical studies and clinical trials;

●	obtain the necessary regulatory clearances or approvals for new product candidates or enhancements;

●	be fully FDA-compliant with marketing of new product candidates or modified product candidates;

●	provide adequate training to potential users of our product candidates; and

●	receive adequate coverage and reimbursement for procedures performed with our product candidates.

If we are unsuccessful in developing and commercializing additional devices in other areas, our ability to increase our revenue may be impaired.

New technologies, techniques or products could emerge that might offer better combinations of price and performance than the products and services that we plan to offer. Existing markets for surgical devices are characterized by rapid technological change and innovation. It is critical to our success that we anticipate changes in technology and customer requirements and physician, hospital and healthcare provider practices. It is also important that we successfully introduce new, enhanced and competitive product candidates to meet our prospective customers’ needs on a timely and cost-effective basis. At the same time, however, we must carefully manage our introduction of new product candidates. If potential customers believe that such product candidates will offer enhanced features or be sold for a more attractive price, they may delay purchases until such product candidates are available. We may also continue to offer older obsolete products as we transition to new product candidates, and we may not have sufficient experience managing transitions. If we do not successfully innovate and introduce new technology into our anticipated product lines or successfully manage the transitions of our technology to new product offerings, our revenue, results of operations and business could be adversely impacted.

Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, industry standards, distribution reach or customer requirements. We anticipate that we will face strong competition in the future as current or future competitors develop new or improved product candidates and as new companies enter the market with novel technologies.

If we are unable to convince hospital facilities to approve the use of our product candidates, we may be unable to generate a substantial volume of sales of our products.

In the United States, in order for surgeons to use our product candidates, the hospital facilities where these surgeons treat patients will typically require us to receive approval from the facility’s VAC. VACs typically review the comparative effectiveness and cost of medical devices used in the facility. The makeup and evaluation processes for VACs vary considerably, and it can be a lengthy, costly and time-consuming effort to obtain approval by the relevant VAC. For example, even if we have an agreement with a hospital system for purchase of our products, in most cases, we must obtain VAC approval by each hospital within the system to sell at that particular hospital. Additionally, hospitals typically require separate VAC approval for each specialty in which our product is used, which may result in multiple VAC approval processes within the same hospital even if such product has already been approved for use by a different specialty group. We often need VAC approval for each different product to be used by the surgeons in that specialty. In addition, hospital facilities and group purchasing organizations, or GPOs, which manage purchasing for multiple facilities, may also require us to enter into a purchasing agreement and satisfy numerous elements of their administrative procurement process, which can also be a lengthy, costly and time-consuming effort. If we do not receive access to hospital facilities in a timely manner, or at all, via these VAC and purchasing contract processes, or otherwise, or if we are unable to secure contracts on commercially reasonable terms in a timely manner, or at all, our operating costs will increase, our sales may decrease and our operating results may be harmed. Furthermore, we may expend significant effort in these costly and time-consuming processes and still may not obtain VAC approval or a purchase contract from such hospitals or GPOs.

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Our manufacturing resources are limited and if we are unable to produce an adequate supply of our product candidates for use in our current and planned clinical trials or for commercialization, our regulatory, development and commercialization efforts may be delayed.

Our manufacturing resources for our product candidates are limited. We currently manufacture our product candidates for our research and development purposes at our manufacturing facility in Irvine, California. If our existing manufacturing facility experiences a disruption, we would have no other means of manufacturing our product candidates until we are able to restore the manufacturing capability at our current facility or develop alternative manufacturing facilities. Additionally, any damage to or destruction of our facilities or our equipment, prolonged power outage or contamination at our facilities would significantly impair our ability to produce our product candidates and prepare our product candidates for clinical trials.

Additionally, in order to produce our product candidates in the quantities that will be required for commercialization, we will have to increase or “scale up” our production process over the current level of production. We may encounter difficulties in scaling up our production, including issues involving yields, controlling and anticipating costs, quality control and assurance, supply and shortages of qualified personnel. If our scaled-up production process is not efficient or results in a product that does not meet quality or other standards, we may be unable to meet market demand and our revenues, business and financial prospects would be adversely affected. Further, third parties with whom we may develop relationships may not have the ability to produce the quantities of the materials we may require for clinical trials or commercial sales or may be unable to do so at prices that allow us to price our products competitively.

If our facilities are damaged or become inoperable, we will be unable to continue to research, develop and manufacture our product candidates and, as a result, there will be an adverse impact on our business until we are able to secure a new facility.

Our facility and equipment would be costly to replace and could require substantial lead time to repair or replace. The facility may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire, vandalism and power outages, which may render it difficult to operate our business for some period of time. While we have taken precautions to safeguard our facilities, any inability to operate our business during such periods could lead to the loss of customers or harm to our reputation. We also possess insurance for damage to our property and the disruption of our business, but this insurance may not be sufficient to cover all of our potential losses and this insurance may not continue to be available to us on acceptable terms, or at all.

Our future international operations could subject us to regulatory and legal risks and certain operating risks, which could adversely impact our business, results of operations and financial condition.

The sale and shipment of our product candidates, if approved, across international borders and the purchase of components from international sources subject us to U.S. and foreign governmental trade, import and export and customs regulations and laws. Compliance with these regulations and laws is costly and could expose us to penalties for non-compliance. We expect that our international activities will be dynamic over the foreseeable future as we continue to pursue to identify opportunities in international markets. Our future international business operations are subject to a variety of risks, including:

●	fluctuations in foreign currency exchange rates;

●	difficulties in staffing and managing foreign and geographically dispersed operations;

●	third-party reimbursement policies that may require some of the patients who undergo procedures using our products or who use our services to directly absorb costs or that may necessitate the reduction of the selling prices of our products;

●	an inability, or reduced ability, to protect our intellectual property, including any effect of compulsory licensing imposed by government action;

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●	economic, political or social instability in certain countries and regions;

●	the imposition of additional U.S. and foreign governmental controls or regulations;

●	changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

●	the imposition of costly and lengthy new export licensing requirements;

●	the imposition of restrictions on the activities of foreign agents, representatives and distributors;

●	the occurrence of an FDA inspection that results in adverse findings at our facilities, or the facilities of our vendors or suppliers, and any resulting import detention that prevents products made in such facilities from entering the United States;

●	scrutiny of foreign tax authorities which could result in significant fines, penalties and additional taxes being imposed on us;

●	availability of government subsidies or other incentives that benefit competitors in their local markets that are not available to us;

●	imposition of differing labor laws and standards;

●	the ability of a foreign government to exclude us from, or limit our ability to compete in, the markets under its jurisdiction through collective tender processes or otherwise;

●	longer payment cycles for products sold to customers outside the United States;

●	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems; and

●	the imposition of U.S. or international sanctions against a country, company, person or entity with whom we do business that would restrict or prohibit continued business with the sanctioned country, company, person or entity.

We expect each international market we enter will pose particular regulatory and other hurdles to overcome and future developments in these markets, including the uncertainty relating to governmental policies and regulations, could harm our business. If we expend significant time and resources on expansion plans that fail or are delayed, our reputation, business and financial condition may be harmed.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

We expect to expand our business operations to meet anticipated growth in demand for our product candidates. This future growth could strain our organizational, administrative and operational infrastructure, including manufacturing operations, quality control, technical support and customer service, sales force management and general and financial administration. Our ability to effectively manage our growth properly will require us to continue to improve our operational, financial and management controls, as well as our reporting systems and procedures.

As our commercial operations and sales volume grow, we will need to continue to increase our workflow capacity for manufacturing, customer service, billing and general process improvements and expand our internal quality assurance program, among other things. We will also need to purchase additional equipment, some of which can take several months or more to procure, set up and validate, and increase our manufacturing, maintenance, software and computing capacity to meet increased demand. These increases in scale, expansion of personnel, purchase of equipment or process enhancements may not be successfully implemented.

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We must also successfully increase production output to meet expected customer demand. In the future, we may experience difficulties with production yields, quality control, component supply and shortages of qualified personnel, among other problems. These problems could result in delays in product availability and increases in expenses. Any such delay or increased expense could adversely affect our ability to generate revenues.

We currently have no sales and marketing infrastructure and if we are unable to successfully secure a sales and marketing partner or establish a sales and marketing infrastructure, we may be unable to commercialize our product candidates, if approved, and may never generate sufficient revenue to achieve or sustain profitability.

In order to commercialize products that are approved by regulatory agencies, we must either collaborate with third parties that have such commercial infrastructure, engage third party distributors, or develop our own sales and marketing infrastructure. At present, we have no sales or marketing personnel. We may not be able to enter into collaborations on acceptable terms or at all, which would leave us unable to progress our business plan. We will face significant competition in seeking appropriate collaborators. Our ability to reach a definitive agreement for collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. If we are unable to maintain or reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, we may have to curtail the development of our product candidates, reduce or delay development programs, delay potential commercialization of our product candidates or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense.

Moreover, even if we are able to maintain and/or enter into such collaborations, such collaborations may pose a number of risks, including the following:

●	collaborators may not perform their obligations as expected;

●	disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or termination of the research, development or commercialization of our product candidates, might lead to additional responsibilities for us with respect to such devices, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

●	collaborators could independently develop or be associated with products that compete directly or indirectly with our product candidates;

●	collaborators could have significant discretion in determining the efforts and resources that they will apply to our arrangements with them, and thus we may have limited or no control over the sales, marketing and distribution activities;

●	should any of our product candidates achieve regulatory approval, a collaborator with marketing and distribution rights to our product candidates may not commit sufficient resources to the marketing and distribution of such product candidates;

●	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

●	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability; and

●	collaborations may be terminated for the convenience of the collaborator and, if terminated, we could be required to either find alternative collaborators (which we may be unable to do) or raise additional capital to pursue further development or commercialization of our product candidates on our own.

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Our business would be materially or perhaps significantly harmed if any of the foregoing or similar risks comes to pass with respect to our key collaborations.

If we elect to establish a sales and marketing infrastructure, we may not realize a positive return on this investment. We will have to compete with established and well-funded medical device companies to recruit, hire, train and retain sales and marketing personnel. Once hired, the training process is lengthy because it requires significant education of new sales representatives to achieve the level of clinical competency with our products expected by specialists. Upon completion of the training, our sales representatives typically require lead time in the field to grow their network of accounts and achieve the productivity levels we expect them to reach in any individual territory. If we are unable to attract, motivate, develop and retain a sufficient number of qualified sales personnel, or if our sales representatives do not achieve the productivity levels in the time period we expect them to reach, our revenue will not grow at the rate we expect and our business, results of operations and financial condition will suffer. Also, to the extent we hire sales personnel from our competitors, we may be required to wait until applicable non-competition provisions have expired before deploying such personnel in restricted territories or incur costs to relocate personnel outside of such territories. In addition, we have been in the past, and may be in the future, subject to allegations that these new hires have been improperly solicited, or that they have divulged to us proprietary or other confidential information of their former employers. Any of these risks may adversely affect our ability to increase sales of our product candidates. If we are unable to expand our sales and marketing capabilities, we may not be able to effectively commercialize our product candidates, which would adversely affect our business, results of operations and financial condition.

Product liability lawsuits against us could cause us to incur substantial liabilities, limit sales of our existing product candidates and limit commercialization of any products that we may develop.

Our business exposes us to the risk of product liability claims that are inherent in the manufacturing, distribution, and sale of medical devices. This risk exists even if a device is cleared or approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA or an applicable foreign regulatory authority. Manufacturing and marketing of our commercial devices and clinical testing of our product candidates under development, may expose us to product liability and other tort claims. Furthermore, surgeons may misuse our product candidates or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our product candidates are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. Regardless of the merit or eventual outcome, product liability claims may result in:

●	significant litigation costs;

●	distraction of management’s attention from our primary business operations;

●	decreased demand for our product candidates and any product candidates that we may develop;

●	damage to our reputation;

●	withdrawal of clinical trial participants;

●	substantial monetary awards to trial participants, patients or other claimants;

●	loss of revenue; and

●	the inability to commercialize any product candidates that we may develop.

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Although we intend to maintain liability insurance, the coverage limits of our insurance policies may not be adequate, and one or more successful claims brought against us may have a material adverse effect on our business and results of operations. If we are unable to obtain insurance in the future at an acceptable cost or on acceptable terms with adequate coverage, we will be exposed to significant liabilities.

We bear the risk of warranty claims on our product candidates.

We provide limited product warranties against manufacturing defects of the ProCol Vascular Bioprosthesis, including component parts manufactured by third parties. Our product warranty requires us to repair defects arising from product design and production processes, and if necessary, replace defective components. Thus far, we have not accrued a significant liability contingency for potential warranty claims.

If we experience warranty claims in excess of our expectations, or if our repair and replacement costs associated with warranty claims increase significantly, we will incur liabilities for potential warranty claims that may be greater than we expect. An increase in the frequency of warranty claims or amount of warranty costs may harm our reputation and could have a material adverse effect on our business, results of operations and financial condition.

The loss of our executive officers or our inability to attract and retain qualified personnel may adversely affect our business, financial conditions and results of operations.

Our business and operations depend to a significant degree on the skills, efforts and continued services of our executive officers who have critical industry experience and relationships. Although we have entered into employment agreements with our executive officers, they may terminate their employment with us at any time. Accordingly, these executive officers may not remain associated with us. The efforts of these persons will be critical to us as we continue to develop our product candidates and business. We do not carry key person life insurance on any of our management, which would leave our company uncompensated for the loss of any of our executive officers.

Further, competition for highly-skilled and qualified personnel is intense. As such, our future viability and ability to achieve sales and profit will also depend on our ability to attract, train, retain and motivate highly qualified personnel in the diverse areas required for continuing our operations. If we were to lose the services one or more of our current executive officers or if we are unable to attract, hire and retain qualified personnel, we may experience difficulties in competing effectively, developing and commercializing our products and implementing our business strategies, which could have a material adverse effect on our business, operations and financial condition.

Our employees, consultants, independent sales agencies, distributors and other commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.

We are exposed to the risk that our employees, consultants, collaborators, distributors and other commercial partners may engage in fraudulent or illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other unauthorized activities that violate the regulations of the FDA and non-U.S. regulators, including those laws requiring the reporting of true, complete and accurate information to such regulators, manufacturing standards, healthcare fraud and abuse laws and regulations in the United States and abroad or laws that require the true, complete and accurate reporting of financial information or data. In particular, sales, marketing and business arrangements in the healthcare industry, including the sale of medical devices, are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. It is not always possible to identify and deter misconduct by our employees, sales agencies, distributors and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could result in the imposition of significant fines or other sanctions, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment of operations, any of which could adversely affect our ability to operate our business and our results of operations. Whether or not we are successful in defending against such actions or investigations, we could incur substantial costs, including legal fees, and divert the attention of management in defending ourselves against any of these claims or investigations.

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We may not be able to successfully complete any future acquisitions and any acquisitions, joint ventures or other investments may result in dilution of our stockholders’ ownership, increase our debt or cause us to incur significant expense.

We may seek to grow our business through the acquisition of additional products, technologies, services or businesses that we believe have significant commercial potential. Growth through acquisitions will depend upon the continued availability of suitable acquisition candidates at favorable prices and on commercially acceptable terms and conditions. Even if these opportunities are present, we may be unable to successfully identify suitable acquisition candidates. In addition, we may not be able to successfully integrate any acquired companies or achieve the commercial potential or synergies projected for any acquisition. Future acquisitions may also divert management’s attention from other business activities. Further, any such acquisitions may result in the incurrence of debt, contingent liabilities or future write-offs of intangible assets or goodwill, any of which could have a negative impact on our cash flows, financial condition and results of operations.

Additionally, we may pursue strategic alliances and joint ventures that leverage our technology and industry experience. We may be unable to find suitable partners or, in the event we identify such a partner, we may be unable to realize the anticipated benefits of any such alliance or joint venture. To finance any such acquisitions, alliances or joint ventures, we may choose to issue shares of capital stock as consideration, which could dilute the ownership of our stockholders. If the price of our common stock is low or volatile, however, we may not be able to acquire other companies or fund a joint venture project using our stock as consideration.

If we experience significant disruptions in our information technology systems, our business may be adversely affected.

We depend on our information technology systems for the efficient functioning of our business, including accounting, data storage, compliance, purchasing and inventory management. We do not have redundant systems at this time. While we will attempt to mitigate interruptions, we may experience difficulties in implementing some upgrades, which would impact our business operations, or experience difficulties in operating our business during the upgrade, either of which could disrupt our operations, including our ability to timely ship and track product orders, project inventory requirements, manage our supply chain and otherwise adequately service our customers. In the event we experience significant disruptions as a result of the current implementation of our information technology systems, we may not be able to repair our systems in an efficient and timely manner. Accordingly, such events may disrupt or reduce the efficiency of our entire operation and have a material adverse effect on our results of operations and cash flows.

We are increasingly dependent on sophisticated information technology for our infrastructure. Our information systems require an ongoing commitment of significant resources to maintain, protect and enhance existing systems. Failure to maintain or protect our information systems and data integrity effectively could have a material and adverse effect on our business. For example, third parties may attempt to hack into systems and may obtain our proprietary information.

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

As of December 31, 2016, we had available federal and state net operating loss carryforwards, or NOLs, of approximately $5.7 million, which begin to expire in the year ending December 31, 2026. As of December 31, 2016, we also had federal research and development tax credit carryforwards of approximately $0.2 million. In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” (generally defined as a cumulative change in equity ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period) may be subject to limitations on its ability to utilize its NOLs and certain credit carryforwards to offset future taxable income and taxes. We are currently analyzing the tax impacts of any potential ownership changes on our federal NOLs and credit carryforwards. Future changes in our stock ownership, including this or future offerings, as well as other changes that may be outside of our control, could result in ownership changes. Our NOLs and credit carryforwards may also be limited under similar provisions of state law. We have recorded a full valuation allowance related to our NOLs and other deferred tax assets due to the uncertainty of the ultimate realization of the future tax benefits of such assets.

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Risks Related to Regulatory Approval and Other Governmental Regulations

Our business and product candidates are subject to extensive governmental regulation and oversight, and our failure to comply with applicable regulatory requirements could harm our business.

Our product candidates and operations are subject to extensive regulation in the United States by the FDA and by regulatory agencies in other countries where we anticipate conducting business activities. The FDA regulates the development, testing, manufacturing, labeling, storage, record-keeping, promotion, marketing, sales, distribution and post-market support and reporting of medical devices in the United States. The regulations to which we are subject are complex and may become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales.

In order to conduct a clinical investigation involving human subjects for the purpose of demonstrating the safety and effectiveness of a medical device, a company must, among other things, apply for and obtain Institutional Review Board, or IRB, approval of the proposed investigation. In addition, if the clinical study involves a “significant risk” (as defined by the FDA) to human health, the sponsor of the investigation must also submit and obtain FDA approval of an IDE application. Our system product is considered a significant risk device requiring IDE approval prior to investigational use. We may not be able to obtain FDA and/or IRB approval to undertake clinical trials in the United States for any new devices we intend to market in the United States in the future. If we obtain such approvals, we may not be able to conduct studies which comply with the IDE and other regulations governing clinical investigations or the data from any such trials may not support clearance or approval of the investigational device. Failure to obtain such approvals or to comply with such regulations could have a material adverse effect on our business, financial condition and results of operations. It is uncertain whether clinical trials will meet desired endpoints, produce meaningful or useful data and be free of unexpected adverse effects, or that the FDA will accept the validity of foreign clinical study data, and such uncertainty could preclude or delay market clearance or authorizations resulting in significant financial costs and reduced revenue.

Our product candidates may be subject to extensive governmental regulation in foreign jurisdictions, such as the EU, and our failure to comply with applicable requirements could cause our business, results of operations and financial condition to suffer.

In the EEA, our product candidates will need to comply with the Essential Requirements set forth in Annex I to the EU Active Implantable Medical Devices Directive. Compliance with these requirements is a prerequisite to be able to affix the CE mark to a product, without which a product cannot be marketed or sold in the EEA. To demonstrate compliance with the Essential Requirements and obtain the right to affix the CE mark to our product candidates, we must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Except for low risk medical devices (Class I with no measuring function and which are not sterile), where the manufacturer can issue an EC Declaration of Conformity based on a self-assessment of the conformity of its products with the Essential Requirements, a conformity assessment procedure requires the intervention of a Notified Body, which is an organization designated by a competent authority of an EEA country to conduct conformity assessments. Depending on the relevant conformity assessment procedure, the Notified Body would audit and examine the Technical File and the quality system for the manufacture, design and final inspection of our products. The Notified Body issues a CE Certificate of Conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the Essential Requirements. This Certificate entitles the manufacturer to affix the CE mark to its medical products after having prepared and signed a related EC Declaration of Conformity.

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As a general rule, demonstration of conformity of medical products and their manufacturers with the Essential Requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use and that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device (e.g., product labeling and instructions for use) are supported by suitable evidence. This assessment must be based on clinical data, which can be obtained from (1) clinical studies conducted on the devices being assessed, (2) scientific literature from similar devices whose equivalence with the assessed device can be demonstrated or (3) both clinical studies and scientific literature. The conduct of clinical studies in the EEA is governed by detailed regulatory obligations. These may include the requirement of prior authorization by the competent authorities of the country in which the study takes place and the requirement to obtain a positive opinion from a competent Ethics Committee. This process can be expensive and time-consuming.

The FDA regulatory approval, clearance and license process is complex, time-consuming and unpredictable.

In the United States, our product candidates are expected to be regulated as medical devices. Before our medical device product candidates can be marketed in the United States, we must submit, and the FDA must approve a PMA. For the PMA approval process, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data. In addition, modifications to products that are approved through a PMA application generally need FDA approval. The time required to obtain approval, clearance or license by the FDA to market a new therapy is unpredictable but typically takes many years and depends upon many factors, including the substantial discretion of the FDA.

Our product candidates could fail to receive regulatory approval, clearance or license for many reasons, including the following:

●	the FDA may disagree with the design or implementation of our clinical trials or study endpoints;

●	we may be unable to demonstrate to the satisfaction of the FDA that our product candidates are safe and effective for their proposed indications or that our product candidates provide significant clinical benefits;

●	the results of our clinical trials may not meet the level of statistical significance required by the FDA for approval, clearance or license or may not support approval of a label that could command a price sufficient for us to be profitable;

●	the FDA may disagree with our interpretation of data from preclinical studies or clinical trials;

●	the opportunity for bias in the clinical trials as a result of the open-label design may not be adequately handled and may cause our trial to fail;

●	our product candidates may be subject to an FDA advisory committee review, which may be requested at the sole discretion of the FDA, and which may result in unexpected delays or hurdles to approval;

●	the FDA may determine that the manufacturing processes at our facilities or facilities of third-party manufacturers with which we contract for clinical and commercial supplies are inadequate; and

●	the approval, clearance or license policies or regulations of the FDA may significantly change in a manner rendering our clinical data insufficient for approval.

Even if we were to obtain approval, clearance or license, the FDA may grant approval, clearance or license contingent on the performance of costly post-marketing clinical trials, or may approve our product candidates with a label that does not include the labeling claims necessary or desirable for successful commercialization of our product candidates. Any of the above could materially harm our product candidates’ commercial prospects.

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Even if our product candidates are approved by regulatory authorities, if we fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our product candidates, our product candidates could be subject to restrictions or withdrawal from the market.

The manufacturing processes, post-approval clinical data and promotional activities of any product candidate for which we obtain marketing approval will be subject to continual review and periodic inspections by the FDA and other regulatory bodies. Even if regulatory approval of our product candidates is granted in the United States, the approval may be subject to limitations on the indicated uses for which the product candidates may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor the safety or effectiveness of the product. Later discovery of previously unknown and unanticipated problems with our product candidates, including but not limited to unanticipated severity or frequency of adverse events, delays or problems with the manufacturer or manufacturing processes, or failure to comply with regulatory requirements, may result in restrictions on such product candidates or manufacturing processes, withdrawal of the product candidates from the market, voluntary or mandatory recall, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

Legislative or regulatory reforms in the United States or the EU may make it more difficult and costly for us to obtain regulatory clearances or approvals for our product candidates or to manufacture, market or distribute our product candidates after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in the U.S. Congress that could significantly change the statutory provisions governing the regulation of medical devices or the reimbursement thereof. In addition, the FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our product candidates. For example, as part of the Food and Drug Administration Safety and Innovation Act, or FDASIA, Congress reauthorized the Medical Device User Fee Amendments with various FDA performance goal commitments and enacted several “Medical Device Regulatory Improvements” and miscellaneous reforms, which are further intended to clarify and improve medical device regulation both pre- and post-clearance or approval. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any future products or make it more difficult to manufacture, market or distribute our product candidates or future products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require:

●	additional testing prior to obtaining clearance or approval;

●	changes to manufacturing methods;

●	recall, replacement or discontinuance of our systems or future products; or

●	additional record keeping.

Any of these changes could require substantial time and cost and could harm our business and our financial results.

In September 2012, the European Commission published proposals for the revision of the EU regulatory framework for medical devices. The proposal would replace the EU Medical Devices Directive and the Active Implantable Medical Devices Directive with a new regulation (the Medical Devices Regulation). Unlike the Directives that must be implemented into national laws, the Regulation would be directly applicable in all EEA Member States and so is intended to eliminate current national differences in regulation of medical devices.

In October 2013, the European Parliament approved a package of reforms to the European Commission’s proposals. Under the revised proposals, only designated “special notified bodies” would be entitled to conduct conformity assessments of high-risk devices. These special notified bodies will need to notify the European Commission when they receive an application for a conformity assessment for a new high-risk device. The European Commission will then forward the notification and the accompanying documents on the device to the Medical Devices Coordination Group, or MDCG (a new, yet to be created, body chaired by the European Commission, and representatives of EEA Member States), for an opinion. These new procedures may result in a longer or more burdensome assessment of our new products.

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Our product candidates may in the future be subject to recalls or market withdrawals that could harm our business, results of operation and financial condition.

Manufacturers may, on their own initiative, initiate actions, including a non-reportable market withdrawal or a reportable product recall, for the purpose of correcting a material deficiency, improving device performance or other reasons. Additionally, the FDA and similar foreign governmental authorities have the authority to require the recall of commercialized devices in the event of material deficiencies or defects in the design, manufacture or labeling in the event that a product poses an unacceptable risk to health. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious adverse health consequences or death. Manufacturers may, under their own initiative, conduct a device notification to inform surgeons of changes to instructions for use or of a deficiency, or of a suspected deficiency, found in a device. A government-mandated recall or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other issues. Recalls, which include certain notifications and corrections as well as removals, of any of our product candidates, could divert managerial and financial resources and could have an adverse effect on our financial condition, harm our reputation with customers and reduce our ability to achieve expected revenues.

Further, under the FDA’s Medical Device Reporting or MDR regulations, we are required to report to the FDA any incident in which our product candidates may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Any adverse event involving our products could result in future voluntary corrective actions, such as product actions or customer notifications, or regulatory authority actions, such as inspection, mandatory recall or other enforcement action. Repeated product malfunctions may result in a voluntary or involuntary product recall, which could divert managerial and financial resources, impair our ability to manufacture our product candidates in a cost-effective and timely manner and have an adverse effect on our reputation, financial condition and operating results.

Moreover, depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new approvals or clearances for the device before we may market or distribute the corrected device. Seeking such approvals or clearances may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our product candidates, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties, withdrawals or clearances or approvals or civil or criminal fines. We may also be required to bear other costs or take other actions that may have a negative impact on our sales as well as face significant adverse publicity or regulatory consequences, which could harm our business, including our ability to market our product candidates in the future.

We are required to report certain malfunctions, deaths and serious injuries associated with our product candidates, which can result in voluntary corrective actions or agency enforcement actions.

Under MDR regulations, medical device manufacturers are required to submit information to FDA when they become aware of information that reasonably suggests a device may have caused or contributed to a death or serious injury or has malfunctioned, and, upon recurrence, the malfunction would likely cause or contribute to death or serious injury. If our product candidates are approved for commercial marketing and sale, we determine that an MDR report is not required to be submitted for an event, and FDA disagrees with that determination, it could take enforcement action against us for failing to report the event. All manufacturers marketing medical devices in the EEA are legally bound to report incidents involving devices they produce or sell to the regulatory agency, or competent authority, in whose jurisdiction the incident occurred. Under the EU Medical Devices Directive (Directive 93/42/EEC), an incident is defined as any malfunction or deterioration in the characteristics and/or performance of a device, as well as any inadequacy in the labeling or the instructions for use which, directly or indirectly, might lead to or might have led to the death of a patient, or user or of other persons or to a serious deterioration in their state of health.

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Malfunction or misuse of our product candidates could result in future voluntary corrective actions, such as recalls, including corrections (e.g., customer notifications), or agency action, such as inspection or enforcement actions. If malfunctions or misuse do occur, we may be unable to correct the malfunctions adequately or prevent further malfunctions or misuse, in which case we may need to cease manufacture and distribution of the affected products, initiate voluntary recalls, and redesign the products or the instructions for use for those products. Regulatory authorities may also take actions against us, such as ordering recalls, imposing fines, or seizing the affected products. Any corrective action, whether voluntary or involuntary, will require the dedication of our time and capital, may distract management from operating our business, and may harm our business, results of operations and financial condition.

The potential misuse or off-label promotion of our product candidates may harm our reputation in the marketplace, result in injuries that lead to product liability litigation or result in costly investigations and sanctions by regulatory bodies.

If our product candidates are cleared by the FDA and CE marked in the EEA for specific indications, we may only promote or market our product candidates for their specifically cleared or approved indications. We will train our marketing and sales force against promoting our product candidates for uses outside of the cleared or approved indications for use, known as “off-label uses.”

If the FDA determines that our promotional materials or training constitute promotion of unsupported claims or an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violators that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations. Any of these events could significantly harm our business, results of operations and financial condition.

Further, the contemplated advertising and promotion of our product candidates will be subject to EEA Member States laws implementing Directive 93/42/EEC concerning Medical Devices, or the EU Medical Devices Directive, Directive 2006/114/EC concerning misleading and comparative advertising, and Directive 2005/29/EC on unfair commercial practices, as well as other EEA Member State legislation governing the advertising and promotion of medical devices. EEA Member State legislation may also restrict or impose limitations on our ability to advertise our product candidates directly to the general public. In addition, voluntary EU and national Codes of Conduct provide guidelines on the advertising and promotion of our product candidates to the general public and may impose limitations on our promotional activities with healthcare professionals harming our business, results of operations and financial condition.

We are subject to federal, state and foreign healthcare laws and regulations, and a finding of failure to comply with such laws and regulations could have a material and adverse effect on our business.

Our operations are, and will continue to be, directly and indirectly affected by various federal, state or foreign healthcare laws, including, but not limited to, those described below. These laws include:

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●	the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. Violations of the federal Anti-kickback Statute may result in substantial civil or criminal penalties, including criminal fines of up to $25,000, imprisonment of up to five years, civil penalties under the Civil Monetary Penalties Law of up to $50,000 for each violation, plus three times the remuneration involved, civil penalties under the federal False Claims Act of up to $11,000 for each claim submitted, plus three times the amounts paid for such claims and exclusion from participation in the Medicare and Medicaid programs;

●	the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other federal third-party payors that are false or fraudulent. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. When an entity is determined to have violated the False Claims Act, the government may impose penalties of not less than $5,500 and not more than $11,000, plus three times the amount of the damages that the government sustains due to the submission of a false claim and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;

●	the federal Civil Monetary Penalties Law, which prohibits, among other things, offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier;

●	HIPAA, as amended by the HITECH Act, and their respective implementing regulations, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information. Failure to comply with the HIPAA privacy and security standards can result in civil monetary penalties up to $50,000 per violation, not to exceed $1.5 million per calendar year for non-compliance of an identical provision, and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. State attorneys general can bring a civil action to enjoin a HIPAA violation or to obtain statutory damages up to $25,000 per violation on behalf of residents of his or her state. HIPAA also imposes criminal penalties for fraud against any healthcare benefit program and for obtaining money or property from a healthcare benefit program through false pretenses and provides for broad prosecutorial subpoena authority and authorizes certain property forfeiture upon conviction of a federal healthcare offense. Significantly, the HIPAA provisions apply not only to federal programs, but also to private health benefit programs. HIPAA also broadened the authority of the U.S. Office of Inspector General of the U.S. Department of Health and Human Services to exclude participants from federal healthcare programs;

●	the federal physician sunshine requirements under the PPACA, which requires certain manufacturers of drugs, devices, biologics and medical supplies to report annually to the U.S. Department of Health and Human Services information related to payments and other transfers of value to physicians, which is defined broadly to include other healthcare providers and teaching hospitals and ownership and investment interests held by physicians and their immediate family members. Manufacturers are required to submit reports to CMS by the 90th day of each calendar year. Failure to submit the required information may result in civil monetary penalties up to an aggregate of $150,000 per year (and up to an aggregate of $1 million per year for “knowing failures”) for all payments, transfers of value or ownership or investment interests not reported in an annual submission, and may result in liability under other federal laws or regulations; and

●	analogous state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third- party payor, including commercial insurers; state laws that require device companies to comply with the industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Any failure by us to ensure that our employees and agents comply with applicable state and foreign laws and regulations could result in substantial penalties or restrictions on our ability to conduct business in those jurisdictions, and our results of operations and financial condition could be materially and adversely affected.

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The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available under such laws, it is possible that some of our business activities, including our relationships with surgeons and other healthcare providers, some of whom recommend, purchase and/or prescribe our product candidates, and our distributors, could be subject to challenge under one or more of such laws.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us now or in the future, we may be subject to penalties, including civil and criminal penalties, damages, fines, disgorgement, exclusion from governmental health care programs and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

Regulatory healthcare reform measures and other legislative changes may have a material and adverse effect on business, results of operations and financial condition.

FDA regulations and guidance are often revised or reinterpreted by FDA and such actions may significantly affect our business and our product candidates. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times for our product candidates. Delays in receipt of, or failure to receive, regulatory approvals for our product candidates would have a material and adverse effect on our business, results of operations and financial condition.

In March 2010, the PPACA was signed into law, which includes a deductible 2.3% excise tax on any entity that manufactures or imports medical devices offered for sale in the United States, with limited exceptions, that began on January 1, 2013. Although a moratorium was placed on the medical device excise tax in 2016 and 2017 and its reinstatement thereafter is uncertain, if it is reinstated, it may adversely affect our results of operations and cash flows. Other elements of the PPACA, including comparative effectiveness research, an independent payment advisory board and payment system reforms, including shared savings pilots and other provisions, may significantly affect the payment for, and the availability of, healthcare services and result in fundamental changes to federal healthcare reimbursement programs, any of which may materially affect numerous aspects of our business, results of operations and financial condition.

In addition, other legislative changes have been proposed and adopted in the United States since the PPACA was enacted. On August 2, 2011, the Budget Control Act of 2011 created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect on April 1, 2013, and will remain in effect through 2024 unless additional Congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act of 2012, or the ATRA, was signed into law which further reduced Medicare payments to certain providers, including hospitals.

We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates, if approved, and services or additional pricing pressures.

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We could be negatively impacted by violations of global anti-bribery laws, including the U.S. Foreign Corrupt Practices Act, or FCPA.

Certain anti-bribery laws, including the FCPA or the UK Bribery Act of 2010, prohibit covered entities from offering, promising, authorizing or giving anything of value, directly or indirectly, to foreign officials or other commercial parties with the intent to influence the recipient’s act or decision, to induce action or inaction in violation of lawful duty or for the purpose of improperly obtaining or retaining business or other advantages. In addition, the FCPA imposes recordkeeping and internal controls requirements on publicly traded corporations and their foreign affiliates. As we expect to generate substantial revenue from countries outside the United States, we are subject to the risk that we, our employees, or any third parties such as sales agents and distributors acting our behalf in foreign countries may take action determined to be in violation of applicable anti-corruption laws, including the FCPA. Any violations of these laws, or even allegations of such violations, can lead to an investigation, which could disrupt our operations, involve significant management distraction, lead to significant costs and expenses, including legal fees, and could result in a material adverse effect on our business, prospects, financial condition or operations. We could also suffer severe penalties, including criminal and civil penalties, disgorgement and other costly remedial measures.

Although we intend to implement a program designed to ensure our employees and distributors comply with the FCPA and other anti-bribery laws, this program may not prevent all potential violations of the FCPA and other anti-corruption laws. Similarly, our books and records and internal control policies and procedures do not guarantee that we will, in all instances, comply with the accounting provisions of the FCPA.

Our relationships with physician consultants, owners and investors could be subject to additional scrutiny from regulatory enforcement authorities and could subject us to possible administrative, civil or criminal sanctions.

Federal and state laws and regulations impose restrictions on our relationships with physicians who are consultants, owners and investors. We may enter into consulting agreements, license agreements and other agreements with physicians in which we provide cash as compensation. We have or may have other written and oral arrangements with physicians, including for research and development grants and for other purposes as well.

We could be adversely affected if regulatory agencies were to interpret our financial relationships with these physicians, who may be in a position to influence the ordering of and use of our product candidates for which governmental reimbursement may be available, as being in violation of applicable laws. If our relationships with physicians are found to be in violation of the laws and regulations that apply to us, we may be required to restructure the arrangements and could be subject to administrative, civil and criminal penalties, including exclusion from participation in government healthcare programs, imprisonment, and the curtailment or restructuring of our operations, any of which could negatively impact our ability to operate our business and our results of operations.

Many of our customers and potential customers are required to comply with the federal Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act and implementing regulation affecting the transmission, security and privacy of health information, and failure to comply could result in significant penalties.

Numerous federal and state laws and regulations, including the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and the Health Information Technology for Economic and Clinical Health Act, or the HITECH Act, govern the collection, dissemination, security, use and confidentiality of health information that identifies specific patients. HIPAA and the HITECH Act require our surgeon and hospital customers and potential customers to comply with certain standards for the use and disclosure of health information within their companies and with third parties. The Privacy Standards and Security Standards under HIPAA establish a set of standards for the protection of individually identifiable health information by health plans, health care clearinghouses and certain health care providers, referred to as Covered Entities, and the business associates with whom Covered Entities enter into service relationships pursuant to which individually identifiable health information may be exchanged. Notably, whereas HIPAA previously directly regulated only these Covered Entities, the HITECH Act makes certain of HIPAA’s privacy and security standards also directly applicable to Covered Entities’ business associates. As a result, both Covered Entities and business associates are now subject to significant civil and criminal penalties for failure to comply with Privacy Standards and Security Standards.

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HIPAA requires Covered Entities (like many of our customers and potential customers) and business associates to develop and maintain policies and procedures with respect to protected health information that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. The HITECH Act expands the notification requirement for breaches of patient-identifiable health information, restricts certain disclosures and sales of patient-identifiable health information and provides for civil monetary penalties for HIPAA violations. The HITECH Act also increased the civil and criminal penalties that may be imposed against Covered Entities and business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney fees and costs associated with pursuing federal civil actions. Additionally, certain states have adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA.

Any new legislation or regulation in the area of privacy and security of personal information, including personal health information, could also adversely affect our business operations. If we do not comply with existing or new applicable federal or state laws and regulations related to patient health information, we could be subject to criminal or civil sanctions and any resulting liability could adversely affect our financial condition.

In addition, countries around the world have passed or are considering legislation that would impose data breach notification requirements and/or require that companies adopt specific data security requirements. If we experience a data breach that triggers one or more of these laws, we may be subject to breach notification obligations, civil liability and litigation, all of which could also generate negative publicity and have a negative impact on our business.

Our business involves the use of hazardous materials and we and our current or future third-party manufacturers must comply with environmental laws and regulations, which may be expensive and restrict how we do business.

Our third-party manufacturers’ activities and our own activities involve the controlled storage, use and disposal of hazardous materials. We and our manufacturers are subject to federal, state, local and foreign laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these hazardous materials. We currently carry no insurance specifically covering environmental claims relating to the use of hazardous materials, but we do reserve funds to address these claims at both the federal and state levels. Although we believe that our safety procedures for handling and disposing of these materials and waste products comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental injury or contamination from the use, storage, handling or disposal of hazardous materials. In the event of an accident, state or federal or other applicable authorities may curtail our use of these materials and interrupt our business operations. In addition, if an accident or environmental discharge occurs, or if we discover contamination caused by prior operations, including by prior owners and operators of properties we acquire, we could be liable for cleanup obligations, damages and fines. If such unexpected costs are substantial, this could significantly harm our financial condition and results of operations.

New regulations related to “conflict minerals” may force us to incur additional expenses, may make our supply chain more complex and may result in damage to our reputation with customers.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, required the SEC to establish new disclosure and reporting requirements for those companies that use certain minerals and metals mined in the Democratic Republic of Congo and adjoining countries, known as conflict minerals, in their products whether or not these products or the components containing such conflict minerals are manufactured by third parties. The new rule may affect sourcing at competitive prices and availability in sufficient quantities of certain minerals used in the manufacture of our products. The number of suppliers who provide conflict-free minerals may be limited. In addition, there may be material costs associated with complying with the disclosure requirements, such as costs related to determining the source of certain minerals used in our products, as well as costs of possible changes to products, processes or sources of supply as a consequence of such verification activities. Since our supply chain is complex, we may not be able to verify the origins for these minerals used in our products sufficiently through the due diligence procedures that we implement, which may prevent us from certifying our products as conflict-free, harming our reputation. In addition, we may encounter challenges to satisfy those customers who require that all of the components of our products be certified as conflict-free, which could place us at a competitive disadvantage if we are unable to do so.

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Consolidation in the healthcare industry could lead to demands for price concessions or to the exclusion of some suppliers such as us from certain markets, which could have an adverse effect on our business, results of operations or financial condition.

Because healthcare costs have risen significantly over the past decade, numerous initiatives and reforms initiated by legislators, regulators and third-party payors to curb these costs have resulted in a consolidation trend in the healthcare industry to aggregate purchasing power. As the healthcare industry consolidates, competition to provide products and services to industry participants has become and will continue to become more intense. This in turn has resulted and will likely continue to result in greater pricing pressures and the exclusion of certain suppliers, including us, from important market segments as GPOs, independent delivery networks and large single accounts continue to use their market power to consolidate purchasing decisions for hospitals. We expect that market demand, government regulation, third-party coverage and reimbursement policies and societal pressures will continue to change the worldwide healthcare industry, resulting in further business consolidations and alliances among our customers, which may reduce competition, exert further downward pressure on the prices of our product candidates and may adversely impact our business, results of operations or financial condition.

If coverage and reimbursement from third-party payors for procedures using our product candidates significantly decline, surgeons, hospitals and other healthcare providers may be reluctant to use our product candidates and our sales may decline.

In the United States, healthcare providers who may purchase our product candidates, if approved, will generally rely on third-party payors, principally Medicare, Medicaid and private health insurance plans, to pay for all or a portion of the cost of our product candidates in the procedures in which they are employed. Because there is often no separate reimbursement for instruments and supplies used in surgical procedures, the additional cost associated with the use of our product candidates can impact the profit margin of the hospital or surgery center where the surgery is performed. Some of our target customers may be unwilling to adopt our product candidates in light of the additional associated cost. Further, any decline in the amount payors are willing to reimburse our customers for the procedures using our product candidates may make it difficult for existing customers to continue using, or adopt, our products and could create additional pricing pressure for us. We may be unable to sell our product candidates, if approved, on a profitable basis if third-party payors deny coverage or reduce their current levels of reimbursement.

To contain costs of new technologies, governmental healthcare programs and third-party payors are increasingly scrutinizing new and even existing treatments by requiring extensive evidence of favorable clinical outcomes. Surgeons, hospitals and other healthcare providers may not purchase our product candidates if they do not receive satisfactory reimbursement from these third-party payors for the cost of the procedures using our product candidates.

In addition to uncertainties surrounding coverage policies, there are periodic changes to reimbursement. Third-party payors regularly update reimbursement amounts and also from time to time revise the methodologies used to determine reimbursement amounts. This includes annual updates to payments to physicians, hospitals and ambulatory surgery centers for procedures during which our products are used. Because the cost of our product candidates generally will be recovered by the healthcare provider as part of the payment for performing a procedure and not separately reimbursed, these updates could directly impact the demand for our products. An example of payment updates is the Medicare program’s updates to hospital and physician payments, which are done on an annual basis using a prescribed statutory formula. With respect to physician payments, in the past, when the application of the formula resulted in lower payment, Congress has passed interim legislation to prevent the reductions. In April 2015, however, the Medicare Access and CHIP Reauthorization Act of 2015, or MACRA, was signed into law, which repealed and replaced the statutory formula for Medicare payment adjustments to physicians. MACRA provides a permanent end to the annual interim legislative updates that had previously been necessary to delay or prevent significant reductions to payments under the Medicare Physician Fee Schedule. MACRA extended existing payment rates through June 30, 2015, with a 0.5% update for July 1, 2015 through December 31, 2015, and for each calendar year through 2019, after which there will be a 0% annual update each year through 2025. In addition, MACRA requires the establishment of the Merit-Based Incentive Payment System, beginning in 2019, under which physicians may receive performance-based payment incentives or payment reductions based on their performance with respect to clinical quality, resource use, clinical improvement activities and meaningful use of electronic health records. MACRA also requires Centers for Medicare & Medicaid Services, or CMS, beginning in 2019, to provide incentive payments for physicians and other eligible professionals that participate in alternative payment models, such as accountable care organizations, that emphasize quality and value over the traditional volume-based fee-for-service model. It is unclear what impact, if any, MACRA will have on our business and operating results, but any resulting decrease in payment may result in reduced demand for our products.

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Moreover, some healthcare providers in the United States have adopted or are considering a managed care system in which the providers contract to provide comprehensive healthcare for a fixed cost per person. Healthcare providers may attempt to control costs by authorizing fewer surgical procedures or by requiring the use of the least expensive devices available. Additionally, as a result of reform of the U.S. healthcare system, changes in reimbursement policies or healthcare cost containment initiatives may limit or restrict coverage and reimbursement for our product candidates and cause our revenue to decline.

Outside of the United States, reimbursement systems vary significantly by country. Many foreign markets have government-managed healthcare systems that govern reimbursement for laparoscopic procedures. Additionally, some foreign reimbursement systems provide for limited payments in a given period and therefore result in extended payment periods. If adequate levels of reimbursement from third-party payors outside of the United States are not obtained, international sales of our product candidates, if approved, may decline.

We are currently, and in the future our contract manufacturers may be, subject to various governmental regulations related to the manufacturing of our product candidates, and we may incur significant expenses to comply with, experience delays in our product commercialization as a result of, and be subject to material sanctions if we or our contract manufacturers violate these regulations.

Our manufacturing processes and facility are required to comply with the FDA’s QSR, which covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage, and shipping of our product candidates. Although we believe we are compliant with the QSRs, the FDA enforces the QSR through periodic announced or unannounced inspections of manufacturing facilities. We have been, and anticipate in the future being, subject to such inspections, as well as to inspections by other federal and state regulatory agencies. We are required to register our manufacturing facility with the FDA and list all devices that are manufactured. We also operate an International Organization for Standards, or ISO, 13485 certified facility and annual audits are required to maintain that certification. The suppliers of our components are also required to comply with the QSR and are subject to inspections. We have limited ability to ensure that any such third-party manufacturers will take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of our products. Failure to comply with applicable FDA requirements, or later discovery of previously unknown problems with our products or manufacturing processes, including our failure or the failure of one of our third-party manufacturers to take satisfactory corrective action in response to an adverse QSR inspection, can result in, among other things:

●	administrative or judicially imposed sanctions;

●	injunctions or the imposition of civil penalties;

●	recall or seizure of our product candidates;

●	total or partial suspension of production or distribution;

●	the FDA’s refusal to grant future clearance or pre-market approval for our product candidates;

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●	withdrawal or suspension of marketing clearances or approvals;

●	clinical holds;

●	warning letters;

●	refusal to permit the import or export of our product candidates; and

●	criminal prosecution of us or our employees.

Any of these actions, in combination or alone, could prevent us from marketing, distributing, or selling our products and would likely harm our business. In addition, a product defect or regulatory violation could lead to a government-mandated or voluntary recall by us. Regulatory agencies in other countries have similar authority to recall devices because of material deficiencies or defects in design or manufacture that could endanger health. Any recall would divert management attention and financial resources, could expose us to product liability or other claims, including contractual claims from parties to whom we sold products and harm our reputation with customers. A recall involving any of our product candidates would be particularly harmful to our business and financial results and, even if we remedied a particular problem, would have a lasting negative effect on our reputation and demand for our products.

Risks Related to Our Intellectual Property

If we are unable to adequately protect our proprietary technology or maintain issued patents that are sufficient to protect our product candidates, others could compete against us more directly, which could harm our business, financial condition and results of operations.

Our commercial success will depend in part on our success in obtaining and maintaining issued patents and other intellectual property rights in the United States and elsewhere and protecting our proprietary technology. If we do not adequately protect our intellectual property and proprietary technology, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability.

We have filed and are actively pursuing patent applications for our product candidates and manufacturing processes. As of February 2, 2017, the critical design components and function relationships for our bioprosthetic heart valve are protected by U.S. patent 7,815,677 issued on October 19, 2010, and we owned 2 issued U.S. patents, no foreign patents, 2 pending U.S. patent applications and no pending foreign patent applications. Assuming all required fees are paid, individual patents or applications owned by us will expire between July 20, 2027 and November 20, 2029.

Our patents may not have, or our pending patent applications that mature into issued patents may not include, claims with a scope sufficient to protect our products, any additional features we develop for our current products or any new products. Other parties may have developed technologies that may be related or competitive to our products, may have filed or may file patent applications and may have received or may receive patents that overlap or conflict with our patent applications, either by claiming the same methods or devices or by claiming subject matter that could dominate our patent position. The patent positions of medical device companies, including our patent position, may involve complex legal and factual questions, and, therefore, the scope, validity and enforceability of any patent claims that we may obtain cannot be predicted with certainty. Patents, if issued, may be challenged, deemed unenforceable, invalidated or circumvented. Proceedings challenging our patents could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such proceedings may be costly. Thus, any patents that we may own may not provide any protection against competitors. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the patent right sought by us, which in turn could affect our ability to commercialize our implant systems.

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Furthermore, though an issued patent is presumed valid and enforceable, its issuance is not conclusive as to its validity or its enforceability and it may not provide us with adequate proprietary protection or competitive advantages against competitors with similar products. Competitors may also be able to design around our patents. Other parties may develop and obtain patent protection for more effective technologies, designs or methods. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, suppliers, vendors, former employees and current employees. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems in protecting our proprietary rights in these countries. If any of these developments were to occur, they each could have a negative impact on our business and competitive position.

Our ability to enforce our patent rights depends on our ability to detect infringement. It may be difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded if we were to prevail may not be commercially meaningful.

In addition, proceedings to enforce or defend our patents could put our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Such proceedings could also provoke third parties to assert claims against us, including that some or all of the claims in one or more of our patents are invalid or otherwise unenforceable. If any of our patents covering our products are invalidated or found unenforceable, our financial position and results of operations could be negatively impacted. In addition, if a court found that valid, enforceable patents held by third parties covered one or more of our products, our financial position and results of operations could be harmed.

We rely upon unpatented trade secrets, unpatented know-how and continuing technological innovation to develop and maintain our competitive position, which we will seek to protect, in part, by entering into confidentiality agreements with our employees and our collaborators and consultants. We also have agreements with our employees and selected consultants that obligate them to assign their inventions to us and have non-compete agreements with some, but not all, of our consultants. It is possible that technology relevant to our business will be independently developed by a person that is not a party to such an agreement. Furthermore, if the employees and consultants who are parties to these agreements breach or violate the terms of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets through such breaches or violations. Further, our trade secrets could otherwise become known or be independently discovered by our competitors.

Obtaining and maintaining our patent protection depends on compliance with various procedures, document submission requirements, fee payments and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The U.S. Patent and Trademark Office, or USPTO, and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payments such as maintenance and annuity fee payments and other provisions during the patent procurement process as well as over the life span of an issued patent. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

We may employ individuals who previously worked with other companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third party. Litigation may be necessary to defend against these claims. If we fail in defending any such claims or settling those claims, in addition to paying monetary damages or a settlement payment, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and/or be a distraction to management and other employees.

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We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use, our technology.

Our success will depend in part on our ability to operate without infringing the intellectual property and proprietary rights of third parties. Our business, product candidates and methods could infringe the patents or other intellectual property rights of third parties.

The medical device industry is characterized by frequent and extensive litigation regarding patents and other intellectual property rights. Many medical device companies with substantially greater resources than us have employed intellectual property litigation as a way to gain a competitive advantage. We may become involved in litigation, interference proceedings, oppositions, reexamination, protest or other potentially adverse intellectual property proceedings as a result of alleged infringement by us of the rights of others or as a result of priority of invention disputes with third parties, either in the United States or internationally. We may also become a party to patent infringement claims and litigation or interference proceedings declared by the USPTO to determine the priority of inventions. Third parties may also challenge the validity of any of our issued patents and we may initiate proceedings to enforce our patent rights and prevent others from infringing on our intellectual property rights. Any claims relating to the infringement of third-party proprietary rights or proprietary determinations, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, diversion of our management’s attention and resources, or entrance into royalty or license agreements that are not advantageous to us. In any of these circumstances, we may need to spend significant amounts of money, time and effort defending our position. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material and adverse effect on us. If we are unable to avoid infringing the intellectual property rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of intellectual property in court or redesign our product candidates.

Our collaborations with outside scientists and consultants may be subject to restriction and change.

We work with scientists at academic and other institutions, and consultants who assist us in our research, development, and regulatory efforts, including the members of our medical advisory board. These scientists and consultants have provided, and we expect that they will continue to provide, valuable advice on our programs. These scientists and consultants are not our employees, may have other commitments that would limit their future availability to us and typically will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, we will be unable to prevent them from establishing competing businesses or developing competing products. For example, if a key scientist acting as a principal investigator in any of our clinical trials identifies a potential product or compound that is more scientifically interesting to his or her professional interests, his or her availability to remain involved in our clinical trials could be restricted or eliminated.

We have entered into or intend to enter into non-competition agreements with certain of our employees. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. However, under current law, we may be unable to enforce these agreements against certain of our employees and it may be difficult for us to restrict our competitors from gaining the expertise our former employees gained while working for us. If we cannot enforce our employees’ non-compete agreements, we may be unable to prevent our competitors from benefiting from the expertise of our former employees.

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Recent changes in U.S. patent laws may limit our ability to obtain, defend and/or enforce our patents.

Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. The Leahy-Smith America Invents Act, or the Leahy-Smith Act, includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted and also affect patent litigation. The USPTO recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, which only became effective on March 16, 2013. The first to file provisions limit the rights of an inventor to patent an invention if not the first to file an application for patenting that invention, even if such invention was the first invention. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business.

However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the enforcement and defense of our issued patents. For example, the Leahy-Smith Act provides that an administrative tribunal known as the Patent Trial and Appeals Board, or PTAB, provides a venue for challenging the validity of patents at a cost that is much lower than district court litigation and on timelines that are much faster. Although it is not clear what, if any, long-term impact the PTAB proceedings will have on the operation of our business, the initial results of patent challenge proceedings before the PTAB since its inception in 2013 have resulted in the invalidation of many U.S. patent claims. The availability of the PTAB as a lower-cost, faster and potentially more potent tribunal for challenging patents could increase the likelihood that our own patents will be challenged, thereby increasing the uncertainties and costs of maintaining and enforcing them.

We may not be able to adequately protect our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. This could make it difficult for us to stop infringement of our foreign patents, if obtained, or the misappropriation of our other intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, some countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of our intellectual property.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks or names. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with potential customers in our markets of interest. In addition, third parties may register trademarks similar and identical to our trademarks in foreign jurisdictions, and may in the future file for registration of such trademarks. If they succeed in registering or developing common law rights in such trademarks, and if we were not successful in challenging such third-party rights, we may not be able to use these trademarks to market our products in those countries. In any case, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business, results of operations and financial condition may be adversely affected.

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Risks Related to this Offering and Ownership of Our Common Stock

The market price of our common stock may be highly volatile, and you could lose all or part of your investment.

Prior to this offering, there was no public market for shares of our common stock. The offering price for the shares of our common stock sold in this offering will be determined by negotiation between the underwriters and us. This price may not reflect the market price of our common stock following this offering. As a result, the trading price of our common stock is likely to be volatile, which may prevent you from being able to sell your shares at or above the public offering price. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

●	whether we achieve our anticipated corporate objectives;

●	actual or anticipated fluctuations in our financial condition and operating results;

●	changes in financial or operational estimates or projections;

●	the development status of our product candidates and when our product candidates receive regulatory approval if at all;

●	our execution of our sales and marketing, manufacturing and other aspects of our business plan;

●	performance of third parties on whom we rely to manufacture our product candidate components and product candidates, including their ability to comply with regulatory requirements;

●	the results of our preclinical studies and clinical trials;

●	results of operations that vary from those of our competitors and the expectations of securities analysts and investors;

●	our announcement of significant contracts, acquisitions or capital commitments;

●	announcements by our competitors of competing products or other initiatives;

●	announcements by third parties of significant claims or proceedings against us;

●	regulatory and reimbursement developments in the United States and internationally;

●	future sales of our common stock;

●	product liability claims;

●	healthcare reform measures in the United States;

●	additions or departures of key personnel; and

●	general economic or political conditions in the United States or elsewhere.

In addition, the stock market in general, and the stock of medical device companies like ours, in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the issuer. These market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

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We may be subject to securities litigation, which is expensive and could divert our management’s attention.

The market price of our securities may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We have broad discretion in the use of the net proceeds from this offering and may invest or spend the proceeds in ways with which you disagree or that may not yield a return.

While we set forth our anticipated use for the net proceeds from this offering in the section titled “Use of Proceeds”, our management will have broad discretion on how to use and spend any proceeds that we receive from this offering and may use the proceeds in ways that differ from the anticipated uses set forth in this prospectus. Investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds with only limited information concerning management’s specific intentions. It is possible that we may decide in the future not to use the proceeds of this offering in the manner described in this offering. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our common stock may not desire or that may not yield a significant return or any return at all. Investors will receive no notice or vote regarding any such change and may not agree with our decision on how to use such proceeds. If we fail to utilize the proceeds we receive from this offering effectively, our business and financial condition could be harmed and we may need to seek additional financing sooner than expected. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value.

There is no existing market for our common stock and we do not know if one will develop to provide you with adequate liquidity.

Prior to this offering, there has not been a public market for our common stock. Although our common stock has been approved for listing on the Nasdaq, an active trading market for our common stock may never develop or be sustained following this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. The initial public offering price for the shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the trading market. You may not be able to sell your shares of our common stock at or above the price you paid in the offering. As a result, you could lose all or part of your investment. Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of common stock as consideration.

Our principal stockholders and management own a significant percentage of our capital stock and will be able to exert a controlling influence over our business affairs and matters submitted to stockholders for approval.

After this offering, it is anticipated that our officers and directors, together with holders of 5% or more of our outstanding common stock before this offering and their respective affiliates, will beneficially own or control 6,521,853 shares of our common stock, which in the aggregate will represent approximately 58.7 % of the outstanding shares of our common stock, or 57.9% if the underwriters’ option to purchase additional shares is exercised in full. As a result, if some of these persons or entities act together, they will have the ability to exercise significant influence over matters submitted to our stockholders for approval, including the election and removal of directors, amendments to our certificate of incorporation and bylaws, the approval of any business combination and any other significant corporate transaction. These actions may be taken even if they are opposed by other stockholders. This concentration of ownership may also have the effect of delaying or preventing a change of control of our company or discouraging others from making tender offers for our shares, which could prevent our stockholders from receiving a premium for their shares. Some of these persons or entities who make up our principal stockholders may have interests different from yours.

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Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our common stock.

If, after listing, we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with Nasdaq Marketplace Rules, but our common stock may not be listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with the Nasdaq Marketplace Rules.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on Nasdaq and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

Future sales of shares by existing stockholders could cause our stock price to decline.

If our existing stockholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market after the 180-day contractual lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline significantly and could decline below the initial public offering price. After giving effect to this offering and based on 9,001,127 shares outstanding as of the date of this prospectus, we will have outstanding 10,101,127 shares of common stock, assuming no conversion of the remaining $20,000 of the aggregate principal amount outstanding under the 2017 Notes or exercise of outstanding options and warrants. Of these shares, 1,100,000 shares of common stock, plus any shares sold pursuant to the underwriters’ option to purchase additional shares, will be immediately freely tradable, without restriction, in the public market. If our existing stockholders sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business. We also intend to register all shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described in the “Underwriting” section of this prospectus.

After the lock-up agreements pertaining to this offering expire and based on shares outstanding after this offering, an additional 5,514,564 shares will be eligible for sale in the public market. In addition, upon issuance, the 1,422,000 shares subject to outstanding options under our stock option plans and the shares reserved for future issuance under our equity compensation plans will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. If our existing stockholders sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.

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Sales of our common stock in this offering may take place concurrently with sales of our common stock by selling stockholders, which might affect the price and liquidity of, and demand for, shares of our common stock.

We are registering shares of common stock underlying the Underwriters’ Warrants, and the Notes and the Warrants that were issued together to certain Selling Stockholders, concurrently with this offering. The conversion price of the Notes is the lesser of (i) $12.00 or (ii) the per share price in this offering, multiplied by 70%. The exercise price per share of the related Warrants is the lesser of (i) $14.40 or (ii) 120% of the conversion price of the Notes. As a result, the shares of our common stock issued to the Selling Stockholders upon conversion of the 2017 Notes and the 2018 Notes or exercise of the related Warrants may be issued at a discount to the price of the shares of our common stock sold in this offering, which would result in further dilution of your investment. Concurrent or future sales of our common stock by these Selling Stockholders may reduce the price of our common stock and demand for the shares sold in the offering and, as a result, the liquidity of your investment.

If you purchase shares of common stock in this offering, you will suffer immediate dilution of your investment.

The public offering price of our common stock will be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. To the extent shares subsequently are issued under outstanding stock options, you will incur further dilution. Based on an assumed initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $ 6.24 per share, representing the difference between our pro forma net tangible book value per share, after giving effect to this offering, and the assumed initial public offering price. In addition, purchasers of common stock in this offering will have contributed approximately 18% of the aggregate price paid by all purchasers of our stock but will own only approximately 11% of our common stock outstanding after this offering.

We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. We may remain an emerging growth company until as late as December 2023 (the fiscal year-end following the fifth anniversary of the completion of our initial public offering), though we may cease to be an emerging growth company earlier under certain circumstances, including (1) if the market value of our common stock that is held by nonaffiliates exceeds $700 million as of any June 30, in which case we would cease to be an emerging growth company as of the following December 31, or (2) if our gross revenue exceeds $1.07 billion in any fiscal year. Emerging growth companies may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors could find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

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We will incur significant costs as a result of operating as a public company and our management expects to devote substantial time to public company compliance programs.

As a public company, we will incur significant legal, accounting and other expenses due to our compliance with regulations and disclosure obligations applicable to us, including compliance with the Sarbanes-Oxley Act, as well as rules implemented by the SEC and Nasdaq. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact, in ways we cannot currently anticipate, the manner in which we operate our business. Our management and other personnel will devote a substantial amount of time to these compliance programs and monitoring of public company reporting obligations and as a result of the new corporate governance and executive compensation related rules, regulations and guidelines prompted by the Dodd-Frank Act and further regulations and disclosure obligations expected in the future, we will likely need to devote additional time and costs to comply with such compliance programs and rules. These rules and regulations will cause us to incur significant legal and financial compliance costs and will make some activities more time-consuming and costly.

To comply with the requirements of being a public company, we may need to undertake various actions, including implementing new internal controls and procedures and hiring new accounting or internal audit staff. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is accumulated and communicated to our principal executive and financial officers. Our current controls and any new controls that we develop may become inadequate and weaknesses in our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls when we become subject to this requirement could negatively impact the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we may be required to include in our periodic reports we will file with the SEC under Section 404 of the Sarbanes-Oxley Act, harm our operating results, cause us to fail to meet our reporting obligations or result in a restatement of our prior period financial statements. In the event that we are not able to demonstrate compliance with the Sarbanes-Oxley Act, that our internal control over financial reporting is perceived as inadequate or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and the price of our common stock could decline. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly-traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and operating results.

Because we have elected to use the extended transition period for complying with new or revised accounting standards for an emerging growth company our financial statements may not be comparable to companies that comply with public company effective dates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates, and thus investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our common stock.

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If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the price for our common stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our stock price could decline. In addition, if our operating results fail to meet the forecast of analysts, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price and trading volume to decline.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of us, even if the acquisition would be beneficial to our stockholders, which could make it more difficult for you to change management.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws that will become effective upon the consummation of this offering may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempt by our stockholders to replace or remove our current management by making it more difficult to replace or remove our board of directors. These provisions include, but are not limited to:

●	a classified board of directors so that not all directors are elected at one time;

●	a prohibition on stockholder action through written consent;

●	no cumulative voting in the election of directors;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director;

●	a requirement that special meetings of the stockholders may be called only by our chairman of the board, chief executive officer or president, or by a resolution adopted by a majority of our board of directors;

●	an advance notice requirement for stockholder proposals and nominations;

●	the authority of our board of directors to issue preferred stock with such terms as our board of directors may determine; and

●	a requirement of approval of not less than 66 2/3% of all outstanding shares of our capital stock entitled to vote to amend any bylaws by stockholder action, or to amend specific provisions of our amended and restated certificate of incorporation.

In addition, the Delaware General Corporate Law, or DGCL, prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person who, together with its affiliates, owns, or within the last three years has owned, 15% or more of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, the DGCL may discourage, delay or prevent a change in control of our company.

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Furthermore, our amended and restated certificate of incorporation will specify that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for most legal actions involving actions brought against us by stockholders. We believe this provision benefits us by providing increased consistency in the application of the DGCL by chancellors particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, the provision may have the effect of discouraging lawsuits against our directors and officers.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future and, as such, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We have never declared or paid cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, and any future loan arrangements we enter into may contain, terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We may be a “controlled company” within the meaning of the Nasdaq Marketplace Rules and may on certain corporate governance exemptions afforded to controlled companies in the future. If we utilize the exemptions afforded to us under the Nasdaq Marketplace Rules, you will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Prior to this offering, Biodyne Holding, S.A., or Biodyne, has controlled a majority of the voting power of our company on account of its ownership of our common stock. Upon completion of this offering, Biodyne may not continue to control a majority of the voting power of our company on account of its ownership of our common stock. Upon completion of this offering, and assuming the midpoint of the price range listed on the cover page of this Prospectus, Biodyne will hold 43.3% of our common stock. If its ownership increases by just 6.8%, we may be a “controlled company” within the meaning of the Nasdaq Marketplace Rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

●	that a majority of the board of directors consists of independent directors;

●	that we have a nominating and corporate governance committee that is composed entirely of independent directors; and

●	that we have a compensation committee that is comprised entirely of independent directors.

Even if we are a controlled company, we do not currently intend to utilize these exemptions. However, we may use these exemptions in the future, and as a result, we could choose not to have a majority of independent directors on our board of directors, or any of our board committees. If that were the case, you would not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq Marketplace Rules. In any case, these exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the requirements of Rule 10A-3 of the Exchange Act and the Nasdaq Marketplace Rules within the applicable time frame.

45

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY AND MARKET DATA

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future, although not all forward-looking statements contain these words. These statements relate to future events or our future financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

●	failure to obtain FDA approval to commercially sell our product candidates in a timely manner or at all;

●	whether surgeons and patients in our target markets accept our product candidates, if approved;

●	the expected growth of our business and our operations, and the capital resources needed to progress our business plan;

●	failure to scale up of the manufacturing process of our product candidates in a timely manner, or at all;

●	failure to manufacture our product candidates at a competitive price;

●	our ability to retain and recruit key personnel, including the development of a sales and marketing infrastructure;

●	reliance on third party suppliers for certain components of our product candidates;

●	reliance on third parties to commercialize and distribute our product candidates in the United States and internationally;

●	changes in external competitive market factors;

●	uncertainties in generating sustained revenue or achieving profitability;

●	unanticipated working capital or other cash requirements;

●	changes in FDA regulations, including testing procedures, of medical devices and related promotional and marketing activities;

●	our estimates of our expenses, ongoing losses, future revenue, capital requirements and our needs for, or ability to obtain, additional financing;

●	our ability to obtain and maintain intellectual property protection for our product candidates; and

●	changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the medical device industry.

46

You should read this prospectus, including the section titled “Risk Factors,” and the documents that we reference elsewhere in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of our common stock. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein.

Industry and Market Data

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market opportunity and market size, is based on information from various sources, including independent industry publications. In presenting this information, we have also made assumptions based on such data and other similar sources, and on our knowledge of, and our experience to date in, the markets for our products. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications that is included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

47

USE OF PROCEEDS

We estimate that the net proceeds to us from our issuance and sale of 1,100,000 shares of common stock in this offering will be approximately $ 6.4 million (or approximately $ 7.5 million if the underwriters exercise their option to purchase additional shares of common stock in full), based upon an assumed initial public offering price of $7.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase or decrease in the assumed initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, would increase or decrease, as applicable, the net proceeds to us from this offering by approximately $1.0 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. Each increase or decrease of 100,000 shares we are offering at the assumed initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, would increase or decrease, as applicable, the net proceeds to us from this offering by approximately $630,000 , assuming the assumed initial public offering price remains the same.

We intend to use the net proceeds from this offering as follows:

●	approximately $ 1.5 million to fund our research and development activities;

●	approximately $ 4 .25 million to fund the regulatory review process for all three of our product candidates; and

●	the remainder for working capital and other general corporate purposes, including the additional costs associated with being a public company.

In addition, on May 10, 2013, we issued a note payable with a principal balance amount of $1,070,000, or the Leman Note, in connection with the purchase of certain assets from Leman Cardiovascular S.A., or Leman. The Leman Note bears interest at a rate of 6% per annum and originally matured on May 10, 2014, which was later extended to May 10, 2018. During the years ended 2013, 2014, 2015, and 2016, we repaid principal of $302,000, $30,000, $248,000 and $76,000, respectively. As of December 31, 2016 and 2015, the principal balance due on the Leman Note was $444,772 and $520,396, respectively, and the related accrued interest was $15,419 and $954, respectively. As of September 30, 2017, the principal balance due is $270,038. The highest principal balance owed under the Leman Note since January 1, 2015 was approximately $768,011. We intend to use a portion of the net proceeds from this offering to repay all of the principal and accrued interest on the Leman Note in full.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from clinical trials, our sales, marketing and manufacturing efforts, any collaboration that we may enter into with third parties for our product candidates and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

We believe opportunities may exist from time to time to expand our current business through the acquisition or in-license of complementary product candidates. While we have no current agreements or commitments for any specific acquisitions or in-licenses at this time, we may use a portion of the net proceeds for these purposes.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

48

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We do not anticipate paying cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects, the requirements of current or then-existing debt instruments and other factors our board of directors may deem relevant.

In addition, subject to limited exceptions, the terms of the Notes prohibit us from paying dividends on our equity securities so long as at least 33% of the principal amount of the Notes remains outstanding.

49

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2017:

●	on an actual basis;

●

on a pro forma basis to reflect the (1) automatic conversion of all outstanding shares of our preferred stock into an aggregate of 1,617,936 shares of our common stock, which will occur immediately prior to the closing of this offering, (2) issuance of $2,897,500 of 2018 Notes subsequent to September 30, 2017 for net proceeds of $2,603,750, and the subsequent automatic conversion of the aggregate principal amount and the interest accrued through February 12, 2018 of the 2018 Notes into 600,412 shares of our common stock, which number of shares was determined by dividing the total of the aggregate principal amount and the estimated accrued interest of the 2018 Notes by 70% of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus, (3) issuance of a 2017 Note for the aggregate principal amount of $150,000 subsequent to September 30, 2017, (4) conversion of certain 2017 Notes outstanding as of January 19, 2018 into 567,075 shares of our common stock, which number of shares was determined by dividing the total of the $2,730,500 aggregate principal and $48,218 of interest accrued through February 12, 2018 of those converting 2017 Notes by 70% of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus, (5) issuance of an estimated 82,025 shares of common stock in payment of accrued but unpaid dividends on shares of our preferred stock, based on dividends accruing through January 19, 2018, (6) sale of 126,667 additional shares of our Series B preferred subsequent to September 30, 2017 for net proceeds of $660,502, (7) repayment of the Leman Note, and (8) the filing and effectiveness of our amended and restated certificate of incorporation, each of which will occur immediately prior to the closing of this offering; and

●	on a pro forma as adjusted basis to give further effect to our issuance and sale of 1,100,000 shares of common stock in this offering at an assumed initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our common stock and other terms of this offering determined at pricing. You should read the following table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and other financial information contained in this prospectus, including the financial statements and related notes appearing elsewhere in this prospectus.

	Actual	Pro Forma	Pro Forma As Adjusted(1)

Cash and cash equivalents	$311,483	$3,455,697	$9,899,755

Total debt	$4,130,280	$1,279,742	$1,279,742

Series A preferred stock, par value $0.00001 per share; 1,300,000 shares authorized, 1,005,700 shares issued and outstanding, actual; no shares authorized, no shares issued or outstanding, pro forma and pro forma as adjusted	$3,935,638	-	-
Series B convertible preferred stock, par value $0.00001 per share; 2,000,000 shares authorized, 127,125 shares issued and outstanding, actual; no shares authorized, no shares issued or outstanding, pro forma and pro forma as adjusted	$630,770	-	-

Stockholders’ (deficit) equity:
Common stock, par value $0.00001 per share; 30,000,000 shares authorized, 6,133,679 shares issued and outstanding, actual; 50,000,000 shares authorized, 9,001,127 shares issued and outstanding, pro forma; 50,000,000 shares authorized, 10,101,127 shares issued and outstanding, pro forma as adjusted	61	90	101
Preferred stock, $0.00001 par value per share; no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized and no shares issued and outstanding, pro forma and pro forma as adjusted
Additional paid-in capital	24,235,011	36,340,608	42,784,655
Accumulated deficit	(32,395,780)	(33,940,246)	(33,940,246)

Total stockholders’ (deficit) equity	$(8,160,708)	2,400,452	8,844,510

Total capitalization	$535,980	$3,680,194	$10,124,252

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(1)

A $1.00 increase or decrease in the assumed initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, each of cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $1.0 million, assuming the number of shares offered by us, as stated on the cover page of this prospectus, remains unchanged and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 100,000 shares we are offering would increase or decrease, as applicable, each of cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by $630,000 , assuming the assumed initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of our common stock to be outstanding after this offering is based on 9,001,127 shares of common stock outstanding as of January 19 , 2018, and excludes:

●	1,125,202 shares of our common stock issuable upon the exercise of warrants outstanding as of January 19 , 2018, at a weighted average exercise price of $12.56 per share;

●	55,000 shares of our common stock that may be issued upon exercise of the Underwriters’ Warrants at an exercise price of $8.75, which represents 5% of the shares of common stock being offered hereby and 125% of an assumed public offering price of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus;

●

4,153 shares of our common stock issuable upon the conversion of certain unconverted 2017 Notes outstanding as of January 19 , 2018, which number of shares was determined by dividing the total of the aggregate principal amount and the estimated accrued interest of the outstanding 2017 Notes by 70% of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus;

●	1,422,000 shares of our common stock issuable upon the exercise of outstanding stock options under our 2016 Omnibus Incentive Plan, or the 2016 plan, as of January 19, 2018 ; and

●	1,078,000 shares of our common stock reserved for future issuance under the 2016 plan.

Unless otherwise indicated, all information contained in the information above assumes:

●	no exercise by the underwriters of their option to purchase additional shares of our common stock;

●	the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 1,699,961 shares of our common stock, which includes 82,025 shares of common stock in payment of accrued dividends as of January 19, 2018, which will occur immediately prior to the closing of this offering;

●	the automatic conversion of the 2018 Notes outstanding as of January 19 , 2018, into an aggregate of 600,412 shares of our common stock , which number of shares was determined by dividing the total of the aggregate principal amount and the estimated accrued interest of the 2018 Notes by 70% of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus;

●

the conversion of certain 2017 Notes outstanding as of January 19 , 2018 into 567,075 shares of our common stock, which number of shares was determined by dividing the total of the aggregate principal and the estimated accrued interest amount s of those converting 2017 Notes by 70% of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus;

●	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws immediately prior to the closing of this offering; and

●	a one-for-two reverse stock split of our common stock effected on December 14, 2017.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value (deficit) is the amount of our total assets less our liabilities. Our historical net tangible book value (deficit) per share is our historical net tangible book value (deficit) divided by the number of shares of common stock outstanding as of September 30, 2017. Our historical net tangible book value (deficit) as of September 30, 2017, was approximately ($4,927,628), or ($0.80) per share of common stock.

Our pro forma net tangible book value (deficit) as of September 30, 2017 was $1,067,124 or $0.12 per share of common stock, after giving effect to the (i) issuance of $2,897,500 of 2018 Notes subsequent to September 30, 2017 for net proceeds of $2,603,750, and the subsequent automatic conversion of the aggregate principal amount and the interest accrued through February 12, 2018 of the 2018 Notes into 600,412 shares of our common stock, which number of shares was determined by dividing the total of the aggregate principal amount and the estimated accrued interest of the 2018 Notes by 70% of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus, (ii) issuance of a 2017 Note for the aggregate principal amount of $150,000 subsequent to September 30, 2017, (iii) the conversion of $2,730,500 of aggregate principal amount and $48,218 of interest accrued through February 12, 2018 on certain converting 2017 Notes into 567,075 shares of our common stock, which number of shares was determined by dividing the total of the aggregate principal amount and the estimated accrued interest of the converting 2017 Notes by 70% of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus, (iv) automatic conversion of all outstanding shares of our preferred stock into an aggregate of 1,617,936 shares of our common stock, which will occur immediately prior to the closing of this offering, (v) issuance of an estimated 82,025 shares of common stock in payment of accrued but unpaid dividends on shares of our preferred stock based on dividends accruing through January 19, 2018, and (vi) sale of 126,667 additional shares of our Series B preferred stock subsequent to September 30, 2017 for net proceeds of $660,502.

Pro forma as adjusted net tangible book value (deficit) is our pro forma net tangible book value, after giving further effect to the sale of 1,100,000 shares of our common stock in this offering at an assumed initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. This amount represents an immediate increase in pro forma net tangible book value (deficit) of $ 0.76 per share to our existing stockholders, and an immediate dilution of $ 6.24 per share to new investors participating in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share		$7.00
Historical net tangible book value (deficit) per share as of September 30, 2017	$(0.80)
Increase in pro forma net tangible book value (deficit) attributable to the sale of Series B preferred stock prior to the offering	0.10
Increase in pro forma net tangible book value (deficit) attributable to conversion of the certain 2018 Notes	0.34
Increase in pro forma net tangible book value (deficit) attributable to conversion of the 2017 Notes	0.32
Increase in pro forma net tangible book value (deficit) attributable to conversion of our convertible preferred stock	0.16
Pro forma net tangible book value (deficit) per share as of September 30, 2017, before giving effect to this offering	0.12
Increase in pro forma net tangible book value (deficit) per share attributable to new investors participating in this offering	0.64
Pro forma as adjusted net tangible book value (deficit) per share after this offering		0.76
Dilution in pro forma net tangible book value (deficit) per share to new investors participating in this offering		$6.24

A $1.00 increase or decrease in the assumed initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the pro forma as adjusted net tangible book value (deficit) per share after this offering by approximately $ 0.10 per share and decrease or increase, as appropriate, the dilution in pro forma net tangible book value (deficit) per share to investors participating in this offering by approximately $ 0.10 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Similarly, a 100,000 share increase or decrease in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease, as appropriate, the pro forma as adjusted net tangible book value (deficit) per share after this offering by approximately $0.05 and decrease or increase, as appropriate, the dilution in pro forma net tangible book value (deficit) per share to investors participating in this offering by approximately $0.06 assuming the assumed initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

52

The pro forma information discussed above is illustrative only and will change based on the actual initial public offering price, number of shares and other terms of this offering determined at pricing.

If the underwriters exercise in full their option to purchase 165,000 additional shares of our common stock in this offering, the pro forma as adjusted net tangible book value will increase to $ 0.85 per share, representing an immediate increase in pro forma net tangible book value to existing stockholders of $0.09 per share and a decrease in immediate dilution of $ 0.09 per share to new investors participating in this offering.

The following table sets forth, as of the date of this prospectus, on the pro forma as adjusted basis described above, the differences between our existing stockholders and the purchasers of shares of common stock in this offering with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the weighted average price paid per share paid to us, based on an assumed initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Weighted Average Price
	Number	Percent	Amount	Percent	per Share
Existing stockholders	9,001,127	89.1%	$35,766,996	82.3%	$3.97

New investors	1,100,000	10.9%	$7,700,000	17.7%	$7.00

Total	10,101,127	100.0%	$43,466,996	100.0%	$4.30

If the underwriters exercise in full their option to purchase additional shares of our common stock in this offering, the number of shares held by existing stockholders will be reduced to 87.7 % of the total number of shares of common stock that will be outstanding upon completion of this offering, and the number of shares of common stock held by new investors participating in this offering will be further increased to 12.3 % of the total number of shares of common stock that will be outstanding upon completion of the offering, before any sales by any Selling Stockholders of any of the shares of common stock registered concurrently with this offering.

If the Selling Stockholders sell, in a separate offering covered by the Selling Stockholder Prospectus, all 2,137,742 shares of our common stock registered concurrently with this offering (calculated using the midpoint of the price range listed on the cover page of this prospectus, assuming the conversion of all Notes, and the exercise of all Warrants, held by the Selling Stockholders, and after giving effect to the reverse stock split to be effected prior to the completion of this offering), the number of shares held by existing stockholders will be further reduced to 80.1% of the total number of shares of common stock that will be outstanding upon completion of both offerings, and the number of shares of common stock held by new investors will be further increased to 19.9% of the total number of shares of common stock that will be outstanding upon completion of both offerings.

A $1.00 increase or decrease in the assumed initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as appropriate, the total consideration paid by new investors by $1.0 million, assuming the number of shares we are offering, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Similarly, each increase or decrease of 100,000 shares in the number of shares offered by us would increase or decrease, as appropriate, the total consideration paid by new investors by $630,000 , assuming that the assumed initial price to the public remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

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We may choose to raise additional capital through the sale of equity or equity-linked securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any options are issued under our equity incentive plan or we issue additional shares of common stock or equity-linked securities in the future, there will be further dilution to investors purchasing in this offering.

The number of shares of our common stock to be outstanding after this offering is based on 9,001,127 shares of common stock outstanding as of January 19 , 2018, and excludes:

●	1,125,202 shares of our common stock issuable upon the exercise of warrants outstanding as of January 19 , 2018, at a weighted average exercise price of $12.56 per share;

●	55,000 shares of our common stock that may be issued upon exercise of the Underwriters’ Warrants at an exercise price of $8.75, which represents 5% of the shares of common stock being offered hereby and 125% of an assumed public offering price of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus;

●

4,153 shares of our common stock issuable upon the conversion of certain unconverted 2017 Notes outstanding as of January 19 , 2018, which number of shares was determined by dividing the total of the aggregate principal amount and the estimated accrued interest of the outstanding 2017 Notes by 70% of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus;

●	1,422,000 shares of our common stock issuable upon the exercise of outstanding stock options under our 2016 Omnibus Incentive Plan, or the 2016 plan, as of January 19 , 2018; and

●	1,078,000 shares of our common stock reserved for future issuance under the 2016 plan.

Unless otherwise indicated, all information contained in the information above assumes:

●	no exercise by the underwriters of their option to purchase additional shares of our common stock;

●	the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 1,699,961 shares of our common stock, which includes 82,025 shares of common stock in payment of accrued dividends as of January 19 , 2018, which will occur immediately prior to the closing of this offering;

●	the automatic conversion of the 2018 Notes outstanding as of January 19 , 2018 into 600,412 shares of our common stock, which number of shares was determined by dividing the total of the aggregate principal amount and the estimated accrued interest of the 2018 Notes by 70% of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus;

●

the conversion of certain 2017 Notes outstanding as of January 19 , 2018 into 567,075 shares of our common stock, which number of shares was determined by dividing the total of the aggregate principal and the estimated accrued interest amount s of those converting 2017 Notes by 70% of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus;

●	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws immediately prior to the closing of this offering; and

●	a one-for-two reverse stock split of our common stock effected on December 14, 2017.

54

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with “Selected Financial Data” and our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements and Industry and Market Data” in this prospectus.

Overview

We are a development stage medical device company developing biologic-based solutions that are designed to be life-enhancing for patients with cardiovascular disease, peripheral arterial and venous disease, and end stage renal disease, or ESRD. Each product candidate we are developing is designed to allow vascular and cardiothoracic surgeons to achieve effectiveness while improving current procedures and healthcare for a variety of patients. We are in the process of developing and obtaining U.S. Food and Drug Administration, or FDA, approval for the following three product candidates: the Bioprosthetic Heart Valve, which we refer to as BHV, the Bioprosthetic Coronary Artery Bypass Graft, which we refer to as CoreoGraft, and the Bioprosthetic Venous Valve, which we refer to as the VenoValve. We have previously manufactured, developed and obtained FDA pre-market approval for the ProCol Vascular Bioprosthesis, a product for hemodialysis vascular access in patients with ESRD, which we sold to LeMaitre Vascular, Inc., or LMAT, in March 2016.

Each of our product candidates will be required to successfully complete significant clinical trials to demonstrate the safety and efficacy of the product candidate before it will be able to be approved by the FDA. The completion of these clinical trials will require a significant amount of capital and the hiring of additional personnel.

Recent Developments

Amendments to Certificate of Incorporation

On March 1, 2017, we filed a second amended and restated certificate of incorporation, to increase the number of our authorized shares of preferred stock to 6,000,000, designate 1,300,000 shares of our authorized preferred stock as Series A Preferred Stock, or Series A preferred stock, and set forth the rights, preferences and privileges of our Series A preferred stock. On June 8, 2017, we filed a third amended and restated certificate of incorporation to revise certain protective voting provisions afforded to the holders of our preferred stock. On the same date, we filed a certificate of designation, preferences, rights and limitations of Series B convertible preferred stock, to designate 2,000,000 shares of our authorized preferred stock as Convertible Series B Preferred Stock, or Series B preferred stock, and set forth the rights, preferences and privileges of our Series B preferred stock.

Series B Preferred Stock and Placement Agent Warrants

Through September 1, 2017, we issued 127,125 shares of Series B preferred stock, at a purchase price of $6.00 per share, to certain accredited investors. The gross proceeds from the Series B preferred stock were $762,750 and we incurred offering expenses of $129,850, including $77,075 of placement agent fees. In connection with the sale of shares of our Series B preferred stock, we issued the placement agent a warrant to purchase 8,490 shares of our common stock at an exercise price equal to the lesser of $12.00 per share or the price of the securities issued in a future round of financing.

Between October 6, 2017 and December 6, 2017, we issued 126,667 additional shares of Series B preferred stock, at a purchase price of $6.00 per share, to certain accredited investors. The gross proceeds from the additional shares of Series B preferred stock were $760,002 and we incurred offering expenses of $99,500, including $76,000 of placement agent fees. In connection with the additional sale of shares of our Series B preferred stock, we issued the placement agent warrants to purchase 8,811 shares of our common stock at an exercise price equal to the lesser of $12.00 per share or the price of the securities issued in a future round of financing.

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Convertible Notes and Warrants

During the period from June 15, 2017 through December 7, 2017, we received proceeds aggregating $2,750,500 pursuant to the issuance of convertible promissory notes, or the 2017 Notes, and five-year warrants for the purchase of our common stock, or the Warrants. The 2017 Notes bear interest at 15% per annum, payable quarterly, and were originally due on January 11, 2018. The 2017 Notes are convertible at a price equal to the lesser of (i) $12.00 per share, or (ii) 70% of the price per share in our initial public offering, or the Conversion Price. The Warrants have a term of five years, and are exercisable for the number of common shares equal to 50% of the total shares issuable upon the conversion of the 2017 Notes, at a price equal to the lesser of (i) $14.40 per share or (ii) 120% of the Conversion Price.

On December 29, 2017, we amended and restated the 2017 Notes to, among other things, (i) defer the December 2017 quarterly interest payment to January 2018, (ii) extend the maturity date to February 28, 2018, (iii) eliminate the remedy upon an event of default that the principal of each 2017 Note increases by 20%, and (iv) increase the Warrant coverage of the 2017 Notes from 50% to 75% of the shares of common stock issued upon conversion of the 2017 Notes.

From January 5 through January 16, 2018, we issued convertible notes, or the 2018 Notes, in the aggregate principal amount of $2,897,500 for net cash proceeds of $2,603,750 . The 2018 Notes bear interest at 15% per annum, payable quarterly, and are due on February 28, 2018, or the Maturity Date. The 2018 Notes are convertible at the option of the holder at any time prior to the Maturity Date at a price of $12.00 per share, and are automatically convertible upon the consummation of this offering at a price equal to the lesser of (i) $12.00 per share, or (ii) 70% of the price per share in the initial public offering, or the 2018 Conversion Price. In connection with the issuance of the 2018 Notes, we also issued five-year warrants exercisable for the number of shares of common stock equal to 50% of the total shares issuable upon the conversion of the 2018 Notes, at a price equal to the lesser of (i) $14.40 per share or (ii) 120% of the 2018 Conversion Price. We have agreed to issue a five-year warrant to the placement agent for the purchase of 60,002 shares of common stock.

The offers, sales and issuances of these securities were deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities did not involve a public offering. The recipients of such securities in each of these transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Reverse Stock Split

A one-for-two reverse stock split of our common stock, or the reverse stock split, was effected on December 14, 2017. With the exception of the securities that are not affected by the reverse stock split, all share and per share information has been retroactively adjusted to give effect to the reverse stock split for all periods presented, unless otherwise indicated.

Debt Issuance

On December 13, 2017 we issued a promissory note to NYFF Investors LLC, or the NYFF Note, in the aggregate principal amount of $200,000, and on December 22, 2017 we issued a promissory note to Eli Gang, or the Gang Note, in the principal amount of $75,000, the NYFF Note and the Gang Note are together the December Notes. The December Notes bore interest at a rate of 10% per annum and were due on the earlier of sixty days from the date of issuance or upon the consummation of this offering. The December Notes were secured by all of our assets. The December Notes were paid in full in January 2018. The proceeds from the December Notes were used for working capital purposes, including a portion of the expenses of this offering.

Results of Operations

The following table represents selected items in our statements of operations for the nine months ended September 30, 2017 and 2016 and for the years ended December 31, 2016 and 2015:

	For The Years Ended		For The Nine Months Ended
	December 31,		September 30,
	2016	2015	2017	2016
			(unaudited)
Revenues:
Product sales	694,118	-	152,400	412,400
Royalty income	91,794	-	94,588	68,653
	785,912	-	246,988	481,053
Cost of goods sold	810,294	-	321,675	598,295
Gross Loss	(24,382)	-	(74,687)	(117,242)

Selling, general and administrative expenses	4,634,801	1,289,851	3,799,211	3,406,367
Research and development expenses	-	-	300,648	-
Loss from Operations	(4,659,183)	(1,289,851)	(4,174,546)	(3,523,609)

Other Expense (Income):
Allowance on advances to related party	487,900	-	-	487,900
Interest expense, net	57,890	88,524	100,523	50,471
Amortization of debt discount	-	-	394,789	-
Change in fair value of derivative liabilities	383,285	(177)	(2,428)	(13,976)
Total Other Expense	929,075	88,347	492,884	524,395

Loss from Continuing Operations	(5,588,258)	(1,378,198)	(4,667,430)	(4,048,004)
Discontinued Operations:
Loss from discontinued operations, net of tax	(298,286)	(225,815)	-	(298,286)
Gain on sale of discontinued operations, net of tax	2,499,054	-	-	2,499,054
Income (Loss) from Discontinued Operations, net of tax	2,200,768	(225,815)	-	2,200,768

Net Loss	(3,387,490)	(1,604,013)	(4,667,430)	(1,847,236)
Deemed dividend to preferred stockholders	(342,859)	(4,352)	(331,607)	(243,938)
Net Loss Attributable to Common Stockholders	(3,730,349)	(1,608,365)	(4,999,037)	(2,091,174)

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Comparison of the Nine Months Ended September 30, 2017 and 2016

Our net loss for the nine months ended September 30, 2017 increased by $2,820,194 or 153%, to $4,667,430 as compared to $1,847,236 for the nine months ended September 30, 2016. The increase in net loss is primarily related to $2,200,768 of income from discontinued operations recognized during the nine months ended September 30, 2016, with no such income during the nine months ended September 30, 2017, as well as an increase in selling, general and administrative expenses of $392,844, and an increase in research and development expenses of $300,648, as described below.

Revenue

For the nine months ended September 30, 2017 and 2016, we generated $152,400 and $412,400, respectively, of revenues for product sales of the ProCol Vascular Bioprosthesis and $94,588 and $68,653, respectively, of royalty income. The decrease in product sales of the ProCol Vascular Bioprosthesis resulted from decreased orders from LMAT. The sales of the ProCol Vascular Bioprosthesis result from our contract manufacturing supply arrangement with LMAT, entered into in connection with the sale of the ProCol Vascular Bioprosthesis to LMAT in 2016. As a result, until any of our product candidates are approved, if at all, our revenue will be substantially dependent upon LMAT’s sales efforts of the ProCol Vascular Bioprosthesis.

Royalty income is earned pursuant to the terms of our March 2016 asset sale agreement with LMAT. The increase in royalty income results from royalties earned for nine months during 2017, versus six months in 2016, from the date of the asset purchase agreement through September 30, 2016.

Gross Loss

For the nine months ended September 30, 2017, our cost of sales decreased by $276,620, or 46%, to $321,675 as compared to $598,295 for the nine months ended September 30, 2016, primarily as the result of decreased product sales of the ProCol Vascular Bioprosthesis during the period. Cost of goods sold consists primarily of direct labor costs, supplies and material costs used in the manufacturing process of the ProCol Vascular Bioprosthesis sold to LMAT. The gross loss on product sales of the ProCol Vascular Bioprosthesis is primarily the result of (i) lower than expected product sales, and (ii) high fixed costs, since we have a fixed volume contract with the supplier of our raw materials. For periods in which LMAT’s demand for sub-contract manufacture of the ProCol Vascular Bioprosthesis is relatively low, we can expect to incur losses on the sale of the ProCol Vascular Bioprosthesis.

Selling, General and Administrative Expenses

For the nine months ended September 30, 2017, selling, general and administrative expenses increased by $392,844 or 12%, from $3,406,367 to $3,799,211 as compared to the nine months ended September 30, 2016. The increase is primarily due to an increase of approximately $695,000 in administrative salaries resulting from the hiring of our Chief Medical Officer, Chief Financial Officer and Business Development Manager during 2016, such that salaries were paid for only a partial period during the nine months ended September 30, 2016, and an increase of approximately $186,000 resulting from less overhead being charged to inventory during the period, partially offset by a decrease of approximately $496,000 in stock based compensation during the period.

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Research and Development Expenses

We incurred $300,648 of research and development expenses during the nine months ended September 30, 2017 related primarily to labor costs, benefits and supplies and materials associated with research and development activities incurred by us in developing techniques to manufacture the BHV and the pediatric bioprosthetic heart valves. We did not conduct any research and development activities during the nine months ended September 30, 2016. During 2016, our efforts were primarily focused on manufacturing the ProCol Vascular Bioprosthesis pursuant to our manufacturing supply arrangement with LMAT. We have not manufactured any heart values for LMAT during the second or third quarter of 2017, allowing us to increase our research and development activities.

Allowance on Advances to Related Party

During the nine months ended September 30, 2016, we reviewed the recoverability of our advances to Hancock Jaffe Laboratories Aesthetics, Inc., or HJLA, and concluded that collectability was not reasonably assured. HJLA is a development stage company with two employees that holds a patent for a dermal filler, and to date its efforts have been focused on raising funds to be used for approval and commercialization of the product, for which we own the exclusive rights to develop and manufacture. As a result, we recorded an allowance of $487,900 for the nine months ended September 30, 2016 related to our advances to HJLA. We recorded no such allowances in 2017.

Interest Expense

For the nine months ended September 30, 2017, interest expense increased by $50,052, or 99%, as compared to the nine months ended September 30, 2016 due to an increase in the average balance of loans payable outstanding, principally from the issuance of the Notes during the period.

Amortization of Debt Discount

During the nine months ended September 30, 2017, we recognized $394,789 of amortization of debt discount related to the embedded conversion option in the Notes, as well as the Warrants issued with the Notes issued during the period. We recorded no such amortization during 2016.

Change in Fair Value of Derivative Liability

For the nine months ended September 30, 2017, we recorded a gain of $2,428 as compared to a gain of $13,976 for the nine months ended September 30, 2016. Our derivative liabilities are related to warrants issued in connection with our Series A preferred stock and Series B preferred stock financing, plus Warrants issued in connection with the Notes, as well as the embedded conversion option in the Notes.

Loss from Continuing Operations

Loss from continuing operations was $4,667,430 for the nine months ended September 30, 2017 compared to $4,048,004 for the nine months ended September 30, 2016, representing a decrease of $619,426, or 15%. The increase was primarily attributable to increases in (i) selling, general and administrative expenses of $392,844, (ii) research and development expenses of $300,648, (iii) interest expense of $50,052, and (iv) amortization of debt discount of $394,789, partially offset by a $487,900 decrease in expense for allowance on advances to HJLA.

Income from Discontinued Operations, Net of Tax

During the nine months ended September 30, 2016, we recognized income from discontinued operations of $2,200,768, consisting of a $2,499,054 gain on the sale of discontinued operations, offset by a $298,286 loss from discontinued operations.

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Comparison of the years ended December 31, 2016 and 2015

Overview

We reported net losses of $3,387,490 and $1,604,013 for the years ended December 31, 2016 and 2015, respectively, representing an increase in net loss of $1,783,477, or 111%, resulting primarily from increases in operating expenses, as discussed below.

Revenues

Revenues earned during the year ended December 31, 2016 were generated through product sales of the ProCol Vascular Bioprosthesis of $694,118 and royalty income of $91,794. We did not record any product sales of the ProCol Vascular Bioprosthesis for the year ended December 31, 2015.

Gross Loss

For the year ended December 31, 2016, cost of sales of $810,294 consisted primarily of labor costs and the costs of materials used for the sub-contract manufacture of the vascular bioprosthesis. We did not have any product sales of the ProCol Vascular Bioprosthesis in the year ended December 31, 2015 and therefore there were no costs of goods sold. The gross loss on product sales of the ProCol Vascular Bioprosthesis is primarily the result of (i) lower than expected product sales, and (ii) high fixed costs, since we have a fixed volume contract with the supplier of our raw materials. For periods in which LMAT’s demand for sub-contract manufacture of the vascular bioprosthesis is relatively low, we can expect to incur losses on the sale of product of the ProCol Vascular Bioprosthesis. We intend to renegotiate the contract with the supplier such that during periods of low demand, the supplier will provide materials that can be used for research and development purposes, however, we may not be successful in these negotiations.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $3,344,950, or 259%, from $1,289,851 for the year ended December 31, 2015 to $4,634,801 for the year ended December 31, 2016. The increase is primarily due to increased professional fees of approximately $1,089,000 incurred in connection with preparing for our initial public offering and the issuance of Series A preferred stock during 2016, an increase in compensation expenses of approximately $579,000 resulting from hiring our Chief Financial Officer, Business Development Manager and Chief Medical Officer during 2016, approximately $1,510,000 increase in stock based compensation resulting from the value of an employee warrant granted ($1,143,863) as well as the amortization of stock options granted ($366,226) during the period and approximately $175,000 increase in write-offs of tissue expense.

Allowance on Advances to Related Party

During the year ended December 31, 2016, we reviewed the recoverability of our advances to HJLA and concluded that collectability was not reasonably assured. As a result, we recorded an allowance of $487,900 for the year ended December 31, 2016 related to our advances to HJLA.

Interest Expense

We recognized interest expense of $57,890 and $88,524 during the years ended December 31, 2016 and 2015, respectively, representing a decrease of $30,634, or 35%. The decrease in interest expense is primarily due to decreased notes payable balances.

Change in Fair Value of Derivative Liability

For the years ended December 31, 2016 and 2015, we recorded a (loss) gain of $(383,285) and $177, respectively, from the change in the fair value of the derivative liabilities related to preferred stock warrants.

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Loss from Continuing Operations

Our loss from continuing operations for the year ended December 31, 2016, increased by $4,210,060, or 305%, to $5,588,258 as compared to $1,378,198 for the year ended December 31, 2015. The increase was primarily attributable to (i) a decrease in gross profit of $24,382, (ii) an increase in selling, general and administrative expenses of $3,344,950, (iii) an increase loss of $383,462 from the change in the fair value of the derivative liabilities, and (iv) the allowance recorded on our advances to HJLA of $487,900, partially offset by a $30,634 decrease in interest expense, as discussed above.

Income (Loss) From Discontinued Operations

During the years ended December 31, 2016 and 2015, we earned revenues $385,219 and $1,004,825, respectively, and recognized cost of sales of $251,485 and $1,230,640, respectively, related to the sale of vascular bioprosthesis pursuant to a distribution agreement that was terminated in 2016. Accordingly, these results are recorded in loss from discontinued operations.

Liquidity and Capital Resources

We have incurred losses since inception and negative cash flows from operating activities for the nine months ended September 30, 2017 and the years ended December 31, 2016 and 2015. As of September 30, 2017, we had an accumulated deficit of $32.4 million. Since inception, we have funded our operations primarily through private placements of equity and convertible debt securities as well as from modest sales of the ProCol Vascular Bioprosthesis. As of September 30, 2017, we had cash and cash equivalents of $311,483.

We measure our liquidity in a variety of ways, including the following:

	September 30,	December 31,
	2017	2016	2015
	(unaudited)
Cash	311,483	56,514	1,585,205
Working capital deficiency	(4,976,567)	(1,673,367)	(2,870,602)

Based upon our working capital as of September 30, 2017, we require additional equity and or debt financing in order to meet our obligations as they become due within one year after the date of this prospectus and sustain operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

We will require significant amounts of additional capital to continue to fund our operations and commence and complete our research and development activities. We currently have limited resources to continue to fund our operations and if we are not able to obtain additional cash resources, we will not be able to continue operations. We will continue seeking additional financing sources to meet our working capital requirements, make continued investment in research and development and make capital expenditures needed for us to maintain and expand our business. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, or if we expend capital on projects that are not successful, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, or we may have to cease our operations. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock, including shares of common stock sold in this offering.

We believe that the net proceeds from this offering after intended uses, together with the cash generated from operations and our cash and cash equivalents, will be sufficient to meet our anticipated operating liquidity and capital resource requirements for at least twelve months following this offering.

Under the Notes, so long as at least 33% of the principal amount of the Notes remains outstanding, we are subject to the following covenants, which we refer to as the covenants: we cannot amend our organizational documents in a manner that materially and adversely affects any rights of the holders, pay cash dividends or distributions upon any of our equity securities, enter into a transaction with an affiliate of our company, or enter into an agreement with respect to any of the foregoing. These covenants could limit the operation of our business.

In addition, under the Notes, an event of default occurs upon any of the following: (i) any default in the payment of the principal amount of any Note or of interest or other amounts owed to such holder when due and not cured within 15 trading days, (ii) our failure to perform a covenant or agreement, which failure is not cured in 15 trading days, (iii) a material representation or warranty made in the Notes or related transaction document is untrue in any material respect when made, that would cause a material adverse effect, (iv) we become subject to a bankruptcy event, or (v) the Note Shares become ineligible for listing on a trading market. Upon an event of default under the Notes, the outstanding principal amount of the Notes plus any other amounts owed to such holder will become immediately due and payable.

Under the 2018 Notes, w ithin 15 trading days after an event of default, the aggregate principal amount of the 2018 Notes will increase by 20% and the Warrant Shares will increase from 50% to 75% coverage. If an event of default occurs and the holders accelerate the amounts due, we may not be able to make accelerated payments. Further, we may be unable to arrange for additional financing to make the accelerated payments. The occurrence of any one of these events could adversely impact our business, financial condition or results of operations.

During December 2017, we issued the December Notes. The December Notes bore interest at a rate of 10% per annum and were due on the earlier of sixty days from the date of issuance or upon the consummation of this offering. The December Notes were secured by all of our assets. The December Notes were paid in full in January 2018. The proceeds from the December Notes were used for working capital purposes, including a portion of the expenses of this offering.

From January 5 through January 16, 2018, we issued the 2018 Notes, in the aggregate principal amount of $2,897,500 for net cash proceeds of $2,603,750 . The 2018 Notes bear interest at 15% per annum, payable quarterly, and are due on the Maturity Date. The 2018 Notes are convertible at the option of the holder at any time prior to the Maturity Date at a price of $12.00 per share, and are automatically convertible upon the consummation of this offering at a price equal to the 2018 Conversion Price. In connection with the issuance of the 2018 Notes, we also issued five-year warrants exercisable for the number of shares of common stock equal to 50% of the total shares issuable upon the conversion of the 2018 Notes, at a price equal to the lesser of (i) $14.40 per share or (ii) 120% of the 2018 Conversion Price. We have agreed to issue a five-year warrant to the placement agent for the purchase of 60,002 shares of common stock.

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For the Nine Months Ended September 30, 2017 and 2016

During the nine months ended September 30, 2017, we financed our activities primarily from proceeds from the issuance of notes and convertible notes payable, net of repayments, of $2,551,666 and net proceeds derived from sales of our Series B preferred stock and warrants of $632,900.

For the nine months ended September 30, 2017 and 2016, we used cash of $2,931,029 and $2,367,407, respectively, in operations. Cash used during the nine months ended September 30, 2017 was primarily attributable to our net loss of $4,667,430, adjusted for an add back of net non-cash expenses in the aggregate amount of $1,222,428, partially offset by $513,973 of net cash provided by changes in the levels of operating assets and liabilities. Cash used during the nine months ended September 30, 2016 was primarily attributable to our net loss of $1,847,236, adjusted for a deduction associated with net non-cash income in the aggregate amount of $770,826, partially offset by $250,655 of net cash provided by changes in the levels of operating assets and liabilities.

During the nine months ended September 30, 2017, cash provided by investing activities was $96,248, of which $166,250 was from the collection of a receivable resulting from a sale of assets, and $10,000 was received from the repayment of advances issued HJLA, partially offset by $77,737 cash paid in exchange for a note receivable HJLA. During the nine months ended September 30, 2016, cash used in investing activities was $861,516, of which $370,200 was used for the purchase of intangible assets and $487,900 related to advances issued to HJLA.

During the nine months ended September 30, 2017, cash provided from financing activities was $3,089,750, of which $632,900 was related to net proceeds from the issuance of shares of our Series B preferred stock and related warrants, $311,000 represented proceeds from the issuance of notes payable, and $2,415,400 was net proceeds from the issuance of convertible notes payable, partially offset by the payment of deferred offering costs associated with this offering of $94,816 and $174,734 of repayments of notes payable to a related party. During the nine months ended September 30, 2016, cash provided from financing activities was $1,721,766, of which $1,970,665 was related to proceeds from the issuance of shares of our Series A preferred stock and related warrants, partially offset by $111,000 of repayments of notes payable, $75,624 of repayments of notes payable to a related party, and payments of $62,275 of deferred offering costs associated with this offering.

For the Year Ended December 31, 2016 and 2015

During the year ended December 31, 2016 and 2015, we financed our activities primarily from net proceeds derived from sales of our Series A preferred stock of $2,233,131 and $1,870,750 and proceeds from the issuance of notes payable of $188,000 and $1,310,512, respectively.

For the year ended December 31, 2016 and 2015, we used cash of $3,084,657 and $2,019,463, respectively, in operations. Cash used during the year ended December 31, 2016 was primarily attributable to our net loss of $3,387,490, adjusted for net non-cash expenses in the aggregate amount of $33,524, partially offset by $269,309 of net cash used by changes in the levels of operating assets and liabilities. Our cash used during the year ended December 31, 2015 was primarily attributable to our net loss of $1,604,013, adjusted for net non-cash expenses in the aggregate amount of $125,246, partially offset by $540,696 of net cash used by changes in the levels of operating assets and liabilities.

During the year ended December 31, 2016, cash used in investing activities was $705,226, of which $370,200 was paid for the purchase of an intangible asset, $497,900 was paid in connection with an investment in an unconsolidated affiliate, $3,416 was for the purchase of property and equipment, and $166,250 received from the sale of assets. Net cash used in investing activities for the year ended December 31, 2015, cash used in investing activities was $77,620, of which $75,000 was paid in anticipation of the agreement to acquire an exclusive right to provide development and manufacturing services to HJLA and $2,620 for the purchase of property and equipment.

During the year ended December 31, 2016, cash used in financing activities was $2,261,232, of which $2,233,131 was provided in connection with proceeds from the issuance of Series A preferred stock and warrants (net of issuance costs of $615,369), $188,000 was provided by proceeds from the issuance of notes payable, $100,000 was provided by advances from distributors, partially offset by the repayments of notes payable of $186,624. Net cash provided by financing activities for the year ended December 31, 2015 was $3,624,262, of which $1,870,750 was provided in connection with proceeds from the issuance of Series A preferred stock and warrants (net of issuance costs of $309,250), $1,310,512 was provided by proceeds from the issuance of notes payable, and $1,080,000 represented advances from a distributor, partially offset by the repayments of notes payable of $612,000 and payments of deferred offering costs of $25,000 associated with the offering.

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Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”, or ASU 2016-02. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. We are currently evaluating ASU 2016-02 and its impact on our financial statements.

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers - Principal versus Agent Considerations”, in April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606) - Identifying Performance Obligations and Licensing” and in May 9, 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)”, or ASU 2016-12. This update provides clarifying guidance regarding the application of ASU No. 2014-09 - Revenue From Contracts with Customers which is not yet effective. These new standards provide for a single, principles-based model for revenue recognition that replaces the existing revenue recognition guidance. In July 2015, the FASB deferred the effective date of ASU 2014-09 until annual and interim periods beginning on or after December 15, 2017. It will replace most existing revenue recognition guidance under the accounting standards generally accepted in the United States of America, or GAAP, when it becomes effective. We are in the process of determining the timing of adoption and the adoption method. We are currently evaluating the impact of the adoption of these ASUs on our financial condition and results of operations, however, based on our preliminary analysis, we do not believe the adoption of these ASUs will have a material impact on our recognition of revenue from product sales or our recognition of royalties which are based on a percent of sales.

In May 2017, the FASB issued ASU No. 2017-09, Compensation - Stock Compensation (Topic 718); Scope of Modification Accounting. The amendments in this ASU provide guidance that clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. If the value, vesting conditions or classification of the award changes, modification accounting will apply. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. We are currently evaluating the impact of the adoption of this standard on our financial statements.

 In July 2017, the FASB issued ASU No. 2017-11, “Earnings Per Share (Topic 260) Distinguishing Liabilities from Equity (Topic 480) Derivatives and Hedging (Topic 815),” or ASU No. 2017-11, which addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. The amendments in ASU No. 2017-11 are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, including adoption in any interim period. We are currently evaluating the impact of the adoption of this standard on our financial statements.

In September 2017, the FASB issued ASU No. 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments” that enhances the guidance surrounding sale leaseback transactions, accounting for taxes on leveraged leases and leases with third party value. The related amendments to the Topics described above become effective on the same schedule as Topics 605, 606, 840 and 842.

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Critical Accounting Policies and Estimates

Investments

Equity investments in which we exercise significant influence but do not control, and are not the primary beneficiary, are accounted for using the equity method, whereby investment accounts are increased (decreased) for our proportionate share of income (losses), but investment accounts are not reduced below zero.

Long-Lived Assets

We account for our long-lived assets in accordance with ASC 360, “Accounting for the Impairment or Disposal of Long-Lived Assets”, or ASC 360, which requires that long-lived assets be evaluated whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. Some of the events or changes in circumstances that would trigger an impairment test include, but are not limited to:

●	significant under-performance relative to expected and/or historical results (negative comparable sales growth or operating cash flows;

●	significant negative industry or economic trends;

●	knowledge of transactions involving the sale of similar property at amounts below our carrying value; or

●	our expectation to dispose of long-lived assets before the end of their estimated useful lives, even though the assets do not meet the criteria to be classified as “held for sale.”

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. The impairment test for long-lived assets requires us to assess the recoverability of our long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from our use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we would be required to record an impairment charge equal to the excess, if any, of net carrying value over fair value.

When assessing the recoverability of our long-lived assets, which include property and equipment and finite-lived intangible assets, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and also bear a significant impact on the assessment conclusions. Included among these assumptions are estimating undiscounted future cash flows, including the projection of comparable sales, operating expenses, capital requirements for maintaining property and equipment and the residual value of asset groups. We formulate estimates from historical experience and assumptions of future performance based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge. Based on our evaluation, we did not record a charge for impairment for the nine months ended September 30, 2017 or 2016, or for the years ended December 31, 2016 or 2015.

Management believes that our intangible assets (patented heart valve bioprosthesis technology and a right to develop and manufacture dermal filler on behalf of HJLA) have significant long-term profit potential. Although our efforts may not be successful, we and HJLA intend to allocate financial and personnel resources when and as deemed possible and/or necessary. If we choose to abandon these efforts, or if we determine that such funding is not available, we may be unable to realize the potential of our efforts and the intangible assets may be subject to significant impairment.

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Preferred Stock

We have applied GAAP for distinguishing liabilities from equity, when determining the classification and measurement of our preferred stock. Preferred stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable preferred stock (including preferred stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, preferred stock is classified as permanent equity.

Derivative Liabilities

During 2017, we issued warrants for a variable number of shares of common stock at an adjustable price. We determined that these warrants are derivative instruments pursuant to FASB ASC 815 “Derivatives and Hedging.”

The accounting treatment of derivative financial instruments requires that we record the warrants as a liability at fair value and mark-to-market the instruments at fair values as of each subsequent balance sheet date. Any change in fair value is recorded as a change in the fair value of derivative liabilities for each reporting period at each balance sheet date. The fair value of the warrants was determined using a Monte Carlo simulation, incorporating observable market data and requiring judgment and estimates. We reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification.

Revenue Recognition

We recognize revenue when it is realized or realizable and earned. Revenue is considered realized or realizable and earned upon delivery of the product or services, provided that an agreement of sale exists, the sales price is fixed or determinable, and collection is reasonably assured. Cash received in advance of the sale or rendering of services is recorded as deferred revenue on the accompanying balance sheets.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in the rules and regulations of the SEC. We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or for any other contractually narrow or limited purpose.

JOBS Act

Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of new or revised accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

For as long as we remain an emerging growth company under the recently enacted JOBS Act, we will, among other things:

●	be permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

●	be entitled to rely on an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

●	be entitled to reduced disclosure obligations about executive compensation arrangements in our periodic reports, registration statements and proxy statements; and

●	be exempt from the requirements to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company,” except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an emerging growth company, which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an emerging growth company, we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. As a result, investor confidence in our company and the market price of our common stock may be materially and adversely affected.

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BUSINESS

Overview

We are a development stage medical device company developing biologic-based solutions that are designed to be life-enhancing for patients with cardiovascular disease, peripheral arterial and venous disease, and end stage renal disease, or ESRD. Each product candidate we are developing is designed to allow vascular and cardiothoracic surgeons to achieve effectiveness while improving current procedures and healthcare for a variety of patients. We are in the process of developing and obtaining U.S. Food and Drug Administration, or FDA, approval for the following three product candidates: the Bioprosthetic Heart Valve, which we refer to as BHV, the Bioprosthetic Coronary Artery Bypass Graft, which we refer to as CoreoGraft, and the Bioprosthetic Venous Valve, which we refer to as the VenoValve. We have previously manufactured, developed and obtained FDA pre-market approval for the ProCol Vascular Bioprosthesis, a product for hemodialysis vascular access in patients with ESRD, which we sold to LeMaitre Vascular, Inc., or LMAT, in March 2016.

Each of our product candidates will be required to successfully complete significant clinical trials to demonstrate the safety and efficacy of the product candidate before it will be able to be approved by the FDA. The completion of these clinical trials will require a significant amount of capital and the hiring of additional personnel.

Our Product Candidates

We are in the process of developing the following bioprosthetic implantable devices for cardiovascular disease:

●	The Bioprosthetic Heart Valve: the BHV is a bioprosthetic, pig heart valve designed to function like a native heart valve, and designed to provide a patient greater functional performance than currently available devices. Early clinical testing has demonstrated improved function over existing surgically implanted devices and, due to these study results, we believe BHV may be suitable for the pediatric population, as it accommodates for the growth concomitant with the patient. Most of the data and studies have been performed to support our submission to the FDA for either a first-in-human study or for an investigational device exemption, or IDE, which we plan to submit in 2018. If we receive approval for an IDE, we plan to proceed with a clinical trial through the FDA standard ISO 5840, which is the international standard for bioprosthetic heart valve testing.

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The CoreoGraft: the CoreoGraft is an “off the shelf” bioprosthetic, cow derived heart, coronary artery bypass graft with a 3 millimeter, or mm, diameter for use as a coronary vascular conduit in coronary artery bypass procedures. The CoreoGraft is designed to eliminate the need for harvesting the patient’s saphenous vein and/or radial artery and to facilitate a more complete revascularization of the injured heart muscle. The CoreoGraft is intended to allow for effective coronary bypass procedures for a significant number of patients who have no adequate vessels for grafting, especially patients undergoing redo procedures. We believe we will need to proceed with both animal and human studies in order to obtain FDA approval. If we complete these studies, we plan to proceed with a human trial in the United States to evaluate this graft in patients in need of cardiac revascularization without any autologous tissue. We would be developing a one-year study to evaluate patient survival and the graft being open by coronary angiography. We intend to start these studies in the United States in 2018.

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The Venous Valve: the VenoValve is a bioprosthetic, pig venous valve for patients with lower limb chronic venous insufficiency, or CVI, which occurs because of damage to the valves of the veins in the legs after patients develop blood clots in the deep venous system. An estimated 4.5 million people experience CVI in the United States and we believe the VenoValve, which is surgically implanted, will result in improvement in venous valve function in the legs of these patients. The VenoValve would replace dysfunctional valves in the deep venous system in individuals suffering from lower limb CVI. The VenoValve could allow for surgical insertion into the femoral vein or popliteal vein, thereby re-establishing competence and antegrade venous flow back to the heart and improvement in symptoms. Preclinical prototype testing, including in vivo animal studies by us, and in vitro hemodynamic studies have demonstrated that the VenoValve mimics the function of a normal functioning venous valve. In preclinical studies, the VenoValve has passed the following areas: hemolysis, complement activation, platelet/leukocyte, thrombogenicity, cytotoxicity, and corrosion resistance. Moreover, the VenoValve has functioned normally in acute animal implant as shown by venograms, and has also functioned normally under various conditions in hydrodynamic testing. Ascending and descending venography of the VenoValve in sheep demonstrated competency of the valve as well as being open in appropriate flow patterns. Results of eight pre-clinical tests were submitted to the FDA in the third quarter of 2017 in order to commence first-in-human trials in the United States. If we commence a first-in-human trial, we will seek to obtain reimbursement approval for this product candidate. In the fourth quarter of 2017, we and the FDA discussed the pre-clinical tests submitted by us in the third quarter of 2017 and the FDA recommended we perform an additional 90-day animal study before commencing a first-in-human trial, which we are in the process of preparing to commence.

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In addition, we previously manufactured, developed and obtained FDA pre-market approval, or PMA, for the ProCol Vascular Bioprosthesis, a Class III product for hemodialysis vascular access in patients with ESRD. It is a biological graft derived from a cow’s mesenteric vein. The ProCol Vascular Bioprosthesis received a PMA for commercial sale in the United States for use as a vascular access bridge graft in patients who require graft placement or repair subsequent to at least one failed prosthetic graft implant.

In March 2016, LMAT, a provider of peripheral vascular devices and implants, acquired our ProCol Vascular Bioprosthesis for its dialysis access line of products for an upfront payment and a three-year royalty of up to $5 million. We continue to provide manufacturing transition services to LMAT from our facility in Irvine, California and are obligated to do so under a post-acquisition supply agreement with LMAT until 2019. Our ongoing revenue stream is derived from the sub-contract manufacturing services and royalties earned on LMAT sales pursuant to our agreement with LMAT.

Bioprosthetic Heart Valve

The BHV is a bio-prosthetic heart valve designed to mimic and function like a native heart valve providing the recipient over twice the functional performance of presently available devices. The hemodynamics and durability of BHV have been especially enhanced for the presently unresolved complications attendant to pediatric and adolescent recipients.

Following an eight-year research and development effort, we completed the designing, prototyping and testing in accordance with the requisite International Organization for Standardization, or ISO, 5840 Part 1 (Cardiovascular Implants, Cardiac Valve Prostheses General Requirements) and Part 2 (Surgically Implanted Heart Valve Substitutes) of what we believe is an innovative heart valve bio-prosthesis for pediatric cardiac heart valve replacement. We believe that we have completed the necessary ISO 5840 pre-clinical data requirements and plan a submission to the FDA for either a first-in-human study or for an IDE which we plan to submit in 2018. To that end, we have obtained a patent for the BHV. We intend to produce 19 mm, 21 mm and 23 mm diameter bio-prosthetic heart valves to address the specific needs of the pediatric and adult patient cohort undergoing valve replacement for congenital and/or acquired aortic and mitral valve disease.

The BHV is designed to address the specific needs of the pediatric patient cohort undergoing valve replacement for congenital and/or acquired aortic and mitral valve disease. Based upon our patented technology, the BHV is designed to eliminate the need for external support structures technically referred to as a “stent” to maintain valve geometry and function. This is accomplished through a use of titanium wires embedded within the wall of the bioprosthetic valve. This increases the size of the bioprosthesis that can be placed on the pediatric patient’s small annulus, the site of the inflow of the patient’s original valve. Thus, the BHV allows for effective functional results equal to a valve size at least two sizes larger than would be possible when implanting with an external stent. In addition, the internalized titanium supports are robust enough so as not to require additional suturing as is the case for weakly supported or stentless valves. This allows for the utilization of a single suture line for attachment of the valve to the recipient’s annulus and for an uninterrupted flow plane, which greatly increases the volume of blood with each heartbeat. Conversely, conventional valve design requires that the valve tissue be sewn or mounted inside the external stent diminishing the effective diameter and resulting in poor performance, stress on the leaflets and ultimately to a decreased longevity. When a conventional bioprosthetic heart valve is placed in a small annulus, not only will the valve react adversely to increasing cardiac output, but it will require a valve three sizes larger than the annulus to achieve a similar hemodynamic or functional result to the native valve; a feat not advisable or in any event accomplishable even with conventional root enlargement procedures. A patient prosthesis mismatch (the prosthesis is too small with regards to the patient’s size and weight) results in poor quality of life and in impairment of physical development and social integration.

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Similar flow advantages have been verified for our 23 mm BHV, the most common size implanted for mitral disease. We believe our 23 mm BHV provides an orifice area that mimics flow conditions of a younger active child.

Additionally, for a normal heart, the outflow of the mitral valve is immediately adjacent to the outflow tract of the aortic valve. In disease related left ventricular chamber anatomy, this anatomic relationship is extremely susceptible to obstruction of the outflow tract and/or injury to the compromised left ventricular wall by the degree of protrusion of the mitral valve replacement into the left ventricle. The protrusion of our 23 mm BHV is up to 2 mm less when compared to other bioprosthetic valves. Our flatter more planar geometry comes closer to mimicking the native anatomy allowing for physiological, more efficient left ventricular and aortic outflow tract flow patterns.

The CoreoGraft

The CoreoGraft is a device for use as an alternate or supplemental coronary vascular conduit in coronary bypass surgery. The CoreoGraft is designed to eliminate the need for harvesting the patient’s saphenous vein and/or radial artery and facilitate a more complete revascularization of the injured heart muscle. The device will allow for effective coronary bypass procedures for a significant number of patients who have no adequate vessels for grafting, especially patients undergoing redo procedures and patients suffering from CVI. This device is fashioned from 3 mm diameter bovine mesenteric veins. The “feel” and suturing quality of the graft are mimetic of mammary arteries and requires no special suture considerations beyond those commonly used for autologous grafts. The CoreoGraft length is designed to be appropriate for all bypass requirements to allow exact trimming to the individually required length.

The CoreoGraft is functionally similar to a natural artery and has been demonstrated in preliminary studies to sustain effective “coronary” hemodynamics and cardiac function. Outcomes of the 24 procedures performed exemplify the utility as an alternate or supplemental coronary vascular conduit in off-pump CABG. This preliminary clinical study was limited to patients without sufficient available autologous grafts or patients who could not be weaned from bypass perfusion because of incomplete cardiac revascularization. Twenty-six grafts were implanted in 24 patients requiring a complete myocardial revascularization subsequent to hospital admission for coronary artery bypass grafting. In all cases, the CoreoGraft was used when it was determined that adequate or suitable autologous conduits were not available as a consequence of prior use, vascular pathology or contraindication associated with a comorbid condition.

We believe there are no presently approved “off the shelf” vascular grafts for coronary artery bypass procedures. We believe that the availability of a readily available “off the shelf” device will encourage multiple graft placement without the surgeon foregoing additional procedures that are not cost-effective. We anticipate that the FDA trial for this product candidate will begin in 2018. We expect the trial’s endpoints will be patient survival as well as graft survival at one year. We will also be assessing complications post operatively and comparing them to concurrent CABG patients.

The VenoValve

We have developed the VenoValve for use in treatment of lower limb CVI. The VenoValve is intended to be a replacement of dysfunctional valves in the deep venous system in individuals suffering from lower limb CVI. Restoration of valvular function in the deep system is the primary treatment for treatment of CVI. The VenoValve comprises a biologic leaflet mounted in a supporting frame that is designed to allow for surgical insertion of VenoValve into the femoral vein or popliteal vein, thereby re-establishing competence and anterograde venous flow back to the heart.

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Preclinical prototype testing, including in vivo animal studies and in vitro hemodynamic studies have demonstrated that the VenoValve is similar in function to a normal functioning venous valve. In preclinical studies, VenoValve has passed the following areas: hemolysis, complement activation, platelet/leukocyte, thrombogenicity, cytotoxicity, and corrosion resistance. Moreover, VenoValve has functioned normally in acute animal implant as shown by venograms, and has also functioned normally under various conditions in hydrodynamic testing. Ascending and descending venography of the VenoValve in sheep, demonstrated competency of the valve as well as patency in appropriate flow patterns.

In August 2017, we made a presubmission to the FDA to initiate feedback regarding an IDE to initiate an Early Feasibility study in the United States. As we believe there are no currently available medical or non-surgical treatments for lower limb CVI, we believe the VenoValve will provide for a paradigm shift in the treatment of both primary and secondary causes of CVI disease.

ProCol Vascular Bioprosthesis

In March 2016, LMAT, a provider of peripheral vascular devices and implants, acquired our ProCol Vascular Bioprosthesis for dialysis access line of products for $2,805,297 plus a three-year royalty up to a maximum of $5 million. We agreed to provide manufacturing transition services to LMAT from its facility for up to three years.

The ProCol Vascular Bioprosthesis is a Class III vascular bioprosthesis for hemodialysis vascular access concomitant with ESRD. The ProCol Vascular Bioprosthesis is a natural biological graft derived from a cow’s mesenteric vein. The tissue processing technology and sterilization process ensures a product that is flexible, easy to suture and one which exhibits physiologic pulsatile flow characteristics similar to a native fistula. The ProCol Vascular Bioprosthesis may be implanted in a straight or loop configuration, according to the specific surgical need and has demonstrated clinical efficacy in the upper arm, forearm, and thigh.

The ProCol Vascular Bioprosthesis has received PMA for commercial sale in the United States for use as a vascular access bridge graft in patients who require graft placement or repair subsequent to at least one failed prosthetic graft or consequent to failure of a prosthetic graft in terms of intent to treat.

The outcomes of the FDA trials and subsequent studies demonstrate that the cumulative patency for the ProCol Vascular Bioprosthesis implanted as a first access or after multiple failed prosthetic grafts is fundamentally that usually reported for arteriovenous fistulas as the first access or employed consequent to failed ePTFE grafts. As compared with the present standard of care, the ePTFE graft, the ProCol Vascular Bioprosthesis has shown 3.7 times lower relative risk of infection, 1.4 times lower relative risk of interventions, and 1.7 times lower relative risk of thrombosis. We believe this is exemplified by the quantitative and qualitative similarities of the cumulative patency of the ProCol Vascular Bioprosthesis to that reported for native arteriovenous fistulae in the Dialysis Outcome and Practice Patterns Study. We believe the results of these and other studies consistently demonstrate that as a vascular access bridge graft, the ProCol Vascular Bioprosthesis provides dramatically better cumulative patency compared to ePTFE grafts and exhibits a lower complication rate. Most importantly is the continued patient satisfaction associated with the paucity of complications and uninterrupted dialysis therapy.

The ProCol Vascular Bioprosthesis is stored in sterile saline, so preparation in the operating room is easily accomplished via a simple, quick rinsing process. The ProCol Vascular Bioprosthesis is also highly biocompatible and elicits no antibody reactions in patients. Handling and suturing characteristics of the ProCol Vascular Bioprosthesis are similar to a patient’s native tissue making it easy to work with during the implant procedure. The natural tissue of the ProCol Vascular Bioprosthesis is easily punctured in the hemodialysis setting affording the ease of access associated with a native fistula and the highly elastic and compliant nature of the ProCol Vascular Bioprosthesis enables it to handle high flow rates. Hemostasis is also readily achieved with minimal pressure following the removal of the hemodialysis needles. The ProCol Vascular Bioprosthesis graft may be accessed for hemodialysis as soon as two weeks following implant, based upon the physician’s decision and patient tolerance.

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Our Industry and Market

Our three product candidates currently under development are designed to address three different industries. The BHV is designed to address diseases relating to the aortic and mitral valves. The CoreoGraft is designed to address coronary artery bypass graft surgery, or CABG, and the VenoValve is designed to address lower limb CVI.

Aortic and Mitral Valve Diseases

Bioprosthetic heart valves are used for diseases relating to the aortic and mitral valves. There is a long history of durability and value of these devices. Aortic valve or mitral valve stenosis occurs when the heart’s valves narrow, preventing the valve from opening fully. This obstructs blood flow from the heart and to the rest of the body. When the valves are obstructed, the heart needs to work harder to pump blood to the body, eventually limiting the amount of blood it can pump and may weaken the heart muscle. Valve stenosis, if left untreated, can lead to serious heart problems.

Mitral valve stenosis and prolapse, leakage or regurgitation related to inadequate or faulty closing, concerns a defective mitral valve, which is located between the left chambers of the heart. This valve works to keep blood flowing properly and allows blood to pass from the left atrium to the left ventricle but prevents it from flowing backward. When the mitral valve does not work properly, a person can experience symptoms such as fatigue and shortness of breath because the defective valve is allowing blood to flow backwards into the left atrium. Consequently, the heart will not pump enough blood out of the left ventricular chamber to supply the body with oxygen-filled blood. In certain cases, mitral valve disease, may, if left untreated, lead to heart failure or irregular heartbeats (arrhythmias), which may be life threatening.

Historically, heart valve manufacturers have fabricated replacement heart valve types (mechanical, biological, pericardial, pig-origin) and sizes to accommodate a spectrum of patient age, body mass or special pathologic conditions. Typically, this consists of aortic valve sizes with outside diameters ranging from 19 mm to 27 mm in 2 mm increments and mitral valves sizes in 2 mm increments from 27 mm to 31 mm. Hospitals and surgeons generally used one biologic and/or one mechanical valve from a single manufacturer and until about the end of the last century hospitals tended to inventory a complete size range of valves typically from a single manufacturer. As the practice of heart valve replacement surgery developed, it became apparent that the recipient population demanded a more prospective view in terms of the various implant modalities, geometrical configuration and a patient’s comorbidities. Depending on age (patients under age 20 receive a mechanical valve due to their calcium metabolism) surgeons use either mechanical, pericardial or porcine biological valves.

Distinctive features of one particular valve may facilitate implantation or meet the particular demands of a patient’s unique pathology. This stimulated the development of various valve configurations, but in the end did not significantly improve hemodynamic performance or advance quality of life concerns. There is no disagreement and considerable evidence that for most cardiac valve related disorders presently available devices will improve graft recipients presenting conditions.

However, we believe there is one patient cohort for whom the present devices fall short: very young children and adolescents requiring the smallest valve sizes, typically 19 to 21 mm in diameter. The primary challenge for these patients is to provide adequate blood flow during growth and development. Typically, this requires more complex procedures or multiple interventions to provide a larger valve replacement. Additionally, biological valves in younger patients will deteriorate as a consequence of what is known as dystrophic mineralization, a phenomenon most likely associated with skeletal growth. Children and adolescent receive historically mechanical valves, which show lower performance. The patient outgrows the valve size several times between ages 2 and 20, requiring three to five surgeries before adulthood (also referred to as patient prosthetic mismatch).

Pediatric patients suffering from mitral valve prolapse, stenosis or rheumatic fever typically face complex issues such as alterations of the morphology and geometrical shape of the left heart chambers, which may compromise the chords that tether the mitral valve and the surrounding annular tissues that maintain the leaflet in a proper position (juxtaposition) leading to leakage or regurgitation. The common course for mitral valve disease in children is repair rather than replacement of the valve due to the potential complexity of pediatric mitral valve disease. However, when the mitral valve is not amenable to repair either as a consequence of surgeon skill and/or experience or the complexity of the pathology, a valve replacement procedure is necessary. Mitral valve stenosis and prolapse, leakage or regurgitation also results in significant changes in the morphology of the wall of the left ventricle, typically manifested as considerable thinning, and/or ventricle enlargement or thickening. For a normal heart, the outflow of the mitral valve is immediately adjacent to the outflow tract of the aortic valve. In disease related left ventricular chamber anatomy, this anatomic relationship is extremely susceptible to obstruction of the outflow tract and/or injury to the compromised left ventricular wall by the degree of protrusion of the mitral valve replacement into the left ventricle. This leads to a restricted passage of the blood through the aortic valve (aortic insufficiency). A too large aortic valve replacement may restrict the function of the mitral valve. It is therefore very important to match the respective valve with the size of the patient’s heart.

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For developing children, the increasing body mass or body surface area as a child grows is frequently incongruent with the valve size that the patient’s heart can accommodate. Consequently, these recipients almost universally develop a condition designated as “patient prosthetic mismatch.” For valve replacement in both younger and older pediatric patients, patient prosthetic mismatch has been shown to be associated with longer recovery periods and diminished improvements in symptoms. This is reflected in decreased exercise capacity, decreased recovery of the thickened left ventricle, as a result of the ventricular adaptation to the flow resistance of the narrowed aortic valve outflow tract, and an increased number of adverse postoperative cardiac events. Older pediatric patients are especially susceptible to patient prosthetic mismatch with a marked persistence of symptoms. This is most likely related to the younger patient’s higher cardiac output requirements in association with a longer exposure to the consequences of patient prosthetic mismatch.

The American Heart Association reports that in each year, approximately 10 of every 1,000 children (approximately 1.3 million children) worldwide including 8 of every 1,000 in the United States are born with a congenital heart defect requiring immediate or eventual surgical intervention. Of this patient cohort, 30 to 40% will undergo either aortic or mitral valve replacement surgery during the first two decades of life. This results in approximately 50,000 procedures with the vast majority requiring 19, 21 or 23 mm sized prostheses. The 2015 Global Data Report reported the global heart valve market inclusive of the pediatric market to be approximately $4 billion based on an average selling price, or ASP, for standard valve prostheses of $5,000 to $9,000.

Coronary Artery Bypass Graft Surgery

The present standard procedure for CABG employs the use of the patient’s saphenous vein and/or internal mammary artery as conduits to re-establish blood flow. While balloon angioplasty with or without stent placement is another option and has been effective for many patients, this procedure is not always appropriate for multiple vessel disease. Balloon angioplasty also has not produced conclusive and consistent results and, in a large number of instances, may only provide short term relief necessitating subsequent and consequently more difficult surgical intervention. CABG remains the most effective procedure to re-vascularize cardiac muscle subsequent to a heart attack. By the end of the last decade, more than 500,000 CABG procedures requiring almost one million harvested autologous grafts were performed annually. In 2016, 150,000 CABG procedures were performed in the United States, accounting for approximately 375,000 bypass grafts (2.5 bypasses per procedure).

We believe that the recent trend toward off pump coronary graft surgery—the surgical intervention on a beating heart as opposed to surgery on a stopped heart with extra-corporal circulation—has had considerable bearing on both perioperative and procedural safety and efficacy and has had a significant impact on the future of the procedure and attendant utility of prosthetic bypass grafts. Bypass graft harvest remains the most invasive and complication prone aspect of minimally invasive bypass procedures as well as on-pump CABG. Present standard-of-care complications are described in recent published reports in major medical journals. The percentage of complications can be as high as 43%. Fortunately, less than 50% of these wounds require operative intervention, but the ones that do can be major.

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We believe saphenous vein graft obstruction is progressive, with failure as high as 50% at 10 years. Acute thrombosis, neointimal hyperplasia, and accelerated atherosclerosis are the 3 mechanisms that lead to venous graft failure. Also, a significant cost of CABG procedures is associated with graft harvest and the extended recovery and complications related to the harvest procedure.

The increased incidence of chronic venous diseases of the lower limbs also reduce the possibility of harvesting good quality veins as well as the increased incidence of redo CABG bypasses. With an aging population the incidence of good quality veins for bypass is reduced and the need for an “off the shelf” conduit becomes imperative. An “off the shelf” bypass conduit (tube) would do away with the attendant complications and chronic postoperative discomfort frequently reported for autologous graft harvest and consistently afford sufficient material for more complete cardiac revascularization. The American Heart Association stated in 2015 that complete revascularization was key to ensure long term survival and quality of life in patients with coronary disease. An efficacious prosthetic bypass graft in concert with off pump and/or minimally invasive surgery would comprise an almost wholly “noninvasive procedure.” We believe the availability and appeal of such a modality would have considerable impact on the therapeutic balance between bypass revascularization and interventional cardiology regimens like stents and balloon catheterization, which only provide temporary relief.

Coronary artery bypass surgery departs from the usual one-procedure, one-device paradigm. When revascularization requires more than an internal mammary graft, a conservative average of 2.5 additional grafts is required. The economics and surgeon reimbursement amounts for bypass procedures presently discourage multiple graft procedures as the time to harvest additional grafts is not economically justified in terms of the reimbursement amounts. Reimbursement codes for a single bypass graft versus five grafts on the same patient only differ by a few hundred dollars but the multiple grafts require up to three times the amount of time and operating costs of a single procedure. We believe that this discourages taking the time and incurring the operating room costs in harvesting additional bypass grafts resulting in suboptimal cardiac revascularization. Moreover, patients requiring multiple bypasses for a complete revascularization often show comorbidities like chronic venous insufficiency of the lower limbs as well as redo patients.

If only 20% of the annually performed procedures required multiple graft revascularization and were high risk patients, the requisite number for the United States alone would be in excess of 100,000 grafts. On the basis that, consequent to an approved device, utilization was only 50% of the prospective market potential, market value for the United States alone would be approximately $300 million to $350 million for unit pricing of approximately $6,000 to $7,000. The European and Pacific Asia markets combined would have an estimated similar value for a worldwide market of approximately $1 billion to $2 billion. Pricing evaluation for this product candidate includes reduced operating room expense and time for vein harvest, including reduction in operating room personnel as well as reduction in the overall morbidity from the leg wounds created during vein harvest in the post-operative period. Pricing evaluation also includes the fact this is the first off the shelf device for CABG as there is no competitive product. Most importantly, we believe there is an immediate need for this device in the medical field. Studies to obtain FDA approval would be required in patients without any autologous tissue for bypass. We would be evaluating patients after one year for survival and graft functioning.

Lower Limb CVI

Lower limb CVI is a disease presently affecting tens of millions of patients worldwide with approximately 1.5 million new cases annually. In the United States, based upon data from the Vascular Disease Foundation, approximately 20 million Americans suffer from varicose veins and 5% of that population is expected to develop deep vein thrombosis, or DVT, and approximately 65% of the DVT population is expected to develop CVI. Data from the Vascular Disease Foundation reveals that in the United States, the present population of individuals suffering lower limb CVI is approximately 4.5 million, the incidence of CVI as a consequence of congenital and inflammatory etiology resulted in approximately 700,000 hospitalizations per year, and the incidence of CVI as a consequence of DVT is approximately 400,000 cases per year. The highest incidence of CVI is in the age group of patients between 57-80 years of age. With an aging global population, the incidence of CVI is rising. In Western Europe, the incident rate of CVI is estimated at 1 million hospitalizations per year, the prevalent CVI population is estimated at 17.5 million, and the mean prevalence of CVI of the legs in the general population in Western Europe is 30%. Patients with CVI are plagued with marked disability, either from leg swelling or development of non-healing leg ulcers.

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The hallmark of the disease is the failure of damaged venous valves to allow for lower limb venous blood to return to the heart. It is a mechanical reflux problem. Presently, no known medical or nonsurgical treatment is available other than compression “garments” for early stage disease or leg elevation for more severe cases, which are, at best, only palliative. When the disease is isolated to the superficial veins, ablation or surgical excision of the affected vein is an option. However, for the deep system, valve transplants have been used but with very poor results or creation of valves using fibrous tissue which is only performed in few centers worldwide. Reestablishment of proper direction of venous flow to the heart is the only reasonable remedy to the problem of CVI.

Competition

We operate in the highly competitive medical device industry. While we believe our product candidates may face minimum direct competition, there are other products, treatments or devices that may indirectly now or in the future compete with our product candidates. We compete with various companies that operate in the medical device industry. Among these companies are St. Jude Medical, Inc., Johnson & Johnson and Medtronic Inc. Many of our competitors have substantially greater technological, financial, research and development, manufacturing, personnel and marketing resources than we do. We believe that we have competitive strengths that will position us favorably in our markets. However, our industry is evolving rapidly and is becoming increasingly competitive. Larger and more established companies may acquire or in-license devices and could directly compete with us. Additionally, certain of our competitors may be able to develop competing or superior technologies and processes and compete more aggressively and sustain that competition over a longer period of time than we could. Our technologies and devices may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors, which could result in limited demand for our product candidates.

We believe that each of our product candidates face limited direct competition for the following reasons:

BHV

Although the BHV market is mature with multiple established competing products, we believe that our approach (natural physiology with a proprietary tissue processing technology, design and geometry) will greatly facilitate market entry and acceptance. Our competitors in this market include St. Jude Medical, Inc., Johnson & Johnson and Medtronic Inc., all of which have previously acquired heart valves developed by some of our present and previous management.

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The CoreoGraft

To our knowledge, no company presently develops adjunct devices to be applied to a patient’s harvested grafts. Others have made attempts to “tissue engineer” small diameter grafts. We believe there will not be an approved competitive device for possibly a decade as a consequence of the complexities of present FDA regulations for tissue engineered devices and the historically poor outcomes of grafts fabricated from synthetics. As a result, we do not face significant competition to our CoreoGraft.

The VenoValve

The VenoValve may provide a new paradigm for the treatment of the disease for which it is intended. While the etiology of deep CVI may vary, the condition is wholly attributable to significant reflux in the deep system caused by dysfunctional venous valves. For some time, it has been recognized that the only durable treatment must include either reconstruction or replacement of the affected valve. There are no known FDA approved effective drugs, practical effective surgical or nonsurgical treatments, or a single treatment strategy for CVI. As a result, we believe there is no current direct competition for the VenoValve for the foreseeable future.

Our Strategy

Our business strategy is focused primarily on research, development and manufacturing of biomedical device technologies for use in surgical procedures. We are also focused on the relatively large device markets where our technological advances and achievements provide an opportunity to offer our product candidates in an environment conducive and advantageous to their utilization and clinical benefit. Developing pathways to obtain FDA approval in the most expedient fashion is our main strategy for our product candidates. Our present strategy for the VenoValve is to obtain approval from the FDA for a first-in-human study that will quickly evolve into a study coordinated to demonstrate improvement in the quality of life for patients with CVI. We believe that the VenoValve will provide significant improvement in the quality of life measures for patients living with the disability of CVI.

Our Competitive Strengths

We believe we will offer the cardiovascular device market a compelling value proposition with the launch of our three product candidates, if approved, for the following reasons:

●	We have experience of proprietary processing and manufacturing methodology specifically applicable to the design, processing, manufacturing and sterilization of our biologic tissue devices. We believe our patents pertaining to unique design advantages and processing methods of biologic valvular tissue as a “bioprosthetic” device provides intellectual advantage over potential competitors.

●	We operate a 14,507 square foot manufacturing facility in Irvine, California. Our facility is designed expressly for the manufacture of Class III medical devices and is equipped for research and development, prototype fabrication, current good manufacturing practices, or cGMP, and manufacturing and shipping for Class III medical devices, including biologic cardiovascular devices.

●	We have attracted senior executives who are experienced in research and development and who have the expertise to obtain FDA approval for product candidates like ours that are intended to satisfy patient needs. We also have the advantage of seasoned marketing and business development experience within senior management and members of our board of directors who will provide guidance as we move towards market launch.

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Marketing and Sales

We intend to develop an internal marketing and sales group to manage a combination of direct sales representatives and an independent distribution network.

BHV

The 2015 Global Data Report reported the global heart valve market to be approximately $4 billion, based on an ASP for standard adult valve prostheses of $5,000 to $9,000.

Cardiac surgeons and hospitals generally develop a preference for one particular company’s device, whether based on an impression of superior performance or on developed relationships with the providers, or costs. We believe that by focusing on the pediatric segment we are not subject to this issue as the prospective user can focus on the best ethical approach to the patient’s needs without “abandoning” prior affiliations. We believe that with the present “commodity” nature of the heart valve industry, the benefits of the BHV will position the device as a standard of care without a competitive “peer.”

Inclusive of the global market and according to the American Heart Association, each year, approximately 10 of every 1,000 children, worldwide (approximately 1.3 million children worldwide) including 8 of every 1,000 in the United States (approximately 35,000 children in the United States) are born with a congenital heart defect requiring immediate or eventual surgical intervention. Of this patient cohort, 30 to 40% (approximately 400,000 children worldwide) will undergo either aortic or mitral valve replacement surgery during the first two decades of life.

In the United States, this results in approximately 14,000 to 17,000 procedures with the vast majority requiring 19, 21 or 23 mm sized prostheses. Based on these statistics, we believe that at the proposed ASP of $17,500 per unit for all sizes, the estimated market of the pediatric BHV is approximately $250 million to $300 million in the United States and we estimate double that market size in Western Europe and Asia Pacific at $500 million to $600 million.

CoreoGraft CABG

The CABG market is a more complex market to estimate on a procedural basis. This is largely due to the evolving attitude toward more complete vascularization of the infarcted heart and the varying number of placed grafts accompanying the cardiopulmonary bypass and off pump or beating heart procedures. In lieu of a multifaceted trend analysis, it is reasonable to approach the potential market on a conservative basis by assigning an average of 2.5 grafts per procedure, which for the United States, would be an equivalent of approximately 375,000 units annually representing approximately 150,000 procedures per year and a market value of approximately $2.25 billion.

It appears that a cost for a device that substitutes for graft harvest alleviates the inevitable cost of treatment subsequent to incomplete revascularization with stents. In consideration of the above, the anticipated price to the hospital would be approximately $6,000 per unit.

The VenoValve

In the United States, based upon data from the Vascular Disease Foundation, approximately 5% of the population is expected to develop DVT and approximately 65% of the DVT population is expected to develop CVI. Extrapolation of the Data from the Vascular Disease Foundation reveals that in the United States, the present prevalent population of individuals suffering varying degrees of CVI is approximately 4.5 million, the incidence of CVI as a consequence of congenital and inflammatory etiology resulted in 700,000 hospitalizations per year, and the incidence of CVI as a consequence of DVT is approximately 400,000 cases per year. For Western Europe, the incident rate of CVI disease is estimated at one million hospitalizations per year, the prevalent CVI disease population is estimated at 17.5 million, and the mean prevalence of CVI disease of the legs in the general population in Western Europe is 30%.

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There is no known comparable device for purposes of price comparisons or reimbursement codes. Therefore, after consulting with industry analysts and examining the actual selling price sensitivity in terms of clinical benefit, and analyzing trends in reimbursement for similarly existing devices, we have developed a potential clinical value for the VenoValve. We have estimated a reimbursement of approximately $6,500 to $11,000 per valve.

A measure to estimate the cost effectiveness of an intervention is quality-of life-years, or QOLY. Presently for CVI, the cost per patient to maintain the status quo of CVI or no substantial improvement in QOLY is approximately $50,000 annually. We believe the VenoValve will improve the QOLY over a 5-year period by at least 2.5 QOLYs and would reduce the annual cost to maintain the improved longevity and life style by 60%. For device recipients, with a return to normal activity without pain, the QOLY improvement would be 4, equivalent to reducing annual costs by 75%. We believe the savings per year for treatment of venous ulcers in particular is approximately $40,000 per patient, as part of the QOLY assessment and includes loss of work days. Over a 5 year period of time, this averages to be approximately $220,000 per patient over 5 years. In consideration of the above anticipated price to the buyer, we expect these factors to be associated with the cost of the device.

Intellectual Property

We possess an extensive proprietary processing and manufacturing methodology specifically applicable to the design, processing, manufacturing and sterilization of our biologic devices. This includes FDA compliant quality control and assurance programs, proprietary tissue processing technologies demonstrated to eliminate recipient immune responses, decades long relationship with abattoir suppliers, and a combination of tissue preservation and gamma irradiation that extends device longevity, provides device functions and guarantees sterility. Our patents pertaining to the design advantages and processing methods of valvular tissue as a bioprosthetic device provides further intellectual advantage over potential competitors. In addition, there are various specific intellectual property items related to each of our product candidates as described below. The critical design components and function relationships unique to the BHV are protected by U.S. Patent No. 7,815,677, issued on October 19, 2010, and expiring on July 9, 2027. Patents are pending for the design of the frame for this device. We maintain proprietary methods for processing tissue for this valve. Two patents have been filed for the VenoValve with the U.S. Patent and Trademark Office.

Regulatory Pathway

BHV

We have developed a prototype specification for each of the BHV sizes, device history records and other required documentation including risk analyses to support the prototype specification. We have complete biocompatibility testing and tests specified in ISO 5840 Standards, including animal and tissue fatigue and hydrodynamic. Subsequent to the completion of all required studies and investigational protocol, we will submit an application to the FDA to begin human studies in the United States.

In October 2002, under the Medical Device User Fee and Modernization Act of 2002, or MDUFMA, the FDA developed guidelines, which were enacted into law in 2007, to stimulate and facilitate the development of devices for pediatric medicine. Among other things, the MDUFMA amended provisions of the Federal, Food, Drug, and Cosmetic Act, or FFDCA, to promote the development of safe and effective pediatric devices and promote protection of such patient population during the course of clinical trials involving such products. The 21st Century Cures Act, implemented in September 2016, adds significantly to our ability to perform trials in the least burdensome regulatory path. We believe that the adoption of these guidelines will greatly facilitate the regulatory tasks and FDA PMA for the BHV clinical trial protocol.

The CoreoGraft

There are no regulatory guidelines for the development and preclinical testing of conduits for CABG and we have taken the initiative in developing a proposal for preclinical testing and the clinical investigation protocol. Most of the production procedures and validation processes are similar if not identical to the FDA PMA of ProCol. The remaining preclinical work will include a short-term implantation in an approved animal model. The study will require approximately 6 months to complete and is intended to be combined with presently completed documentation including the “first-in-human” studies reviewed in the device information studies as part of the FDA IDE application.

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The VenoValve

A pivotal trial will be conducted under an approved IDE following a Human Feasibility study. Due to the low hazard analysis and high need for such a device, we anticipate that the time to receive a PMA for commercialization may be shortened to approximately eighteen months for this Class III device due to medical needs in the community.

Government Regulation

Our product candidates and our operations are subject to extensive regulation by the FDA, and other federal and state authorities in the United States, as well as comparable authorities in foreign jurisdictions. Our product candidates are subject to regulation as medical devices in the United States under the FFDCA, as implemented and enforced by the FDA. The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, pre-market clearance or approval, import, export, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FFDCA.

FDA Pre-market Clearance and Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) pre-market notification, or approval of a PMA application. Under the FFDCA, medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the FDA’s Quality System Regulation, or QSR, registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, postmarket surveillance, patient registries and FDA guidance documents. While most Class I devices are exempt from the 510(k) pre-market notification requirement, manufacturers of most Class II devices are required to submit to the FDA a pre-market notification under Section 510(k) of the FFDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) pre-market notification is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life sustaining, life supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Some pre-amendment devices are unclassified, but are subject to FDA’s pre-market notification and clearance process in order to be commercially distributed.

510(k) Marketing Clearance Pathway

We do not intend to utilize the 510(k) clearance route. However, if we do, to obtain 510(k) clearance, we must submit to the FDA a premarket notification submission demonstrating that the proposed device is “substantially equivalent” to a predicate device already on the market. A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent through the 510(k) process. The FDA’s 510(k) clearance process usually takes from three to six months, but may take longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence.

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If the FDA agrees that the device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device. If the FDA determines that the device is “not substantially equivalent” to a previously cleared device, the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements, or can request a risk-based classification determination for the device in accordance with the “de novo” process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device. After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) marketing clearance or, depending on the modification, PMA approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k) or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) marketing clearance or PMA approval is obtained. Also, in these circumstances, we may be subject to significant regulatory fines or penalties.

The FDA is currently considering proposals to reform its 510(k) marketing clearance process, and such proposals could include increased requirements for clinical data and a longer review period. Specifically, in response to industry and healthcare provider concerns regarding the predictability, consistency and rigor of the 510(k) regulatory pathway, the FDA initiated an evaluation of the 510(k) program, and in January 2011, announced several proposed actions intended to reform the review process governing the clearance of medical devices. The FDA intends these reform actions to improve the efficiency and transparency of the 510(k) clearance process, as well as bolster patient safety. In addition, as part of the Food and Drug Administration Safety and Innovation Act, or FDASIA, enacted in 2012, Congress reauthorized the Medical Device User Fee Amendments with various FDA performance goal commitments and enacted several “Medical Device Regulatory Improvements” and miscellaneous reforms, which are further intended to clarify and improve medical device regulation both pre- and post-clearance and approval.

PMA Approval Pathway

Class III devices require PMA approval before they can be marketed although some pre-amendment Class III devices for which FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing and proposed labeling. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR.

The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

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Certain changes to an approved device, such as changes in manufacturing facilities, methods or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness. None of our product candidates are currently approved under a PMA. However, we may in the future develop devices which will require the approval of a PMA.

De novo Classification Process

Medical device types that the FDA has not previously classified as Class I, II or III are automatically classified into Class III regardless of the level of risk they pose. The Food and Drug Administration Modernization Act of 1997 established a new route to market for low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, called the “Request for Evaluation of Automatic Class III Designation,” or the de novo classification procedure. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. Prior to the enactment of the Food and Drug Administration Safety and Innovation, or the FDASIA, a medical device could only be eligible for de novo classification if the manufacturer first submitted a 510(k) premarket notification and received a determination from the FDA that the device was not substantially equivalent. FDASIA streamlined the de novo classification pathway by permitting manufacturers to request de novo classification directly without first submitting a 510(k) premarket notification to the FDA and receiving a not substantially equivalent determination. Under FDASIA, FDA is required to classify the device within 120 days following receipt of the de novo application. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. In addition, the FDA may reject the reclassification petition if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed. We may utilize the de novo classification process to obtain marketing authorization for our product candidates under development.

Clinical Trials

Clinical trials are almost always required to support a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s IDE regulations, which govern investigational device labeling, prohibit promotion of the investigational device and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk,” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.

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In addition, the study must be approved by, and conducted under the oversight of, an Institutional Review Board, or IRB, for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent and labeling and record-keeping requirements. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA’s regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Post-market Regulation

After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:

●	establishment registration and device listing with the FDA;

●	QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

●	labeling regulations and FDA prohibitions against the promotion of investigational products, or “off-label” uses of cleared or approved products;

●	requirements related to promotional activities;

●	clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices;

●	medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

●	correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

●	the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

●	post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

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Our manufacturing processes are required to comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file and complaint files. As a manufacturer, we are subject to periodic scheduled or unscheduled inspections by the FDA. Our failure to maintain compliance with the QSR requirements could result in the shut-down of, or restrictions on, our manufacturing operations and the recall or seizure of our products, which would have a material adverse effect on our business. The discovery of previously unknown problems with any of our products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

●	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

●	recalls, withdrawals or administrative detention or seizure of our products;

●	operating restrictions or partial suspension or total shutdown of production;

●	refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;

●	withdrawing 510(k) clearances or PMA approvals that have already been granted;

●	refusal to grant export approvals for our products; or

●	criminal prosecution.

Regulation of Medical Devices in the EEA

There is currently no pre-market government review of medical devices in the European Economic Area, or EEA (which is comprised of the 28 Member States of the European Union, or EU, plus Norway, Liechtenstein and Iceland). However, all medical devices placed on the market in the EEA must meet the relevant essential requirements laid down in the Medical Devices Directive. The most fundamental essential requirement is that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performances intended by the manufacturer and be designed, manufactured and packaged in a suitable manner. The European Commission has adopted various standards applicable to medical devices. These include standards governing common requirements, such as sterilization and safety of medical electrical equipment, and product standards for certain types of medical devices. There are also harmonized standards relating to design and manufacture. While not mandatory, compliance with these standards is viewed as the easiest way to satisfy the essential requirements as a practical matter. Compliance with a standard developed to implement an essential requirement also creates a rebuttable presumption that the device satisfies that essential requirement.

To demonstrate compliance with the essential requirements laid down in Annex I to the Medical Devices Directive, medical device manufacturers must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Conformity assessment procedures require an assessment of available clinical evidence, literature data for the product and post-market experience in respect of similar products already marketed. Except for low-risk medical devices, where the manufacturer can self-declare the conformity of its products with the essential requirements, a conformity assessment procedure requires the intervention of a Notified Body. Notified bodies are often private entities and are authorized or licensed to perform such assessments by government authorities. The notified body would typically audit and examine a products’ technical dossiers and the manufacturers’ quality system. If satisfied that the relevant product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE mark to the device, which allows the device to be placed on the market throughout the EEA. Once the product has been placed on the market in the EEA, the manufacturer must comply with requirements for reporting incidents and field safety corrective actions associated with the medical device.

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In September 2012, the European Commission published proposals for the revision of the EU regulatory framework for medical devices. The proposal would replace the Medical Devices Directive and the Active Implantable Medical Devices Directive with a new regulation (the Medical Devices Regulation). Unlike the Directives that must be implemented into national laws, the Regulation would be directly applicable in all EEA Member States and so is intended to eliminate current national differences in regulation of medical devices.

In October 2013, the European Parliament approved a package of reforms to the European Commission’s proposals. Under the revised proposals, only designated “special notified bodies” would be entitled to conduct conformity assessments of high-risk devices, such as active implantable devices. These special notified bodies will need to notify the European Commission when they receive an application for a conformity assessment for a new high-risk device. The European Commission will then forward the notification and the accompanying documents on the device to the MDCG, (a new, yet to be created, body chaired by the European Commission, and representatives of Member States) for an opinion. These new procedures may result in the re-assessment of our existing medical devices, or a longer or more burdensome assessment of our new products.

If finally adopted, the Medical Devices Regulation is expected to enter into force sometime in 2016 and become applicable three years thereafter. In its current form it would, among other things, also impose additional reporting requirements on manufacturers of high risk medical devices, impose an obligation on manufacturers to appoint a “qualified person” responsible for regulatory compliance and provide for more strict clinical evidence requirements.

Federal, State and Foreign Fraud and Abuse, Data Privacy and Security and Physician Payment Transparency Laws

In addition to FDA restrictions on marketing and promotion of drugs and devices, other federal and state laws restrict our business practices. These laws include, without limitation, foreign, federal and state anti-kickback and false claims laws, data privacy and security laws, as well as transparency laws regarding payments or other items of value provided to healthcare providers.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the Anti-Kickback Statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Moreover, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act (described below).

Recognizing that the Anti-Kickback Law is broad and may technically prohibit many innocuous or beneficial arrangements within the healthcare industry, the U.S. Department of Health and Human Services issued regulations in July 1991, which the Department has referred to as “safe harbors.” These safe harbor regulations set forth certain provisions which, if met in form and substance, will assure medical device manufacturers, healthcare providers and other parties that they will not be prosecuted under the federal Anti-Kickback law. Additional safe harbor provisions providing similar protections have been published intermittently since 1991.

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Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Our arrangements with physicians, hospitals and other persons or entities who are in a position to refer may not fully meet the stringent criteria specified in the various safe harbors. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the Anti-Kickback Statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Moreover, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act (described below). Violations of the Anti-Kickback Statute can result in imprisonment, exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, including criminal fines of up to $5,000 and imprisonment of up to five years. Violations are subject to civil monetary penalties up to $50,000 for each violation, plus up to three times remuneration involved. Civil penalties for such conduct can further be assessed under the federal False Claims Act of up to $11,000 for each claim submitted, plus up to three times the amounts paid for such claims. Conduct and business arrangements that do not fully satisfy one of these safe harbor provisions may result in increased scrutiny by government enforcement authorities. The majority of states also have anti-kickback laws which establish similar prohibitions and in some cases, may apply more broadly to items or services covered by any third-party payor, including commercial insurers and self-pay patients.

The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The civil False Claims Act also applies to false submissions that cause the government to be paid less than the amount to which it is entitled, such as a rebate. Intent to deceive is not required to establish liability under the civil False Claims Act. The government may further prosecute conduct constituting a false claim under the criminal False Claims Act. The criminal False Claims Act prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious or fraudulent and, unlike the civil False Claims Act, requires proof of intent to submit a false claim. In addition, private parties may initiate “qui tam” whistleblower lawsuits against any person or entity under the False Claims Act in the name of the government and share in the proceeds of the lawsuit. Penalties for False Claim Act violations include fines ranging from $5,500 to $11,000 for each false claim, plus up to three times the amount of damages sustained by the federal government and, most critically, may provide the basis for exclusion from the federally funded healthcare program.

The civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

Additionally, there has been a recent trend of increased federal and state regulation of payments and transfers of value provided to healthcare professionals or entities. The Physician Payment Sunshine Act, which imposes new annual reporting requirements on device manufacturers for payments and other transfers of value provided by them, directly or indirectly, to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their family members. A manufacturer’s failure to submit timely, accurately and completely the required information for all payments, transfers of value or ownership or investment interests may result in civil monetary penalties of up to an aggregate of $150,000 per year, and up to an aggregate of $1 million per year for “knowing failures.” Manufacturers must submit reports by the 90th day of each calendar year. Certain states also mandate implementation of commercial compliance programs, impose restrictions on device manufacturer marketing practices and require tracking and reporting of gifts, compensation and other remuneration to healthcare professionals and entities. The shifting commercial compliance environment and the need to build and maintain robust and expandable systems to comply with different compliance or reporting requirements in multiple jurisdictions increase the possibility that a healthcare company may fail to comply fully with one or more of these requirements.

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Many U.S. states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. We may also be subject to similar foreign laws, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals. In addition, many foreign countries have similar laws relating to healthcare fraud and abuse. Foreign laws and regulations may vary greatly from country to country. These laws may limit or restrict the advertising and promotion of our products to the general public and may impose limitations on our promotional activities with healthcare professionals.

We are also subject to various federal, state and foreign laws that protect the confidentiality of certain patient health information, including patient medical records, and restrict the use and disclosure of patient health information by healthcare providers, such as HIPAA in the United States. HIPAA created new federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Under HIPAA, the Department of Health and Human Services, or HHS, has issued regulations to protect the privacy and security of protected health information used or disclosed by covered entities including health care providers and their business associates. HIPAA also regulates standardization of data content, codes and formats used in health care transactions and standardization of identifiers for health plans and providers. HIPAA violations carry civil and criminal penalties, including civil monetary penalties up $50,000 per violation, not to exceed $1.5 million per calendar year for non-compliance of an identical provision, and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. State attorneys general can also bring a civil action to enjoin a HIPAA violation or to obtain statutory damages up to $25,000 per violation on behalf of residents of his or her state.

We intend to develop and implement processes designed to comply with these regulations. The requirements under these regulations may change periodically and could have an effect on our business operations if compliance becomes substantially more costly than under current requirements. Additionally, a breach of unsecured protected health information, such as by employee error or an attack by an outsider, could have an adverse effect on our business in terms of potential penalties and corrective action required. In addition to federal privacy regulations, there are a number of state laws governing confidentiality and security of health information that are applicable to our business. New laws governing privacy may be adopted in the future as well. State privacy laws can also be more stringent and more broadly applicable than HIPAA. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of protected health information, or PHI.

In the EU, we are subject to laws relating to our collection, control, processing and other use of personal data (i.e. data relating to an identifiable living individual). We may process personal data in relation to our operations. We may process data of both our employees and our customers, including health and medical information. The data privacy regime in the EU includes the EU Data Protection Directive (95/46/EC) regarding the processing of personal data and the free movement of such data, the E-Privacy Directive 2002/58/EC and national laws implementing each of them. Each EU Member State has transposed the requirements laid down by this Privacy and Data Protection Directive into its own national data privacy regime and therefore the laws differ significantly by jurisdiction. We need to ensure compliance with the rules in each jurisdiction where we are established or are otherwise subject to local privacy laws.

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The requirements include that personal data may only be collected for specified, explicit and legitimate purposes based on legal grounds set out in the local laws, and may only be processed in a manner consistent with those purposes. Personal data must also be adequate, relevant, not excessive in relation to the purposes for which it is collected, be secure, not be transferred outside of the EEA unless certain steps are taken to ensure an adequate level of protection and must not be kept for longer than necessary for the purposes of collection. To the extent that we process, control or otherwise use sensitive data relating to living individuals (for example, patients’ health or medical information), more stringent rules apply, limiting the circumstances and the manner in which we are legally permitted to process that data and transfer that data outside of the EEA. In particular, in order to process such data, explicit consent to the processing (including any transfer) is usually required from the data subject (being the person to whom the personal data relates).

We are subject to the supervision of local data protection authorities in those jurisdictions where we are established or otherwise subject to applicable law. We depend on a number of third parties in relation to our provision of our services, a number of which process personal data on our behalf. With each such provider we enter into contractual arrangements to ensure that they only process personal data according to our instructions, and that they have sufficient technical and organizational security measures in place. Where we transfer personal data outside the EEA, we do so in compliance with the relevant data export requirements. We take our data protection obligations seriously, as any improper disclosure, particularly with regard to our customers’ sensitive personal data, could negatively impact our business and/or our reputation.

Local laws are amended from time to time, and guidance is issued frequently by regulators. Any changes in law and new guidance may impact, and require changes to, our current operations. Additionally, on January 25, 2012, the European Commission published its draft EU Data Protection Regulation. On March 12, 2014, the European Parliament formally passed a revised proposal of the Regulation, and the Council of the European Union published its general approach on June 15, 2015. Trilogue discussion between the European Commission, European Parliament and Council of the European Union are currently ongoing and are expected to be finalized by the end of 2015, taking into account the two-year implementation period, the earliest the terms would be in force would be the end of 2017. The current form of the Regulation proposes significant changes to the EU data protection regime. Unlike the Privacy and Data Protection Directive, the Regulation has direct effect in each EU Member State, without the need for further enactment. When implemented, the Regulation will likely strengthen individuals’ rights and impose stricter requirements on companies processing personal data. There are similar privacy laws in a number of other countries in which we operate and in the future new privacy laws may be enacted countries that do not have privacy laws today. Significant changes in the current draft of the Regulation include: (1) the need for consent to processing to always be explicit; (2) extended information duties; (3) tougher sanctions (as currently drafted, the applicable data protection authority may be able to impose a fine of up to EUR 100 million or five percent of annual worldwide turnover, whichever is greater); and (4) increased rights of the data subject and a requirement to notify the data protection authority of data breaches. As the Regulation has not yet made its full progression through the legislative process, it is not currently possible to assess its full impact on our business. As the Regulation has not yet made its full progression through the legislative process, it is not currently possible to assess its full impact on our business.

These existing and proposed laws, regulations and guidance can be costly to comply with and can delay or impede the development of new products and/or entry into new markets, increase our operating costs, require significant management time and attention, increase our risk of non-compliance and subject us to claims and other remedies, including fines, demands that we modify or cease our existing practices and/or negative publicity and reputational harm

Employees

As of January 19 , 2018, we had 9 full-time and 3 subcontracted employees. None of our employees are represented by a collective bargaining agreement, and we have never experienced any work stoppage. We believe we have good relations with our employees.

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Properties and Facilities

We lease a 14,507 square foot manufacturing facility in Irvine, California, which is certified under the ISO 13485 medical device manufacturing standard for medical devices and operates under the FDA’s QSR. We renewed our lease on September 20, 2017, effective October 1, 2017, for five years with an option to extend the lease for an additional 60-month term at the end of lease term. Our facility is designed expressly for the manufacture of biologic vascular grafts and is equipped for research and development, prototype fabrication, cGMP manufacturing and shipping for Class III medical devices, including biologic cardiovascular devices. We believe there is present capacity to manufacture up to 24,000 venous valves per year to meet potential market demands of $228 million based on an estimated selling price of $9,500 per valve.

Legal Proceedings

From time to time we may be involved in various disputes and litigation matters that arise in the ordinary course of business. We are currently not a party to any material legal proceedings.

Changes in and Disagreements with Accountants

None.

Corporation Information

We were incorporated in the State of Delaware in December 1999. Our principal executive office is located at 70 Doppler, Irvine, California 92618 and our telephone number is (949) 261-2900. Our website is www.hancockjaffe.com. The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

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MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of January 19 , 2018:

Name	Age	Position(s)
Executive Officers and Directors
Benedict Broennimann, M.D.	60	Co-Chief Executive Officer
Steven A. Cantor	60	Co-Chief Executive Officer and Director
William R. Abbott	61	Senior Vice President and Chief Financial Officer, Secretary and Treasurer
Marc H. Glickman, M.D.	68	Senior Vice President and Chief Medical Officer
Susan Montoya	66	Senior Vice President of Operations, Regulatory Affairs and Quality Assurance
Non-Employee Directors
Yury Zhivilo	58	Chairman of the Board of Directors
Robert A. Anderson	77	Director
Robert W. Doyle	75	Director
Steven Girgenti	72	Director

Executive Officers and Directors

Benedict Broennimann, M.D. has served as our Chief Executive Officer since September 2016, and our Co-Chief Executive Officer since August 2017. From 2006 to 2008, Dr. Broennimann served as our Chairman and Chief Executive Officer, and from 2009 to 2015 he was engaged by us as a consultant to facilitate our efforts to gain various regulatory approvals in Europe. From 2012 to 2016, he served as Chief Executive Officer and Chief Medical Officer of OstomyCure AS, where he was responsible for achieving CE marking of a Class IIb medical implant and leading strategic alliances and negotiations. From 2004 to 2008, he was also Chief Executive Officer of Leman Cardiovascular S.A., where he spearheaded fundraising and cardiovascular device developments. Dr. Broennimann served as Principal at Heidrick & Struggles from 2000 to 2002 and Highland Partners from 2003 to 2004. He also served as a Senior Partner at Rosewall Ventures, Ltd. from 2008 to 2011. Dr. Broennimann attended the University of Bern in Switzerland, where he received his Doctor of Medicine, and was Chief Resident in the Department of General Surgery and Transplantation at the Centre Hospitalier Universitaire Vaudois in Lausanne, Switzerland. Dr. Broennimann is also board certified in general surgery and pharmaceutical medicine.

Steven A. Cantor has served as our Co-Chief Executive Officer and a member of our board of directors since August 2017. Mr. Cantor served as our Business Development Manager from September 2013 to December 2016, and our Chief Business Development Officer from December 2016 to August 2017. Since 2013, Mr. Cantor has been a member at Medi-Pharm Consulting, LLC. Prior to joining our company, Mr. Cantor was the founder, Chairman, and Chief Executive Officer of Vasomedical, Inc., a company focused on enhanced external counterpulsation for the treatment of cardiovascular disease. In March of 2014, Mr. Cantor co-founded BioAffinity Technologies, Inc., a cancer diagnostic and treatment company and served as a director until May 2014. From October 2011 to October 2012, Mr. Cantor served as Business Development Manager at Neurox Pharmaceuticals LLC, a development stage pharmaceutical company. In February 2010, the Alabama Securities Commission issued an administrative order permanently barring Mr. Cantor from registration and from engaging in any securities activities into, within or from the State of Alabama. We believe Mr. Cantor is qualified to serve as a member of our board of directors because of his extensive experience in all phases of the commercialization of devices in the medical technology field.

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William R. Abbott has served as our Chief Financial Officer since March 2016. In July 2016 he was appointed as our Interim President, Chief Financial Officer and Secretary and in September 2017 he was named as Senior Vice President and Chief Financial Officer, Treasurer and Secretary. Mr. Abbott has more than thirty years of experience in multi-industry international companies. From December 2014 to March 2016, Mr. Abbott served as Vice President of Finance and Corporate Controller and later as Interim Chief Financial Officer of Apollo Medical Holdings, Inc. From 2011 to 2014, he was an independent consultant providing accounting and advisory services. From 2006 to 2011, Mr. Abbott served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer for Cardiogenesis Corporation. From 1997 to 2005, Mr. Abbott served in financial management positions at Newport Corporation, including as Vice President of Finance and Treasurer from 2001 to 2005 and Vice President and Corporate Controller from 1997 to 2001. Prior to that, Mr. Abbott served as Vice President and Corporate Controller of Amcor Sunclipse North America, Director of Financial Planning at Coca-Cola Enterprises, Inc. and Controller of McKesson Water Products Company. Mr. Abbott also spent six years in management positions at PepsiCo, Inc. after beginning his career with PricewaterhouseCoopers, LLP. Mr. Abbott has a Bachelor of Science degree in accounting from Fairfield University and a Masters in Business Administration degree from Pepperdine University.

Marc H. Glickman, M.D. has served as our Senior Vice President and Chief Medical Officer since May 2016 and served as member of our board of directors from July 2016 to August 2017. In 1981, Dr. Glickman started a vascular practice in Norfolk, Virginia. He established the first Vein Center in Virginia and also created a dialysis access center. He was employed by Sentara Health Care as director of Vascular Services until he retired in 2014. Dr. Glickman is a board certified vascular surgeon. Dr. Glickman received his Doctor of Medicine from Case Western Reserve, in Cleveland, Ohio and completed his residency at the University of Washington, Seattle. He is board certified in Vascular Surgery and was the past president of the Vascular Society of the Americas. He has served on the advisory boards of Possis Medical, Cohesion Technologies, Thoratec, GraftCath, Inc., TVA medical, Austin, Texas.

Susan Montoya has served as our Vice President Operations, Quality Assurance/Regulatory Affairs since 1999. In this role, she is responsible for manufacturing operations, quality procedures and regulatory affairs. Ms. Montoya has overseen clinical trials and regulatory submissions. Ms. Montoya has over 30 years of leadership experience in medical device industry, and has been with our company since our inception. Ms. Montoya was employed by Xenotech Laboratories from 1980 to 1986, where she developed one of the first Quality System and Good Manufacturing Practices for Cardiovascular and Orthopedic bioprosthetic devices and at a precursor company of our company beginning in 1988. She has also held various management positions at several medical device companies, including Medtronic Inc., St. Jude Medical and Leman Cardiovascular S.A. Ms. Montoya holds both a Bachelor and a Masters degree in Biology from the California State University, Fullerton.

Non-Employee Directors

Yury Zhivilo has served as Chairman of our board of directors since September 2007. In 2004, he co-founded Leman Cardiovascular S.A., a private company that develops, manufactures and markets bioprosthetic products used in cardiovascular surgery, as well as nephrology indications. Since 2010, he has been serving as President of Leman Cardiovascular S.A, Chief Executive Officer and President of Dante-Lido Financial Limited, and as Managing Director of Biodyne, all of which are based in Morge, Switzerland. Biodyne’s principal line of business is to invest in medical device technology companies. Mr. Zhivilo is also currently serving as a director of Dante-Lido Financial Limited and Biodyne. From 2004 to present, Mr. Zhivilo served as Chairman of the board of director of Leman Cardiovascular S.A. Prior to that, he served as Chairman and Chief Executive Officer of Base Metal Trading Limited from 1992 to 2004. Mr. Zhivilo received a Senior Specialist degree in economics in 1985 from Moscow State Institute of International Affairs. We believe Mr. Zhivilo is qualified to serve as a member of our board of directors because of his extensive experience in the medical device industry as both an operating executive and as a board member.

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Robert A. Anderson has served as a member of our board of directors since August 2016. Since April of 2014, Mr. Anderson has been a member of the board of directors at BioAffinity Technologies, Inc. For the past five years, Mr. Anderson has been providing marketing, business, and strategic consulting services as a partner of Medi-Pharm Consulting LLC to small pharmaceutical and medical device companies. From 1983 to 1988, Mr. Anderson served as Group Product Director at Parke-Davis, where he was responsible for the cardiovascular products and pipeline. From 1988 to 1990, Mr. Anderson served as Vice-President of Marketing for the Key Pharmaceuticals division of Schering-Plough Corporation, and was responsible for the marketing of Schering-Plough Corporation’s cardiovascular portfolio. Following his tenure at Schering-Plough Corporation, Mr. Anderson was brought on board at Centocor, Inc. (now known as Janssen Biotech, Inc.) to build the business infrastructure, including developing marketing plans, budgets and the U.S. pre-launch product strategies. In 1992, Mr. Anderson joined Physicians World Communications Group (which was later acquired by Thomson Corp.) as Vice President, was later appointed to the Executive Committee and made a Partner and was appointed Chief Operating Officer in 1997. Mr. Anderson received a Bachelor of Arts degree in Political Science from Rutgers University. We believe Mr. Anderson is qualified to serve as a member of our board of directors because of his experience in providing infrastructure development, financial analysis, marketing leadership and successfully launching products in the cardiovascular, biotech and pharmaceutical industries.

Robert W. Doyle has served as a member of our board of directors since August 2016. Since December of 2011, Mr. Doyle has been a partner at Medi-Pharm Consulting LLC. From 1994 to 2000, Mr. Doyle headed Marketing Operations for Parke-Davis where he had overall responsibility for launch meetings. Mr. Doyle continued his operations responsibilities during the Pfizer acquisition in 2000. From 2001 to 2005, Mr. Doyle served at Novartis Pharmaceuticals, US as Vice-President of Marketing Operations and also chaired the Committees on Pharmaceutical Research & Manufacturers of America Code guidelines and Office of Inspector General – HHS guidelines, and was a permanent member of the senior management group overseeing the Core Team (Medical, Legal, Regulatory Compliance). From 1978 to 1984, Mr. Doyle served at E.R. Squibb & Sons as Hospital Advertising Manager, then Cardiovascular Product Manager. From 1984 to 1990 Mr. Doyle was a product manager, Director of New Products and then Director of Product Licensing at Warner-Lambert. From 1990 to 1992 he was Worldwide Director of Marketing for Imaging Products at Centocor. Mr. Doyle also served on the board of directors of the Healthcare Marketing & Communications Council. He is also a past member of the Editorial Advisory Board, of Pharmaceutical Executive magazine. Mr. Doyle also served as a member of the Hilton Advisory Board from 1997 to 2004. Mr. Doyle holds a Bachelor of Business Administration degree from Upsala College and a Master in Business Administration from Fairleigh Dickinson University. We believe Mr. Doyle is qualified to serve as a member of our board of directors because of his experience leading and successfully managing budgets and highly regulated and complex pharmaceutical businesses.

Steven Girgenti has served as a member of our board of directors since September 2017. Mr. Girgenti concurrently serves as the chairman of the board of directors at BioAffinity Technologies, Inc. Since 2013, Mr. Girgenti has been the managing partner of Medi-Pharm Consulting LLC. In 2005, Mr. Girgenti founded DermWorx Inc., a specialty pharmaceutical company, which he sold to a European dermatology company in 2013. Mr. Girgenti was also the founder, Chief Executive Officer and Worldwide Chairman of Healthworld Corporation until 2008, a leading global healthcare marketing services network. Mr. Girgenti serves as a director of Vycor Medical and BioAffinity Technologies, Inc. He is the Vice Chairman of the Board of Governors for the Mount Sinai Hospital Prostate Disease and Research Center in New York City and is a Director of the Jack Martin Fund, an affiliated Mount Sinai Hospital charity dedicated to pediatric oncology. He graduated from Columbia University and has worked in the pharmaceutical industry since 1968 for companies such as Bristol-Myers Squibb, Carter Wallace and DuPont, as well as advertising agencies that specialize in healthcare. During his career, Mr. Girgenti has held positions in marketing research, product management, new product planning and commercial development. We believe that Mr. Girgenti’s extensive knowledge of the medical industry qualifies him to serve on our board of directors.

Family Relationships

There are no family relationships between or among any of the current directors or executive officers. There are no family relationships among our officers and directors and those of our subsidiaries and affiliated companies.

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Board Composition

Our business and affairs are organized under the direction of our board of directors, which currently consists of five members. Our directors hold office until the earlier of their death, resignation, removal or disqualification, or until their successors have been elected and qualified. Our board of directors does not have a formal policy on whether the roles of a Co-Chief Executive Officer and Chairman of our board of directors should be separate. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis. Upon completion of this offering, our bylaws will be amended and restated to provide that the authorized number of directors may be changed only by resolution of the board of directors.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

In connection with the closing of this offering, we will file our amended and restated certificate of incorporation. The amended and restated certificate of incorporation will divide our board of directors into three classes, with staggered three-year terms, as follows:

●	Class I, which will consist of Robert Doyle and Robert Anderson whose terms will expire at our annual meeting of stockholders to be held in 2018;

●	Class II, which will consist of Steven Girgenti and Steve Cantor, and whose terms will expire at our annual meeting of stockholders to be held in 2019; and

●	Class III, which will consist of Yury Zhivilo, and whose terms will expire at our annual meeting of stockholders to be held in 2020.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized size of our board of directors is currently five members. The authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of our voting stock.

Director Independence

The Nasdaq Marketplace Rules require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Under Rule 5605(a)(2) of the Nasdaq Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has reviewed the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of Messrs. Anderson, Doyle, and Girgenti is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Our board of directors also determined that Messrs. Anderson, Doyle and Girgenti, who will each serve on our audit committee, our compensation committee, and our nominating and corporate governance committee following this offering, satisfy the independence standards for such committees established by the SEC and the Nasdaq Marketplace Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Controlled Company

Upon completion of this offering, Biodyne may continue to control a majority of the voting power of our outstanding common stock. As a result, we may be a “controlled company” under the Nasdaq Marketplace Rules. As a controlled company, exemptions under the standards will free us from the obligation to comply with certain corporate governance requirements, including the requirements:

●	that a majority of the board of directors consists of independent directors;

●	that we have a nominating and corporate governance committee that is composed entirely of independent directors; and

●	that we have a compensation committee that is comprised entirely of independent directors.

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Even if we are deemed to be a controlled company, we do not currently intend to utilize these exemptions. However, we may use these exemptions in the future, and as a result, we could choose not to have a majority of independent directors on our board of directors, or on our audit, nominating and corporate governance, and compensation committees. If that were the case, you would not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements. In any case, these exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the requirements of Rule 10A-3 of the Exchange Act and the Nasdaq Marketplace Rules within the applicable time frame.

Board Committees

Our board of directors has established three standing committees—audit, compensation, and nominating and corporate governance—each of which operates under a charter that has been approved by our board of directors. Prior to the completion of this offering, copies of each committee’s charter will be posted on the Investor Relations section of our website, which is located at www.hancockjaffe.com. Each committee has the composition and responsibilities described below. Our board of directors may from time to time establish other committees.

Audit Committee

Our audit committee consists of Mr. Doyle, who is the chair of the committee, and Messrs. Anderson and Girgenti. Our board of directors has determined that each of the members of our audit committee satisfies the Nasdaq Marketplace Rules and SEC independence requirements. The functions of this committee include, among other things:

●	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

●	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

●	reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

●	reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

●	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

●	reviewing and evaluating on an annual basis the performance of the audit committee, including compliance of the audit committee with its charter.

Our board of directors has determined that Mr. Doyle qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations and meets the financial sophistication requirements of the Nasdaq Marketplace Rules. In making this determination, our board of directors has considered Mr. Doyle’s extensive financial experience and business background. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

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Compensation Committee

Our compensation committee consists of Mr. Girgenti, who is the chair of the committee, and Messrs. Anderson and Doyle. Our board of directors has determined that each of the members of our compensation committee is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and satisfies the Nasdaq Marketplace Rules independence requirements. The functions of this committee include, among other things:

●	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;

●

reviewing and approving the compensation, the performance goals and objectives relevant to the compensation, and other terms of employment of our Co-Chief Executive Officers and our other executive officers;

●	reviewing and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

●	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

●	reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC; and

●	preparing the report that the SEC requires in our annual proxy statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. Anderson, who is the chair of the committee, and Messrs. Doyle and Girgenti. Our board of directors has determined that each of the members of this committee satisfies the Nasdaq Marketplace Rules independence requirements. The functions of this committee include, among other things:

●	identifying, reviewing and evaluating candidates to serve on our board of directors consistent with criteria approved by our board of directors;

●	evaluating director performance on our board of directors and applicable committees of our board of directors and determining whether continued service on our board of directors is appropriate;

●	evaluating, nominating and recommending individuals for membership on our board of directors; and

●	evaluating nominations by stockholders of candidates for election to our board of directors.

Medical Advisory Board

Our executive team is supported by our Medical Advisory Board, the members of which include medical doctors experienced in the field of vascular medicine. The members of our Medical Advisory Board provide scientific, portfolio and project strategy advice to our company, including the evaluation of licensing arrangements and research and development strategies. We have agreed to compensate the members of our Medical Advisory Board with payment of a monthly fee of $4,500. The members of our Medical Advisory Board are set forth below.

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Steve Elias, M.D., FACS, FACPH, is Director at the Center for Vein Disease at Englewood Hospital and Medical Center. Dr. Elias has extensive expertise in vascular medicine, conducting important research and writing extensively about the treatment of vein disease, and serving as the principal investigator on several major clinical trials. His work has been recognized at national medical and scientific meetings and published in top peer reviewed journals, and he is frequently invited to lecture to both national and international audiences about minimally invasive vein care and surgical procedures. Dr. Elias has been named as one of the 25 most influential professionals in vein care worldwide by VEIN Magazine and has been recognized as Top Doctor in the New York Metropolitan Area for the past nine years by Castle Connolly. He is a member of several medical societies, including The Society for Clinical Vascular Surgery, American College of Surgeons, and the International Society of Cardiovascular Surgery.

Antonios Gasparis, M.D., is Professor of Surgery, Director of the Center for Vein Care, Director of the Wound Center, Medical Director of the Non-Invasive Vascular Laboratory, and Director of Phlebology Fellowship at Stony Brook University Medical Center. His areas of clinical interest and expertise include minimally invasive endovascular surgery for the management of aortic aneurysms; surgery for stroke prevention, aortic aneurysms, lower extremity vascular reconstruction, and dialysis access; pelvic congestion syndrome and pelvic venous insufficiency; minimally invasive percutaneous closure for varicose veins; and treatment of spider veins. Dr. Gasparis is an internationally renowned expert on venous disease and is currently a director of the 2016 New York Venous Symposium, one of the premier international conferences on issues and treatment related to venous disease. Previously, he was Committee Chair of the 2014 American Venous Forum. Dr. Gasaparis is a Fellow of the American College of Surgeons and has authored more than 35 peer-reviewed publications. He was selected for inclusion in Guide to America’s Top Surgeons by the Consumers’ Research Council of America.

Wade Dimitri, M.D., is a highly regarded cardiac surgeon in Europe and pioneer in off-pump coronary artery bypass grafting, a Council Member of the Fellowship of Postgraduate Medicine and a member of the Royal Society of Medicine. He is a reviewer for The European Journal of Cardiovascular and Thoracic Surgery. Since retiring from active clinical work, he has increased his involvement with overseas training, teaching cardiac surgeons as well as operating. At Warwick Medical School he is a member of the Panel of Examiners. He is a member of several Cardiac Surgical Societies including The Society for Cardiothoracic Surgery in Great Britain and Ireland, The Society of Thoracic Surgeons (USA), Scottish Cardiac Society, The Egyptian Society Of Cardiovascular and Thoracic Surgery and an Honorary fellow of The Indian Society Of Cardiovascular and Thoracic Surgeon. Dr. Dimitri performed several dozens of surgeries with the CoreoGraft CABG graft in Europe with excellent results. He will be instrumental in helping the company bring this product to the market in Europe.

Afksendyios Kalangos, M.D., Ph.D., is a world-renowned pediatric cardiac surgeon. Dr. Kalangos was the 2015 President of the World Society of Cardiothoracic Surgeons, and he has written 300 articles in journals with editorial policy and 10 book chapters, delivered 450 lectures as guest speaker, and presented 700 abstracts in national and international congresses. He was Chairman of the Department of Cardiovascular Surgery at University of Geneva from 2011-2016 and presently Chairman of Cardiovascular Surgery at the Mitera Hospital in Athens, Greece. He has many distinguish honors and has been involved in many of the Cardiovascular Societies in Europe and the Mideast. His interests included development of third general tissue heart valve and in Congenital Heart Surgery.

Code of Business Conduct and Ethics

Prior to the closing of this offering, our board of directors will adopt a written code of conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We intend to post on our website a current copy of the code and all disclosures that are required by law or Nasdaq Marketplace Rules concerning any amendments to, or waivers from, any provision of the code.

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Board Leadership Structure

Our board of directors is free to select the Chairman of the board of directors and a Co-Chief Executive Officer in a manner that it considers to be in the best interests of our company at the time of selection. Currently, Benedict Broennimann, M.D. and Steven A. Cantor serve as our Co-Chief Executive Officers, and Yury Zhivilo serves as Chairman of the board of directors. We currently believe that this leadership structure is in our best interests and strikes an appropriate balance between our Co-Chief Executive Officers’ responsibility for the day-to-day management of our company and the Chairman of the board of directors’ responsibility to provide oversight, including setting the board of directors’ meeting agendas and presiding at executive sessions of the independent directors. Mr. Zhivilo provides a strong link between management and our board of directors, which we believe promotes clear communication and enhances strategic planning and implementation of corporate strategies. Additionally, in addition to having a Chairman of the board of directors that is not serving as an executive officer, three of our five members of our board of directors have been deemed to be “independent” by the board of directors, which we believe provides sufficient independent oversight of our management. Our board of directors has not designated a lead independent director.

Our board of directors, as a whole and also at the committee level, plays an active role overseeing the overall management of our risks. Our Audit Committee reviews risks related to financial and operational items with our management and our independent registered public accounting firm. Our board of directors is in regular contact with our Co-Chief Executive Officers and Chief Financial Officer, who report directly to our board of directors and who supervise day-to-day risk management.

Role of Board in Risk Oversight Process

We face a number of risks, including those described under the caption “Risk Factors” contained elsewhere in this prospectus. Our board of directors believes that risk management is an important part of establishing, updating and executing on our business strategy. Our board of directors has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and the financial condition and performance of our company. Our board of directors focuses its oversight on the most significant risks facing us and on our processes to identify, prioritize, assess, manage and mitigate those risks. Our board of directors receives regular reports from members of our senior management on areas of material risk to us, including strategic, operational, financial, legal and regulatory risks. While our board of directors has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on us.

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EXECUTIVE COMPENSATION

The following table sets forth total compensation paid to our named executive officers for the years ended December 31, 2017 and 2016 . Individuals we refer to as our “named executive officers” include both of our Co-Chief Executive Officers and our two other most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2017 .

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)		Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Benedict Broennimann, M.D.	2017	360,000	(1)	-		-		-	-	-		360,000
Co-Chief Executive Officer	2016	140,000	(1)	-		155,290	(5)	-	-	-		295,290
Steven A. Cantor	2017	300,000	(2)	300,000	(3)	-		-	-	274,816	(6)	874,816
Co-Chief Executive Officer	2016	42,046		215,000	(4)	-		-	-	-		257,046
Marc H. Glickman, M.D.	2017	300,000		-		-		-	-	41,717	(7)	341,717
Chief Medical Officer and Senior Vice President	2016	196,454		-		195,570	(5)	-	-	24,241	(8)	416,265
Susan Montoya	2017	295,192		-		-		-	-	43,539	(9)	338,731
Vice President Operations,	2016	301,187		-		867,610	(5)	-	-	43,000	(10)	1,211,797
Quality Assurance/Regulatory Affairs

(1)

Beginning August 30, 2016 and through the date hereof, Dr. Broennimann’s annual base salary rate under his employment agreement has been $360,000. Dr. Broennimann received $90,000 in base salary in 2017 and did not receive any base salary in 2016.  He has orally agreed to defer certain amounts of base salary until such time as we and Dr. Broennimann agree. As a result, we owed Dr. Broennimann $410,000 in base salary as of December 31, 2017. Dr. Broennimann is not a U . S . taxpayer and is not, therefore, subject to U . S . tax laws governing deferred compensation.

(2)

Beginning December 1, 2016 and through the date hereof, Mr. Cantor’s annual base salary rate under his employment agreement has been $300,000. Amounts in this column for Mr. Cantor reflect base salary earned for 2016 and 2017.

(3)	Mr. Cantor received a $300,000 incentive payment in 2017 for achieving certain capital raising milestones in accordance with his employment agreement.

(4)	Mr. Cantor received a $215,000 incentive payment in 2016 for achieving certain capital raising milestones in accordance with his employment agreement.

(5)

Represents the grant date fair value of stock options granted on October 1, 2016, computed in accordance with FASB ASC Topic 718. The options vested 20% on the grant date and the remaining 80% vest ratably on a monthly basis for the 24 months following the grant date.

(6)

Includes (i) federal and state income tax payments of $125,180 and $23,149, respectively, made by us on behalf of Mr. Cantor to gross up his $300,000 incentive payment received in 2017 in accordance with his employment agreement, (ii) $12,497 from company paid healthcare, and (iii) relocation and temporary living expenses of $38,408 and the associated federal and state tax payments made by us on Mr. Cantor's behalf of $19,186 and $4,980, respectively, and (iv) $51,415 paid to Mr. Cantor in 2017 under the terms of a retention award that we entered into with him in September 2013.

(7)	Includes company paid healthcare of $27,831 and 401(k) match of $13,846.

(8)	Includes company paid healthcare of $16,344 and 401(k) match of $8,077.

(9)	Includes company paid healthcare of $28,779 and 401(k) match of $14,760.

(10)	Includes company paid healthcare of $27,574 and 401(k) match of $12,254.

Employment Agreements

We have entered into various employment agreements with certain of our executive officers. Set forth below is a summary of many of the material provisions of such agreements, which summaries do not purport to contain all of the material terms and conditions of each such agreement. For purposes of the following employment agreements:

●	“Cause” generally means the executive’s (i) willful misconduct or gross negligence in the performance of his or her duties to us; (ii) willful failure to perform his or her duties to us or to follow the lawful directives of the Chief Executive Officer (other than as a result of death or disability); (iii) indictment for, conviction of or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude: (iv) repeated failure to cooperate in any audit or investigation of our business or financial practices; (v) performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of our property; or (vi) material breach of his or her employment agreement or any other material agreement with us or a material violation of our code of conduct or other written policy.

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●	“Good reason” generally means, subject to certain notice requirements and cure rights, without the executive’s consent, (i) material diminution in his or her base salary or annual bonus opportunity; (ii) material diminution in his or her authority or duties (although a change in title will not constitute “good reason”), other than temporarily while physically or mentally incapacitated, as required by applicable law; (iii) relocation of his or her primary work location by more than 25 miles from its then current location; or (iv) a material breach by us of a material term of the employment agreement.

●	“Change of control” generally means (i) the acquisition, other than from us, by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than us or any subsidiary, affiliate (within the meaning of Rule 144 promulgated under the Securities Act) or employee benefit plan of ours, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; (ii) a reorganization, merger, consolidation or recapitalization of us, other than a transaction in which more than 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following such transaction is held by the persons who, immediately prior to the transaction, were the holders of our voting securities; or (iii ) a complete liquidation or dissolution of us, or a sale of all or substantially all of our assets.

Benedict Broennimann, M.D.

On August 30, 2016, we entered into an employment agreement with Benedict Broennimann, M.D., one of our Co-Chief Executive Officers. Pursuant to the terms of his employment agreement, Dr. Broennimann’s initial base salary is $360,000, subject to annual review and adjustment at the discretion of our board of directors. Dr. Broennimann has orally agreed to defer certain amounts of cash compensation until such time as we and Dr. Broennimann agree. As a result, we owe Dr. Broennimann $410,000 as of December 31, 2017. Dr. Broennimann is not a U.S. taxpayer and is not, therefore, subject to U . S . tax laws governing deferred compensation.

In connection with his employment, Dr. Broennimann received an initial equity grant of an option to purchase up to 146,500 shares of our common stock with 20% of the shares vesting immediately and 80% vesting on a monthly basis over 24 months thereafter. Dr. Broennimann is an at-will employee and has a full-time commitment. Further, Dr. Broennimann’s employment agreement prohibits him from inducing, soliciting or entertaining any of our employees to leave our employ during the term of the agreement and for 12 months thereafter.

Steven A. Cantor

On July 1, 2016, we entered into an employment agreement with Mr. Cantor, who prior to December 1, 2016, was our business development manager and commencing on December 1 , 2016 became our Chief Business Development Officer. The employment agreement was amended on December 1 , 2016, and again on June 12, 2017. Pursuant to the terms of his employment agreement, as amended to date , Mr. Cantor’s base salary is $300,000 and is subject to annual review and adjustment at the discretion of our board of directors, and in no event shall Mr. Cantor’s annual salary be reduced from the preceding year without his consent . Mr. Cantor will be entitled to receive a bonus of $250,000 upon the earlier of (i) a commercial sale of one of our product candidates , or (ii) the entry into a definitive agreement for the distribution or license of one of our product candidates. We also agreed to pay Mr. Cantor’s relocation expenses in connection with Mr. Cantor’s move to Orange County, California, and, after June 12, 2018 or at such time he no longer spends a substantial portion of his daily working day working on matters that reasonably can be determined at Mr. Cantor’s sole discretion to be in Orange County, California, to move Mr. Cantor back to New York when requested by him. In addition, so long as Mr. Cantor is living in Orange County, California, we agreed to pay or reimburse Mr. Cantor for all payments relating to (i) a furnished residence in Orange County, California and (ii) an automobile selected by Mr. Cantor, provided, however, that the amount of payments or reimbursements pursuant to (i) and (ii) will not exceed $5,000 per month. We further agreed to pay Mr. Cantor an amount equal to the aggregate federal, state and local income and employment taxes imposed on Mr. Cantor as a direct result of such payment s or reimbursement s in advance.

We also agreed to a net of withholdings and deductions lump sum payment to Mr. Cantor in the amount of twelve months’ gross salary, which is subject to claw back if Mr. Cantor’s relocation is for less than twelve months. Such lump sum payment and withholdings and deductions are to be paid when we raise at least $3.0 million in one or more financings. We have raised at least $3.0 million since June 12, 2017 through the issuance of the 2017 Notes and the 2018 Notes. As a result, we paid Mr. Cantor $300,000 accordingly.

In connection with his employment, Mr. Cantor received 299,400 shares of our common stock, which we issued to replace shares of our common stock previously earned under Mr. Cantor’s prior employment agreement and we ratified the issuance to Mr. Cantor of a warrant to purchase 416,667 shares of our common stock at an exercise price of $12.00 per share. As of December 31, 2017, Mr. Cantor returned to us 250,000 of such warrants and transferred the balance of 166,667 warrants to others. Mr. Cantor’s amended employment agreement, which terminates on December 31, 2018, will be automatically extended for additional three-year terms unless either party gives 30 days’ written notice to the other to terminate such amended employment agreement or unless sooner terminated under its terms. Our nonrenewal of Mr. Cantor’s employment agreement will be deemed a termination without cause or for good reason.

Mr. Cantor is entitled to participate in our employee benefit, pension and/or profit sharing plans, and we will pay certain health and dental premiums on his behalf. Mr. Cantor’s employment agreement prohibits him from inducing, soliciting or entertaining any of our employees to leave our employ during the term of the agreement and for 12 months thereafter.

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Pursuant to the terms of his employment agreement, Mr. Cantor is entitled to severance in the event of certain terminations of employment. In the event Mr. Cantor’s employment is terminated by us without cause and other than by reason of disability or he resigns for good reason, subject to his timely executing a release of claims in our favor and in addition to certain other accrued benefits, he is entitled to receive 12 months of continued base salary (or 24 months if such termination occurs within 24 months following a change of control).

Susan Montoya

On July 22, 2016, we entered into an employment agreement with Susan Montoya, our Senior Vice President of Operations and Quality Assurance/Regulatory Affairs. Pursuant to the terms of her employment agreement, Ms. Montoya’s base salary is $295,000, subject to annual review and adjustment at the discretion of our board of directors, and she will be eligible for an annual year-end discretionary bonus of up to 50% of her base salary, subject to the achievement of key performance indicators, as determined by our board of directors. In connection with her employment, Ms. Montoya received an initial equity grant of an option to purchase up to 818,500 shares of our common stock with 20% of the shares vesting immediately and 80% vesting on a monthly basis over 24 months thereafter. The initial term of Ms. Montoya’s employment agreement ends on December 31, 2018 and will be automatically extended for additional three-year terms, unless either party gives written notice to the other to terminate the agreement or unless sooner terminated under its terms. If we elect not to renew Ms. Montoya’s employment agreement, our non-renewal will be deemed a termination without cause or for good reason thereunder.

Ms. Montoya is entitled to participate in our employee benefit, pension and/or profit sharing plans, and we will pay certain health and dental premiums on her behalf. Ms. Montoya’s employment agreement prohibits her from inducing, soliciting or entertaining any of our employees to leave our employ during the term of the agreement and for 12 months thereafter.

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Pursuant to the terms of her employment agreement, Ms. Montoya is entitled to severance in the event of certain terminations of employment. In the event Ms. Montoya’s employment is terminated by us without cause and other than by reason of disability or she resigns for good reason, subject to her timely executing a release of claims in our favor and in addition to certain other accrued benefits, she is entitled to receive 12 months of continued base salary (or 24 months if such termination occurs within 24 months following a change of control).

Marc H. Glickman, M.D.

On July 22, 2016, we entered into an employment agreement with Marc H. Glickman, M.D., our Senior Vice President and Chief Medical Officer. Pursuant to the terms of his employment agreement, Dr. Glickman’s base salary is $300,000, subject to annual review and adjustment at the discretion of our board of directors, and he will be eligible for an annual year-end discretionary bonus of up to 50% of his base salary, subject to the achievement of key performance indicators, as determined by our board of directors. In connection with his employment, Dr. Glickman received an initial equity grant of an option to purchase up to 184,500 shares of our common stock with 20% of the shares vesting immediately and 80% vesting on a monthly basis over 24 months thereafter. The initial term of Dr. Glickman’s employment agreement ends on December 31, 2018 and will be automatically extended for additional three-year terms, unless either party gives written notice to the other to terminate the agreement or unless sooner terminated under its terms. If we elect not to renew Dr. Glickman’s employment agreement, our non-renewal will be deemed a termination without cause or for good reason thereunder.

Dr. Glickman is entitled to participate in our employee benefit, pension and/or profit sharing plans, and we will pay certain health and dental premiums on his behalf. Dr. Glickman’s employment agreement prohibits him from inducing, soliciting or entertaining any of our employees to leave our employ during the term of the agreement and for 12 months thereafter.

Pursuant to the terms of his employment agreement, Dr. Glickman is entitled to severance in the event of certain terminations of employment. In the event Dr. Glickman’s employment is terminated by us without cause and other than by reason of disability or he resigns for good reason, subject to his timely executing a release of claims in our favor and in addition to certain other accrued benefits, he is entitled to receive 12 months of continued base salary (or 24 months if such termination occurs within 24 months following a change of control).

Potential Payments Upon Termination or Change-in-Control

Pursuant to the terms of the employment agreements discussed above, we will pay severance in the event of certain terminations of employment. In the event employment is terminated by us without cause and other than by reason of disability or if the executive resigns for good reason, subject to his or her timely executing a release of claims in our favor and in addition to certain other accrued benefits, he or she is entitled to receive 12 months of continued base salary (or 24 months if such termination occurs within 24 months following a change of control). We will also pay Dr. Broennimann any unpaid base salary upon his termination for any reason or upon a change of control of our company.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2017.

Name		Number of securities underlying unexercised options (#) exercisable (1)	Number of securities underlying unexercised options (#) unexercisable (1)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Benedict Broennimann, M.D.	2017	97,669	48,831	N/A	$10.00	October 1, 2026
Co-Chief Executive Officer	2016	39,067	107,433	N/A	$10.00	October 1, 2026
Steven A. Cantor	2017	-	-	N/A	-	-
Co-Chief Executive Officer	2016	-	-	N/A	-	-
Marc H. Glickman, M.D.	2017	123,000	61,500	N/A	$10.00	October 1, 2026
Chief Medical Officer and Senior Vice President	2016	49,200	135,300	N/A	$10.00	October 1, 2026
Susan Montoya	2017	545,669	272,831	N/A	$10.00	October 1, 2026
Vice President Operations, Quality Assurance/Regulatory Affair	2016	218,267	600,233	N/A	$10.00	October 1, 2026

(1)	All options set forth in the table above were granted on October 1, 2016, and 20% of the shares subject to these options vested immediately upon grant, with the remaining shares subject to these options vesting monthly over twenty-four months.

Employee Benefit Plans

2016 Omnibus Incentive Plan

On October 1, 2016, our board of directors adopted the Hancock Jaffe Laboratories, Inc. 2016 Omnibus Incentive Plan, or 2016 plan, and on October 1, 2016, our stockholders voted to approve of the 2016 plan. The principal features of the 2016 plan are summarized below. This summary is qualified in its entirety by reference to the text of the 2016 plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Share Reserve

We have reserved 2,500,000 shares of our common stock for issuance under the 2016 plan, all of which may be granted as incentive stock options under Code Section 422. The shares of common stock issuable under the 2016 plan will consist of authorized and unissued shares, treasury shares or shares purchased on the open market or otherwise.

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If any award is canceled, terminates, expires or lapses for any reason prior to the issuance of shares or if shares are issued under the 2016 plan and thereafter are forfeited to us, the shares subject to such awards and the forfeited shares will not count against the aggregate number of shares of common stock available for grant under the 2016 plan. In addition, the following items will not count against the aggregate number of shares of common stock available for grant under the 2016 plan: (1) the payment in cash of dividends or dividend equivalents under any outstanding award, (2) any award that is settled in cash rather than by issuance of shares of common stock, (3) shares surrendered or tendered in payment of the option price or purchase price of an award or any taxes required to be withheld in respect of an award or (4) awards granted in assumption of or in substitution for awards previously granted by an acquired company.

Administration

The 2016 plan may be administered by our board of directors or our compensation committee. Our compensation committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted and the terms and conditions of such awards.

Eligibility

Awards may be granted under the 2016 plan to officers, employees, directors, consultants and advisors of us and our affiliates. Incentive stock options may be granted only to employees of us or our subsidiaries.

Awards

The 2016 plan permits the granting of any or all of the following types of awards:

●	Stock Options. Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. Our compensation committee may grant either incentive stock options, which must comply with Code Section 422, or nonqualified stock options. Our compensation committee sets exercise prices and terms and conditions, except that stock options must be granted with an exercise price not less than 100% of the fair market value of our common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless our compensation committee determines otherwise, fair market value means, as of a given date, the closing price of our common stock. At the time of grant, our compensation committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed 10 years) and other conditions on exercise.

●	Stock Appreciation Rights. Our compensation committee may grant SARs, as a right in tandem with the number of shares underlying stock options granted under the 2016 plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by our compensation committee in accordance with the procedures described above for stock options. Exercise of a SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot exceed 10 years, and the term of a tandem SAR cannot exceed the term of the related stock option.

●	Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. Our compensation committee may grant awards of restricted stock, which are shares of common stock subject to specified restrictions, and restricted stock units, or RSUs, which represent the right to receive shares of our common stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at our compensation committee’s discretion. The restrictions may be based on continuous service with us or the attainment of specified performance goals, as determined by our compensation committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by our compensation committee. Our compensation committee may also grant other types of equity or equity-based awards subject to the terms and conditions of the 2016 plan and any other terms and conditions determined by our compensation committee.

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●	Performance Awards. Our compensation committee may grant performance awards, which entitle participants to receive a payment from us, the amount of which is based on the attainment of performance goals established by our compensation committee over a specified award period. Performance awards may be denominated in shares of common stock or in cash, and may be paid in stock or cash or a combination of stock and cash, as determined by our compensation committee. Cash-based performance awards include annual incentive awards.

Awards to Non-employee Directors

No more than $250,000 may be granted in equity-based awards during any one year to a non-employee member of our board of directors, based on the grant date fair value for accounting purposes in the case of stock options or SARs and based on the fair market value of our common stock underlying the award on the grant date for other equity-based awards. This limit does not apply to shares received by a non-employee director at his or her election in lieu of all or a portion of the director’s retainer for board service.

No Repricing

Without stockholder approval, our compensation committee is not authorized to (1) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the 2016 plan, such as stock splits, (2) take any other action that is treated as a repricing under generally accepted accounting principles or (3) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock, RSUs or other equity award, unless the cancellation and exchange occur in connection with a change in capitalization or other similar change.

Clawback

All cash and equity awards granted under the 2016 plan will be subject to all applicable laws regarding the recovery of erroneously awarded compensation, any implementing rules and regulations under such laws, any policies we adopted to implement such requirements and any other compensation recovery policies as we may adopt from time to time.

Change in Control

Under the 2016 plan, in the event of a change in control (as defined in the 2016 plan), outstanding awards will be treated in accordance with the applicable transaction agreement. If no treatment is provided for in the transaction agreement, each award holder will be entitled to receive the same consideration that stockholders receive in the change in control for each share of stock subject to the award holder’s awards, upon the exercise, payment or transfer of the awards, but the awards will remain subject to the same terms, conditions and performance criteria applicable to the awards before the change in control, unless otherwise determined by our compensation committee. In connection with a change in control, outstanding stock options and SARs can be cancelled in exchange for the excess of the per share consideration paid to stockholders in the transaction, minus the option or SARs exercise price.

Subject to the terms and conditions of the applicable award agreements, awards granted to non-employee directors will fully vest on an accelerated basis, and any performance goals will be deemed to be satisfied at target. For awards granted to all other service providers, vesting of awards will depend on whether the awards are assumed, converted or replaced by the resulting entity.

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●	For awards that are not assumed, converted or replaced, the awards will vest upon the change in control. For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of our fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the change in control.

●	For awards that are assumed, converted or replaced by the resulting entity, no automatic vesting will occur upon the change in control. Instead, the awards, as adjusted in connection with the transaction, will continue to vest in accordance with their terms and conditions. In addition, the awards will vest if the award recipient has a separation from service within two years after a change in control by us other than for “cause” or by the award recipient for “good reason” (each as defined in the applicable award agreement). For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of our fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the separation from service.

Amendment and Termination of the 2016 plan

Unless earlier terminated by our board of directors, the 2016 plan will terminate, and no further awards may be granted, 10 years after the date on which it was approved by our stockholders. Our board of directors may amend, suspend or terminate the 2016 plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension or termination of the 2016 plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation, which will become effective upon the completion of this offering, will limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the DGCL. Consequently, our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

●	any breach of their duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws will also provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification. We have obtained directors’ and officers’ liability insurance.

We intend to enter into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our amended and restated bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

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The above description of the indemnification provisions of our amended and restated bylaws and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which is incorporated by reference as an exhibit to the registration statement to which this prospectus forms a part.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and may be unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Director Compensation

We do not currently have a formal policy with respect to compensation payable to our non-employee directors for service as directors. Subsequent to completion of this offering, our board of directors plans to adopt a nonemployee director compensation program. During 2017, except as set forth in the table below, our non-employee directors did not receive any cash compensation for their services as directors or as board committee members. None of our non-employee directors received any equity award grants in 2016. Steven Cantor, our named executive officer who also serves as a member of our board of directors, did not receive any additional compensation for his service on our board of directors during 2016 or 2017. We did not provide any other compensation to our nonemployee directors for their service on our board of directors during 2016 or 2017.

The table below shows the compensation paid to our non-employee directors during 2017 and 2016.

Name		Fees earned or paid in cash	Stock awards ($)	Option awards ($)		Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation($)		Total ($)
Yury Zhivilo	2017	-	-	-		-	-	-		-
	2016	-	-	-		-	-	-		-
Robert A. Anderson	2017	-	-	$86,740	(1)	-	-	$1,000	(2)	$87,740
	2016	-	-	-		-	-	-		-
Robert W. Doyle	2017	-	-	$86,740	(1)	-	-	$1,000	(2)	$87,740
	2016	-	-	-		-	-	-		-
Steven Girgenti	2017	-	-	$78,400	(1)	-	-	-		$78,400
	2016	-	-	-		-	-	-		-

(1)

During 2017, we issued options to purchase shares of our common stock to directors Robert Doyle, Robert Anderson, and Steven Girgenti each exercisable for of 40,000 shares of our common stock, at an exercise price of $12.00 per share. The options were valued at $1.96 per share as of the date of the grant. In addition, we issued to each Robert Doyle and Robert Anderson options exercisable to purchase 3,000 shares of our common stock, at an exercise price of $10.00 per share. The options were valued at $2.78 per share as of the date of the grant. All of these options were vested in full as of the date of grant and valued in accordance with FASB ASC Topic 718. These amounts do not reflect actual compensation earned or to be earned by our non-employee directors.

(2)	Robert Doyle and Robert Anderson each received $1,000 from us for attending a two day meeting at our headquarters.

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information concerning the ownership of our common stock as of January 19, 2018, with respect to: (i) each person, or group of affiliated persons, known to us to be the beneficial owner of more than five percent of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our current directors and executive officers as a group.

Applicable percentage ownership is based on 9,001,127 shares of common stock outstanding as of January 19, 2018 and reflects the (i) issuance of 1,617,936 shares of common stock issuable upon the conversion of all shares of our outstanding preferred stock, (ii) the issuance of an estimated 82,025 shares of common stock in payment of accrued dividends, (iii) the automatic conversion of the aggregate principal amount and the interest accrued through February 12, 2018 of the 2018 Notes into 600,412 shares of our common stock, which number of shares was determined by dividing the total of the aggregate principal amount and the estimated accrued interest of the 2018 Notes by 70% of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus, and (iv) the conversion of certain 2017 Notes outstanding as of January 19, 2018 into 567,075 shares of our common stock, which number of shares was determined by dividing the $2,730,500 aggregate principal amount and the interest accrued through February 12, 2018 of those converting 2017 Notes by 70% of $7.00, which is the midpoint of the initial public offering price range reflected on the cover of this prospectus. The percentage of beneficial ownership after this offering assumes the sale and issuance of shares of common stock in this offering and no exercise by the underwriters of their option to purchase additional shares of common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to such securities. In addition, pursuant to such rules, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of January 19, 2018. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the beneficial owners named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

	Beneficial Ownership Prior to Offering		Beneficial Ownership After the Offering
Name and Address of Beneficial Owner(1)	Number of Shares	Percentage	Number of Shares	Percentage
5% Stockholders
Biodyne Holding, S.A.(2)	4,374,164	48.6%	4,374,164	43.3%
Steven A. Cantor	750,400	8.3%	750,400	7.4%
Susan Montoya(3)	627,520	6.5%	627,520	5.8%
Rosewall Ventures Ltd.(4)	502,320	5.5%	502,320	4.9%
Named Executive Officers and Directors
Yury Zhivolo(2)	4,374,164	48.6%	4,374,164	43.3%
Susan Montoya(3)	627,520	6.5%	627,520	5.8%
Marc Glickman, M.D.(3)	141,450	1.5%	141,450	1.4%
Benedict Broennimann, M.D.(3)	502,320	5.5%	502,320	4.9%
Steven A. Cantor	750,400	8.3%	750,400	7.4%
Robert A. Anderson(3)	43,000	* %	43,000	*
Robert W. Doyle(3)	43,000	* %	43,000	*
Steven Girgenti(3)	40,000	* %	40,000	*
All directors and executive officers as a group (8 persons)	6,521,853	65.2%	6,521,853	58.7%

* Represents beneficial ownership of less than 1%.

(1)	Except as otherwise noted below, the address for each person or entity listed in the table is c/o Hancock Jaffe Laboratories, Inc., 70 Doppler, Irvine, California 92618.

(2)	Mr. Zhivilo is the controlling shareholder, President and director of Biodyne Holding, S.A., or Biodyne, and may be deemed to be the beneficial owner of the shares of common stock owned by Biodyne. He has voting and investment power over the shares held by Biodyne. The principal business address of Biodyne is 13 Rue de la Gare, 1100 Morges, Switzerland.

(3)	Represents shares of common stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date of this prospectus.

(4)	Dr. Broennimann may be deemed to be the beneficial owner of the shares of common stock owned by Rosewall Ventures Ltd. The principal business address of Rosewall Ventures Ltd. is Route de Lausanne 3, CH-1303 Penthaz, Switzerland.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2016 to which we were a party in which (i) the amount involved exceeded or will exceed the lesser of (A) $120,000 or (B) one percent of our average total assets at year end for the last two completed fiscal years and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, any of the foregoing persons, who had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other similar arrangements, which are described under “Executive Compensation.”

Biodyne

On June 30, 2015, we entered into a loan agreement with Biodyne. The loan agreement has a maximum borrowing capacity of $2,200,000, available in advances in several installments over a period of 8 months. All advances bore interest at a rate of 3% per annum. On April 1, 2016, the related note was amended such that it was convertible at the option of Biodyne into shares of our common stock at a conversion price of $10.00 per share. The interest was due and payable on an annual basis, the first payment of which was due November 1, 2016. The highest principal balance owed under the loan agreement was approximately $1,200,000 as of August 31, 2016. On August 31, 2016, the entire principal advanced and $36,789 of related interest was converted into 123,481 shares of our common stock. During the nine-month period ended on September 30, 2017, an additional 197 shares were issued in satisfaction of accrued interest payable. As of January 19 , 2018, Biodyne owns 4,374,164 shares of our common stock, representing an ownership interest of approximately 48.6% prior to the completion of this offering. Yury Zhivilo, the chairman of our board of directors, is the majority shareholder of Biodyne.

Leman Cardiovascular S.A.

On May 10, 2013, we issued a note payable with a principal balance amount of $1,070,000, or the Leman Note , in connection with the purchase of certain assets from Leman Cardiovascular S.A., or Leman. The Leman Note bears interest at a rate of 6% per annum and originally matured on May 10, 2014, which was later extended to May 10, 2018. During the years ended 2013, 2014, 2015, and 2016, we repaid principal of $302,000, $30,000, $248,000 and $76,000, respectively. As of December 31, 2016 and 2015, the principal balance due on the Leman Note was $444,772 and $520,396, respectively, and the related accrued interest was $15,419 and $954, respectively. As of September 30, 2017, the principal balance due is $270,038. The highest principal balance owed under the Leman Note since January 1, 2015 was approximately $768,011.

Yury Zhivilo, the chairman of our board of directors, is a shareholder of Leman, and Norman Jaffe, our former president, and Sue Montoya, our Senior Vice President of Operations, Regulatory Affairs and Quality Assurance, were officers of Leman.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective in connection with the completion of this offering, will provide that we will indemnify each of our directors and officers to the fullest extent permitted by the DGCL. Further, we intend to enter into indemnification agreements with each of our directors and officers, and we intend to purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. For further information, see “Executive Compensation—Limitations of Liability and Indemnification Matters.”

To the best of our knowledge, during the past two fiscal years, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds the lesser of (A) $120,000 or (B) one percent of our average total assets at year end for the last two completed fiscal years, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

Policies and Procedures for Related Party Transactions

All future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our common stock and preferred stock, certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws as they will be in effect upon completion of this offering and applicable law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement and are incorporated by reference to our registration statement, of which this prospectus forms a part.

Authorized Capital Stock

Immediately prior to the completion of this offering and upon the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 50,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.00001 per share.

Common Stock

As the date of this prospectus, and after giving effect to the automatic conversion of all of our outstanding preferred stock and the conversion of the certain 2017 Notes and all of the 2018 Notes into common stock in connection with this offering, there are 9,001,127 shares of common stock issued and outstanding and there were 13 holders of record of our common stock, 1,125,202 shares of common stock issuable upon exercise of outstanding warrants (including the subsequent conversion of preferred stock warrants), and 1,422,000 shares of common stock issuable upon exercise of outstanding stock options.

Under the terms of our amended and restated certificate of incorporation, holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as our board of directors from time to time may determine. Our common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

As the date of this prospectus, there are 1,005,700 outstanding shares of Series A preferred stock, which will be converted into 1,347,475 shares of common stock immediately prior to the closing of this offering, and 253,792 outstanding shares of Series B preferred stock, which will be converted into 352,486 shares of common stock immediately prior to the closing of this offering.

Upon the closing of this offering, we will have no shares of our preferred stock outstanding, but our board of directors will be authorized, without further action by the stockholders, to create and issue one or more series of preferred stock and to fix the rights, preferences and privileges thereof. Among other rights, our board of directors may determine, without further vote or action by our stockholders:

●	the number of shares constituting the series and the distinctive designation of the series;

●	the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

●	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

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●	whether the series will have conversion privileges and, if so, the terms and conditions of conversion;

●	whether or not the shares of the series will be redeemable or exchangeable, and, if so, the dates, terms and conditions of redemption or exchange, as the case may be;

●	whether the series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of the sinking fund; and

●	the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

Although we presently have no plans to issue any shares of preferred stock upon completion of the offering, any future issuance of shares of preferred stock, or the issuance of rights to purchase preferred shares, could, among other things, decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock.

Options

As of January 19, 2018, we had outstanding options to purchase an aggregate 1,422,000 shares of our common stock, with a weighted-average exercise price of $10.17 per share.

Warrants

Legend Securities, Inc., or Legend, acted as our placement agent for the offering of Series A preferred stock and in connection therewith, we agreed to issue Legend warrants to purchase an aggregate of 89,320 shares of Series A preferred stock with an exercise price of $5.00 per share on a pre-reverse split basis. The shares of Series A preferred stock issuable upon exercise of such warrants will have the same rights as shares sold to investors in the Series A preferred stock financing.

On May 5, 2016, pursuant to his employment agreement, we issued a warrant to Steven A. Cantor, our Co-Chief Executive Officer and director, to purchase 416,667 shares of our common stock at an initial exercise price of $12.00 per share. As of June 30, 2017, Mr. Cantor forfeited 250,000 of such warrants and transferred the balance of 166,667 warrants to others. The warrant is immediately vested and exercisable until May 5, 2023.

Leone G.I.S. LLC, or Leone, acted as our placement agent for the offering of Series A preferred stock and Series B preferred stock and in connection therewith, we agreed to issue Leone warrants to purchase an aggregate of 11,250 shares of Series A preferred stock with an exercise price of $5.00 per share on a pre-reverse split basis and an aggregate of 11,071 shares of our common stock with an exercise price of $12.00 per share.

Newbridge Securities Corp., or Newbridge, acted as our placement agent for the offering of Series B preferred stock and in connection therewith, we agreed to issue Newbridge warrants to purchase an aggregate of 6,226 shares of our common stock with an exercise price of $12.00 per share.

From June 6, 2017 to January 19, 2018, in connection with our convertible debt financings, we agreed to issue warrants to purchase an aggregate amount of 728,592 shares of our common stock to debt holders. We also agreed to issue warrants to purchase an aggregate amount of 95,731 shares of our common stock to Alexander Capital, LP, our placement agent and financial advisor in connection with the convertible debt financings.

Underwriters’ Warrants

We are registering the offer and sale of Underwriters’ Warrants (and the underlying shares of common stock) to purchase up to a total of 55,000 shares of our common stock. See “Underwriting” beginning on page 115 for a description of the Underwriters’ Warrants.

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Convertible Notes

Through December 11, 2017, in connection with our convertible debt financing, we issued 2017 Notes for an aggregate principal amount of $2,750,500. The 2017 Notes were originally due and payable on January 11, 2018 and bear interest at a rate of 15% to be paid quarterly. The 2017 Notes are convertible at a price equal to the lesser of (i) $12.00, or (ii) 70% of the price per share in our initial public offering. On December 29, 2017, we amended and restated the 2017 Notes to, among other things, (i) defer the December 2017 quarterly interest payment to January 2018, (ii) extend the maturity date to February 28, 2018, (iii) eliminate the remedy upon an event of default that the principal of each 2017 Note increases by 20%, and (iv) increase the Warrant coverage of the 2017 Notes from 50% to 75% of the shares of common stock issued upon conversion of the 2017 Notes.

From January 5 through January 16, 2018, we issued the 2018 Notes, in the aggregate principal amount of $2,897,500 for net cash proceeds of $2,603,750 . The 2018 Notes bear interest at 15% per annum, payable quarterly, and are due on the Maturity Date. The 2018 Notes are convertible at the option of the holder at any time prior to the Maturity Date at a price of $12.00 per share, and are automatically convertible upon the consummation of this offering at a price equal to the 2018 Conversion Price. In connection with the issuance of the 2018 Notes, we also issued five-year warrants exercisable for the number of shares of common stock equal to 50% of the total shares issuable upon the conversion of the 2018 Notes, at a price equal to the lesser of (i) $14.40 per share or (ii) 120% of the 2018 Conversion Price. We have agreed to issue a five-year warrant to the placement agent for the purchase of 60,002 shares of common stock.

Registration Rights

Demand Registration Rights

Pursuant to our Amended and Restated Securities Purchase Agreement relating to the issuance of the 2017 Notes, and the Securities Purchase Agreement relating to the 2018 Notes, or the Purchase Agreements, at any time we propose to register any of our common stock under the Securities Act, and subject to certain terms of limitation, we agreed to register (i) shares of our common stock issued or issuable upon conversion of the Notes purchased by the parties to such agreement, and (ii) shares of our common stock issued or issuable upon exercise of the Warrants issued to the parties to such agreement, including the placement agents of the Notes issued. We are required to pay all expenses relating to the registration of (i) and (ii), subject to certain limitations. We are registering the shares of common stock issuable upon conversion of the Notes and issuable upon exercise of the Warrants on the Selling Stockholder Prospectus.

Pursuant to the Underwriters’ Warrants, the underwriters can request that we file up to two registration statements registering all or a portion of the common stock issued or issuable upon exercise of such Underwriters’ Warrant. Under specified circumstances, we have the right to defer filing of a requested registration statement for a period of not more than 60 days, which right may not be exercised more than once during any period of 12 consecutive months. These registration rights are subject to additional conditions and limitations, including that the underwriters are required to pay all of the expenses for the second demand registration.

Form S-3 Demand Registration Rights

Pursuant to our Investors’ Rights Agreements, if we are eligible to file a registration statement on Form S-3, the holders of at least 30% of the following held by the holders of our Series A preferred stock, and the holders of at least 30% of the following held by the holders of our Series B preferred stock, (i) shares of our common stock issued or issuable upon conversion, exercise of any of our securities by the parties to such agreement, (ii) shares of our common stock issued or issuable upon conversion, exercise of any other securities of the company, acquired by the parties to such agreement subsequent to entering such agreement, and (iii) common stock issued as a dividend or other distribution with respect to the shares in (i) and (ii), have the right to demand that we file additional registration statements, including a shelf registration statement, for such holders on Form S-3. Under specified circumstances, we also have the right to defer filing of a requested registration statement for a period of not more than 120 days, which right may not be exercised more than once during any period of 12 consecutive months. These registration rights are subject to additional conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances.

Piggyback Registration Rights

Pursuant to our Investors’ Rights Agreements and Underwriters’ Warrants, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit or similar plans, or corporate reorganizations or other transactions under Rule 145 under the Securities Act, the holders of (i) shares of our common stock issued or issuable upon conversion, exercise of any of our securities by the parties to such agreement, (ii) shares of our common stock issued or issuable upon conversion, exercise of any other securities of our company, acquired by the parties to such agreement subsequent to entering such agreement, and (iii) common stock issued as a dividend or other distribution with respect to the shares in (i) and (ii), are entitled to notice of the registration and have the right to include their registrable securities in such registration. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement, including the right to exclude all such stockholder shares from this offering.

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Expenses of Registration

We are required to pay all expenses except for all underwriting discounts, selling commissions, and stock transfer taxes relating to any Form S-3 or piggyback registration by the holders of registerable securities under the Investors’ Rights Agreement, subject to certain limitations.

Expiration of Registration Rights

The registration rights described under our Investors’ Rights Agreement will expire for each holder at such time (i) the company liquidates, (ii) Rule 144 or another similar exemption under the Securities Act is available for the sale of such investors’ shares without limitation during a three-month period without registration, and (iii) the fourth anniversary of this offering. The registration rights described under our Purchase Agreements will expire for each holder at such time (i) the company liquidates, (ii) Rule 144 or another similar exemption under the Securities Act is available for the sale of such investors’ shares without limitation during a three-month period without registration, and (iii) the first anniversary of this offering.

Delaware Anti-Takeover Law and Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a publicly traded corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested stockholder.

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Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;

●	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our amended and restated certificate of incorporation and amended and restated bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings

Our amended and restated bylaws provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting.

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Removal of Directors

Our amended and restated certificate of incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; any action to interpret, apply, enforce, or determine the validity of our amended and restated certificate of incorporation or amended and bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Amendment Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least a majority of the total voting power of all of our outstanding voting stock.

The provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Elimination of Monetary Liability for Officers and Directors

Our amended and restated certificate of incorporation incorporates certain provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty. Our amended and restated certificate of incorporation also contains provisions to indemnify the directors and officers to the fullest extent permitted by the DGCL. We believe that these provisions will assist us in attracting and retaining qualified individual to serve as directors.

Exchange Listing

Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “HJLI”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Vstock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Pl, Woodmere, New York 11598.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market following this offering, or the possibility of such sales occurring, could cause the prevailing market price of our common stock to fall and impede our ability to raise capital through an offering of equity securities.

Upon the completion of this offering, we will have a total of 10,101,127 shares of common stock outstanding based upon 9,001,127 shares outstanding as of the date of this prospectus, assuming an initial public offering price of $7.00 per share and assuming no exercise by the underwriters’ option to purchase additional shares of common stock, and no exercise or conversion of outstanding options, Warrants, or Notes to purchase shares of common stock prior to completion of this offering. All of the shares sold in this offering will be freely tradable unless held by our “affiliates”, as defined in Rule 144 under the Securities Act. Shares purchased by affiliates may generally only be sold pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144.

Lock-Up Agreements

We and all of our executive officers, directors and other certain holders of our outstanding common stock have entered into a “lock-up” agreement. As a result of these contractual restrictions and the provisions of Rules 144 and 701 promulgated under the Securities Act, 5,514,564 common stock shares will be eligible for sale in the public market upon expiration of lock-up agreements 180 days after the date of this prospectus, subject, in certain circumstances to the volume, manner of sale and other limitations under Rule 144 and Rule 701. The representatives may, in their discretion, release any of the securities subject to these lock-up agreements at any time.

Rule 144

In general, under Rule 144, as amended, a person (or persons whose shares are required to be aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell those shares, subject only to the availability of current public information about us and provided that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. If such person has held our shares for at least one year, such person can resell such shares under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company and current public information requirements.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

●

1% of the number of shares of common stock then outstanding, which will equal approximately 101,011 shares immediately after this offering (assuming no exercise of the underwriters’ option to purchase additional shares and no exercise or conversion of outstanding options or Warrants); or

●	the average weekly trading volume of our common stock on the Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

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Rule 701

Under Rule 701 under the Securities Act, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold, by:

●	persons, other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

●	our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

Notwithstanding the foregoing, our Rule 701 shares held by our executive officers and directors are subject to lock-up agreements as described above and in the section titled “Underwriting” and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Form S-8 Registration Statement

We intend to file a registration statement on Form S-8 under the Securities Act after the closing of this offering to register the shares of our common stock that are issuable pursuant to our 2016 plan. The registration statement is expected to be filed and become effective as soon as practicable after the completion of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations applicable to affiliates and the lock-up arrangement described above, if applicable.

Registration Rights

After the closing of this offering, the holders of the Notes, the Warrants, and Underwriters’ Warrants may convert and exercise their security instrument for 2,193,492 shares of our common stock. These holders will be entitled to certain rights with respect to the registration of such shares under the Securities Act. If we register any securities for public sale other than for our initial public offering, these holders will have the right to include their shares in the registration statement. In an underwritten offering, we have agreed to use our best efforts to cause the shares to be included in the underwriting on the same terms and conditions as the securities being sold through any such underwriters. We have agreed to indemnify the holders of this registration right against liabilities under the Securities Act, the Exchange Act, or other federal or state securities laws.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion describes the material U.S. federal income tax considerations for Non-U.S. Holders (as defined below) with respect to the acquisition, ownership and disposition of our common stock acquired in this offering. This discussion does not address all aspects of U.S. federal income tax law that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address any U.S. federal estate or gift tax, or any state, local or non-U.S. tax consequences or U.S. federal tax consequences other than income taxes. Non-U.S. Holders should consult their tax advisors as to these matters. Rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code such as:

●	banks, financial institutions, or insurance companies;

●	tax-exempt organizations;

●	tax-qualified retirement plans;

●	broker-dealers and traders in securities, commodities or currencies;

●	certain former citizens or long-term residents of the United States;

●	persons that own, or are deemed to own, more than five percent of our common stock (except to the extent specifically set forth below);

●	regulated investment companies or real estate investment trusts;

●	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate

●	earnings to avoid U.S. federal income tax;

●	persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic

●	security” or other integrated investment or risk reduction strategy;

●	holders deemed to sell our common stock under the constructive sale provisions of the Code;

●	holders who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation;

●	holders who are subject to the alternative minimum tax or Medicare contribution tax; or

●	partnerships and other pass-through entities, and investors in such pass-through entities or entities that are treated as disregarded entities for U.S. federal income tax purposes (regardless of their places of organization or formation).

Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, published administrative pronouncements, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. In addition, the IRS could challenge one or more of the tax consequences described herein. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

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The following discussion is for general information only and is not tax advice for any Non-U.S. Holders under their particular circumstances. Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction or under any applicable tax treaty, including any state, local and non-U.S. tax consequences and any U.S. federal non-income tax consequences. For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of our common stock that is not a U.S. Holder. A “U.S. Holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. Also, partnerships, or other entities that are treated as partnerships for U.S. federal income tax purposes (regardless of their place of organization or formation) and entities that are treated as disregarded entities for U.S. federal income tax purposes (regardless of their place of organization or formation), are not addressed by this discussion and are, therefore, not considered to be Non-U.S. Holders for the purposes of this discussion. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Distributions on Our Common Stock

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, distributions of cash or property, if any, made on our common stock to a Non-U.S. Holder of our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you should consult with your tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments. To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce your adjusted basis in our common stock as a non-taxable return of capital, but not below zero, and then any excess will be treated as gain and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a United States real property holding corporation, or a USRPHC, within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period for the relevant shares of our common stock.

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In the case of gain described in (a) above, a Non-U.S. Holder generally will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies, and a corporate Non-U.S. Holder may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in (b) above generally will be subject to U.S. federal income tax at a rate of 30% on the gain derived from the sale (or such lower rate as may be specified by an applicable income tax treaty), which gain may be offset by certain of the Non-U.S. Holder’s U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States), provided the Non-U.S. Holder timely files U.S. federal income tax returns with respect to such losses. With respect to (c) above, in general, we would be a USRPHC if our interests in U.S. real property interests constituted (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming, a USRPHC; however, there can be no assurance that we will not become a USRPHC in the future. Even if we are treated as a USRPHC, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than 5% of our common stock at all times within the shorter of (a) the five-year period preceding the disposition or (b) the holder’s holding period for the relevant shares of our common stock and (2) our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market. There can be no assurance that our common stock will qualify as regularly traded on an established securities market.

Information Reporting Requirements and Backup Withholding

Generally, we or certain financial middlemen must report information to the IRS with respect to any dividends we pay on our common stock, including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder that provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate form, or otherwise establishes an exemption. Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the holder provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI or other appropriate form, or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Non-U.S. Holders you should consult with their tax advisors to determine if they are eligible to obtain a tax refund or credit with respect to amounts withheld under the backup withholding rules.

Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a U.S. federal withholding tax of 30% may apply to dividends on, and the gross proceeds of, a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules), including when the foreign financial institution holds our common stock on behalf of a Non-U.S. Holder, unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which may include certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. FATCA withholding tax will also apply to dividends on, and the gross proceeds of, a disposition of our common stock paid to a non-financial foreign entity (as specifically defined by applicable rules) unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. Withholding under FATCA will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

The withholding provisions described in the preceding paragraph will generally apply to payments of dividends and will begin to apply to payments of gross proceeds from a sale or other disposition of our common stock on or after January 1, 2019.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON- INCOME TAX LAWS

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UNDERWRITING

WallachBeth Capital, LLC and Network 1 Financial Securities, Inc. are acting as representatives of the several underwriters of the offering, and we have entered into an underwriting agreement on the date of this prospectus, with them as underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters and the underwriters have agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus.

Name	Number of Shares
WallachBeth Capital, LLC
Network 1 Financial Securities, Inc.
WestPark Capital, Inc.
ViewTrade Securities, Inc.
Total	1,100,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 45-day option to purchase on a pro rata basis up to 165,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of our common stock.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel including the validity of the shares, and subject to other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The offering of the shares by the underwriters is also subject to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $         per share. The underwriters and selling group members may allow a discount of $         per share on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

In addition to the discount set forth in the above table, we have agreed to issue to the underwriters or their designees, Underwriters’ Warrants to purchase 55,000 the shares of common stock. The terms of the Underwriters’ Warrants are more fully described below.

We estimate that our out of pocket expenses for this offering (not including any underwriting discounts and commissions) will be approximately $830,000. The representatives have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered. The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

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We will bear all of our fees, disbursements and expenses in connection with this offering. The underwriting agreement, however, provides that in the event the offering is terminated, any advance expense deposits paid to the underwriters will be returned to the extent that offering expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

Upon the closing of this offering, we will grant to WallachBeth Capital, LLC and Network 1 Financial Securities, Inc. the right of first negotiation to co-manage any public underwriting or private placement of debt or equity securities (excluding (i) shares issued under any compensation or stock option plan approved by the stockholders of our company, (ii) shares issued in payment of the consideration for an acquisition or as part of strategic partnerships and transactions and (iii) conventional banking arrangements and commercial debt financing) of our company or any subsidiary or successor of our company, with the underwriters receiving the right to underwrite or place a number of the securities to be sold therein having an aggregate purchase price therein equal to a minimum of the aggregate purchase price of the shares offered by us in this offering (excluding any shares that we may sell to the underwriters to cover over-allotments), until twelve months after completion of this offering.

We have agreed to pay the underwriters’ non-accountable expenses allowance equal to 1% of the gross proceeds of the public offering of the shares (including shares that we may sell to the underwriters to cover over-allotments). We have also agreed to pay for a certain amount of the underwriters’ accountable expenses including actual accountable road show expenses for the offering, the cost associated with the underwriters’ use of book-building and compliance software for the offering, reasonable and documented fees and disbursements of the underwriters’ counsel up to an amount of $75,000 (which maximum shall apply solely to such fees and disbursements of counsel and not to other accountable fees and expenses), background checks of our officers and directors, and other offering related expenses up to $130,000, including the fees and disbursements of the underwriters’ counsel.

We have agreed to issue to the underwriters the Underwriters’ Warrants exercisable for 55,000 shares of common stock to be allocated in full to the underwriters or their designated affiliates. The Underwriters’ Warrants are not included in the securities being sold in this offering. The shares issuable upon exercise of the Underwriters’ Warrants are identical to those offered by this prospectus.

The Underwriters’ Warrants will be exercisable at a per share price of $      , which equals 125% of the public offering price, beginning one year after the effective date of the registration statement of which this prospectus is a part, which we refer to as the effective date, and for a period of five years from the effective date. As is customary, the number of shares to be issued under the Underwriters’ Warrants and the exercise price will be subject to adjustments in certain events, including stock splits, stock dividends, and recapitalizations. The Underwriters’ Warrants may not be transferred, assigned, sold or hypothecated nor will the underwriters be able to engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the underwriters’ warrants or the common stock underlying the Underwriters’ Warrants for a period of six months after the effective date except to officers, partners or registered representatives of the underwriter as permitted by FINRA or to dealers participating in the offering, all in accordance with Rule 5110(g)(1) of FINRA. The Underwriters’ Warrants and shares of common stock underlying the Underwriters’ Warrants are deemed compensation by FINRA. The terms and number of shares underlying the Underwriters’ Warrants shall be modified if necessary to comply with FINRA rules or regulations. We are registering the offer and sale of the Underwriters’ Warrants (and underlying shares of common stock) under the registration statement of which this prospectus is a part.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock, or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 180 days after the date of this prospectus, except (a) issuances pursuant to the conversion or exchange of convertible or exchangeable securities (including cashless or “net” exercises, other than broker-assisted cashless exercises) or the exercise of warrants or options, in each case outstanding on the date of this prospectus and described in this prospectus, (b) grants of employee stock options pursuant to the terms of a plan described in this prospectus, (c) issuances pursuant to the exercise of such options, or (d) satisfaction of certain existing contractual obligations.

All of our executive officers, directors and certain other holders of our capital stock and securities convertible into or exchangeable for our capital stock have agreed that, subject to certain exceptions, for a period of 180 days after the date of this prospectus, they will not, without the prior written consent of the representatives, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge any of our shares of common stock, any options or warrants to purchase our shares of common stock, or any securities convertible into, or exchangeable for or that represent the right to receive our shares of common stock. The representatives may, in their discretion, release any of the securities subject to these lock-up agreements at any time. Upon the expiration of the lock-up period, all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above.

116

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between us and the representatives. In determining the initial public offering price of our common stock, the representatives will consider:

●	the prospects for the industry in which we compete;

●	our financial information;

●	the ability of our management and our business potential and earning prospects;

●	the prevailing securities markets at the time of this offering; and

●	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “HJLI”.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

117

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by K&L Gates LLP, Irvine, California. Certain other legal matters will be passed upon for the underwriters by Carmel, Milazzo & DiChiara LLP, New York, New York.

EXPERTS

The financial statements of Hancock Jaffe Laboratories, Inc. as of December 31, 2016 and 2015 and for each of the years then ended have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in this prospectus and registration statement in reliance upon the report (which report includes an explanatory paragraph relating to our ability to continue as a going concern) of Marcum LLP, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect and copy the registration statement and its exhibits and schedules at the Public Reference Room the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect the registration statement and its exhibits and schedules and other information without charge at the website maintained by the SEC. The address of this site is http://www.sec.gov.

We also maintain a website at www.hancockjaffe.com, at which, following the completion of this offering, you may access our SEC filings free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus. You may also request a copy of these filings, at no cost, by writing us at 70 Doppler, Irvine, California 92618, or telephoning us at (949) 261-2900

118

HANCOCK JAFFE LABORATORIES, INC.

F-1

HANCOCK JAFFE LABORATORIES, INC.

CONDENSED BALANCE SHEETS

	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Current Assets:
Cash	$311,483	$56,514
Accounts receivable, net	27,880	23,500
Receivables from sale of assets	-	166,250
Inventory	-	90,908
Advances to related party, net	-	10,000
Note receivable - related party	77,737	-
Prepaid expenses and other current assets	131,858	46,049
Total Current Assets	548,958	393,221
Property and equipment, net	17,597	28,810
Intangible asset, net	1,140,237	1,232,718
Deferred offering costs	193,091	98,275
Security deposits and other assets	31,342	29,843
Total Assets	$1,931,225	$1,782,867

Liabilities, Temporary Equity and Stockholders’ Deficiency
Current Liabilities:
Accounts payable	766,332	541,957
Accrued expenses	616,322	324,856
Accrued expenses - related party	12,591	15,652
Convertible notes payable, net of debt discount of $780,936 at June 30, 2017	900,178	-
Notes payable - related party	270,038	444,772
Convertible note payable - related party	499,000	188,000
Derivative liabilities	2,461,064	551,351
Total Liabilities	$5,525,525	$2,066,588

Redeemable Convertible Series A Preferred Stock, par value $0.00001, 1,300,000 shares authorized, 1,005,700 shares issued and outstanding; liquidation preference of $10,700,536 and $10,399,859 at September 30, 2017 and December 31, 2016, respectively.	3,935,638	3,935,638
Redeemable Convertible Series B Preferred stock, par value $0.00001, 2,000,000 shares authorized, 127,125 and 0 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively; liquidation preference of $1,556,430 and $0 at September 30, 2017 and December 31, 2016, respectively.	630,770	-

Commitments and Contingencies	-	-

Stockholders’ Deficiency:
Preferred stock, par value $0.00001, 6,000,000 shares are authorized; 2,700,000 shares available for designation	-	-
Common stock, par value $0.00001, 30,000,000 shares authorized, 6,133,679 and 6,123,482 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	61	122
Additional paid-in capital	24,235,011	23,508,869
Accumulated deficit	(32,395,780)	(27,728,350)
Total Stockholders’ Deficiency	$(8,160,708)	$(4,219,359)
Total Liabilities, Temporary Equity and Stockholders’ Deficiency	$1,931,225	$1,782,867

See Notes to these Unaudited Condensed Financial Statements

F-2

HANCOCK JAFFE LABORATORIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	For The Nine Months Ended September 30,
	2017	2016
Revenues:
Product sales	$152,400	$412,400
Royalty income	94,588	68,653
	246,988	481,053
Cost of goods sold	321,675	598,295
Gross Loss	(74,687)	(117,242)

Selling, general and administrative expenses	3,799,211	3,406,367
Research and development expenses	300,648	-
Loss from Operations	(4,174,546)	(3,523,609)

Other Expense (Income):
Allowance on advances to related party	-	487,900
Interest expense, net	100,523	50,471
Amortization of debt discount	394,789	-
Change in fair value of derivative liabilities	(2,428)	(13,976)
Total Other Expense	492,884	524,395

Loss from Continuing Operations	(4,667,430)	(4,048,004)
Discontinued Operations:
Loss from discontinued operations, net of tax	-	(298,286)
Gain on sale of discontinued operations, net of tax	-	2,499,054
Income from Discontinued Operations, net of tax	-	2,200,768

Net Loss	(4,667,430)	(1,847,236)
Deemed dividend to preferred stockholders	(331,607)	(243,938)
Net Loss Attributable to Common Stockholders	$(4,999,037)	$(2,091,174)

Net Loss Per Basic and Diluted Common Share:
Loss from continuing operations	$(0.82)	$(0.71)
Income from discontinued operations	-	0.37
Net Loss Per Basic and Diluted Common Share:	$(0.82)	$(0.35)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	6,124,580	6,013,520

See Notes to these Unaudited Condensed Financial Statements

F-3

HANCOCK JAFFE LABORATORIES, INC.

CONDENSED STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIENCY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017

(unaudited)

	Series A Redeemable		Series B Redeemable
	Convertible		Convertible		Common		Additional		Total
	Preferred Stock		Preferred Stock		Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficiency

Balance at December 31, 2016	1,005,700	$3,935,638	-	$-	6,123,482	$61	$23,508,930	$(27,728,350)	$(4,219,359)
Series B redeemable convertible preferred stock issued	-	-	127,125	630,770	-	-	-	-	-
Exchange of accrued interest into common stock	-	-	-	-	197	-	1,973	-	1,973
Stock-based compensation:
-options	-	-	-	-	-	-	647,328	-	647,328
-common stock	-	-	-	-	10,000	-	76,780	-	76,780
Net loss	-	-	-	-	-	-	-	(4,667,430)	(4,667,430)
Balance at September 30, 2017	1,005,700	$3,935,638	127,125	$630,770	6,133,679	$61	$24,235,011	$(32,395,780)	$(8,160,708)

See Notes to these Unaudited Condensed Financial Statements

F-4

HANCOCK JAFFE LABORATORIES, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	For The Nine Months Ended
	September 30,
	2017	2016
Cash Flows from Operating Activities
Net loss	$(4,667,430)	$(1,847,236)
Adjustments to reconcile net loss to cash used in operating activities
Stock-based compensation	724,108	1,143,883
Amortization of debt discount	394,789	-
Depreciation and amortization	105,959	110,421
Gain on sale of discontinued operations	-	(2,499,054)
Allowance for uncollectable advances to related party	-	487,900
Change in fair market value of derivatives	(2,428)	(13,976)
Changes in operating assets and liabilities:
Accounts receivable, net	(4,380)	299,828
Receivables from sale of assets	-	166,250
Inventory	90,908	(219,353)
Prepaid expenses and other current assets	(85,809)	(102,005)
Security deposit and other assets	(1,499)	-
Accounts payable	224,375	(262,627)
Accrued expenses	290,378	221,761
Advances from distributor	-	100,000
Deferred revenues	-	46,801
Total adjustments	1,736,401	(520,171)
Net Cash Used in Operating Activities	(2,931,029)	(2,367,407)

Cash Flows from Investing Activities
Receivable for sale of assets collected	166,250	-
Issuance of note receivable to related party	(77,737)	-
Advances to (from) related party	10,000	(487,900)
Purchase of property and equipment	(2,265)	(3,416)
Purchase of intangible assets	-	(370,200)
Net Cash Provided by (Used in) Investing Activities	96,248	(861,516)

Cash Flows from Financing Activities
Proceeds from issuance of note payable to related party	311,000	-
Proceeds from issuance of convertible notes, net of cash issuance costs of $185,100	2,415,400	-
Payments of deferred offering costs associated with initial public offering	(94,816)	(62,275)
Proceeds from issuance of redeemable Series B preferred stock and warrant, net of cash offering costs of $129,850	632,900	-
Proceeds from issuance of redeemable Series A preferred stock and warrant, net of cash offering costs of $527,835	-	1,970,665
Repayments of notes payable	-	(111,000)
Repayments of notes payable - related party	(174,734)	(75,624)
Advances from distributor	-	-
Net Cash Provided by Financing Activities	3,089,750	1,721,766

Net Increase (Decrease) in Cash	254,969	(1,507,157)
Cash - Beginning of Period	56,514	1,585,205
Cash - End of Period	311,483	78,048

See Notes to these Unaudited Condensed Financial Statements

F-5

	For The Nine Months Ended
	September 30,
	2017	2016
Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Periods For:
Interest	$27,148	$37,667

Non-Cash Financing Activities
Issuance of placement agent warrants in connection with preferred stock offering included in derivative liabilities	$2,130	$82,406
Issuance of warrants in connection with convertible debt included in derivative liabilities	$800,236	$-
Embedded conversion option in convertible debt included in derivative liabilities	$1,109,775	$-
Forgiveness of debt in connection with the sale of discontinued operations	$-	$2,805,297
Exchange of note payable and accrued interest into common stock	$1,973	$1,234,816

See Notes to these Unaudited Condensed Financial Statements

F-6

HANCOCK JAFFE LABORATORIES, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(unaudited)

Note 1 – Business Organization, Nature of Operations and Basis of Operations

Hancock Jaffe Laboratories, Inc. (“Hancock Jaffe” or the “Company”) develops and sells biological tissue solutions to treat patients with coronary, vascular, end stage renal and peripheral arterial diseases in the United States and Europe. Hancock Jaffe was incorporated in the State of Delaware on December 22, 1999.

The Company develops and manufactures implantable cardiovascular bioprosthetic devices for patients with cardiovascular disease, peripheral arterial and venous disease, and end stage renal disease, and has manufactured and developed the following medical devices that have, or are in the process of, getting U.S. Food and Drug Administration (“FDA”) approval:

●	ProCol® Vascular Bioprosthesis;

●	Bioprosthetic Heart Valve;

●	Coronary Artery Bypass Graft,, “off the shelf” device, Coreograft™; and

●	Bioprosthetic Venous Valve, the VenoValve®.

The Company also realizes sub-contract manufacturing and royalty revenue from sales of the ProCol® Vascular Bioprosthesis for hemodialysis patients with end stage renal disease, which has been approved by the FDA.

On September 1, 2015, the Company’s Board of Directors approved a 2.1144 for 1.00 forward stock split of the Company’s common stock, which became effective on July 22, 2016. On October 31, 2017, the Company’s Board of Directors approved a one-for-two reverse stock split of the Company’s common stock, which was effected on December 14, 2017 (See Note 11 - Subsequent Events). The reverse stock split was not effected on shares of the Company’s preferred stock or warrants for the purchase of preferred stock, however, the reverse stock split was effected upon the shares of common stock our preferred stock will convert into in connection with this offering. Per share and share amounts presented herein have been adjusted for all periods presented to give retroactive effect to the aforementioned stock splits. See Note 10 – Temporary Equity and Stockholders’ Deficiency for additional details regarding the Company’s authorized capital.

On March 1, 2017, the Company filed a second amended and restated certificate of incorporation, to increase the number of the Company’s authorized shares of preferred stock to 6,000,000, to designate 1,300,000 shares of the Company’s authorized preferred stock as Series A Preferred Stock, or Series A preferred stock, and set forth the rights, preferences and privileges of the Company’s Series A preferred stock. On June 8, 2017, the Company filed a third amended and restated certificate of incorporation to revise certain protective voting provisions afforded to the holders of the Company’s preferred stock. On the same date, the Company filed a certificate of designation, preferences, rights and limitations of Series B convertible preferred stock, to designate 2,000,000 shares of the Company’s authorized preferred stock as Convertible Series B Preferred Stock, or Series B preferred stock, and set forth the rights, preferences and privileges of the Company’s Series B preferred stock.

Note 2 – Going Concern and Management’s Liquidity Plan

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company incurred a net loss of $4,667,430 during the nine months ended September 30, 2017, and has an accumulated deficit of $32,395,780 at September 30, 2017. Cash used in operating activities was $2,931,029 for the nine months ended September 30, 2017. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance date of the financial statements.

F-7

During the nine months ended September 30, 2017, the Company received net cash proceeds of $632,900 from the sale of Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”) and warrants (see Note 10 – Temporary Equity and Stockholders’ Deficiency), received net cash proceeds of $2,415,400 from the issuance of convertible notes payable (see Note 7 – Convertible Notes Payable), and $311,000 of cash proceeds related to the convertible note payable to a related party. As of September 30, 2017, Hancock Jaffe had a cash balance of $311,483 and working capital deficiency of $4,976,567.

The Company expects to continue incurring losses for the foreseeable future and will need to raise additional capital to sustain its operations, pursue its product development initiatives and penetrate markets for the sale of its products. Further, upon the Company’s sale or license of U.S. Patent No. 7,815,677 or certain product candidates (as defined in the Company’s third amended and restated certificate of incorporation) 50% of such proceeds, up to $65,000,000, will be distributed first to the Series A stockholders on a pro rata basis, calculated based on the number of shares outstanding multiplied by the Series A preferred stock purchase price ($5.00 per share) plus all accrued but unpaid dividends thereon,(the “Series A Distribution”) second, after the Series A Distribution is paid in full, then to the holders of Series B preferred stock on a pro rata basis, calculated based on the number of shares outstanding multiplied by the Series B preferred stock purchase price ($6.00 per share) plus all accrued but unpaid dividends thereon (the “Series B Distribution”) and third, to the holders of Common Stock (together with the Series A Distribution and the Series B Distribution, the “Principal Cash Distribution.” See Note 10 – Temporary Equity and Stockholders’ Deficiency – Redeemable Convertible Series B Preferred Stock). Pursuant to the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation and the Certificate of Amendment to the First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock, filed with the Delaware Secretary of State on December 14, 2017, the Principal Cash Distribution will be terminated upon the consummation of an initial public offering (see Note 11 – Subsequent Events). If a Principal Cash Distribution were to occur, it could have a material effect on our liquidity. Management believes that the Company has access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means; however, the Company cannot provide any assurance that it will be able to raise additional capital or obtain new financing on commercially acceptable terms.

Note 3 – Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for completed financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the unaudited condensed financial statements of the Company as of September 30, 2017, and for the nine months ended September 30, 2017 and 2016. The results of operations for the nine months ended September 30, 2017 are not necessarily indicative of the operating results for the full year. It is suggested that these unaudited condensed financial statements be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2016. The balance sheet as of December 31, 2016 has been derived from the Company’s audited financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates and assumptions include the valuation allowance related to the Company’s deferred tax assets, and the valuation of warrants and derivative liabilities.

Deferred Offering Costs

Deferred offering costs, which primarily consist of direct, incremental professional fees relating to debt and equity offerings are capitalized within noncurrent assets. The deferred offering costs will be offset against the proceeds upon the consummation of the offering. In the event the offering is terminated, deferred offering costs will be expensed. As of September 30, 2017 and December 31, 2016, the Company has capitalized deferred offering costs consisting primarily of legal costs related to a potential initial public offering totaling $193,091 and $98,275, respectively, in the accompanying condensed balance sheets.

Investments

Equity investments over which the Company exercises significant influence but does not control are accounted for using the equity method, whereby investment accounts are increased (decreased) for the Company’s proportionate share of income (losses), but investment accounts are not reduced below zero.

F-8

The Company holds a 28.5% ownership interest, consisting of founders’ shares acquired at nominal cost, in Hancock Jaffe Laboratory Aesthetics, Inc. (“HJLA”) of which the Company’s Former President and Vice President of Operations were officers. To date, HJLA has recorded cumulative losses. Since the Company’s investment is recorded at $0, the Company has not recorded its proportionate share of HJLA’s losses. If HJLA reports net income in future years, the Company will apply the equity only after its share of HJLA’s net income equals its share of net losses previously incurred.

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

FASB ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 -	Quoted prices available in active markets for identical assets or liabilities trading in active markets.

Level 2 -	Observable inputs other than quoted prices included in Level 1, such as quotable prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 -	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar valuation techniques that use significant unobservable inputs.

Financial instruments, including accounts receivable, accounts payable and short-term advances are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments. The Company’s other financial instruments include note receivable and notes payable, the carrying value of which approximates fair value, as the notes bear terms and conditions comparable to market for obligations with similar terms and maturities, as well as derivative liabilities – preferred stock warrants, derivative liabilities – convertible debt warrants and derivative liabilities – convertible debt conversion feature that are accounted for at fair value on a recurring basis. The fair value of the derivative liabilities as of September 30, 2017 and December 31, 2016, by level within the fair value hierarchy appears below:

Description:	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative liabilities - Preferred Stock Series A Warrants
September 30, 2017	$-	$-	$543,000
December 31, 2016	$-	$-	$551,351
Derivative liabilities - Preferred Stock Series B Warrants
September 30, 2017	$-	$-	$1,711
December 31, 2016	$-	$-	$-
Derivative liabilities - Convertible Debt Warrants
September 30, 2017	$-	$-	$804,802
December 31, 2016	$-	$-	$-
Derivative liabilities - Convertible Debt Conversion Feature
September 30, 2017	$-	$-	$1,111,551
December 31, 2016	$-	$-	$-

F-9

Fair Value of Financial Instruments, continued

The following table sets forth a summary of the changes in the fair value of Level 3 warrant liabilities that are measured at fair value on a recurring basis:

Derivative
Liabilities
Balance - December 31, 2016	$551,351
Issuance of derivative liabilities - preferred stock Series B warrants	2,130
Issuance of derivative liabilities - convertible debt warrants	800,236
Issuance of derivative liabilities - convertible debt conversion feature	1,109,775
Change in fair value of derivative liabilities	(2,428)
Balance - September 30, 2017	$2,461,064

Preferred Stock

The Company applies the accounting standards for distinguishing liabilities from equity under U.S. GAAP when determining the classification and measurement of its Series A and Series B Preferred Stock (together, the “Preferred Stock”). Preferred stock subject to mandatory redemption is classified as a liability instruments and is measured at fair value. Conditionally redeemable preferred stock (including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, preferred stock is classified as permanent equity. As of the issuance date, the carrying amount of the Preferred Stock was less than the redemption value. If the Company were to determine that redemption was probable, the carrying value would be increased by periodic accretions such that the carrying value would equal the redemption amount at the earliest redemption date. Such accretion would be recorded as a preferred stock dividend.

Derivative Liabilities

Derivative financial instruments are recorded as a liability at fair value and are marked-to-market as of each subsequent balance sheet date. The change in fair value at each balance sheet date is recorded as a change in the fair value of derivative liabilities on the statement of operations for each reporting period. The fair value of the derivative liabilities was determined using a Monte Carlo simulation, incorporating observable market data and requiring judgment and estimates. The Company reassesses the classification of the financial instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is marked to market and reclassified as of the date of the event that caused the reclassification.

Net Loss per Share

The Company computes basic and diluted loss per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share are the same since the inclusion of common shares issuable pursuant to the exercise of warrants, the conversion of convertible debt and the conversion of Preferred Stock in the calculation of diluted net loss per common shares would have been anti-dilutive.

F-10

The following table summarizes net loss attributable to common stockholders used in the calculation of basic and diluted loss per common share:

	For the Nine Months Ended
	September 30,
	2017	2016
Loss from continuing operations	$(4,667,430)	$(4,048,004)
Less: Deemed dividend to Series A preferred stockholders	(331,607)	(243,938)
Net loss from continuing operations attributable to common stockholders	$(4,999,037)	$(4,291,942)

The following table summarizes the number of potentially dilutive common share equivalents excluded from the calculation of diluted net loss per common share for the nine months ended September 30, 2017 and 2016:

	For the Nine Months Ended
	September 30,
	2017	2016
Shares of common stock issuable upon conversion of preferred stock	566,413	467,850
Shares of common stock issuable upon exercise of preferred stock warrants and the subsequent conversion of the preferred stock issued therewith	50,285	46,785
Shares of common stock issuable upon conversion of senior secured convertible debt	216,708	-
Shares of common stock issuable upon exercise of warrants	297,854	416,667
Shares of common stock issuable upon exercise of options	1,416,000	-
Potentially dilutive common share equivalents excluded from diluted net loss per share	2,547,260	931,302

Major Customers

During the nine months ended September 30, 2017 and 2016, 100% of the Company’s revenues from continuing operations were from the sub-contract manufacture of product to for LeMaitre Vascular, Inc. (“LeMaitre”) and royalties earned from the sale of product by LeMaitre, with whom the Company entered a Post-Acquisition Supply Agreement effective March 18, 2016. During the nine months ended September 30, 2016, 100% of the Company’s revenues presented within discontinued operations were from the sale of its products to the Company’s sole distributor (the “Distributor’), with whom the Company entered an Exclusive Supply and Distribution Agreement effective March 26, 2014.

Major Supplier

During the nine months ended September 30, 2017 and 2016, 100% of the raw material used for the manufacture of vascular bioprostheses was purchased from a single vendor. (See Note 9 – Commitment and Contingencies).

F-11

Concentrations

The Company maintains cash with major financial institutions. Cash held in US bank institutions is currently insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 at each institution. There were aggregate uninsured cash balances of $141,946 at September 30, 2017. There were no cash balances in excess of federally insured amounts at December 31, 2016.

Subsequent Events

The Company evaluated events that have occurred after the balance sheet date through the date the financial statements were issued. Based upon the evaluation and transactions, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed in Note 11.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating ASU 2016-02 and its impact on its financial statements.

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers - Principal versus Agent Considerations”, in April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606) - Identifying Performance Obligations and Licensing” and in May 9, 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2016-12”). This update provides clarifying guidance regarding the application of ASU No. 2014-09 - Revenue From Contracts with Customers which is not yet effective. These new standards provide for a single, principles-based model for revenue recognition that replaces the existing revenue recognition guidance. In July 2015, the FASB deferred the effective date of ASU 2014-09 until annual and interim periods beginning on or after December 15, 2017. It will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective. The Company is in the process of determining the timing of adoption and the adoption method. The Company has is currently evaluating the impact of the adoption of these ASUs on its consolidated financial position and results of operations, however, based on its preliminary analysis, the Company does not believe the adoption of these ASUs will have a material impact on its recognition of revenue from product sales or its recognition of royalties which are based on a percent of sales.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718); Scope of Modification Accounting. The amendments in this ASU provide guidance that clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. If the value, vesting conditions or classification of the award changes, modification accounting will apply. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of this standard on its financial statements.

In September 2017, the FASB issued ASU No. 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments” that enhances the guidance surrounding sale leaseback transactions, accounting for taxes on leveraged leases and leases with third party value. The related amendments to the Topics described above become effective on the same schedule as Topics 605, 606, 840 and 842.

F-12

Note 4- Advances to Related Party

During 2015, the Company paid a deposit of $75,000 to HJLA, in anticipation of entering into an agreement to acquire the exclusive rights to provide development and manufacturing services to HJLA. HJLA is a development stage company with two employees that holds a patent for dermal filler, and to date its efforts have been focused on raising funds to be used for approval and commercialization of the product, for which we own the exclusive rights to develop and manufacture. On April 1, 2016, the Company paid an additional $370,200 upon the execution of this agreement and recorded an intangible asset in the amount of $445,200.

During the nine months ended September 2016, the Company also paid an additional $487,900 to HJLA, which was recorded as advances to a related party. As of September 30, 2016, the Company reviewed the recoverability of the advances and recorded an allowance of $482,700 for the nine months ended September 30, 2016, because collectability was not reasonably assured.

During the nine months ended September 30, 2017, the Company received repayments of advances, net of additional advances, totaling $10,000 from HJLA.

Note 5 - Loan Receivable - Related Party

On June 15, 2017, the Company entered into a promissory note agreement (the “Note Receivable”) with HJLA, pursuant to which the Company loaned $160,000 to HJLA. The Note Receivable bears interest at 15% per annum, and all unpaid principal and interest were due on September 15, 2017. As of September 30, 2017, HJLA owed $77,737 and $799 of principal and interest, respectively, to the Company related to the Note Receivable.

Note 6 – Accrued Expenses and Accrued Expenses - Related Party

Accrued expenses consist of the following:

	September 30, 2017	December 31, 2016
Accrued compensation costs	$491,905	$294,110
Accrued professional fees	93,894	15,864
Deferred rent	-	11,951
Other accrued expenses	30,523	2,931
Accrued Expenses	$616,322	$324,856

Accrued expenses, related parties consisted of accrued interest on notes payable to a major common stockholder and to HJLA, in the aggregate, $12,591 and $15,652 at September 30, 2017 and December 31, 2016, respectively.

Note 7 – Convertible Notes Payable and Convertible Note Payable - Related Party

Convertible Notes

During the period from June 15, 2017 through December 7, 2017, the Company received proceeds aggregating $2,750,500 pursuant to the issuance of senior secured convertible promissory notes (the “Convertible Notes”) and five-year warrants for the purchase of 114,609 shares of the Company’s common stock. The Convertible Notes bear interest at 15% per annum and are due on January 11, 2018. The notes are convertible at a price equal to the lesser of (i) $12.00 per share, or (ii) 70% of the highest price per common share sold in an initial public offering (the “Conversion Price”). The warrants have a term of five years, and are exercisable for the number of shares of common stock equal to 50% of the total shares issuable upon the conversion of the Convertible Note, at a price equal to the lesser of (i) $14.40 per share or (ii) 120% of the Conversion price (see Note 10 – Temporary Equity and Stockholders’ Deficiency, Warrants). In connection with the sale of the Convertible Notes, the Company issued five-year warrants to the placement agent for the purchase of 14,339 shares of common stock. (See Note 11 – Subsequent Events).

F-13

The conversion option and the warrants had a grant date value of $1,109,775 and $800,236, respectively, and the aggregate $1,910,011 was recorded as a debt discount and a derivative liability. The conversion option and the warrants were valued using a Monte Carlo model, with the following assumptions used:

Volatility	42.1% - 42.3%
Risk free interest rate	1.636% - 1.92%

The debt discount is amortized over the term of the notes using the effective interest method. The fair value of the derivative liability is marked to market at each reporting date.

Convertible Note - Related Party

On June 30, 2015, the Company entered into a loan agreement with the majority (78%) common stock shareholder, (the “2015 Note”). The 2015 Note has a maximum borrowing capacity of $2,200,000 and bears interest at 3% per annum. On April 1, 2016, the 2015 Note was amended such that the 2015 Note became convertible at the option of the lender at a conversion price of $10.00. During the nine months ended September 30, 2017 and 2016, the Company borrowed $311,000 and $0, respectively, under the 2015 Note. The 2015 Note’s principal and accrued interest are due on January 31, 2018.

Note 8 – Note Payable - Related Party

The Company has a note payable to Leman Cardiovascular S.A. (the “Related Party Note”), of which the Company’s Former President and Susan Montoya, the Company’s Vice President Operations, Quality Assurance/Regulatory Affairs, were officers, and of which a member of the Company’s Board of Directors, Yury Zhivilo, is a shareholder. The Related Party Note bears interest at 6% per annum.

The balance due on the Related Party Note was $270,038 and $444,772 at September 30, 2017 and December 31, 2016, respectively.

Note 9 – Commitments and Contingencies

Legal Matters

From time to time, the Company may be involved in litigation relating to claims arising in the ordinary course of business. There are currently no material claims or actions pending or threatened against the Company.

Property Lease Obligations

On May 1, 2016, the Company’s entered into a one-year lease of an apartment located in Irvine, California for the chairman of the Company’s board of directors. The lease required a $3,720 security deposit and the prepayment of the first month’s rent at the inception of the lease. Monthly rent payments under the lease at the inception of the lease were $1,860. Rent expense for this property was $16,889 and $8,062 for the nine months ended September 30, 2017 and 2016, respectively. The lease expired on April 30, 2017, the Company is currently renting the apartment on a month-to-month basis.

On or about July 1, 2010, the Company’s seven-year lease for 14,507 square foot industrial building located in Irvine, California became effective. The lease required a $26,113 security deposit and the prepayment of the first month’s rent at the inception of the lease. Monthly rent payments under the lease at the inception of the lease were $21,761 and payments increase by 5% every 24 months. Payments under the lease also include real estate taxes not to exceed $7,254 per month. The lease expired on June 30, 2017. The Company rented the building on a month-to-month basis from July 1, 2017 through September 30, 2017. On September 20, 2017, the Company entered into an agreement to renew the lease effective October 1, 2017. The lease renewal has a five-year term. Rent expense pursuant to the lease is $26,838 per month for the first year and increases by 3% on each anniversary of the lease inception date.

Appointment of Co-Chief Executive Officer

On August 31, 2017, the board of directors appointed the Business Development Manager to the position of co-chief executive officer of the Company. The appointment solely represents a change of position and title for the Business Development Manager; all other terms of his employment agreement remain unchanged.

F-14

Note 10 – Temporary Equity and Stockholders’ Deficiency

Common Stock

During the nine months ended September 30, 2017, the Company issued 197 shares of common stock, valued in the aggregate at $1,973, in satisfaction of accrued interest payable.

Preferred Stock

The Company is authorized to issue a total of 6,000,000 shares of preferred stock of which 1,300,000 and 2,000,000 preferred shares have been designated as the Company’s Series A Preferred Stock and Series B Preferred Stock, respectively, and 2,700,000 preferred shares remain undesignated. The Company’s preferred shares feature certain redemption rights that are considered by the Company to be outside of the Company’s control. Accordingly, the Series A Preferred Stock and Series B Preferred Stock is presented as temporary equity on the Company’s balance sheets.

Redeemable Convertible Series B Preferred Stock (“Series B Preferred Stock”)

On March 1, 2017 and June 6, 2017, the Company filed Certificates of Designation with the Secretary of State of the state of Delaware, designating 200,000 shares and then 2,000,000 shares, respectively, of the Company’s preferred stock as Series B Redeemable Convertible Preferred Stock at a par value of $0.00001 per share. The Series B Redeemable Convertible Preferred Stock has a stated value of $6.00 per share with an initial conversion price of $6.00 (subject to adjustment as provided in the Series B Certificate of Designation).

The holders of the Company’s Series B Preferred Stock have voting rights equal to common stockholders on an as-converted basis, and are entitled to receive 8% non-compounding cumulative dividends, payable when, as and if declared by the Board of Directors. The Series B Preferred Stock ranks junior to the Series A Preferred Stock and senior to common stock as to dividends and the distribution of assets upon a Deemed Liquidation Event, as defined. Upon the occurrence of a Deemed Liquidation Event, the holders of Series B Preferred Stock are entitled to receive an amount per share equal to the greater of (i) two times the Series B Preferred Stock’s original issue price, plus any accrued and unpaid dividends, or (ii) the amount per share that would have been payable had all shares of Series B Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or other Deemed Liquidation Event, as defined. As of September 30, 2017, the holders of Series B Preferred Stock are entitled to receive a liquidation preference payment of $12.00 per share plus accrued and unpaid dividends totaling, in the aggregate, $1,556,430. The liquidation preference of The Series B Preferred Stock is subordinate and ranks junior to all indebtedness of the Company.

Each share of Series B Preferred Stock is convertible at the option of the holder at any time into a half share of the Company’s common stock, subject to certain typical anti-dilution provisions, such as stock dividend or stock splits. Each share of Series B Preferred Stock is mandatorily converted into the Company’s common stock at a 25% discount (not to exceed the original issue price) upon the closing of an underwritten initial public offering of the Company’s common stock. If the Company issues additional shares of common stock prior to (ii) the Company’s receipt of certain FDA approvals, or (ii) the closing of the initial public offering is less than $100,000,000, then the Series B will be convertible into the number of shares of common stock equal to the percentage ownership of the holders of Series B Preferred Stock on the date that the additional shares of common stock were issued. Because the conversion option associated with the Series B Preferred Stock is clearly and closely related to the host instrument, the conversion option does not require bifurcation and classification as a derivative liability.

Upon the Company’s sale or license of its U.S. Patent No. 7,815,677 or certain products as defined in the Company’s third amended and restated certificate of incorporation, resulting in aggregate gross proceeds of $130,000,000, 50% of the proceeds from the sale or license, up to $65,000,000, will be distributed first to the Series A stockholders on a pro rata basis, calculated based on the number of shares outstanding multiplied by the Series A preferred stock purchase price ($5.00 per share) plus all accrued but unpaid dividends thereon,(the “Series A Distribution”) second, after the Series A Distribution is paid in full, then to the holders of Series B preferred stock on a pro rata basis, calculated based on the number of shares outstanding multiplied by the Series B preferred stock purchase price ($6.00 per share) plus all accrued but unpaid dividends thereon (the “Series B Distribution”) and third, to the holders of Common Stock (together with the Series A Distribution and the Series B Distribution, the “Principal Cash Distribution.” See Note 10 – Temporary Equity and Stockholders’ Deficiency – Redeemable Convertible Series B Preferred Stock). Pursuant to the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation and the Certificate of Amendment to the First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock, filed with the Delaware Secretary of State on December 14, 2017, the Principal Cash Distribution will be terminated upon the consummation of an initial public offering (see Note 11 – Subsequent Events). If a Principal Cash Distribution were to occur, it could have a material effect on our liquidity. Management believes that the Company has access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means; however, the Company cannot provide any assurance that it will be able to raise additional capital or obtain new financing on commercially acceptable terms.

At any time after the third anniversary of the original issuance of the Series B Preferred Stock, the Series B Preferred Stock may be redeemed as a result of the written request of the holder of the Series B Preferred Stock, at a price equal to two times the original issue price, plus all accrued and unpaid dividends, whether or not declared. Redemption payments are to be paid in three equal monthly installments, commencing not more than thirty days after the Company’s receipt of the written redemption request. Accordingly, the Series B Preferred Stock is classified as temporary equity.

F-15

As of the issuance date, the carrying amount of the Series B Preferred Stock was less than the redemption value. If the Company were to determine that redemption was probable, the carrying value would be increased by periodic accretions so that the carrying value would equal the redemption amount at the earliest redemption date. Such accretion would be recorded as a preferred stock dividend.

During the nine months ended September 30, 2017, the Company issued 127,125 shares of Series B Preferred Stock at a purchase price of $6 per share to accredited investors pursuant to the terms of a Confidential Private Offering memorandum dated October 26, 2015. The gross proceeds from the shares were $762,750 and the Company incurred cash offering costs of $129,850 (including $77,075 of placement agent fees) and non-cash offering costs, consisting of 8,490 warrants for the purchase of common stock, valued at $2,130 (see Warrants, below) resulting in an original carrying value of the Series B Preferred Stock of $630,770.

Cumulative undeclared dividends in arrears on Series A and Series B Preferred Stock are $643,536 and $30,930, respectively, as of September 30, 2017.

Options

On August 31, 2017, the Company granted options for the purchase of 40,000 shares of the Company’s common stock to each of three members of the board of directors. The options vested immediately, have a ten-year contractual life, and are exercisable at $12.00 per share. The options had an aggregate grant date value of $235,200, or $1.96 per share, valued using the Black-Scholes method with the following assumptions:

For the Nine Months Ended September 30, 2017
Risk free interest rate	1.93%
Expected term (years)	5.00
Expected volatility	42.1%

A summary of options activity during the nine months ended September 30, 2017 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Life	Intrinsic
	Options	Price	In Years	Value

Outstanding, December 31, 2016	1,296,000	$10.00
Granted	120,000	$12.00
Forfeited	-	-
Outstanding, September 30, 2017	1,416,000	$10.17	9.1	$-

Exercisable, September 30, 2017	854,400	$10.17	9.1	$-

Warrants

During the nine months ended September 30, 2017, the Series B Preferred Stock placement agent received a cash fee in the aggregate of $77,075 and five-year warrants to purchase an additional 8,490 shares of the Company’s common stock at an exercise price equal to the lesser of $12.00 per share or the price of securities issued in a future round of financing. The warrants had an aggregate fair value of $2,130 on the date of grant, which was charged against the proceeds received from the sale of the shares. Due to the variable exercise price relating to the down-round feature, the warrants were determined to be a derivative liability and the value of the warrants is recorded as such on the accompanying condensed balance sheet.

F-16

The value of the derivative liability related to Series A and Series B placement agent warrants was determined by using the Monte Carlo simulation method. This valuation is revised on a quarterly basis until the warrants are reclassified to equity, exercised or expired, with the changes in fair value recorded in other income (expense) on the condensed statements of operations. The assumptions used in applying the Monte Carlo simulation method to value the derivative liabilities during the nine months ended September 30, 2017 were as follows:

Risk free interest rate	1.63% - 1.93%
Expected term (years)	5.00
Expected volatility	42.1% - 42.3%	%

On September 30, 2017, a warrant for the purchase of 250,000 shares of common stock, which had been granted to the Business Development Manager, was forfeited by the Business Development Manager, and canceled by the Company.

A summary of warrants activity during the nine months ended September 30, 2017 is presented below:

	Series A Convertible Preferred Stock				Common Stock
	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Intrinsic Value	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Intrinsic Value
Outstanding, December 31, 2016	100,570	5.00			416,667	12.00
Issued	-	-			131,188	12.00
Exercised	-	-			-	-
Cancelled	-	-			(250,000)	12.00
Outstanding, September 30, 2017	100,570	$5.00	$3.5	-	297,854	$12.00	$5.3	-
Exercisable, September 30, 2017	100,570	$5.00	$3.5	-	297,854	$12.00	$5.3	-

F-17

A summary of outstanding and exercisable warrants as of September 30, 2017 is presented below:

Warrants Outstanding			Warrants Exercisable
Exercise Price	Exercisable Into	Outstanding Number of Warrants	Weighted Average Remaining Life In Years	Exercisable Number of Warrants
$12.00	Common Stock	297,854	5.4	297,854
$5.00	Series A Preferred Stock	100,570	3.4	100,570
	Total	398,424		398,424

Note 11 - Subsequent Events

Series B Preferred Stock

Between October 6, 2017 and December 6, 2017, we issued 126,667 additional shares of Series B preferred stock at a purchase price of $6.00 per share to certain accredited investors pursuant to the terms of a Confidential Private Offering memorandum dated October 26, 2015. The gross proceeds from the additional shares were $760,002 and we incurred cash offering costs of $99,500 (including $76,000 of placement agent fees). Warrants for the purchase of 8,811 shares of common stock were granted to the placement agent in connection with the issuance of our Series B preferred stock.

Reverse Stock Split

A one-for-two reverse stock split of the Company’s common stock was effected on December 14, 2017 (the “Reverse Stock Split”). The Reverse Stock Split was not effected on shares of the Company’s preferred stock, however, the Reverse Stock Split was effected upon the shares of common stock that the preferred stock will convert into. With the exception of the securities that are not affected by the Reverse Stock Split, all share and per share information has been retroactively adjusted to give effect to the Reverse Stock Split for all periods presented, unless otherwise indicated.  See Note 1 – Business Organization, Nature of Operations and Basis of Operations.

Consulting Agreement

On December 26, 2017, the Company entered into a consulting agreement for financial and business advisory services (the Consulting Agreement). Pursuant to the terms of the Consulting Agreement, the Company agreed to pay to the consultant (i) $50,000 on January 5, 2018 and (ii) $200,000 and 250,000 shares of restricted common stock upon the completion of the Consulting Agreement and the Company’s proposed initial public offering (IPO) on February 28, 2018.

Note Receivable Related Party

On October 20, 2017, the Company received $79,035 representing payment in full of all principal and interest receivable in connection with the note receivable from related party.

Notes Payable

On December 13, 2017 the Company received proceeds of $200,000 in exchange for a note payable. The note payable bears interest at 10% per annum and is payable in full upon the earlier of the Company’s initial public offering, or February 10, 2018. The note payable and interest were paid in full on January 8, 2018.

On December 22, 2017, the Company received cash proceeds of $75,000 in exchange for a note payable. The note payable bears interest at 10% per annum and is payable in full upon the earlier of the Company’s initial public offering, or February 20, 2018. The note payable and interest were paid in full on January 22, 2018.

On December 13, 2017, the Related Party Note was amended to extend the maturity date to May 10, 2018.

Convertible Notes

On December 7, 2017 the Company received proceeds of $150,000 in exchange for a Convertible Note and a five-year warrant for the purchase of 6,250 shares of the Company’s common stock. The Convertible Note payable bears interest at 15% per annum matures on January 11, 2018. The Convertible Note is convertible at any time at the option of the holder at a conversion price equal to the lessor of (i) $12.00 per share, or (ii) 70% of the highest price per common share sold in an initial public offering (the “Conversion Price”). The warrant has a term of five years at a price equal to the lesser of (i) $14.40 per share or (ii) 120% of the Conversion Price.

On December 29, 2017, the Company amended the terms of the Convertible Notes, such that the maturity date was extended to February 28, 2018, the Convertible Notes became convertible in the amount of principal and accrued interest due on the note at the date of conversion, and the warrant coverage increased such that the warrants became exercisable for the number of shares of common stock equal to 75% of the total shares issuable upon the conversion of the Convertible Note.

From January 5 through January 16, 2018, the Company issued senior secured convertible notes (the “2018 Convertible Notes”) in the aggregate amount of $2,897,500 for net cash proceeds of $2,603,750. The 2018 Convertible Notes bear interest at 15% per annum, and are due on February 28, 2018 (the “Maturity Date”). The 2018 Convertible Notes are convertible at a price equal to the lesser of (i) $12.00 per share, or (ii) 70% of the highest price per common share sold in an initial public offering (the “Conversion Price”). The 2018 Convertible Notes include five-year warrants exercisable for the number of common shares equal to 50% of the total shares issuable upon the conversion of the 2018 Convertible Note, at a price equal to the lesser of (i) $14.40 per share or (ii) 120% of the Conversion price. The 2018 Convertible Notes (and accrued interest) are convertible at any time at the option of the holder; however, if the Company consummates and IPO on or prior to the Maturity Date, the principal and interest due under the then-outstanding 2018 Convertible Notes will be converted into shares of the Company’s common stock.

In connection with the sale of the 2018 Convertible Notes, the Company agreed to issue a five-year warrant to the placement agent for the purchase of 60,002 shares of common stock.

Incentive Plan

On December 11, 2017 the board of directors approved an amendment to the 2016 Omnibus Incentive Plan, whereby the number of common shares reserved for issuance under the plan was increased to 2,500,000.

Amendments to Third Amended and Restated Certificate of Incorporation and First Amended and Restated Certificate of Designation

The Company filed a Certificate of Amendment of Third Amended and Restated Certificate of Incorporation and a Certificate of Amendment to the First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock, with the Delaware Secretary of State on December 14, 2017 (the “Certificate of Amendments”). Pursuant to the Certificate of Amendments, the Company (a) effected a one-for-two reverse stock split, (b) amended the conversion price of the Preferred Stock such that the Series A conversion price will be $4.30 and the Series B conversion price will be $4.50, and (c) terminated the Principal Cash Distribution (see Note 10 – Temporary Equity and Stockholders’ Deficiency) upon the consummation of an initial public offering.

Stock Options

Subsequent to September 30, 2017, the Company granted options for the purchase of 3,000 shares of the Company’s common stock to each of two members of the Company’s Board of Directors, as compensation for their service on the board.

F-18

HANCOCK JAFFE LABORATORIES, INC.

FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

HANCOCK JAFFE LABORATORIES, INC.

F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee, Board of Directors and Stockholders

of Hancock Jaffe Laboratories, Inc.

We have audited the accompanying balance sheets of Hancock Jaffe Laboratories (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations, changes in temporary equity and stockholders’ deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hancock Jaffe Laboratories, Inc., as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum llp

New York, New York
September 6, 2017, except for Note 16, as to which the date is December 14, 2017

F-20

HANCOCK JAFFE LABORATORIES, INC.
BALANCE SHEETS

	As of
	December 31,
	2016	2015
Assets
Current Assets:
Cash	$56,514	$1,585,205
Accounts receivable, net	23,500	-
Receivables from sale of assets	166,250	-
Inventory	90,908	-
Advances to related party, net	10,000	-
Prepaid expenses and other current assets	46,049	15,431
Current assets of discontinued operations	-	183,973
Total Current Assets	393,221	1,784,609
Property and equipment, net	28,810	64,658
Intangible assets, net	1,232,718	899,411
Deferred offering costs	98,275	25,000
Related party deposit	-	75,000
Security deposits and other assets	29,843	26,113
Total Assets	$1,782,867	$2,874,791

Liabilities, Temporary Equity and Stockholders’ Deficiency
Current Liabilities:
Accounts payable	$541,957	$618,279
Accrued expenses	324,856	128,935
Accrued expenses - related party	15,652	9,749
Note payable	-	111,000
Notes payable - related party	632,772	1,719,908
Derivative liabilities	551,351	74,089
Current liabilities of discontinued operations	-	1,993,251
Total Liabilities	2,066,588	4,655,211
Redeemable Convertible Series A Preferred Stock, par value $0.00001, 1,300,000 shares authorized, 1,005,700 and 436,000 shares issued and outstanding as of December 31, 2016 and 2015, respectively; liquidation preference of $10,399,859 and $4,364,350 at December 31, 2016 and 2015, respectively.	3,935,638	1,796,484
Redeemable Convertible Series B Preferred Stock, par value $0.00001, 2,000,000 shares authorized, no shares issued or outstanding	-	-

Commitments and Contingencies	-	-

Stockholders’ Deficiency:
Preferred stock, par value $0.00001, 6,000,000 shares are authorized; 2,700,000 shares available for designation	-	-
Common stock, par value $0.00001, 30,000,000 shares authorized, 6,123,481 and 6,000,000 shares issued and outstanding as of December 31, 2016 and 2015, respectively	122	120
Additional paid-in capital	23,508,869	20,763,836
Accumulated deficit	(27,728,350)	(24,340,860)
Total Stockholders’ Deficiency	(4,219,359)	(3,576,904)
Total Liabilities, Temporary Equity and Stockholders’ Deficiency	$1,782,867	$2,874,791

See Notes to these Financial Statements

F-21

HANCOCK JAFFE LABORATORIES, INC.

STATEMENTS OF OPERATIONS

	For The Years Ended December 31,
	2016	2015

Revenues:
Product sales	$694,118	$-
Royalty income	91,794	-
	785,912	-
Cost of goods sold	810,294	-
Gross Loss	(24,382)	-

Selling, general and administrative expenses	4,634,801	1,289,851
Loss from Operations	(4,659,183)	(1,289,851)

Other Expense (Income):
Allowance on advances to related party	487,900	-
Interest expense, net	57,890	88,524
Change in fair value of derivative liabilities	383,285	(177)
Total Other Expense	929,075	88,347

Loss from Continuing Operations	(5,588,258)	(1,378,198)
Discontinued Operations:
Loss from discontinued operations, net of tax	(298,286)	(225,815)
Gain on sale of discontinued operations, net of tax	2,499,054	-
Income (Loss) from Discontinued Operations, net of tax	2,200,768	(225,815)

Net Loss	(3,387,490)	(1,604,013)
Deemed dividend to Series A preferred stockholders	(342,859)	(4,352)
Net Loss Attributable to Common Stockholders	$(3,730,349)	$(1,608,365)

Net Loss Per Basic and Diluted Common Share:
Loss from continuing operations	$(0.49)	$(0.11)
Income (loss) from discontinued operations	0.18	(0.02)
Net Loss Per Basic and Diluted Common Share:	$(0.31)	$(0.13)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	6,041,160	6,000,000

See Notes to these Financial Statements

F-22

HANCOCK JAFFE LABORATORIES, INC.

STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIENCY

	Series A Redeemable
	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficiency

Balance at December 31, 2014	-	$-	6,000,000	$60	$20,725,342	$(22,736,847)	$(2,011,445)
Series A redeemable convertible preferred stock issued	436,000	1,796,484	-	-	-	-	-
Capital contribution	-	-	-	-	38,554	-	38,554
Net loss	-	-	-	-	-	(1,604,013)	(1,604,013)
Balance at December 31, 2015	436,000	1,796,484	6,000,000	60	20,763,896	(24,340,860)	(3,576,904)
Series A redeemable convertible preferred stock issued	569,700	2,139,154	-	-	-	-	-
Exchange of note payable and accrued interest into common stock	-	-	123,481	1	1,234,814	-	1,234,816
Stock-based compensation					1,510,219	-	1,510,219
Net loss	-	-	-	-	-	(3,387,490)	(3,387,490)
Balance at December 31, 2016	1,005,700	$3,935,638	6,123,481	$61	$23,508,930	$(27,728,350)	$(4,219,359)

See Notes to these Financial Statements

F-23

HANCOCK JAFFE LABORATORIES, INC.

STATEMENTS OF CASH FLOWS

	For The Years Ended
	December 31,
	2016	2015
Cash Flows from Operating Activities:
Net Loss	$(3,387,490)	$(1,604,013)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,510,219	-
Depreciation and amortization	151,174	125,423
Gain on sale of discontinued operations	(2,499,054)	-
Allowance on advances to related party	487,900	-
Change in fair market value of derivatives	383,285	(177)
Changes in operating assets and liabilities:
Accounts receivable, net	309,000	25,240
Inventory	(213,178)	171,904
Prepaid expenses and other current assets	(30,618)	30,016
Security deposits and other assets	(3,730)
Accounts payable	(76,322)	(83,539)
Accrued expenses	237,356	(253,615)
Deferred revenues	46,801	(430,702)
Total Adjustments	302,833	(415,450)
Net cash used in operating activities	(3,084,657)	(2,019,463)

Cash flows from Investing Activities:
Purchase of intangible assets	(370,200)	-
Installment payments from sale of assets	166,250	-
Related party deposit	-	(75,000)
Advances to related party	(497,900)	-
Purchase of property and equipment	(3,416)	(2,620)
Net cash used in investing activities	(705,266)	(77,620)

Cash Flows from Financing Activities:
Payment of deferred offering costs associated with initial public offering	(73,275)	(25,000)
Proceeds from issuance of redeemable Series A preferred stock and warrant	2,848,500	2,180,000
Preferred stock offering costs	(615,369)	(309,250)
Proceeds from issuance of notes payable	188,000	1,310,512
Advances from distributor	100,000	1,080,000
Repayments of notes payable	(111,000)	(364,385)
Repayments of notes payable - related party	(75,624)	(247,615)
Net cash provided by financing activities	2,261,232	3,624,262

Net (Decrease)/Increase in Cash	(1,528,691)	1,527,179
Cash - Beginning of Year	1,585,205	58,026
Cash - End of Year	$56,514	$1,585,205

See Notes to these Financial Statements

F-24

HANCOCK JAFFE LABORATORIES, INC.

STATEMENTS OF CASH FLOWS, continued

	For The Years Ended
	December 31,
	2016	2015
Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Years For:
Interest	$37,667	$109,696

Supplemental disclosures of non-cash investing and financing activities
Accrued expenses contributed to capital	$-	$38,554
Issuance of placement agent warrants in connection with preferred stock offering included in derivative liabilities	$93,977	$74,266
Forgiveness of debt in connection with the sale of discontinued operations	$2,805,297	$-
Exchange of note payable and accrued interest into common stock	$1,234,816	$-

See Notes to these Financial Statements

F-25

HANCOCK JAFFE LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 – Business Organization, Nature of Operations and Basis of Operations

Hancock Jaffe Laboratories, Inc. (“Hancock Jaffe” or the “Company”) develops and sells biological tissue solutions to treat patients with coronary, vascular, end stage renal and peripheral arterial diseases in the United States and Europe. Hancock Jaffe was incorporated in the State of Delaware on December 22, 1999.

The Company develops and manufactures implantable cardiovascular bioprosthetic devices for patients with cardiovascular disease, peripheral arterial and venous disease, and end stage renal disease, and has manufactured and developed the following medical devices that have, or are in the process of, getting U.S. Food and Drug Administration (“FDA”) approval:

●	ProCol® Vascular Bioprosthesis;

●	Bioprosthetic Heart Valve;

●	Coronary Artery Bypass Graft, “off the shelf” device, Coreograft™; and

●	Bioprosthetic Venous Valve, the VenoValve®.

The Company also realizes sub-contract manufacturing and royalty revenue from sales of the ProCol® Vascular Bioprosthesis for hemodialysis patients with end stage renal disease, which has been approved by the FDA.

On September 1, 2015, the Company’s Board of Directors approved a 2.1144 for 1.00 forward stock split of the Company’s common stock, which became effective on July 22, 2016. Per share and share amounts presented herein have been adjusted for all periods presented to give retroactive effect to the 2.1144 for 1.00 stock split. See Note 13 – Temporary Equity and Stockholders’ Deficiency for additional details regarding the Company’s authorized capital.

Note 2 – Going Concern and Management’s Liquidity Plan

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company incurred a net loss of $3,387,490, and $1,604,013 during the years ended December 31, 2016 and 2015, respectively, and has an accumulated deficit of $27,728,350 at December 31, 2016. Cash used in operating activities was $3,084,657 for the year ended December 31, 2016. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance date of the financial statements.

During the year ended December 31, 2016, the Company received net cash proceeds of $2,233,131 from the sale of Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) and warrants (see Note 13 – Temporary Equity and Stockholders’ Deficiency). As of December 31, 2016, Hancock Jaffe had a cash balance of $56,514 and working capital deficiency of $1,673,367.

Subsequent to December 31, 2016, the Company received net cash proceeds of $655,250 from additional sales of Series B Preferred Stock and net cash proceeds of $1,835,500 from the sale of Senior Secured Convertible notes and warrants (See Note 15 – Subsequent Events- Series B Preferred Stock and Senior Secured Convertible Debt with Warrants).

The Company expects to continue incurring losses for the foreseeable future and will need to raise additional capital to sustain its operations, pursue its product development initiatives and penetrate markets for the sale of its products. Further, upon the Company’s sale or license of U.S. Patent No. 7,815,677 or certain product candidates (as defined in the Company’s second amended and restated certificate of incorporation) 50% of such proceeds, up to $65,000,000, will be distributed first to the Series A stockholders on a pro rata basis, calculated based on the number of shares outstanding multiplied by the Series A preferred stock purchase price ($5.00 per share) plus all accrued but unpaid dividends thereon,(the “Series A Distribution”) second, after the Series A Distribution is paid in full, then to the holders of Series B preferred stock on a pro rata basis, calculated based on the number of shares outstanding multiplied by the Series B preferred stock purchase price ($6.00 per share) plus all accrued but unpaid dividends thereon (the “Series B Distribution”) and third, to the holders of Common Stock (together with the Series A Distribution and the Series B Distribution, the “Principal Cash Distribution.” See Note 10 – Temporary Equity and Stockholders’ Deficiency – Redeemable Convertible Series B Preferred Stock). (See Note 13 – Temporary Equity and Stockholders’ Deficiency). Pursuant to the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation and the Certificate of Amendment to the First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock, filed with the Delaware Secretary of State on December 14, 2017, the Principal Cash Distribution will be terminated upon the consummation of an initial public offering (see Note 15 – Subsequent Events). If a Principal Cash Distribution were to occur, it could have a material effect on our liquidity. Management believes that the Company has access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means; however, the Company cannot provide any assurance that it will be able to raise additional capital or obtain new financing on commercially acceptable terms.

F-26

Note 3 – Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates and assumptions include the valuation allowance related to the Company’s deferred tax assets, and the valuation of warrants and derivative liabilities.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2016 and 2015, the Company had no cash equivalents.

Inventory

Inventory is stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out basis. The Company reduces the carrying value of inventory for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors. Upon completion, finished goods are shipped directly to a distributor. There is no right of return after the products are delivered and accepted. Inventory balances at December 31, 2016 consist primarily of finished goods. Inventory balances at December 31, 2015 were sold pursuant to an Asset Purchase Agreement (see Note 4 – Discontinued Operations), and are presented as current assets of discontinued operations on the accompanying balance sheet. There is no inventory reserve at December 31, 2016 or 2015.

Deferred Offering Costs

Deferred offering costs, which primarily consist of direct, incremental professional fees relating to debt and equity offerings are capitalized within non-current assets. The deferred offering costs will be offset against the proceeds upon the consummation of the offering. In the event the offering is terminated, deferred offering costs will be expensed. For the years ended December 31, 2016 and 2015, the Company has capitalized deferred offering costs, consisting primarily of legal costs, related to a potential initial public offering totaling $98,275 and $25,000, respectively, in the accompanying balance sheets.

Investments

Equity investments over which the Company exercises significant influence, but does not control, are accounted for using the equity method, whereby investment accounts are increased (decreased) for the Company’s proportionate share of income (losses), but investment accounts are not reduced below zero.

The Company holds a 28.5% ownership interest, consisting of founders’ shares acquired on June 10, 2010 at nominal cost, in Hancock Jaffe Laboratory Aesthetics, Inc. (“HJLA”) of which the Company’s Former President and Vice President of Operations were/are officers. To date, HJLA has recorded cumulative losses. Since the Company’s investment is recorded at $0, the Company has not recorded its proportionate share of HJLA’s losses. If HJLA reports net income in future years, the Company will apply the equity only after its share of HJLA’s net income equals its share of net losses previously incurred.

F-27

Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation using the straight-line method at rates sufficient to charge the cost of depreciable assets to operations over their estimated useful lives, which range from 5 to 7 years. Leasehold improvements are amortized over the lesser of (a) the useful life of the asset; or (b) the remaining lease term. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Intangible Assets, Net

The Company’s recorded intangible assets consist of a purchased patent related to heart valve bioprosthesis technology and an exclusive worldwide right to provide development and manufacturing services to HJLA. The patent is stated at cost, and is amortized on a straight-line basis over its estimated useful life of approximately 14 years. The right is stated at cost, and is amortized on a straight-line basis over its estimated useful life of approximately 10 years (see Note 7 – Intangible Assets).

Impairment of Long-lived Assets

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The Company has not identified any impairment losses.

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

FASB ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices available in active markets for identical assets or liabilities trading in active markets.

Level 2	Observable inputs other than quoted prices included in Level 1, such as quotable prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar valuation techniques that use significant unobservable inputs.

F-28

Fair Value of Financial Instruments, continued

Financial instruments, including accounts receivable, accounts payable and short-term advances are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments. The Company’s other financial instruments include notes payable, the carrying value of which approximates fair value, as the notes bear terms and conditions comparable to market for obligations with similar terms and maturities, as well as derivative liabilities – preferred stock warrants, that are accounted for at fair value on a recurring basis. The fair value of derivative liabilities – preferred stock warrants as of December 31, 2016 and 2015, by level within the fair value hierarchy appears below:

Description:	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative liabilities - preferred stock warrants
December 31, 2016	$-	$-	$551,351
December 31, 2015	$-	$-	$74,089

The following table sets forth a summary of the changes in the fair value of Level 3 warrant liabilities that are measured at fair value on a recurring basis:

Derivative
Liabilities- Preferred
Stock Warrants
Balance - December 31, 2015	$74,089
Issuance of derivative liabilities - preferred stock warrants	93,977
Change in fair value of derivative liabilities - preferred stock warrants	383,285
Balance - December 31, 2016	$551,351

Preferred Stock

The Company applies the accounting standards for distinguishing liabilities from equity under U.S. GAAP when determining the classification and measurement of its Series A Preferred Stock. Preferred shares subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable preferred shares (including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, preferred shares are classified as permanent equity.

Derivative Liabilities

During the years ended December 31, 2016 and 2015, the Company issued warrants for a fixed number of Series A Preferred Stock at an adjustable price. The Company determined that these warrants are derivative instruments pursuant to FASB ASC 815 “Derivatives and Hedging.”

The accounting treatment of derivative financial instruments requires that the Company record the warrants as a liability at fair value and mark-to-market the instruments to their fair values as of each subsequent balance sheet date. Any change in fair value is recorded as a change in the fair value of derivative liabilities for each reporting period at each balance sheet date. The fair value of the warrants was determined using a Monte Carlo simulation, incorporating observable market data and requiring judgment and estimates. The Company’s common stock is not listed on any exchange and, accordingly, the Company hired an independent valuation specialist to assist the Company in arriving at an estimated fair value of the derivative liabilities as of the date of issuance and as of December 31, 2016. The Company reassesses the classification at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification.

F-29

Revenue Recognition

The Company recognizes revenue when it is realized or realizable and earned. Revenue is considered realized or realizable and earned upon delivery of the product or services, provided that an agreement of sale exists, the sales price is fixed or determinable, and collection is reasonably assured. Cash received in advance of the sale of product or rendering of services during the year ended December 31, 2015 was recorded as deferred revenue.

Net Loss per Share

The Company computes basic and diluted loss per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share are the same since the inclusion of common shares issuable pursuant to the exercise of warrants, options and the conversion of Series A Preferred Stock in the calculation of diluted net loss per common shares would have been anti-dilutive.

The following table summarizes net loss attributable to common stockholders used in the calculation of basic and diluted loss per common share:

	For the Year Ended
	December 31,
	2016	2015
Loss from continuing operations	$(5,588,258)	$(1,378,198)
Less: Deemed dividend to Series A preferred stockholders	(342,859)	(4,352)
Net loss from continuing operations attributable to common stockholders	$(5,931,117)	$(1,382,550)

The following table summarizes the number of potentially dilutive common share equivalents excluded from the calculation of diluted net loss per common share for the years ended December 31, 2016 and 2015.

	December 31,
	2016	2015
Shares of common stock issuable upon conversion of preferred stock	502,850	218,000
Shares of common stock issuable upon exercise of preferred stock warrants and the subsequent conversion of the preferred stock issued therewith	50,285	21,800
Shares of common stock issuable upon exercise of warrants	416,666	-
Shares of common stock issuable upon exercise of options	1,296,000	-
Potentially dilutive common share equivalents excluded from diluted net loss per share	2,265,801	239,800

Major Customers

During the year ended December 31, 2016, 100% of the Company’s revenues from continuing operations were from sales of product to LeMaitre Vascular, Inc. (“LeMaitre”) with whom the Company entered a Post-Acquisition Supply Agreement effective March 18, 2016. During the year ended December 31, 2015, 100% of the Company’s revenues were from sale of its products to the Company’s sole distributor (the “Distributor’), with whom the Company entered an Exclusive Supply and Distribution Agreement effective March 26, 2014 (See Note 4 – Discontinued Operations.).

Major Supplier

During the year ended December 31, 2016 and 2015, 100% of the raw material used for the manufacture of vascular bioprostheses was purchased from a single vendor. Purchases made during the year ended December 31, 2015 have been included in discontinued operations (see Note 4 – Discontinued Operations.)

F-30

Credit Risk

The Company maintains its cash balances in financial institutions located in the United States. At times, the Company’s cash balances may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit.

Income Taxes

The Company accounts for income taxes under FASB ASC 740 - Income Taxes. Under FASB ASC 740, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

FASB ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Tax benefits claimed or expected to be claimed on a tax return are recorded in the Company’s financial statements. A tax benefit from an uncertain tax position is only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Uncertain tax positions have had no impact on the Company’s financial condition, results of operations or cash flows.

Recent Accounting Pronouncements

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers - Principal versus Agent Considerations”, in April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606) - Identifying Performance Obligations and Licensing” and in May 9, 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2016-12”). This update provides clarifying guidance regarding the application of ASU No. 2014-09 - Revenue From Contracts with Customers which is not yet effective. These new standards provide for a single, principles-based model for revenue recognition that replaces the existing revenue recognition guidance. In July 2015, the FASB deferred the effective date of ASU 2014-09 until annual and interim periods beginning on or after December 15, 2017. It will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective. The Company is currently evaluating the accounting, transition, and disclosure requirements of the standard to determine the impact, if any, on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating ASU 2016-02 and its impact on its financial statements.

In March 2016, the FASB issued ASU 2016-07, “Investments - Equity Method and Joint Ventures (Topic 323), Simplifying the Transition to the Equity Method of Accounting” (“ASU 2016-07”). ASU 2016-07 simplifies the accounting for equity method investments by eliminating the requirement that an entity retroactively adopt the equity method of accounting if an investment qualifies for use of the equity method as a result of an increase in the level of ownership or degree of influence. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. The amendments of this ASU are effective for reporting periods beginning after December 15, 2016 with early adoption permitted. The adoption of ASU 2016-07, is not expected to have a material impact on the Company’s financial statements.

F-31

Recent Accounting Pronouncements, continued

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers - Principal versus Agent Considerations”, in April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606) - Identifying Performance Obligations and Licensing”, in May 9, 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2016-12”) and in December 2016, the FASB issued ASU No. 2016-20, “Revenue From Customers – Technical Corrections and Improvements (Topic 606)”. These updates provide clarifying guidance regarding the application of ASU No. 2014-09 - Revenue From Contracts with Customers which is not yet effective.

These new standards provide a single, principles-based model for revenue recognition that replaces the existing revenue recognition guidance. In July 2015, the FASB deferred the effective date of ASU 2014-09 until annual and interim periods beginning on or after December 15, 2017. This guidance will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective. The Company will evaluate the effects, if any, that adoption of this guidance will have on its financial statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718)” (“ASU 2016-09”). ASU 2016-09 requires an entity to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, with early adoption permitted. The Company does not anticipate that the adoption of ASU 2016-09 will have material impact on its financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments (Topic 230)” (“ASU 2016-15”). ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017. The Company will require adoption on a retrospective basis unless it is impracticable to apply, in which case the Company would be required to apply the amendments prospectively as of the earliest date practicable. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its cash flows and related disclosures.

Recent Accounting Pronouncements, continued

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260) and Derivatives and Hedging (Topic 815) - Accounting for Certain Financial Instruments with Down Round Features. Equity-linked instruments, such as warrants and convertible instruments may contain down round features that result in the strike price being reduced on the basis of the pricing of future equity offerings. Under the ASU, a down round feature will no longer require a freestanding equity-linked instrument (or embedded conversion option) to be classified as a liability that is remeasured at fair value through the income statement (i.e. marked-to-market). However, other features of the equity-linked instrument (or embedded conversion option) must still be evaluated to determine whether liability or equity classification is appropriate. Equity classified instruments are not marked-to-market. For earnings per share (“EPS”) reporting, the ASU requires companies to recognize the effect of the down round feature only when it is triggered by treating it as a dividend and as a reduction of income available to common shareholders in basic EPS. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, including adoption in any interim period. The Company has not yet selected a transition method and is currently evaluating the impact of the adoption of these ASUs on its financial position and results of operations.

Reclassifications

Certain prior year balances have been reclassified in order to conform to current year presentation. These reclassifications have no effect on previously reported results of operations or loss per share.

F-32

Subsequent Events

The Company evaluated events that have occurred after the balance sheet date through the date the financial statements were issued. Based upon the evaluation and transactions, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed in Note 15 - Subsequent Events.

Note 4 – Discontinued Operations

Asset Sale

On March 18, 2016, Hancock Jaffe, LeMaitre Vascular, Inc. (“LeMaitre”) and CryoLife, Inc. (“CryoLife”) entered into a tripartite agreement whereby: (i) pursuant to the Exclusive Supply and Distribution Agreement, as amended, (the “Current Supply Agreement”), CryoLife transferred to LeMaitre its exclusive, freely assignable right and option to acquire certain assets of Hancock Jaffe in exchange for $2,035,000; (ii) CryoLife released Hancock Jaffe from all remaining indebtedness and released its security interest in the acquired assets pursuant to the security agreement dated March 26, 2014 between Hancock Jaffe and CryoLife (the “Security Agreement”); and (iii) the Current Supply Agreement and the Security Agreement were terminated without recourse.

On March 18, 2016, Hancock Jaffe entered into an asset purchase agreement with LeMaitre (the “Asset Purchase Agreement”) whereby Hancock Jaffe sold all of its assets (including intellectual property) related to the manufacture, sale and distribution of vascular bioprostheses to LeMaitre for consideration of $665,000 in cash and the forgiveness of certain liabilities, totaling, in the aggregate, $2,140,297 (the “Asset Sale”). Of the total cash proceeds, $332,500 was paid on March 18, 2016, $166,250 was paid on September 19, 2016 and $166,250 was paid on March 23, 2017. In addition, Hancock Jaffe is entitled to a royalty equal to 10% of LeMaitre’s net sales, as defined, of vascular bioprostheses during the three-year period ending March 18, 2019. The royalty is to be paid quarterly in arrears and cannot exceed $2 million in any 12-month period or $5 million in the aggregate during the three-year period. During the year ended December 31, 2016, the Company recorded a gain of $2,499,054 (net of tax of $0) related to the Asset Sale, as follows:

Cash proceeds from sale (consisting of cash received and receivables)	$665,000
Liabilities forgiven:
Short term advances	1,180,000
Accrued interest	21,997
Accrued penalty payable	938,300
Total consideration from sale	2,805,297

Less - net book value of assets sold to buyer:
Inventory	(306,243)
Gain on sale of discontinued operations	$2,499,054

Results of Discontinued Operations

Summarized operating results of discontinued operations are presented in the following table:

	For The Years Ended
	December 31,
	2016	2015
Revenues	$385,219	$1,004,825
Gross profit (loss)	$133,734	$(225,815)
General and administrative expenses	$(432,020)	$-
Gain on sale of discontinued operations, net of tax	$2,499,054	$-
Loss from discontinued operations	$2,200,768	$(225,815)

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Summarized assets and liabilities of discontinued operations are presented in the following table:

	December 31,
	2016	2015
Inventory	$-	$183,973
Total current assets of discontinued operations	$-	$183,973

Short term advances	$-	$1,080,000
Accrued expenses	-	21,752
Deferred revenues	-	891,499
Total current liabilities of discontinued operations	$-	$1,993,251

During the year ended December 31, 2016 and 2015, the Company received an aggregate of $100,000 and $1,080,000, respectively, in interest-bearing advances from the Distributor in connection with the Exclusive Supply and Distribution Agreement effective March 26, 2014. The advances bore interest at the prime rate, as quoted by the Wall Street Journal. During the year ended December 31, 2015, interest expense of $21,752 was recorded and is included in current liabilities of discontinued operations as of December 31, 2015 on the accompanying balance sheet. During the year ended December 31, 2016 interest expense of $245 was incurred and included as part of the asset sale. On March 18, 2016, the Company was released from all liabilities owed to the distributor in connection with the Asset Sale.

The Company did not recognize any depreciation or amortization expense related to discontinued operations during the year ended December 31, 2016 or 2015. There were no significant capital expenditures or non-cash operating or investing activities of discontinued operations during the years presented.

Note 5 – Inventory

As of December 31, 2016, inventory consists of the following vascular bioprostheses:

Work-in process	$12,884
Finished goods	78,024
Total inventory	$90,908

Inventory at December 31, 2015 is included in current assets of discontinued operations as indicated in Note 4 - Discontinued Operations.

Note 6 – Property and Equipment

As of December 31, 2016 and 2015, property and equipment consists of the following:

	December 31,
	2016	2015
Lab equipment	$146,817	$172,773
Furniture and fixtures	84,744	84,744
Computer software and equipment	12,144	8,728
Leasehold improvements	158,092	158,092
	401,797	424,337
Less: accumulated depreciation	(372,987)	(359,679)
Property and equipment, net	$28,810	$64,658

Depreciation and amortization expense amounted to $39,281 and $47,776 for the years ended December 31, 2016 and 2015, respectively. Depreciation and amortization expense is reflected in general and administrative expenses in the accompanying statements of operations.

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Note 7 – Intangible Assets

On May 10, 2013, the Company purchased a patent related to heart valve bioprosthesis technology. The patent expires on July 9, 2027.

During 2015, the Company paid a deposit of $75,000 to HJLA, in which the Company has a 28.5% ownership interest (see Note 3 – Significant Accounting Policies – Investments), in anticipation of entering into an agreement to acquire the exclusive rights to provide development and manufacturing services to further the development of technology. HJLA is a development stage company with two employees that holds a patent for dermal filler, and to date its efforts have been focused on raising funds to be used for approval and commercialization of the product, for which we own the exclusive rights to develop and manufacture. On April 1, 2016, the Company paid an additional $370,200 to HJLA upon the execution of this agreement (see Note 12 – Commitments and Contingencies- Development and Manufacturing Agreement). The right to provide development and manufacturing services to HJLA expires on December 31, 2025. As of December 31, 2016 and 2015, the Company’s intangible assets consisted of the following:

	December 31,
	2016	2015
Patent	$1,100,000	$1,100,000
Right to develop and manufacture	445,200	-
	1,545,200	1,100,000
Less: accumulated amortization	(312,482)	(200,589)
Total	$1,232,718	$899,411

Amortization expense charged to operations for the years ended December 31, 2016 and 2015 was $111,893 and $77,647, respectively, and is reflected in general and administrative expense in the accompanying statements of operations.

The estimated future amortization of intangible assets is as follows:

For the Years Ended December 31,	Rights to Develop and Manufacture	Patents	Total
2017	$45,662	$77,647	$123,309
2018	45,662	77,647	123,309
2019	45,662	77,647	123,309
2020	45,662	77,647	123,309
2021	45,662	77,647	123,309
Thereafter	182,646	433,528	616,174
	$410,956	$821,763	$1,232,719

The remaining amortization period of the rights to develop and manufacture and the patents are 9 years and 10.5 years, respectively, as of December 31, 2016 and both have no residual value.

Note 8 – Advances to Related Party, net

From April 4 through December 31, 2016, the Company paid $497,900 (net of repayments of $119,500) to HJLA, which was recorded as an advance to related party. As of December 31, 2016, the Company reviewed the recoverability of the advances and recorded an allowance of $487,900 for the year ended December 31, 2016 because collectability was not reasonably assured.

In connection with the Company’s ownership interest in and advances to HJLA, the Company determined that it had a variable interest in HJLA. However, the Company determined that it was not the primary beneficiary of HJLA because the Company does not have the power to direct the activities of HJLA, and does not have an obligation to absorb any losses, or the right to receive benefits from HJLA.

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Note 9 – Accrued Expenses and Accrued Expenses – Related Party

As of December 31, 2016 and 2015, accrued expenses consist of the following:

	December 31,
	2016	2015
Accrued compensation costs	$294,110	$69,196
Accrued interest	-	786
Accrued professional fees	15,864	30,425
Deferred rent	11,951	21,911
Other accrued expenses	2,931	6,617
Accrued Expenses	$324,856	$128,935

Accrued expenses, related parties consisted of accrued interest on notes payable to a major common stockholder and to the Related Party totaling, in the aggregate, $15,652 and $9,749 at December 31, 2016 and 2015, respectively.

Note 10 - Note Payable

During October 2015, the Company borrowed $111,000 which was formalized under a promissory note dated March 15, 2016. The note bears interest at 3% per annum and matures on April 30, 2016. The note was repaid in full during 2016, prior to the maturity date.

See Note 14 – Related Party Transactions, below, regarding notes payable to related parties.

Note 11 – Income Taxes

The following summarizes the Company’s income tax provision (benefit):

	For the Years Ended December 31,
	2016	2015
Federal:
Current	$-	$-
Deferred	(898,378)	(532,249)

State and local:
Current
Deferred	(158,537)	(93,926)
	(1,056,915)	(626,175)
Change in valuation allowance	1,056,915	626,175
Income tax provision (benefit)	$-	$-

The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective tax rate for the year’s ended December 31, 2016 and 2015 is as follows:

	For the Years Ended December 31,
	2016	2015
Tax benefit at federal statutory rate	(34.0)%	(34.0)%
State taxes, net of federal benefit	(6.0)%	(6.0)%
Permanent differences	4.9%	1.1%
Research and development tax credit	0.0%	0.0%
Prior year adjustments	0.0%	0.0%
Change in valuation allowance	35.1%	38.9%
Effective income tax rate	0.0%	0.0%

F-36

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2016 and 2015 are as follows:

	December 31,
	2016	2015
Deferred tax assets:
Net operating loss carryforwards	$2,299,235	$1,985,651
Research and development credit carryforwards	185,680	185,680
Intangible assets	138,614	145,675
Property and equipment	47,804	37,158
Accrued salaries	91,710	26,023
Stock-based compensation	474,118	-
Deferred rent	4,780	-
Allowance on investment	195,160	-
Total gross deferred tax assets	3,437,101	2,380,187

Less: valuation allowance	(3,437,101)	(2,380,187)
Total	$-	$-

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss, or NOL, carryforwards and other pre-change tax attributes to offset its post-change income taxes may be limited. As a result of the Section 382 limitation, deferred tax assets related to approximately $5.0 million of the Company’s NOLs were written off in connection with a change in ownership of the Company during 2006.

At December 31, 2016 and 2015, the Company had post-ownership change net operating loss carryforwards for federal and state income tax purposes of approximately $5.7 million and $5.0 million, respectively. The federal and state net operating loss (“NOL”) carryovers may be carried forward for twenty years and begin to expire in 2026. The Company also has federal research and development tax credit carryforwards of approximately $0.2 million which begin to expire in 2027.

The Company files income tax returns in the U.S. federal jurisdiction as well as California and local jurisdictions and is subject to examination by those taxing authorities. The Company’s federal, state and local income taxes for the years beginning in 2013 remain subject to examination.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements as of December 31, 2016 and 2015. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date. The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the statements of operations.

Note 12 – Commitments and Contingencies

Distribution upon Sale of Patent or Certain Products

Pursuant to the Company’s second amended and restated certificate of incorporation filed on March 1, 2017, the Company has agreed to use its best efforts to sell and/or license its U.S. Patent No. 7,815,677, as well as certain product candidates along with all regulatory and other pertinent records. Upon the sale or license of any of the foregoing 50% of the proceeds, up to $65,000,000, will be distributed to first to the Series A stockholders on a pro rata basis, calculated based on the number of shares outstanding multiplied by the Series A preferred stock purchase price ($5.00 per share) plus all accrued but unpaid dividends thereon,(the “Series A Distribution”), second, after the Series A Distribution is paid in full, then to the holders of the Series B preferred stock on a pro rata basis, calculated based on the number of shares outstanding multiplied by the Series B preferred stock purchase price ($6.00 per share) plus all accrued but unpaid dividends thereon (the “Series B Distribution”), and third, after the Series B Distribution is paid in full, to the holders of any equity ranking junior to the Series A preferred stock and Series B preferred stock, but senior to the common stock, (the “Junior Distribution”), and fourth, after the Junior Distribution is paid in full, to certain holders of the Company’s common stock (the Series A Distribution, Series B Distribution and Junior Distribution, along with the distributions to certain holders of the Company’s common stock, are together the “Principal Cash Distribution”). The Company’s obligation to pay the above cash distributions shall survive and cannot be reduced as a result of any general distributions, dividend payments, conversion of preferred stock, sale, transfer, or disposition of any shares of our preferred stock by any holder, changes in the capital structure of our company, whether by merger, amalgamation, reorganization, consolidation, funding, this offering, or any transaction involving any class of stock of the Company. Pursuant to the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation and the Certificate of Amendment to the First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock, filed with the Delaware Secretary of State on December 14, 2017, respectively, the Principal Cash Distribution will be terminated upon the consummation of an initial public offering (see Note 15 – Subsequent Events).

F-37

Property Lease Obligation

On or about July 1, 2010, the Company’s seven-year lease for 14,507 square foot industrial building located in Orange County, California became effective. The lease required a $26,113 security deposit and the prepayment of the first month’s rent at the inception of the lease. Monthly rent payments under the lease at the inception of the lease were $21,761 and payments increase by 5% every 24 months. Payments under the lease also include real estate taxes not to exceed $7,254 per month. The lease expired on June 30, 2017. As of December 31, 2016, remaining future minimum lease payments under the lease are $151,143 to be paid through June 30, 2017, the date that the lease expires. Subsequent to June 30, 2017, the Company has entered into a month to month agreement with the landlord.

On May 1, 2016, the Company entered into a one-year lease of an apartment located in Irvine, California, for the use by a member of the board of directors. The lease required a $3,720 security deposit and the prepayment of the first month’s rent at the inception of the lease. Monthly rent payments under the lease at the inception of the lease were $1,860.

The Company recognizes rent expense on a straight-line basis over the term of the lease. Differences between the straight-line net expenses and rent payments are included in accrued expenses on the accompanying balance sheets. Rent expense for the years ended December 31, 2016 and 2015 was $373,986 and $366,801, respectively.

Development and Manufacturing Agreement

On April 1, 2016, the Company entered into a development and manufacturing agreement with HJLA, pursuant to which: (1) the Company paid $445,200 for the exclusive right to provide development and manufacturing services to HJLA for a period of ten years (see Note 7 – Intangible Assets), and (2) the Company has the right to purchase up to 484,358 shares of common stock of HJLA at $8.66 per share for an aggregate purchase price of $4,194,540 through April 1, 2021. Through the date these financial statements were available to be issued, no shares were purchased pursuant to this agreement.

Death of President and Appointment of Interim President

On June 19, 2016, the Company’s President and Chief Executive Officer (the “Former President”) passed away. On July 22, 2016, the Company’s Chief Financial Officer (the “CFO”) was appointed the Company’s Secretary and Interim President.

Board of Directors

The death of the Former President on June 19, 2016 and the resignation of a member of the board of directors on July 22, 2016 resulted in two vacancies on the board of directors (the “Board”). On July 22, 2016, the CMO was appointed to the Board and the number of authorized members of the Board was decreased from three to two.

Amendment to Certificate of Incorporation

On July 22, 2016, the Company adopted an amendment to the existing Certificate of Incorporation, in order to effectuate the aforementioned 2.1144 for 1.00 forward stock split which had been approved by the Board of Directors on September 1, 2015 (See Note 1 – Business Organization, Nature of Operations and Basis of Operations, above). All share and per share information has been retroactively adjusted to reflect the forward stock split for all periods presented.

F-38

Employment Agreements

On July 1, 2016, the Company entered into an employment agreement with the Company’s Business Development Manager (the “BDM Agreement”). The BDM Agreement ends on December 31, 2016, after which it is automatically extended for additional one-year renewal terms, unless either party gives written notice to the other to terminate the BDM Agreement at least thirty days prior to the end of each calendar year. The BDM Agreement provides for a base salary of $24,000 per year, subject to annual review and adjustments by the board of directors, and automatically increases to $180,000 per year, starting from the date of an initial public offering. Further, the BDM Agreement provides for the payment of a bonus of $250,000 upon the completion of a strategic transaction, of which $175,000 was paid and $2,500 was accrued through December 31, 2016, in connection with the issuances of Series A Preferred stock, to accredited investors pursuant to the terms of a Confidential Private Offering memorandum dated October 26, 2015. The BDM Agreement may be terminated by the Business Development Manager with 30 days written notice, or immediately upon written notice by the Company for cause. On December 2, 2016, the Company entered into an amendment of the BDM Agreement whereby the BDM (See Note 12 – Commitments and Contingencies – Employment Agreements) became the Company’s Chief Business Development Officer (the ‘CBDO Agreement”). The CBDO Agreement ends on December 31, 2018, after which is it automatically extended for additional three-year renewal terms, unless either party gives written notice to the other to terminate the amended BDM Agreement at least thirty days prior to the end of each calendar year. The CBDO Agreement provides for a base salary of $300,000 per year. Further, the CBDO Agreement amended the performance requirements in order to receive the remaining payment of the bonus which is payable upon the earlier of (a) a commercial sale of one of the Company’s devices, or (b) upon the entry into a definitive agreement for the distribution or license of one of the Company’s devices.

On June 12, 2017, the Company entered into an amendment of the BDM Agreement whereby the Company agreed to provide relocation services and reimburse relocation expenses for the BDM, which were paid during August 2017. Furthermore, pursuant to the amended BDM agreement, the Company shall pay the BDM for costs incurred by the BDM as a result of relocation such as a furnished primary residence in the designated area outlined in the agreement and a vehicle for the sole use of the BDM. The total amount of these outgoing payments is not to exceed $5,000 dollars per month. Lastly, the amended agreement states that upon employee relocation, the BDM shall receive a lump sum payment in an amount that is the total of the gross salary that would have been due to the BDM under the BDM Agreement.

The Company hired its CFO on March 21, 2016. On July 22, 2016, the Company entered into an employment agreement with the CFO which provides for annual base salary of $225,000, as well as standard employee insurance and other benefits (the “CFO Agreement”). Pursuant to the CFO Agreement the CFO is eligible for annual salary increases at the discretion of the board of directors as well as annual bonus payments of up to 50% of base salary, based upon the achievement of key performance indicators for the Company, as determined by the board of directors. The CFO Agreement provides for one year of severance payments equal to base salary in the event of termination without cause, and two years of severance payments if such termination occur within 24 months of a change in control of the Company.

In addition, in connection with the CFO Agreement, the CFO received a ten-year option for the purchase of 146,500 shares of the Company’s common stock at an exercise price of $10.00 per share with a grant date fair value of $155,290 (see Note 13 –Temporary Equity and Stockholder’s Deficiency). The CFO Agreement ends on December 31, 2018, after which it is automatically extended for additional three-year terms, unless either party gives written notice to the other, at least 30 days prior to the end of the term, to terminate the CFO Agreement. The CFO Agreement may be terminated by the CFO with 30 days written notice, or immediately upon written notice by the Company for cause.

On July 22, 2016, the Company entered into an employment agreement with the Company’s Senior Vice President of Operations, Regulatory Affairs and Quality Assurance (the “SVP”) which provides for an annual base salary of $295,000, as well as standard employee insurance and other benefits (the “SVP Agreement”). Pursuant to this agreement the SVP is eligible for annual salary increases at the discretion of the board of directors as well as annual bonus payments of up to 50% of base salary, based upon the achievement of key performance indicators for the Company, as determined by the board of directors. The SVP Agreement provides for one year of severance payments equal to base salary in the event of termination without cause, and two years of severance payments if such termination occurs within 24 months of a change in control of the Company. In addition, in connection with the SVP Agreement, the SVP received a ten-year option for the purchase of 818,500 shares of the Company’s common stock at an exercise price of $10.00 per share with a grant date fair value of $867,610 (see Note 13 – Temporary Equity and Stockholder’s Deficiency).

F-39

The SVP Agreement ends on December 31, 2018, after which it is automatically extended for additional three-year terms, unless either party gives written notice to the other, at least 30 days prior to the end of the term, to terminate the SVP Agreement. The SVP Agreement may be terminated by the SVP with 30 days written notice, or immediately upon written notice by the Company for cause.

The Company hired its Senior Vice President and Chief Medical Officer (the “CMO”) on May 1, 2016. On July 22, 2016, the Company entered into an employment agreement with the Company’s Senior Vice President and Chief Medical Officer (the “CMO”) which provides for an annual base salary of $300,000, as well as standard employee insurance and other benefits (the “CMO Agreement”). Pursuant to this agreement the CMO is eligible for annual salary increases at the discretion of the board of directors as well as annual bonus payments of up to 50% of base salary, based upon the achievement of key performance indicators for the Company, as determined by the board of directors. The CMO Agreement provides for one year of severance payments equal to base salary in the event of termination without cause, and two years of severance payments if such termination occur within 24 months of a change in control of the Company. In addition, in connection with the CMO Agreement, the CMO received a ten-year option for the purchase of 184,500 shares of the Company’s common stock with a grant date fair value of $195,570 (see Note 13 –Temporary Equity and Stockholder’s Deficiency). The CMO Agreement ends on December 31, 2018, after which it is automatically extended for additional three-year terms, unless either party gives written notice to the other, at least 30 days prior to the end of the term, to terminate the CMO Agreement. The CMO Agreement may be terminated by the CMO with 30 days written notice, or immediately upon written notice by the Company for cause.

On August 30, 2016, the Company entered into an employment agreement with the Company’s Chief Executive Officer (the “CEO”) which provides for an annual base salary of $360,000, as well as standard employee insurance and other benefits (the “CEO Agreement”). Pursuant to the CEO Agreement, the CEO is eligible for annual salary increases at the discretion of the board of directors. In addition, in connection with the CEO Agreement, the CEO received a ten-year option for the purchase of 146,500 shares of the Company’s common stock at an exercise price of $10.00 per share with a grant date fair value of $155,290 (see Note 13 –Temporary Equity and Stockholder’s Deficiency). The CEO Agreement may be terminated by the CEO or the Company with 30 days written notice.

Litigations, Claims and Assessments

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. In the opinion of management, such matters are currently not expected to have a material impact on the Company’s financial statements.

The Company records legal costs associated with loss contingencies as incurred and accrues for all probable and estimable settlements.

Note 13 – Temporary Equity and Stockholders’ Deficiency

Preferred Stock

Pursuant to the Amended and Restated Articles of Incorporation filed on December 2, 2015, the Company is authorized to issue shares of preferred stock with such designations, rights and preferences as may be determined from time to time by its Board. Accordingly, the Board is authorized, without stockholder approval, to issue preferred stock with dividend, liquidation conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. The Company is authorized to issue a total of 6,000,000 shares of preferred stock of which 1,300,000 and 2,000,000 preferred shares have been designated as the Company’s Series A Preferred Stock and Series B Preferred Stock, respectively, and 2,700,000 preferred shares remain undesignated. The Company’s preferred shares feature certain redemption rights that are considered by the Company to be outside of the Company’s control. Accordingly, the Series A Preferred Stock is presented as temporary equity on the Company’s balance sheets. See Note 15 – Subsequent Events – Preferred Stock.

F-40

Redeemable Convertible Series A Preferred Stock (“Series A Preferred Stock”)

The holders of the Company’s Series A Preferred Stock have voting rights equal to common stockholders on an as-converted basis, and are entitled to receive 8% non-compounding cumulative dividends, payable when, as and if declared by the Board of Directors. The Series A Preferred Stock ranks senior to the Series B Preferred Stock and common stock as to dividends and the distribution of assets upon a Deemed Liquidation Event, as defined. Upon the occurrence of a Deemed Liquidation Event, the holders of Series A Preferred Stock are entitled to receive an amount per share equal to the greater of (i) two times the Series A Preferred Stock’s original issue price, plus any accrued and unpaid dividends, or (ii) the amount per share that would have been payable had all shares of Series A Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or other Deemed Liquidation Event, as defined. As of December 31, 2016, the holders of Series A Preferred Stock are entitled to receive a liquidation preference payment of $10.00 per share, plus accrued and unpaid dividends totaling, in the aggregate, $10,399,859. The liquidation preference of The Series A Preferred Stock is subordinate and ranks junior to all indebtedness of the Company.

Each share of Series A Preferred Stock is convertible at the option of the holder at any time into one share of the Company’s common stock, subject to certain typical anti-dilution provisions, such as stock dividend or stock splits. Each share of Series A Preferred Stock is mandatorily converted into the Company’s common stock (a) at a 25% discount (not to exceed the original issue price) upon the closing of an underwritten initial public offering of the Company’s common stock; (b) the consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, or (c) FDA approval for either the Company’s venous valve, pediatric heart valve or coronary artery bypass graft product candidates. Because the conversion option associated with the Series A Preferred Stock is clearly and closely related to the host instrument, the conversion option does not require bifurcation and classification as a derivative liability.

Upon the Company’s sale or license of its U.S. Patent No. 7,815,677 or certain products (as defined in the Company’s second amended and restated certificate of incorporation as filed on March 1, 2017) resulting in aggregate gross proceeds of $130,000,000, up to $65,000,000 will be distributed to the holders of Series A Preferred Stockholders on a pro-rata basis, calculated basis on the number of shares outstanding multiplied by the Series A Preferred Stock purchase price ($5.00 per share), plus all accrued and unpaid dividends thereon (the “Series A Distribution”). (See Note 12 – Commitments and Contingencies). Pursuant to the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation and the Certificate of Amendment to the First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock, filed with the Delaware Secretary of State on December 14, 2017, the Principal Cash Distribution will be terminated upon the consummation of an initial public offering.

Redeemable Convertible Series A Preferred Stock (“Series A Preferred Stock”)

At any time after the third anniversary of the original issuance of the Series A Preferred Stock, the Series A Preferred Stock may be redeemed as a result of the written request of the holder of the Series A Preferred Stock, at a price equal to two times the original issue price, plus all accrued and unpaid dividends, whether or not declared. Redemption payments are to be paid in three equal monthly installments, commencing not more than thirty days after the Company’s receipt of the written redemption request. Accordingly, the Series A Preferred Stock is classified as temporary equity.

As of the issuance date, the carrying amount of the Series A Preferred Stock was less than the redemption value. If the Company were to determine that redemption was probable, the carrying value would be increased by periodic accretions so that the carrying value would equal the redemption amount at the earliest redemption date. Such accretion would be recorded as a preferred stock dividend.

During December 2015, the Company issued 436,000 shares of Series A Preferred Stock at a purchase price of $5 per share to accredited investors pursuant to the terms of a Confidential Private Offering memorandum dated October 26, 2015. The gross proceeds from the private placement were $2,180,000 and the Company incurred cash offering costs of $309,250 (including $272,500 of placement agent fees) and non-cash offering costs valued at $74,266 (see Placement Agent Warrants, below) resulting in an original carrying value of the Series A Preferred Stock of $1,796,484.

During the year ended December 31, 2016, the Company issued 569,700 additional shares of Series A Preferred Stock at a purchase price of $5 per share to accredited investors pursuant to the terms of a Confidential Private Offering memorandum dated October 26, 2015. The gross proceeds from the additional shares were $2,848,500 and the Company incurred cash offering costs of $615,369 (including $366,211 of placement agent fees) and non-cash offering costs valued at $93,977 (see Placement Agent Warrants, below) resulting in an original carrying value of the additional Series A Preferred Stock of $2,139,156.

F-41

Cumulative dividends in arrears on the Series A preferred stock were $342,859 at December 31, 2016.

Common Stock

The Company is authorized to issue up to 30,000,000 shares of common stock with a par value of $0.00001 per share. The holders of common stock are entitled to dividends after the preferred stock holders, when funds are legally available and when declared by the Board of Directors.

Exchange of Debt for Equity

On August 31, 2016 principal and interest of $1,200,000 and $34,816, respectively, owed to a majority (78%) common stock holder in connection with a note payable were exchanged for 123,481 shares of the Company’s common stock at a price of $10.00 per share.

Placement Agent Warrants

During the year ended December 31, 2016 and 2015, the Series A Preferred Stock placement agent received a cash fee in the aggregate of $366,211 and $272,500, respectively, and five-year warrants to purchase an additional 56,970 and 43,600, respectively, shares of the Company’s Series A Preferred Stock at an exercise price equal to the lesser of $5.00 per share or the price of securities issued in a future round of financing. The warrants had a grant date fair value of $93,977 and $74,266, respectively, which was charged against the proceeds received from the sale of the shares Due to the variable exercise price, the warrants were deemed to be a derivative liability.

The value of the warrant liability was determined using a Monte Carlo simulation model which is a generally accepted statistical method used to generate a defined number of stock price paths in order to develop a reasonable estimate of the range of the Company’s future expected stock prices and minimizes standard error. This valuation is revised on a quarterly basis until the warrants are reclassified, exercised or they expire, with the changes in fair value recorded in other income (expense) on the statement of operations. The value of the warrant liability as of December 31, 2016 and 2015 was $551,351 and $74,089, respectively. During the year ended December 31, 2016 and 2015, the Company recorded a (loss) gain of ($383,285) and $177, respectively, on the change in the value of the derivative liabilities.

The significant assumptions used in the valuation model were as follows:

For The Year Ended December 31, 2016
Risk free interest rate	1.01% - 1.93%
Expected term (years)	3.93 - 5.00
Expected volatility	32.4% - 33.7%
Expected dividends	0.00%

Employee Warrant

On May 5, 2016, the Company granted a warrant for the purchase of 416,666 shares of common stock to its Business Development Manager. The warrant is immediately vested and is exercisable for 7 years at an exercise price of $12.00 per share (subject to adjustment in the event of certain stock dividends and distributions, stock splits, reclassifications or similar events affecting the Company’s common stock). The warrants had an aggregate fair value of $1,143,883 on the date of grant, which was charged to stock-based compensation expense in the statement of operations. Further, upon certain subsequent issuances of common stock or common stock equivalents at a price per share less than the exercise price in effect at the time of issuance, the exercise price of the warrant is to be reduced to a price equal to the consideration per share received by the Company with respect to those issuances. In accordance with FASB ASC 815, equity instruments issued to employees for compensation are not subject to derivative accounting.

F-42

The grant date value of the warrant was determined using a Monte Carlo simulation model which is a generally accepted statistical method used to generate a defined number of stock price paths in order to develop a reasonable estimate of the range of the Company’s future expected stock prices and minimizes standard error.

The significant assumptions used in the valuation model were as follows:

For The Year Ended December 31, 2016
Risk free interest rate	1.20%
Expected term (years)	7.0
Expected volatility	32.4%
Expected dividends	0.00%

Omnibus Incentive Plan

On November 21, 2016, the board of directors approved the Company’s 2016 Omnibus Incentive Plan (the “2016 Plan”), which enables the Company to grant stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, other share based awards and cash awards to associates, directors, consultants, and advisors of the Company and its affiliates, and to improve the ability of the Company to attract, retain, and motivate individuals upon whom the Company’s sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company. Stock options granted under the 2016 Plan may be non-qualified stock options or incentive stock options, within the meaning of Section 422(b) of the Internal Revenue Code of 1986, except that stock options granted to outside directors and any consultants or advisers providing services to the Company or an affiliate shall in all cases be non-qualified stock options. The option price must be at least 100% of the fair market value on the date of grant and if issued to a 10% or greater shareholder must be 110% of the fair market value on the date of the grant.

The 2016 Plan is to be administered by the Board, which shall have discretion over the awards and grants thereunder. The aggregate maximum number of shares of common stock for which stock options or awards may be granted pursuant to the 2016 Plan is 1,650,000. As of December 31, 2016, 354,000 shares of common stock remain eligible to be issued under the 2016 plan. No awards may be issued after November 21, 2026.

Stock Options

In applying the Black-Scholes option pricing model to stock options granted, the Company used the following assumptions:

For The Year Ended December 31, 2016
Risk free interest rate	1.14%
Expected term (years)	5.21
Expected volatility	32.4%
Expected dividends	0.00%

The weighted average estimated fair value of the stock options granted during the year ended December 31, 2016 was approximately $1.06 per share.

On October 1, 2016, the Company issued non-qualified stock options to purchase an aggregate of 1,296,000 shares of the Company’s common stock under the 2016 Plan at an exercise price of $10.00 per share, pursuant to the CFO Agreement, SVP agreement, CMO agreement, and the CEO agreement, of which 20% vest immediately and the remainder vests monthly over the next twenty-four months. The options expire ten years from the date of issuance. The options have an aggregate grant date fair value of $ 1,373,760 and will be amortized ratably over the vesting period of the options.

F-43

A summary of the option activity during the year ended December 31, 2016 is presented below:

		Weighted	Weighted
		Average	Average	Aggregate
	Number of	Exercise	Remaining	Intrinsic
	Options	Price	Life in Years	Value
Outstanding, December 31, 2015	-	$-
Granted	1,296,000	10.00
Forfeited	-	-
Outstanding, December 31, 2016	1,296,000	10.00	9.7	$-

Exercisable, December 31, 2016		$10.00	9.7	$-

The Company recognized stock-based compensation expense related to stock options for the year ended December 31, 2016 of $366,336. As of December 31, 2016, there was $1,007,424 of unrecognized stock-based compensation expense that will be recognized over the weighted average remaining vesting period of 1.75.

Contributions to Capital

During the year ended December 31, 2015, the Company received a contribution to capital from certain employees of the Company, totaling, in the aggregate, $38,554, resulting from their forgiveness of certain compensation payable amounts.

Note 14 – Related Party Transactions

Consulting Expense

During 2015, the Company engaged a consulting company (the “Consultant”), of which the Company’s Former President was the sole owner, to provide consulting services related to device design, clinical trials and patents, at a cost or $13,500 per month, pursuant to a Consulting Agreement dated March 1, 2006 as amended on January 1, 2013. The Company recognized consulting expense of $152,700 and $162,000 related to the Consulting Agreement during the years ended December 31, 2016 and 2015, respectively.

Repayment of Advances from a Related Party

Prior to January 1, 2015, HJLA paid $266,000 of certain accounts payable owed to the Consultant on behalf of the Company. The Company repaid HJLA in full during the year ended December 31, 2015.

Notes Payable

During 2013, the Company issued a note payable (“the Asset Purchase Note”) Leman Cardiovascular SA with a principal balance amount of $1,070,000 in connection with the purchase of certain assets from a related entity, of which the Company’s Former President and Susan Montoya, the Company’s Vice President Operations, Quality Assurance/Regulatory Affairs, were officers, and of which a member of the Company’s Board of Directors, Yury Zhivilo, is a shareholder. The Asset Purchase Note bore interest at 6% per annum, and matured on May 10, 2014. During the years ended December 31, 2016 and 2015, the Company repaid an aggregate principal balance of $75,624 and $247,615, respectively, related to the Asset Purchase Note.

As of December 31, 2016 and 2015, the principal balance due on the Asset Purchase Note was $444,772 and $520,396, respectively, and the related accrued interest was $15,419 and $954, respectively, which is included in accrued expenses-related party on the accompanying balance sheets (Note 9 – Accrued Expenses and Accrued Expenses – Related Party). The balance owed on the Asset Purchase Note is currently past due.

F-44

On June 30, 2015, the Company entered into a loan agreement with the majority (78%) common stock shareholder, (“the 2015 Note”). The 2015 note has a maximum borrowing capacity of $2,200,000 and bears interest at 3% per annum. On April 1, 2016, the 2015 Note was amended such that the note is convertible at the option of the lender into shares of the Company’s common stock at a conversion price of $5.00 per share. During the years ended December 31, 2016 and 2015, the Company borrowed $188,000 and $1,200,000, respectively under the 2015 Note. On August 31, 2016 principal and interest of $1,200,000 and $34,816 owed on the 2015 Note, respectively, were exchanged for 123,481 shares of the Company’s common stock at a price of $10.00 per share (see Note 13 – Temporary Equity and Stockholders’ Deficiency). On June 26, 2017, the Company amended the loan agreement to extend the due date of the 2015 Note’s principal and accrued interest to January 31, 2018.

As of December 31, 2016 and 2015, the principal balance due on the 2015 Note was $188,000 and 1,200,000, respectively, and the related accrued interest was $233 and $8,795, respectively, which is included in accrued expenses – related party on the accompanying balance sheets.

Advances to Related Party

During 2015, the Company paid a deposit of $75,000 to HJLA, in anticipation of entering into an agreement to acquire the exclusive rights to provide development and manufacturing services to HJLA. On April 1, 2016, the Company paid an additional $370,200 upon the execution of this agreement (see Note 6 —Intangible Assets).

During 2016, the Company also paid an additional $497,900 (net of repayments of $119,500) to HJLA, which was recorded as an advance to HJLA. The Company reviewed the recoverability of its advances to HJLA and recorded an allowance of $487,900 (see Note 8 – Advances to Related Party), because collectability was not reasonably assured.

Note 15 – Subsequent Events

Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”)

On March 1, 2017 and June 6, 2017, the Company filed a Certificate of Designation with the Secretary of State of the state of Delaware, designating 200,000 shares and then 2,000,000 shares, respectively, of the Company’s preferred stock as Series B Redeemable Convertible Preferred Stock at a par value of $0.00001 per share. The Series B Redeemable Convertible Preferred Stock have a stated value of $12.00 per share with an initial conversion price of $6 per common share (subject to adjustment as provided in the Series B Certificate of Designation).

Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”), continued

The holders of the Company’s Series B Preferred Stock have voting rights equal to common stockholders on an as converted basis, and are entitled to receive 8% non-compounding cumulative dividends, payable when, as and if declared by the Board of Directors. The Series B Preferred Stock ranks senior to the common stock as to dividends and the distribution of assets upon a Deemed Liquidation Event after payments have been made to the holders of Series A Preferred Stock, as defined. Upon the occurrence of a Deemed Liquidation Event, the holders of Series B Preferred Stock are entitled to receive an amount per share equal to the greater of (i) two times the Series A Preferred Stock’s original issue price, plus any accrued and unpaid dividends, or (ii) the amount per share that would have been payable had all shares of Series B Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or other Deemed Liquidation Event, as defined. The liquidation preference of The Series B Preferred Stock is subordinate and ranks junior to all indebtedness of the Company.

Each share of Series B Preferred Stock is convertible at the option of the holder at any time into one share of the Company’s common stock, subject to certain typical anti-dilution provisions, such as stock dividend or stock splits. Each share of Series B Preferred Stock is mandatorily converted into the Company’s common stock (a) at a 25% discount (not to exceed the original issue price) upon the closing of an underwritten initial public offering of the Company’s common stock; (b) the consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, or (c) FDA approval for either the Company’s venous vale, pediatric heart valve or coronary artery bypass graft product candidates. Because the conversion option associated with the Series B Preferred Stock is clearly and closely related to the host instrument, the conversion option does not require bifurcation and classification as a derivative liability. At any time after the third anniversary of the original issuance of the Series B Preferred Stock, the Series B Preferred Stock may be redeemed as a result of the written request of the holder of the Series B Preferred Stock, at a price equal to two times the original issue price, plus all accrued and unpaid dividends, whether or not declared. Redemption payments are to be paid in three equal monthly installments, commencing not more than thirty days after the Company’s receipt of the written redemption request. Accordingly, the Series B Preferred Stock is classified as temporary equity.

Upon the Company’s sale or license of its U.S. Patent No. 7,815,677 or certain products (as defined in the Company’s second amended and restated certificate of incorporation as filed on March 1, 2017) resulting in aggregate gross proceeds of $130,000,000, and after the Series A Distribution (see Note 13 – Temporary Equity and Stockholders’ Deficiency – Series A Preferred Stock) , holders of Series B Preferred Stock will receive a cash distributed on a pro-rata basis, calculated based on the number of shares outstanding multiplied by the Series B purchase price ($6.00) plus all accrued and unpaid dividends thereon. (See Note 12 – Commitments and Contingencies). Pursuant to the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation and the Certificate of Amendment to the First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock, filed with the Delaware Secretary of State on December 14, 2017, the Principal Cash Distribution will be terminated upon the consummation of an initial public offering.

F-45

Subsequent to December 31, 2016, the Company issued 127,125 shares of Series B at a purchase price of $6 per share to accredited investors pursuant to the terms of a Confidential Private Offering memorandum. The gross proceeds from the additional shares were $762,750 and the Company incurred cash offering costs of $129,850 (including $96,250 of placement agent fees) and non-cash offering costs valued at $2,130 (see Placement Agent Warrants, below) resulting in an original carrying value of the additional Series B Preferred Stock of $630,770.

Senior Secured Convertible Debt with Warrants

Subsequent to the year ended December 31, 2016, the Company received net cash proceeds of $1,649,800 from the sale of Senior Secured Convertible Notes (the “Convertible Notes”) totaling, in the aggregate $1,835,500 and five-warrants for the purchase of 76,482 shares of the Company’s common stock. The Convertible Notes are convertible into common stock at the lesser of $6.00 per share, or at price equal to 70% of the highest price per common share sold in the Company’s initial public offering, before giving effect to the one-for-two reverse stock split effected on December 14, 2017. In connection with the sale of the Convertible Notes, the Company also issued five-year warrants to the placement agent for the purchase of 18,475 shares of common stock.

Related Party Note Payable

Subsequent to December 31, 2016, the Company borrowed an additional aggregate amount of $311,000 under the 2015 Note.

Forfeiture of Employee Warrant

On June 30, 2017, a warrant for the purchase of 250,000 shares of common stock, which had been granted to the Business Development Manager, was forfeited by the Business Development Manager.

Advances to Related Party

Subsequent to December 31, 2016, the Company paid $206,000 as short-term advances to HJLA, net of repayments of $174,650.

Stock Options

On August 31, 2017, the Company granted options for the purchase of 40,000 shares of the Company’s common stock to each of three members of the board of directors. The options vested immediately, have a ten-year contractual life, and are exercisable at $12.00 per share.

Appointment of Co-Chief Executive Officer

On August 31, 2017, the board of directors appointed the Business Development Manager to the position of co-chief executive officer of the Company. The appointment solely represents a change of position and title for the Business Development Manager; all other terms of the BDM Agreement remain unchanged.

NOTE 16 – REVERSE STOCK SPLIT AND PREFERRED STOCK AMENDMENT

Reverse Stock Split

A one-for-two reverse stock split of the Company’s common stock was effected on December 14, 2017 (the “Reverse Stock Split”). The Reverse Stock Split was not effected on shares of the Company’s preferred stock, however, the Reverse Stock Split was effected upon the shares of common stock that the preferred stock will convert into. With the exception of the securities that are not affected by the Reverse Stock Split, all share and per share information has been retroactively adjusted to give effect to the Reverse Stock Split for all periods presented, unless otherwise indicated

F-46

1,100,000 Shares of

Common Stock

PROSPECTUS

                     , 2018

Co-book Running Managers
WallachBeth Capital, LLC	WestPark Capital	Network 1 Financial Securities
ViewTrade Securities

ALTERNATE PAGES FOR SELLING STOCKHOLDER PROSPECTUS

The information in this preliminary prospectus is not complete and may be changed. The selling security holders named in this preliminary prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 26, 2018

PRELIMINARY PROSPECTUS

Up to 2,137,742 Shares

Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus, or the Selling Stockholders, of up to 2,137,742 shares of our common stock. These shares consist of (i) 571,229 shares, or the 2017 Note Shares, of our common stock issuable upon conversion of our outstanding amended and restated convertible notes, or the 2017 Notes, (ii) 600,412 shares of our common stock, which we refer to as the 2018 Note Shares, together with the 2017 Note Shares refer as the Note Shares, issuable upon conversion of our outstanding convertible notes, which we refer to as the 2018 Notes, together with the 2017 Notes refer as the Notes, (iii) 958,601 shares, or the Warrant Shares, of our common stock issuable upon exercise of outstanding warrants, or the Warrants, and (iv) 7,500 shares of our common stock held by COVA Capital LLC, or COVA Shares.

The aggregate amount of Note Shares, Warrant Shares, and COVA Shares was calculated using the midpoint of the price range listed on the cover page of the IPO Prospectus, assumes the conversion of all Notes and the exercise of all Warrants held by the Selling Stockholders, and gives effect to the one-for-two reverse stock split of our common stock effected on December 14, 2017.

The shares of our common stock registered hereby may be offered and sold by the Selling Stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.”

We are not selling any shares of common stock under this prospectus, and we will not receive any of the proceeds from the offer and sale of shares of our common stock by the Selling Stockholders. See “Use of Proceeds.”

By separate prospectus, or the Prospectus, we have registered an aggregate of 1,100,000 shares of our common stock (excluding 165,000 shares issuable upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any) which we are offering for sale to the public through an underwritten offering, which we refer to herein as the initial public offering. We currently expect the initial public offering price to be between $6.00 and $8.00 per share.

This prospectus describes the general manner in which shares of common stock may be offered and sold by any Selling Stockholders. When the Selling Stockholders sell shares of common stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

Our common stock has been approved for listing on the Nasdaq Capital Market, or Nasdaq, under the symbol “HJLI.”

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2018

1

EXPLANATORY NOTE

Concurrently with the registration of shares of common stock pursuant to this prospectus, which we refer to as the Selling Stockholder Prospectus, we are registering shares of our common stock in connection with our initial public offering of 1,100,000 shares of our common stock (excluding 165,000 shares of our common stock which may be sold upon exercise of the underwriters’ over-allotment option) through the underwriters. Sales of our common stock by stockholders that purchase shares in our initial public offering may reduce the price of our common stock, demand for our shares and, as a result, the liquidity of shares of our common stock purchased from the Selling Stockholders.

2

SELLING STOCKHOLDERS

The shares of common stock being registered hereby are those issuable to the Selling Stockholders upon conversion of the Notes and the exercise of the Warrants, except in the case for the COVA Shares. For additional information regarding the Notes, the Warrants, the COVA Shares and certain rights of the Selling Stockholders with respect thereto, see “Recent Sales of Unregistered Securities” and “Description of Capital Stock” below. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except as set forth in this Selling Stockholder Prospectus and except for certain ownership of our securities, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholders prior to this offering. The third column lists the shares of common stock being offered by this Selling Stockholder Prospectus by the Selling Stockholders, which is comprised of our common stockholder COVA Capital Partners, LLC, and, the Note Shares and the Warrant Shares beneficially owned by the applicable Selling Stockholder. The amounts in the second and third columns were calculated using the midpoint of the price range listed on the cover page of the Prospectus and assume the conversion of all Notes, and exercise of all Warrants, held by the applicable Selling Stockholders, and give effect to the one-for-two reverse stock split of our common stock effected on December 14, 2017. The conversion price of the Notes is the lesser of (i) $12.00 per share, or (ii) 70% of the price per share in our initial public offering, or the Conversion Price. The exercise price per share of the Warrants issued with the Note is the lesser of $14.40 per share or (ii) 120% of the Conversion price. The original exercise prices per share of the Warrants issued with the shares of our Series A preferred stock and Series B preferred stock are $5.00 and $6.00, respectively, and are subjected to certain adjustments. The fourth and fifth columns list the number and percentage, respectively, of shares of common stock beneficially owned by the Selling Stockholders after the closing of the offering, based on their ownership as of the date of this Selling Stockholder Prospectus, based on 9,001,127 shares of common stock outstanding as of the date of this Selling Stockholder Prospectus, and assuming the sale of all of the shares offered by the Selling Stockholders pursuant to this Selling Stockholder Prospectus.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering(1)	Maximum Number of Shares to be Sold Pursuant to this Prospectus(1)(3)	Number of Shares Beneficially Owned After Offering(2)	Percentage of Shares Beneficially Owned After Offering(2)
Sergey Gogin (4)	327,103	327,103	-	*	%
William J. Peck (5)	109,034	109,034	-	*	%
Catalytic Capital, LLC (6)	54,516	54,516	-	*	%
NYFF Investors, LLC (7)	72,690	72,690	-	*	%
Viktoriia Malyshkina (8)	3,633	3,633	-	*	%
Nata Solutions Inc. (9)	36,344	36,344	-	*	%
Michael Semidubersky (10)	10,903	10,903	-	*	%
Roman Shteynshlyuger (11)	14,537	14,537	-	*	%
Daniel Tulbovich (12)	14,719	14,719	-	*	%
Chen Lu Yi (13)	7,267	7,267	-	*	%
Jose D. Rios (14)	3,632	3,632	-	*	%
Matthew D. Lowery (15)	36,344	36,344	-	*	%
Wallace Johnson (16)	90,862	90,862	-	*	%
Brian FitzPatrick (17)	127,206	127,206	-	*	%
Thomas Hackl (18)	54,516	54,516	-	*	%
Secured and Collateralized Lending LLC (19)	36,344	36,344	-	*	%
COVA Capital Partners, LLC (20)	7,500	7,500	-	*	%
Jonathan Gazdak (21)	13,700	13,700	-	*	%
Rocco Guidicipietro (22)	4,388	4,388	-	*	%
Joseph Amato (23)	4,388	4,388	-	*	%
Stephen Walsh (24)	1,224	1,224	-	*	%
Chris Carlin (25)	12,029	12,029	-	*	%
Legend Securities, Inc. (26)	41,202	41,202	-	*	%
Arthur Coffey (27)	37,675	37,675	-	*	%
Jody Eisenman (28)	27,782	27,782	-	*	%
Leone G.I.S. LLC (29)	24,155	24,155	-	*	%
Jesse Krapf (30)	200	200	-	*	%
Val Rayevsky (31)	200	200	-	*	%
Mike Nessim (32)	825	825	-	*	%
Kevin Jones (33)	200	200	-	*	%
Newbridge Securities Corporation (34)	2,005	2,005	-	*	%
Juan R Rivero (35)	4,665	4,665	-	*	%
Alan Augenstein (36)	6,220	6,220	-	*	%
Frank Ingriselli (37)	7,774	7,774	-	*	%
Paul E Linthorst (38)	4,665	4,665	-	*	%
Michael P Quackenbush Jr (39)	7,774	7,774	-	*	%
James Somers (40)	15,550	15,550	-	*	%
John Klinge (41)	6,220	6,220	-	*	%
Charles Christensen (42)	9,330	9,330	-	*	%
Ronald J Ciasulli (43)	15,550	15,550	-	*	%
Wendell Young (44)	6,220	6,220	-	*	%
Keith A Belote (45)	4,665	4,665	-	*	%
Kevin MacKenzie (46)	7,774	7,774	-	*	%
Amaresh Tripathy (47)	4,665	4,665	-	*	%
James C Leslie (48)	7,774	7,774	-	*	%
Euclid P Zurbaran & Cristina Elgarresta JTWROS (49)	4,665	4,665	-	*	%
Joseph A McLauchlan (50)	7,774	7,774	-	*	%
Kim E Tobler (51)	6,220	6,220	-	*	%
Frederick M Kelso (52)	7,774	7,774	-	*	%
Joseph C Atkinson (53)	7,774	7,774	-	*	%
Michael Fahey (54)	12,441	12,441	-	*	%
Miles E Everson (55)	23,326	23,326	-	*	%
Emilio DiMatteo & Jessica DiMatteo JTWROS (56)	7,774	7,774	-	*	%
James Eric Nicely & Karen B Nicely JTWROS (57)	7,774	7,774	-	*	%
Justin C Lefevre (58)	7,774	7,774	-	*	%
Dennis T Whalen & Linda P Whalen JTWROS (59)	15,550	15,550	-	*	%
Todd J Anderson (60)	7,774	7,774	-	*	%
Saurabh Mundhra (61)	4,665	4,665	-	*	%
Michael Snow (62)	7,774	7,774	-	*	%
Michael J Muldoon & Pamela J Muldoon JTWROS (63)	15,550	15,550	-	*	%
Mark A Herndon & Sarah Herndon JTWROS (64)	7,774	7,774	-	*	%
Russell Moore (65)	9,330	9,330	-	*	%
David B Oneill (66)	9,330	9,330	-	*	%
Andrew Nolan (67)	9,330	9,330	-	*	%
Jonathan Gralnick (68)	7,774	7,774	-	*	%
Neil T Brigham (69)	4,665	4,665	-	*	%
Rayford Baines High III (70)	7,774	7,774	-	*	%
Adan Martinez (71)	7,774	7,774	-	*	%
Raymond C Fossett (72)	7,774	7,774	-	*	%
Yogesh Gupta (73)	7,774	7,774	-	*	%
Xavier Aguirre (74)	7,774	7,774	-	*	%
Joseph M Diangelo (75)	7,774	7,774	-	*	%
Kevin A Healy (76)	9,330	9,330	-	*	%
Jeffrey M Kammerer (77)	7,774	7,774	-	*	%
Jeffrey E Kuhlin (78)	6,220	6,220	-	*	%
Dennis D Howarter & Pamela J Howarter JTWROS (79)	15,550	15,550	-	*	%
Keith Jackson (80)	15,550	15,550	-	*	%
Matthew W Cambi (81)	4,665	4,665	-	*	%
Samir Mammadov (82)	7,774	7,774	-	*	%
Dennis Lam (83)	7,774	7,774	-	*	%
Peter D Raymond (84)	7,774	7,774	-	*	%
Bryan J Gersack (85)	4,665	4,665	-	*	%
Donald P Farve (86)	6,220	6,220	-	*	%
James R Aldridge (87)	10,885	10,885	-	*	%
Gregory G Galdi (88)	15,550	15,550	-	*	%
Paul P Frank III & Colleen B Frank JTWROS (89)	7,774	7,774	-	*	%
TTEE Patrick John Gregory Revocable Trust DTD 6-26-90 (90)	15,550	15,550	-	*	%
Jorge Morazzani (91)	4,665	4,665	-	*	%
Steven L Krueger (92)	7,774	7,774	-	*	%
Scoltt Wiehle (93)	7,774	7,774	-	*	%
Rich Shappard (94)	11,662	11,662	-	*	%
Charles P Arnold (95)	7,774	7,774	-	*	%
Kevin J Schwartz (96)	7,774	7,774	-	*	%
John M Brady (97)	7,774	7,774	-	*	%
Kurtis Krentz (98)	9,330	9,330	-	*	%
Paul G Elie (99)	7,774	7,774	-	*	%
John J Hancock (100)	7,774	7,774	-	*	%
Stephen E Lawson (101)	7,774	7,774	-	*	%
Anthony J Berni (102)	4,665	4,665	-	*	%
John E Conway (103)	7,774	7,774	-	*	%
Donald L Hulet (104)	7,774	7,774	-	*	%
Richard J Poccia (105)	12,441	12,441	-	*	%
Donald P Sesterhenn (106)	12,441	12,441	-	*	%
Philip A Garland (107)	10,885	10,885	-	*	%
The Roberts Fund (108)	7,774	7,774	-	*	%
Dennis M Scullin (109)	4,665	4,665	-	*	%
Daniel M Valerio (110)	9,330	9,330	-	*	%
James Douglas Summa (111)	7,774	7,774	-	*	%
Carlo Alberci (112)	7,774	7,774	-	*	%
Edmond Allen Morrison (113)	9,310	9,310	-	*	%
Anthony D Johnston (114)	6,207	6,207	-	*	%
Michael Burwell (115)	15,519	15,519	-	*	%
Peter A Casey (116)	4,654	4,654	-	*	%
Laurence M Pfeffer (117)	7,759	7,759	-	*	%
Ballington Living Trust DTD 8-5-14 (118)	7,759	7,759	-	*	%
Stephen V Zawoyski (119)	6,207	6,207	-	*	%
Marios Karayannis (120)	6,207	6,207	-	*	%
Jeffrey J Kiley (121)	7,759	7,759	-	*	%
John W Stadtler (122)	7,759	7,759	-	*	%
Alexandre N Palma (123)	6,207	6,207	-	*	%
Robert J Calabro (124)	6,207	6,207	-	*	%
Alok Mahajan (125)	4,654	4,654	-	*	%
David A Fitz (126)	4,654	4,654	-	*	%
James M Koch (127)	10,863	10,863	-	*	%
Paul Quattrocchi (128)	3,103	3,103	-	*	%
Gary Sterbinsky (129)	4,654	4,654	-	*	%
Donald Cameron (130)	15,519	15,519	-	*	%
Sameer Shirsekar (131)	6,207	6,207	-	*	%
Joseph Michalczyk (132)	9,310	9,310	-	*	%
Mario Dellaera (133)	15,519	15,519	-	*	%
David Petterson (134)	15,519	15,519	-	*	%
Jose M Ramirez Roman (135)	7,759	7,759	-	*	%
Mark W Boyer (136)	15,519	15,519	-	*	%
Joseph Quattrocchi (137)	3,103	3,103	-	*	%
Scott J Gehsmann (138)	7,759	7,759	-	*	%
Stephen E Gray (139)	4,644	4,644	-	*	%
Alan W Page (140)	7,740	7,740	-	*	%
Alexander Capital, L.P. (141)	60,036	60,036	-	*	%

3

*Less than 1%.

(1)	The number of shares of common stock owned are those “beneficially owned” as determined under the rules of the SEC, including any shares of common stock as to which the Selling Stockholders has sole or shared voting or investment power and any shares of common stock that the Selling Stockholders has the right to acquire within 60 days of January 19 , 2018 through the exercise of any option, warrant, or right, without giving effect to any prohibitions on such conversion or exercise subject to the receipt of stockholder approval or any beneficial ownership limitations. These amounts were calculated using the midpoint of the price range listed on the cover page of the Prospectus and assume the conversion of all Notes, and exercise of all Warrants, held by the applicable Selling Stockholders.

(2)	The “Number of Shares Beneficially Owned After Offering” assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this Selling Stockholder Prospectus. The “Percentage of Shares Beneficially Owned After Offering” are based on 10,101,127 shares of our common stock outstanding assuming all shares registered herein are issued to the Selling Stockholders and sold and assuming the conversion of all Notes, and exercise of all Warrants, held by the applicable Selling Stockholders.

(3)	We issued to certain of the Selling Stockholders the Notes and Warrants, collectively. The Notes are convertible into shares of our common stock the lesser of (i) $12.00 per share, or (ii) 70% of the price per share in our initial public offering, or the Conversion Price. The exercise price per share of the Warrants issued with the Note is the lesser of $14.40 per share or (ii) 120% of the Conversion Price.

(4)	Includes 186,916 shares of common stock issuable upon conversion of the 2017 Notes and 140,187 shares of common stock issuable upon exercise of the Warrants. Mr. Gogin purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(5)	Includes 62,305 shares of common stock issuable upon conversion of the 2017 Notes and 46,729 shares of common stock issuable upon exercise of the Warrants. Mr. Peck purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(6)	Includes 31,152 shares of common stock issuable upon conversion of the 2017 Notes and 23,364 shares of common stock issuable upon exercise of the Warrants. Catalytic Capital, LLC purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities. Catalytic Capital, LLC is located at 135 Oceana Drive East, Apartment 4E, Brooklyn, New York 11235, Care of Dmitriy Shapiro.

(7)	Includes 41,537 shares of common stock issuable upon conversion of the 2017 Notes and 31,153 shares of common stock issuable upon exercise of the Warrants. NYFF Investors, LLC is located at 585 Stewart Avenue, Suite 302, Garden City, New York 11530, Care of Adam B. Kaufman, Esq.

(8)	Includes 2,076 shares of common stock issuable upon conversion of the 2017 Notes and 1,557 shares of common stock issuable upon exercise of the Warrants.

(9)	Includes 20,768 shares of common stock issuable upon conversion of the 2017 Notes and 15,576 shares of common stock issuable upon exercise of the Warrants. Nata Solutions, Inc. purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities. Natalia Shapiro is the President of Nata Solutions Inc. Nata Solutions Inc. is located at 170 Coleridge Street, Brooklyn, New York 11235.

(10)	Includes 6,230 shares of common stock issuable upon conversion of the 2017 Notes and 4,673 shares of common stock issuable upon exercise of the Warrants. Mr. Semidubersky purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(11)	Includes 8,307 shares of common stock issuable upon conversion of the 2017 Notes and 6,230 shares of common stock issuable upon exercise of the Warrants.

(12)	Includes 8,411 shares of common stock issuable upon conversion of the 2017 Notes and 6,308 shares of common stock issuable upon exercise of the Warrants. Mr. Tulbovich purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(13)	Includes 4,153 shares of common stock issuable upon conversion of the 2017 Notes and 3,114 shares of common stock issuable upon exercise of the Warrants.

(14)	Includes 2,076 shares of common stock issuable upon conversion of the 2017 Notes and 1,556 shares of common stock issuable upon exercise of the Warrants. Mr. Rios purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(15)	Includes 20,768 shares of common stock issuable upon conversion of the 2017 Notes and 15,576 shares of common stock issuable upon exercise of the Warrants.

(16)	Includes 51,921 shares of common stock issuable upon conversion of the 2017 Notes and 38,941 shares of common stock issuable upon exercise of the Warrants.

(17)	Includes 72,689 shares of common stock issuable upon conversion of the 2017 Notes and 54,517 shares of common stock issuable upon exercise of the Warrants.

(18)	Includes 31,152 shares of common stock issuable upon conversion of the 2017 Notes and 23,364 shares of common stock issuable upon exercise of the Warrants.

(19)	Includes 20,768 shares of common stock issuable upon conversion of the 2017 Notes and 15,576 shares of common stock issuable upon exercise of the Warrants. Sean FitzPatrick is the sole member of Secured and Collateralized Lending LLC. Secured and Collateralized Lending LLC is located at 100 Golf House Road, Haverford, Pennsylvania 19041.

(20)	COVA Capital Partners, LLC is a broker-dealer and is also an affiliate of a broker-dealer. COVA Capital Partners, LLC purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities. Edward T. Gibstein is the Chief Executive Officer of COVA Capital Partners, LLC and has voting and dispositive power over the securities held by it. COVA Capital Partners, LLC is located at 6851 Jericho Turnpike Suite 120A, Syosset, New York 11791.

(21)	Includes 13,700 shares of common stock issuable upon exercise of the Warrants. Jonathan Gazdak is the Managing Director of Alexander Capital, L.P. which acted as a placement agent for our Note financing. Jonathan Gazdak is an affiliate of a broker-dealer. He purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(22)	Includes 4,388 shares of common stock issuable upon exercise of the Warrants. Rocco Guidicipietro is affiliated with Alexander Capital, L.P. which acted as a placement agent for our Note financing. Rocco Guidicipietro is an affiliate of a broker-dealer. He purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(23)	Includes 4,388 shares of common stock issuable upon exercise of the Warrants. Joseph Amato is affiliated with Alexander Capital, L.P. which acted as a placement agent for our Note financing. Joseph Amato is an affiliate of a broker-dealer. He purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(24)	Includes 1,224 shares of common stock issuable upon exercise of the Warrants. Stephen Walsh is affiliated with Alexander Capital, L.P. which acted as a placement agent for our Note financing. Stephen Walsh is an affiliate of a broker-dealer. He purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(25)	Includes 12,029 shares of common stock issuable upon exercise of the Warrants. Chris Carlin is affiliated with Alexander Capital, L.P. which acted as a placement agent for our Note financing. Chris Carlin is an affiliate of a broker-dealer. He purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(26)	Includes 41,202 shares of common stock issuable upon exercise of the Warrants. Legend Securities, Inc. acted as a placement agent for our Series A preferred stock financing. Legend Securities, Inc. is a broker-dealer. Legend Securities, Inc. is located at 45 Broadway 32nd Floor, New York, NY 10006.

(27)	Includes 37,675 shares of common stock issuable upon exercise of the Warrants. Mr. Coffey acted as a placement agent for our Series A preferred stock financing. Mr. Coffey is an affiliate of a broker-dealer.

(28)

Includes 27,782 shares of common stock issuable upon exercise of the Warrants. Mr. Eisenman is affiliated with Newbridge Securities Corporation which was a placement agent for our Series A and Series B preferred stock financings. Mr. Eisenman is an affiliate of a broker-dealer. He purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(29)	Includes 24,155 shares of common stock issuable upon exercise of the Warrants. Leone G.I.S. LLC acted as a placement agent for our Series A and B preferred stock financings. Leone G.I.S. LLC is a broker-dealer. Eugene Bilotti controls Leone G.I.S. LLC which is located at 34 Marina Dr. Bayonne, NJ 07002.

(30)	Includes 200 shares of common stock issuable upon exercise of the Warrants. Jesse Krapf is affiliated with Newbridge Securities Corporation which acted as a placement agent for our Series B preferred stock financing. Jesse Krapf is an affiliate of a broker-dealer.

(31)	Includes 200 shares of common stock issuable upon exercise of the Warrants. Val Rayevsky is affiliated with Newbridge Securities Corporation which acted as a placement agent for our Series B preferred stock financing. Val Rayevsky is an affiliate of a broker-dealer.

(32)	Includes 825 shares of common stock issuable upon exercise of the Warrants. Mike Nessim is affiliated with Newbridge Securities Corporation which acted as a placement agent for our Series B preferred stock financing. Mike Nessim is an affiliate of a broker-dealer.

(33)	Includes 200 shares of common stock issuable upon exercise of the Warrants. Kevin Jones is affiliated with Newbridge Securities Corporation which acted as a placement agent for our Series B preferred stock financing. Kevin Jones is an affiliate of a broker-dealer.

(34)	Includes 2,005 shares of common stock issuable upon exercise of the Warrants. Newbridge Securities Corporation acted as a placement agent for our Series B preferred stock financing. Bruce Jordan is the Managing Director of Newbridge Securities Corporation and has voting and dispositive power over the securities held by it. Newbridge Securities Corporation is a broker-dealer. Newbridge Securities Corporation is located at 5200 Town Center Circle Tower 1, Suite 306, Boca Raton, FL 33486.

(35)	Includes 3,110 shares of common stock issuable upon conversion of the 2018 Notes and 1,555 shares of common stock issuable upon exercise of the Warrants.

(36)	Includes 4,147 shares of common stock issuable upon conversion of the 2018 Notes and 2,073 shares of common stock issuable upon exercise of the Warrants.

(37)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(38)	Includes 3,110 shares of common stock issuable upon conversion of the 2018 Notes and 1,555 shares of common stock issuable upon exercise of the Warrants.

(39)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(40)	Includes 10,367 shares of common stock issuable upon conversion of the 2018 Notes and 5,183 shares of common stock issuable upon exercise of the Warrants.

(41)	Includes 4,147 shares of common stock issuable upon conversion of the 2018 Notes and 2,073 shares of common stock issuable upon exercise of the Warrants.

(42)	Includes 6,220 shares of common stock issuable upon conversion of the 2018 Notes and 3,110 shares of common stock issuable upon exercise of the Warrants.

(43)	Includes 10,367 shares of common stock issuable upon conversion of the 2018 Notes and 5,183 shares of common stock issuable upon exercise of the Warrants.

(44)	Includes 4,147 shares of common stock issuable upon conversion of the 2018 Notes and 2,073 shares of common stock issuable upon exercise of the Warrants.

(45)	Includes 3,110 shares of common stock issuable upon conversion of the 2018 Notes and 1,555 shares of common stock issuable upon exercise of the Warrants.

(46)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(47)	Includes 3,110 shares of common stock issuable upon conversion of the 2018 Notes and 1,555 shares of common stock issuable upon exercise of the Warrants.

(48)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(49)	Includes 3,110 shares of common stock issuable upon conversion of the 2018 Notes and 1,555 shares of common stock issuable upon exercise of the Warrants.

(50)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(51)	Includes 4,147 shares of common stock issuable upon conversion of the 2018 Notes and 2,073 shares of common stock issuable upon exercise of the Warrants.

(52)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(53)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(54)	Includes 8,294 shares of common stock issuable upon conversion of the 2018 Notes and 4,147 shares of common stock issuable upon exercise of the Warrants.

(55)	Includes 15,551 shares of common stock issuable upon conversion of the 2018 Notes and 7,775 shares of common stock issuable upon exercise of the Warrants.

(56)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(57)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(58)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(59)	Includes 10,367 shares of common stock issuable upon conversion of the 2018 Notes and 5,183 shares of common stock issuable upon exercise of the Warrants.

(60)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(61)	Includes 3,110 shares of common stock issuable upon conversion of the 2018 Notes and 1,555 shares of common stock issuable upon exercise of the Warrants.

(62)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(63)	Includes 10,367 shares of common stock issuable upon conversion of the 2018 Notes and 5,183 shares of common stock issuable upon exercise of the Warrants.

(64)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(65)	Includes 6,220 shares of common stock issuable upon conversion of the 2018 Notes and 3,110 shares of common stock issuable upon exercise of the Warrants.

(66)	Includes 6,220 shares of common stock issuable upon conversion of the 2018 Notes and 3,110 shares of common stock issuable upon exercise of the Warrants.

(67)	Includes 6,220 shares of common stock issuable upon conversion of the 2018 Notes and 3,110 shares of common stock issuable upon exercise of the Warrants.

(68)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(69)	Includes 3,110 shares of common stock issuable upon conversion of the 2018 Notes and 1,555 shares of common stock issuable upon exercise of the Warrants.

(70)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(71)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(72)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(73)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(74)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(75)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(76)	Includes 6,220 shares of common stock issuable upon conversion of the 2018 Notes and 3,110 shares of common stock issuable upon exercise of the Warrants.

(77)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(78)	Includes 4,147 shares of common stock issuable upon conversion of the 2018 Notes and 2,073 shares of common stock issuable upon exercise of the Warrants.

(79)	Includes 10,367 shares of common stock issuable upon conversion of the 2018 Notes and 5,183 shares of common stock issuable upon exercise of the Warrants.

(80)	Includes 10,367 shares of common stock issuable upon conversion of the 2018 Notes and 5,183 shares of common stock issuable upon exercise of the Warrants.

(81)	Includes 3,110 shares of common stock issuable upon conversion of the 2018 Notes and 1,555 shares of common stock issuable upon exercise of the Warrants.

(82)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(83)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(84)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(85)	Includes 3,110 shares of common stock issuable upon conversion of the 2018 Notes and 1,555 shares of common stock issuable upon exercise of the Warrants.

(86)	Includes 4,147 shares of common stock issuable upon conversion of the 2018 Notes and 2,073 shares of common stock issuable upon exercise of the Warrants.

(87)	Includes 7,257 shares of common stock issuable upon conversion of the 2018 Notes and 3,628 shares of common stock issuable upon exercise of the Warrants.

(88)	Includes 10,367 shares of common stock issuable upon conversion of the 2018 Notes and 5,183 shares of common stock issuable upon exercise of the Warrants.

(89)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(90)	Includes 10,367 shares of common stock issuable upon conversion of the 2018 Notes and 5,183 shares of common stock issuable upon exercise of the Warrants.

(91)	Includes 3,110 shares of common stock issuable upon conversion of the 2018 Notes and 1,555 shares of common stock issuable upon exercise of the Warrants.

(92)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(93)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(94)	Includes 7,775 shares of common stock issuable upon conversion of the 2018 Notes and 3,887 shares of common stock issuable upon exercise of the Warrants.

(95)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(96)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(97)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(98)	Includes 6,220 shares of common stock issuable upon conversion of the 2018 Notes and 3,110 shares of common stock issuable upon exercise of the Warrants.

(99)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(100)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(101)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(102)	Includes 3,110 shares of common stock issuable upon conversion of the 2018 Notes and 1,555 shares of common stock issuable upon exercise of the Warrants.

(103)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(104)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(105)	Includes 8,294 shares of common stock issuable upon conversion of the 2018 Notes and 4,147 shares of common stock issuable upon exercise of the Warrants.

(106)	Includes 8,294 shares of common stock issuable upon conversion of the 2018 Notes and 4,147 shares of common stock issuable upon exercise of the Warrants.

(107)	Includes 7,257 shares of common stock issuable upon conversion of the 2018 Notes and 3,628 shares of common stock issuable upon exercise of the Warrants.

(108)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(109)	Includes 3,110 shares of common stock issuable upon conversion of the 2018 Notes and 1,555 shares of common stock issuable upon exercise of the Warrants.

(110)	Includes 6,220 shares of common stock issuable upon conversion of the 2018 Notes and 3,110 shares of common stock issuable upon exercise of the Warrants.

(111)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(112)	Includes 5,183 shares of common stock issuable upon conversion of the 2018 Notes and 2,591 shares of common stock issuable upon exercise of the Warrants.

(113)	Includes 6,207 shares of common stock issuable upon conversion of the 2018 Notes and 3,103 shares of common stock issuable upon exercise of the Warrants.

(114)	Includes 4,138 shares of common stock issuable upon conversion of the 2018 Notes and 2,069 shares of common stock issuable upon exercise of the Warrants.

(115)	Includes 10,346 shares of common stock issuable upon conversion of the 2018 Notes and 5,173 shares of common stock issuable upon exercise of the Warrants.

(116)	Includes 3,103 shares of common stock issuable upon conversion of the 2018 Notes and 1,551 shares of common stock issuable upon exercise of the Warrants.

(117)	Includes 5,173 shares of common stock issuable upon conversion of the 2018 Notes and 2,586 shares of common stock issuable upon exercise of the Warrants.

(118)	Includes 5,173 shares of common stock issuable upon conversion of the 2018 Notes and 2,586 shares of common stock issuable upon exercise of the Warrants.

(119)	Includes 4,138 shares of common stock issuable upon conversion of the 2018 Notes and 2,069 shares of common stock issuable upon exercise of the Warrants.

(120)	Includes 4,138 shares of common stock issuable upon conversion of the 2018 Notes and 2,069 shares of common stock issuable upon exercise of the Warrants.

(121)	Includes 5,173 shares of common stock issuable upon conversion of the 2018 Notes and 2,586 shares of common stock issuable upon exercise of the Warrants.

(122)	Includes 5,173 shares of common stock issuable upon conversion of the 2018 Notes and 2,586 shares of common stock issuable upon exercise of the Warrants.

(123)	Includes 4,138 shares of common stock issuable upon conversion of the 2018 Notes and 2,069 shares of common stock issuable upon exercise of the Warrants.

(124)	Includes 4,138 shares of common stock issuable upon conversion of the 2018 Notes and 2,069 shares of common stock issuable upon exercise of the Warrants.

(125)	Includes 3,103 shares of common stock issuable upon conversion of the 2018 Notes and 1,551 shares of common stock issuable upon exercise of the Warrants.

(126)	Includes 3,103 shares of common stock issuable upon conversion of the 2018 Notes and 1,551 shares of common stock issuable upon exercise of the Warrants.

(127)	Includes 7,242 shares of common stock issuable upon conversion of the 2018 Notes and 3,621 shares of common stock issuable upon exercise of the Warrants.

(128)	Includes 2,069 shares of common stock issuable upon conversion of the 2018 Notes and 1,034 shares of common stock issuable upon exercise of the Warrants.

(129)	Includes 3,103 shares of common stock issuable upon conversion of the 2018 Notes and 1,551 shares of common stock issuable upon exercise of the Warrants.

(130)	Includes 10,346 shares of common stock issuable upon conversion of the 2018 Notes and 5,173 shares of common stock issuable upon exercise of the Warrants.

(131)	Includes 4,138 shares of common stock issuable upon conversion of the 2018 Notes and 2,069 shares of common stock issuable upon exercise of the Warrants.

(132)	Includes 6,207 shares of common stock issuable upon conversion of the 2018 Notes and 3,103 shares of common stock issuable upon exercise of the Warrants.

(133)	Includes 10,346 shares of common stock issuable upon conversion of the 2018 Notes and 5,173 shares of common stock issuable upon exercise of the Warrants.

(134)	Includes 10,346 shares of common stock issuable upon conversion of the 2018 Notes and 5,173 shares of common stock issuable upon exercise of the Warrants.

(135)	Includes 5,173 shares of common stock issuable upon conversion of the 2018 Notes and 2,586 shares of common stock issuable upon exercise of the Warrants.

(136)	Includes 10,346 shares of common stock issuable upon conversion of the 2018 Notes and 5,173 shares of common stock issuable upon exercise of the Warrants.

(137)	Includes 2,069 shares of common stock issuable upon conversion of the 2018 Notes and 1,034 shares of common stock issuable upon exercise of the Warrants.

(138)	Includes 5,173 shares of common stock issuable upon conversion of the 2018 Notes and 2,586 shares of common stock issuable upon exercise of the Warrants.

(139)	Includes 3,096 shares of common stock issuable upon conversion of the 2018 Notes and 1,548 shares of common stock issuable upon exercise of the Warrants.

(140)	Includes 5,160 shares of common stock issuable upon conversion of the 2018 Notes and 2,580 shares of common stock issuable upon exercise of the Warrants.

(141)	Includes 60,036 shares of common stock issuable upon exercise of the Warrants. Alexander Capital, L.P. was the placement agent for the 2018 Notes. Jonathan Gazdak is the Managing Director of Alexander Capital, L.P. which is a broker-dealer. It purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

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PLAN OF DISTRIBUTION

We are registering for resale by the Selling Stockholders from time to time after the date of this Selling Stockholder Prospectus a total of 2,137,742 shares of common stock underlying the Notes and the Warrants. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock. See “Use of Proceeds” beginning on page 7 of this Selling Stockholder Prospectus. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock registered hereby in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling their shares of common stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares of common stock at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell the shares of common stock under Rule 144 under the Securities Act, if available, rather than under this Selling Stockholder Prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of the shares of common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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In connection with the sale of the shares of common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell the shares of common stock short and deliver these shares of common stock to close out its short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these shares of common stock. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares of common stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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USE OF PROCEEDS

The proceeds from the sale of the shares offered pursuant to this Selling Stockholder Prospectus are solely for the accounts of the Selling Stockholders. Accordingly, we will not receive any of the proceeds from the sale of shares offered by this Selling Stockholder Prospectus. See “Selling Stockholders” and “Plan of Distribution.”

We will however, receive proceeds upon the exercise of the Warrants, with respect to which the underlying shares of common stock are being registered in the registration statement of which this Selling Stockholder Prospectus forms a part, provided that the Warrants are exercised for cash. If exercised, we plan to use the proceeds from the exercise of such Warrants for working capital and general corporate purposes. If all of the Warrants are exercised, and assuming they are not exercised using a cashless exercise procedure, this would result in an aggregate of approximately $5,786,928 of possible funding, calculated using the midpoint of the price range listed on the cover page of the Prospectus. However, the timing and manner of use of the net proceeds may vary, depending on the number of Warrants exercised and the time of exercise, the applicable exercise price at the time of exercise, the amount of actual proceeds actually received, if any, the timing of the receipt of such proceeds, our rate of growth and other factors. The foregoing represents our best estimate of our use of the net proceeds of the offering based on current planning and business conditions. We reserve the right to change our use of proceeds when and if market conditions or unexpected changes in operating conditions or results occur, or in our management’s discretion. Pending the use of the net proceeds from the cash exercise of the Warrants as described above, we intend to invest the proceeds in investment grade, interest-bearing instruments. Additionally, we can provide no assurances that any of the Warrants will be exercised in the future, or that such exercise will be in cash.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the shares covered by this Selling Stockholder Prospectus, including, without limitation, all registration and filing fees, exchange listing fees (if any), and fees and expenses of our counsel and our accountants.

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DETERMINATION OF OFFERING PRICE

There currently is no public market for our common stock. The Selling Stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution.”

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LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by K&L Gates LLP, Irvine, California.

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2,137,742 Shares of

Common Stock

PROSPECTUS

   , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq Capital Market listing fee.

Amount to be Paid
SEC registration fee	$3,469
FINRA filing fee	$2,750
The Nasdaq Capital Market initial listing fee	$75,000
Printing and engraving expenses	$10,000
Accounting fees and expenses	$50,000
Legal fees and expenses	$250,000
Transfer agent and registrar fees	$20,000
Miscellaneous fees and expenses	$75,000
Total	$486,219

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit. Our certificate of incorporation will provide that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions as described above. We intend to enter into indemnification agreements with each of our directors which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. We also expect to maintain standard insurance policies that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments we may make to such officers and directors.

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Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware. Our amended and restated certificate of incorporation will provide that we will, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or intestate) is or was our director or officer or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at our request, including service with respect to employee benefit plans maintained or sponsored by us, against expenses (including attorneys’), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim. However, we are not required to indemnify or advance expenses in connection with any action, suit, proceeding, claim, or counterclaim initiated by us or on behalf of us. Our amended and restated bylaws will provide that we will indemnify and hold harmless each person who was or is a party or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was our director or officer, or is or was serving at our request in a similar capacity of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit, or proceeding is an action in an official capacity as a director or officer or in any other capacity while serving as a director of officer) to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, and this indemnification continues after such person has ceased to be an officer or director and inures to the benefit of such person’s heirs, executors and administrators. The indemnification rights also include the right generally to be advanced expenses, subject to any undertaking required under Delaware General Corporation Law, and the right generally to recover expenses to enforce an indemnification claim or to defend specified suits with respect to advances of indemnification expenses.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold and issued by us since January 1, 2014 that were not registered under the Securities Act, as well as the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(1)	On July 25, 2016, we issued 299,400 shares of common stock to Steven A. Cantor, our Co-Chief Executive Officer and a member of our board of directors, pursuant to his Employment Agreement, dated September 4, 2013.

(2)	On July 25, 2016, we issued 299,400 shares of common stock to Corbiz, LLC pursuant to a unanimous written consent of the board of directors, dated September 4, 2013.

(3)	On May 5, 2016 and pursuant to his employment agreement, we issued a five-year warrant to purchase 416,667 shares of our common stock to Mr. Cantor, at a per share exercise price of $6.00. As of June 30, 2017, Mr. Cantor returned to us 250,000 of such warrants and transferred the balance of 166,667 warrants to others.

(4)	On November 28, 2016, we completed a private placement of our Series A preferred stock, or the Series A Offering. We issued an aggregate of 1,005,700 shares of Series A preferred stock at a purchase price of $5.00 per share. We received aggregate gross proceeds of $5.

(5)	From December 4, 2015 to December 1, 2016, we issued five-year warrants to 3 placement agents in the Series A Offering, to purchase an aggregate of 52,850 shares of our Series A preferred stock at an initial exercise price of $10.00 per share.

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(6)	On August 31, 2016, we issued 123,481 shares of our common stock to Biodyne Holding, S.A., pursuant to an amendment to the Loan Agreement, dated as of June 30, 2015.

(7)	From September 2016 to date, we granted stock options under our 2016 Omnibus Incentive Plan to purchase an aggregate of 1,422,000 shares of common stock at an exercise price of $10.00 per share to certain directors, officers, employees and service providers.

(8)	On October 1, 2016, we agreed to issue 10,000 shares of our common stock to CorProminence LLC in accordance with a marketing and consulting agreement dated August 18, 2016, in exchange for consulting services to be rendered by CorProminence LLC.

(9)	From February 14, 2017 to date, we issued 253,792 shares of our Series B Preferred Stock in foreign and private offerings to a total of 34 investors for a price of $12.00 per share. We received aggregate gross proceeds of $1,522,752.

(10)	From June 6, 2017 to January 19, 2018, we completed a private placement of approximately $2,750,500 in our convertible notes, or the 2017 Notes. We subsequently amended and restated the 2017 Notes on December 29, 207 . The initial conversion price was $12.00 and each purchaser was issued a warrant to purchase 75% additional shares of common stock with an initial exercise price of $14.40. We paid approximately $129,030 to our placement agent Alexander Capital LP and issued it warrants to purchase shares of our common stock.

(11)	During January 2018, we completed a private placement of $2,897,500 in our convertible notes. The initial conversion price is $12.00 and each purchaser was issued a warrant to purchase 50% additional shares of common stock with an initial exercise price of $14.40. We paid approximately $289,750 to our placement agent Alexander Capital LP and issued it warrants to purchase shares of our common stock.

The offers, sales and issuances of securities listed in items (1) through (6) and (8) through (10) and (11) above, were deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities did not involve a public offering. The recipients of such securities in each of these transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The offers, sales and issuances of securities listed in item (7) above, were deemed exempt from registration in reliance on Section 4(a)(2) of the Securities Act or Rule 701 promulgated thereunder as transactions pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our stock option plans. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act and appropriate legends were affixed to the securities issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and are incorporated by reference herein.

(b) Financial Statement Schedules.

All other schedules are omitted because they are not required, are not applicable, or the information is included in the financial statements or the related notes to financial statements thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(7) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit Number	Description of Exhibits

1.1	Form of Underwriting Agreement
3.1#	Third Amended and Restated Certificate of Incorporation, as currently in effect
3.2#	Bylaws, as currently in effect
3.3#	First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock
3.4 #	Certificate of Amendment to Third Amended and Restated Certificate of Incorporation
3.5 #	Certificate of Amendment to First Amended and Restated of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock
3.6	Form of Amended and Restated Certificate of Incorporation, to be in effect upon the completion of this offering
3.7 #	Form of Amended and Restated Bylaws, to be in effect upon the completion of this offering
4.1 #	Specimen common stock certificate
4.2 #	Form of Investors’ Rights Agreement, by and among the Registrant and investors of Series A Preferred Stock
4.3 #	Form of Investors’ Rights Agreement, by and among the Registrant and investors of Series B Preferred Stock
4.4 #	Form of Series A Preferred Stock Placement Agents’ Warrant
4.5 #	Form of Series B Preferred Stock Placement Agents’ Warrant
4.6 #	Form of Common Stock Purchase Warrant (issued in connection with the 2017 Notes)
4.7	Form of Underwriters’ Warrant
4.8 #	Form of Warrant to Purchase Shares of Common Stock (issued to Mr. Cantor)
4.9	Form of Amended and Restated Common Stock Purchase Warrant (issued in connection with the 2017 Notes)
4.10	Form of Common Stock Purchase Warrant (issued in connection with the 2018 Notes)
5.1 #	Opinion of Counsel to Registrant
10.1+#	2016 Omnibus Incentive Plan
10.2+#	Employment Agreement, dated as of August 30, 2016, by and between the Registrant and Benedict Broennimann, M.D.
10.3+#	Employment Agreement, dated as of July 22, 2016, by and between the Registrant and William R. Abbott
10.4+#	Employment Agreement, dated as of July 22, 2016, by and between the Registrant and Marc Glickman, M.D.
10.5+#	Employment Agreement, dated as of July 22, 2016, by and between the Registrant and Susan Montoya
10.6+#	Employment Agreement, dated as of July 1, 2016, by and between the Registrant and Steven Cantor
10.7#	Asset Purchase Agreement, dated as of March 18, 2016, by and between LeMaitre Vascular, Inc. and the Registrant
10.8#	Post-Acquisition Supply Agreement, dated as of March 18, 2016, by and between the Registrant and LeMaitre Vascular, Inc.
10.9#	Development and Manufacturing Agreement, dated as of February 1, 2013, by and between the Registrant and Hancock Jaffe Laboratories Aesthetics, Inc.
10.10#	Medical Advisory Board Agreement, dated as of May 1, 2016, by and between the Registrant and Steve Elias, M.D.
10.11#	Medical Advisory Board Agreement, dated as of May 1, 2016, by and between the Registrant and Antonios Gasparis, M.D.
10.12#	Medical Advisory Board Agreement, dated as of September 1, 2016, by and between the Registrant and Wade Dimitri, M.D.
10.13#	Medical Advisory Board Agreement, dated as of October 1, 2016, by and between the Registrant and Afksendyios Kalangos, M.D.
10.14#	Standard Industrial/Commercial Single-Tenant Lease, dated as of September 20, 2017, by and between the Registrant and Corbiz, LLC
10.15#	Loan Agreement, dated as of June 30, 2015, by and between Biodyne Holding S.A. and the Registrant
10.16#	First Amendment to Loan Agreement, dated as of April 1, 2016, by and between Biodyne Holding S.A. and the Registrant
10.17#	Second Amendment to Loan Agreement, dated as of October 18, 2016, by and between Biodyne Holding S.A. and the Registrant
10.18#	Third Amendment to Loan Agreement, dated as of December 9, 2016, by and between Biodyne Holding S.A. and the Registrant
10.19#	Fourth Amendment to Loan Agreement, dated as of March 27, 2017, by and between Biodyne Holding S.A. and the Registrant
10.20#	Fifth Amendment to Loan Agreement, dated as of June 26, 2017, by and between Biodyne Holding S.A. and the Registrant
10.21#	Common Stock Purchase Agreement, dated as of April 1, 2016, by and between the Registrant and Hancock Jaffe Laboratories Aesthetics, Inc.
10.22#	Services and Material Supply Agreement, dated as of March 4, 2016, by and between the Registrant and ATSCO, Inc.
10.23+#	First Amendment to Employment Agreement, dated as of June 1, 2017, by and between the Registrant and William Abbott
10.24+#	First Amendment to Employment Agreement, dated as of December 1, 2016, by and between the Registrant and Steven Cantor
10.25+#	Second Amendment to Employment Agreement, dated as of June 12, 2017, by and between the Registrant and Steven Cantor
10.26#	Securities Purchase Agreement dated as of June 15, 2017, by and among the Registrant and each purchaser identified on the signature pages thereto (2017 Note)
10.27#	Promissory Note, dated June 15, 2017, by and between the Registrant and Hancock Jaffe Laboratories Aesthetic, Inc.
10.28#	Promissory Note, dated August 22, 2017, by and between the Registrant and Hancock Jaffe Laboratories Aesthetic, Inc.
10.29 +#	Form of Amendment to 2016 Omnibus Incentive Plan
10.30 #	Form of Indemnification Agreement
10.31 +#	Form of Notice of Grant of Stock Option under the 2016 Plan
10.32 #	Form of Convertible Note (2017 Note)
10.33 #	Form of Subscription Agreement
10.34 #	Agreement for Purchase of Corporate Assets, dated May 10, 2013, by and between the Registrant and Leman Cardiovascular S.A.
10.35 #	Promissory Note, dated May 10, 2013, by and between the Registrant and Leman Cardiovascular S.A. as amended
10.36 #	Convertible Promissory Note, dated June 26, 2015, by and between the Registrant and Biodyne Holding S.A.
10.37	Amendment to Securities Purchase Agreement, dated December 29, 2017, by and among the Registrant and the holders signatory thereto (2017 Note)
10.38	Form of Amended and Restated Convertible Note (2017 Note)
10.39	Form of Securities Purchase Agreement, by and between the Registrant and the holders signatory thereto (2018 Note)
10.40	Form of Convertible Note (2018 Note)
10.41	Form of Promissory Note (December Note)
21.1#	Subsidiaries of the Registrant
23.1	Consent of Marcum LLP, independent registered public accounting firm
23.2 #	Consent of Counsel to the Registrant (included in Exhibit 5.1)
24.1#	Power of Attorney (included on signature page to this registration statement)

+	Indicates a management contract or compensatory plan.
#	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 26th day of January, 2018.

HANCOCK JAFFE LABORATORIES, INC.

By:	/s/ Benedict Broennimann, M.D.
Benedict Broennimann, M.D.
Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Benedict Broennimann, M.D.	Co-Chief Executive Officer	January 26, 2018
Benedict Broennimann, M.D.	(Principal Executive Officer)

/s/ Steven A. Cantor	Co-Chief Executive Officer and Director	January 26, 2018
Steven A. Cantor

/s/ William R. Abbott	Senior Vice President, Chief Financial Officer
William R. Abbott	(Principal Financial Officer and Principal Accounting Officer)	January 26, 2018
*
	Chairman and Director	January 26, 2018
Yury Zhivilo

*
	Director	January 26, 2018
Robert A. Anderson

*
	Director	January 26, 2018
Robert W. Doyle

*
	Director	January 26, 2018
Steven Girgenti

*By:	/s/ Benedict Broennimann, M.D.
Benedict Broennimann, M.D.
Attorney-in-Fact